Exhibit 4.3

EXECUTION VERSION

GS MORTGAGE SECURITIES CORPORATION II

as Depositor

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Servicer

CWCAPITAL ASSET MANAGEMENT LLC

as Special Servicer

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Certificate Administrator and Custodian

______________________

TRUST AND SERVICING AGREEMENT

Dated as of February 26, 2020

______________________

MOFT Trust 2020-ABC
Commercial Mortgage Pass-Through Certificates, Series 2020-ABC

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EXHIBITS
Exhibit A-1	Form of Class A Certificates
Exhibit A-2	Form of Class X-A Certificates
Exhibit A-3	Form of Class B Certificates
Exhibit A-4	Form of Class C Certificates
Exhibit A-5	Form of Class D Certificates
Exhibit A-6	Form of Class E Certificates
Exhibit A-7	Form of Class RR Certificates
Exhibit A-8	Form of Class R Certificates
Exhibit B	Form of Request for Release

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Exhibit C	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate
Exhibit D	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit E	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period
Exhibit F	Form of Certification to be given by Beneficial Owner of Temporary Regulation S Global Certificate
Exhibit G	Form of Transfer Certificate of Non-Book Entry Certificate to Temporary Regulation S Global Certificate
Exhibit H	Form of Transfer Certificate of Non-Book Entry Certificate to Regulation S Global Certificate
Exhibit I	Form of Transfer Certificate of Non-Book Entry Certificate to Rule 144A Global Certificate
Exhibit J-1	Form of Investment Representation Letter
Exhibit J-2	Form of Affidavit Pursuant to Sections 860D(a)(6)(A) and 860E(e)(4) of the Internal Revenue Code of 1986, as Amended
Exhibit J-3	Form of Transferor Letter
Exhibit J-4	Form of Transferee Certificate for Transfers of the RR Interest
Exhibit J-5	Form of Transferor Certificate for Transfers of the RR Interest
Exhibit J-6	Form of Transferee Certificate for Transfers of the Class RR Certificates
Exhibit J-7	Form of Transferor Certificate for Transfers of the Class RR Certificates
Exhibit J-8	Form of Request of Retaining Sponsor Consent for Release of the Class RR Certificates while the Credit Risk Retention Rule is in Effect
Exhibit J-9	Form of Request of Retaining Sponsor Consent for Release of the Class RR Certificates after the Termination of the Risk Retention Period
Exhibit K-1	Form of Investor Certification for Non-Borrower Related Parties (and/or the Risk Retention Consultation Parties)
Exhibit K-2	Form of Investor Certification for Borrower Related Parties (for Persons Other than the Risk Retention Consultation Parties)
Exhibit K-3	Form of Investor Certification for Exercising Voting Rights
Exhibit K-4	Form of Certification of the Controlling Class Representative
Exhibit K-5	Form of Certification of the Risk Retention Consultation Party
Exhibit L	Applicable Servicing Criteria
Exhibit M	Form of NRSRO Certification
Exhibit N	Form of Limited Power of Attorney

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Exhibit O	Form of ERISA Representation Letter
Exhibit P	Form of Notice to Parties of a Control Termination Event / Consultation Termination Event
Exhibit Q	Form of Online Vendor Certification
Exhibit R	Beneficial Holder Information Form
Exhibit S	[Reserved]
Exhibit T	[Reserved]
Exhibit U	Form of Certificate Administrator Receipt of the Class RR Certificates
Exhibit V	[Reserved]
Exhibit W	Form of Custodial Certification / Exception Report
Exhibit X-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit X-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit Y-1	Additional Form 10-D Disclosure
Exhibit Y-2	Additional Form 10-K Disclosure
Exhibit Y-3	Form 8-K Disclosure Information
Exhibit Y-4	Additional Disclosure Notification
Exhibit Z	Form of Backup Certification
Exhibit AA	Initial Sub-Servicers

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THIS TRUST AND SERVICING AGREEMENT (“Agreement”) is dated as of February 26, 2020, among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Certificate Administrator and Custodian.

INTRODUCTORY STATEMENT

Terms not defined in this Introductory Statement shall have the meanings specified in Article 1 hereof.

Reference is made to that certain fixed rate, 10-year interest-only mortgage loan (the “Whole Loan”), evidenced by 21 senior promissory notes and 3 junior promissory notes (the “Notes”).

The Whole Loan was co-originated by Goldman Sachs Bank USA (“GS Bank”), JPMorgan Chase Bank, National Association (“JPMCB”) and DBR Investments Co. Limited (“DBRI” and, together with GS Bank and JPMCB, the “Originators”), pursuant to that certain Loan Agreement, dated as of February 6, 2020 (as amended from time to time, the “Mortgage Loan Agreement”), by and among the Originators and MT1 ABC LLC, a Delaware limited liability company (the “Mortgage Loan Borrower”). As of the Closing Date, the aggregate outstanding principal balance of the Whole Loan was $770,000,000. The Whole Loan consists of (a) a portion that has an unpaid principal balance as of the Cut-off Date of $328,000,000 (the “Trust Loan”), and is evidenced by Note A-1-S-1, Note A-2-S-1, Note A-3-S-1 (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified, “Note A-1-S-1”, “Note A-2-S-1”, “Note A-3-S-1” or the “Trust A Notes”), Note B-1, Note B-2 and Note B-3 (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified “Note B-1”, “Note B-2” and “Note B-3” or the “B Notes” and, together with the Trust A Note, the “Trust Notes”), and (b) a portion that has an unpaid principal balance as of the Cut-off Date of $442,000,000 (the “Companion Loan”), and is evidenced by Note A-1-C-1, Note A-1-C-2, Note A-1-C-3, Note A-1-C-4, Note A-1-C-5, Note A-1-C-6, Note A-1-C-7, Note A-1-C-8, Note A-1-C-9, Note A-1-C-10, Note A-2-C-1, Note A-2-C-2, Note A-2-C-3, Note A-2-C-4, Note A-3-C-1, Note A-3-C-2, Note A-3-C-3 and Note A-3-C-4 (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified, the “Companion Loan Notes” and, together with the Trust A Note, the “A Notes”). The Trust A Note, the B Notes and the Companion Loan Notes are collectively referred to herein as the “Notes” and, each, as a “Note”.

As of the Closing Date, GS Bank has assigned all of its right, title and interest in the Trust Loan to Goldman Sachs Mortgage Company (“GSMC”);

As of the Closing Date, DBRI has assigned all of its right, title and interest in the Trust Loan to German American Capital Corporation (“GACC” and, together with GSMC and JPMCB, the “Sponsors”);

On the Closing Date, each of the Sponsors sold its respective Sponsor Percentage Interest in the Trust Loan to the Depositor pursuant to a Trust Loan Purchase and Sale Agreement, dated as of the date hereof, by and between the Sponsors and the Depositor (the “Loan Purchase Agreement”).

As of the Closing Date, Note A-1-S-1, Note A-1-C-1, Note A-1-C-2, Note A-1-C-3, Note A-1-C-4, Note A-1-C-5, Note A-1-C-6, Note A-1-C-7, Note A-1-C-8, Note A-1-C-9, Note A-1-C-10 and Note B-1 were held by GSMC, Note A-2-S-1, Note A-2-C-1, Note A-2-C-2, Note A-2-C-3, Note A-2-C-4 and Note B-2 were held by JPMCB and Note A-3-S-1, Note A-3-C-1, Note A-3-C-2, Note A-3-C-3, Note A-3-C-4 and Note B-3 were held by GACC. The relative rights of the respective lenders in respect of the Whole Loan are set forth in a co-lender agreement dated as of February 26, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Co-Lender Agreement”), between the holders of the Notes related to the Trust Loan and the holders of the Companion Loan Notes. From and after the Closing Date, the entire Whole Loan is to be serviced and administered in accordance with this Agreement.

As provided for herein, the Certificate Administrator shall elect or shall cause elections to be made to treat designated portions of the Trust Fund for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC” and, each, a “Trust REMIC”). Each Class of Certificates (other than the Class R Certificates) and the RR Interest will represent a single Class of “regular interests” in the Upper-Tier REMIC, as further described herein. Each Class of Uncertificated Lower-Tier Interests will represent a single class of “regular interests” in the Lower-Tier REMIC as further described herein. The Class R Certificates will evidence the sole Class of “residual interests” in each of the Upper-Tier REMIC and Lower-Tier REMIC for purposes of the REMIC Provisions under federal income tax law.

In exchange for the Trust Loan and the Uncertificated Lower-Tier Interests, the Trust will issue to the Depositor the Class A, Class X-A, Class B, Class C, Class D, Class E, Class RR and Class R Certificates (collectively, the “Certificates”) and the RR Interest, which Certificates and RR Interest in the aggregate will evidence the entire ownership interest in the Trust. The Trust Fund consists principally of the Trust Loan, the Mortgage Loan Documents and all payments under, and proceeds of, the Trust Loan following the Cut-off Date.

The Depositor intends to sell the Offered Certificates to the Initial Purchasers, and the Depositor intends to convey the Class RR Certificates to DBNY, in an offering exempt from the registration requirements of the federal securities laws. The Depositor intends to convey the RR Interest to the RR Interest Owners.

UPPER-TIER REMIC

As further described in Section 2.11, the Class A, Class X-A, Class B, Class C, Class D Class E and Class RR Certificates and the RR Interest will evidence “regular interests” in the Upper-Tier REMIC created hereunder. The Class UT-R Interest will constitute the sole Class of “residual interests” in the Upper-Tier REMIC created hereunder, and will be evidenced by the Class R Certificates. The following table sets forth the class designation, the

Pass-Through Rate and the aggregate initial Certificate Balance (the “Original Certificate Balance”), the initial Notional Amount (“Original Notional Amount”) or the initial RR ABS Interest Balance (the “Original RR ABS Interest Balance”), as applicable, for each Class of Certificates, the RR Interest and the Class UT-R Interest comprising the interests in the Upper-Tier REMIC created hereunder:

Class Designation	Approximate Initial Pass-Through Rate (per annum)	Original Certificate Balance, Original Notional Amount or Original RR ABS Interest Balance
Class A	3.3580%	$63,555,000
Class X-A	0.1187%(1)	$63,555,000(1)
Class B	3.4767%(2)	$63,061,000
Class C	3.4767%(2)	$68,324,000
Class D	3.4767%(2)	$71,820,000
Class E	3.4767%(2)	$44,840,000
Class RR	None(3)	$3,690,000
Class UT-R	None(4)	None(4)
RR Interest	None(5)	$12,710,000

(1)	The Class X-A Certificates will not have a Certificate Balance and will not be entitled to receive distributions of principal. Interest will accrue on such Class at the applicable Pass-Through Rate thereof on the Notional Amount thereof. The Notional Amount of the Class X Certificates will be equal to the Certificate Balance of the Class A Certificates. The Class X-A Pass-Through Rate for any Certificate Interest Accrual Period is a variable per annum rate and for each Distribution Date will be equal to the Class X Strip Rate for the Class A Certificates for such Distribution Date, adjusted to accrue, if necessary on the basis of a 360-day year consisting of twelve 30-day months.
(2)	For any Distribution Date, the Pass-Through Rates of the Class B, Class C, Class D and Class E Certificates will be a per annum rate equal to the Net Trust Loan Rate for such Distribution Date.
(3)	Although they do not have a specified pass-through rate, the effective interest rate on the Class RR Certificates will be a rate equal to the Net Trust Loan Rate.
(4)	The Class UT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Prepayment Fees. Any Available Funds remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates and the Class LT-R Interest, will be distributed to the Holders of the Class R Certificates in respect of the Class UT-R Interest.
(5)	Although it does not have a specified pass-through rate, the effective interest rate on the RR Interest will be a rate equal to the Net Trust Loan Rate.

LOWER-TIER REMIC

As further described in Section 2.11, the Class LA, Class LB, Class LC, Class LD, Class LE and Class LRR Uncertificated Interests will evidence “regular interests” in the Lower-Tier REMIC created hereunder. The Class LT-R Interest will constitute the sole Class of “residual interests” in the Lower-Tier REMIC created hereunder and will be evidenced by the Class R Certificates. The following table sets forth the initial Lower-Tier Principal Amounts and Pass-Through Rates for the Uncertificated Lower-Tier Interests and the Class LT-R Interest comprising the interests in the Lower-Tier REMIC created hereunder:

Class Designation	Pass-Through Rate	Original Lower-Tier Principal Amount
Class LA	(1)	$63,555,000
Class LB	(1)	$63,061,000
Class LC	(1)	$68,324,000
Class LD	(1)	$71,820,000
Class LE	(1)	$44,840,000
Class LRR	(1)	$3,690,000
Class LT-R	None(2)	None(2)
LRI	(1)	$12,710,000(3)

(1)	For any Distribution Date, the Pass-Through Rate for each of the Class LA, Class LB, Class LC, Class LD, Class LE, Class LRR Uncertificated and LRI Interests shall be the Net Trust Loan Rate for such Distribution Date.
(2)	The Class LT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance, will not bear interest and will not be entitled to distributions of Prepayment Fees. Any Available Funds constituting assets remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Distribution Amount shall be distributed to the Holders of the Class R Certificates in respect of the Class LT-R Interest (but only to the extent of the Available Funds for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account).
(3)	The LRI Uncertificated Interest will have an initial principal balance equal to $12,710,000 of the Original RR Interest Balance.

The Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee are entering into this Agreement, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

W I T N E S E T H   T H A T:

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.1.          Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings and such meanings shall be equally applicable to the singular and plural forms of such terms, as the context may require.

“15Ga-1 Notice”: As defined in Section 2.9(b).

“15Ga-1 Notice Provider”: As defined in Section 2.9(b).

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The 17g-5 Information Provider’s Internet website, which shall initially be located within the Certificate Administrator’s Website (www.ctslink.com), under the “NRSRO” tab on the page relating to this transaction, access to which is limited to the Depositor and NRSROs who have provided an NRSRO Certification to the 17g-5 Information Provider.

“Acceptable Insurance Default”: Any modification or waiver of any material provision in the Mortgage Loan Documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the Mortgage Loan Borrower that is approved or consented to by the Special Servicer pursuant to this Agreement.

“Accepted Servicing Practices”: As defined in Section 3.1.

“Acquisition Date”: The date upon which, under the Code (and in particular the REMIC Provisions and Section 856(e) of the Code), the Trust Fund is deemed to have acquired the Property.

“Additional Servicer”: Each Affiliate of the Servicer or the Special Servicer that Services the Whole Loan and each Person who is not an Affiliate of the Servicer, other than the Special Servicer, who Services the Whole Loan as of any date of determination.

“Administrative Advances”: As defined in Section 3.4(c).

“Administrative Fee Rate”: The sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Advance”: Any Administrative Advance, Monthly Payment Advance or any Property Protection Advance.

“Advance Rate”: As defined in Section 3.23(d).

“Adverse REMIC Event”: As defined in Section 12.1(j).

“Affiliate”: With respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and the Certificate Administrator may request and rely upon an Officer’s Certificate of the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Mortgage Loan Borrower or the Depositor, as applicable, to determine whether any Person is an Affiliate of the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Mortgage Loan Borrower or the Depositor.

“Affiliate Ethical Wall”: Reasonable policies and procedures to be maintained by an Affiliate of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, taking into account the nature of its business, to ensure (1) that such Affiliate will not obtain Confidential Information from the Depositor, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, and (2) that the Depositor, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, will not obtain information regarding Investments in the Certificates or the RR Interest from such Affiliate. Under such policies and procedures maintained by such Affiliate, (i) policies and procedures restricting the flow of information exist, and shall be maintained by such Affiliate, between such Affiliate, on the one hand and the Depositor, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, on the other; (ii) such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from the Depositor, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, to such Affiliate and (b) policies and procedures against the disclosure of information regarding Investments in Certificates or the RR Interest from such Affiliate to the Depositor, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable; (iii) the senior management personnel of such Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not participate in or use that information to influence Investment Decisions with respect to the Certificates or the RR Interest, nor may they pass that information to others for use in such activities; and (iv) such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities may not use that information to influence servicing recommendations.

“Agreement”: This Trust and Servicing Agreement (including all exhibits hereto) and all amendments and supplements hereto.

“Aggregate Principal Distribution Amount”: For any Distribution Date will equal an amount equal to the sum (without duplication) of the following amounts: (a) all amounts collected in respect of principal during the related Collection Period with respect to the Trust Loan; and (b) the principal portion of any Repurchase Price, liquidation proceeds and insurance and condemnation proceeds (to the extent not needed for the repair or restoration of the affected Property) allocated to the Trust Loan, in each case received during the related Collection Period.

“Applicable Laws”: As defined in Section 8.2(d).

“Applicable Servicing Criteria”: The Servicing Criteria applicable to a specific party, as set forth on Exhibit L attached hereto. For clarification purposes, multiple parties can have responsibility for the same Applicable Servicing Criteria and with respect to a Servicing Function Participant engaged by the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, the term “Applicable Servicing Criteria” may refer to a portion of the Applicable Servicing Criteria applicable to the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be.

“Applied Non-RR Realized Loss Amount”: All amounts applied to reduce the Certificate Balance of a Class of Certificates in respect of Non-RR Realized Losses pursuant to Section 4.1(h).

“Appraisal”: With respect to the Property or the Foreclosed Property, an appraisal of the Property or Foreclosed Property, conducted by an Independent Appraiser in accordance with the standards of the Appraisal Institute and certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute with an “MAI” designation and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, as well as the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended; provided that after an initial “Appraisal” has been obtained pursuant to the terms of this Agreement, an update of such initial Appraisal shall be considered an “Appraisal” hereunder for all purposes. All Appraisals (and updates thereof) obtained pursuant to the terms of this Agreement shall include a valuation using the “income capitalization – discounted cash flow approach” and set forth the discount rate and terminal capitalization rate utilized by the Appraiser. All calculations under this Agreement requiring that a “value” or “appraised value” be used with respect to the Property or the Foreclosed Property shall use the most recently determined appraised value set forth in an Appraisal (or update thereof) unless a different valuation is specifically required (such as the appraised value of the Property at origination). With respect to any Appraisal Reduction Amount calculated for purposes of determining an Appraisal Reduction Event, the appraised value (as determined by updated Appraisals) of the Property securing the Whole Loan will be determined on an “as-is” basis, based upon the current physical condition, use and zoning of the Property as of the date of the Appraisal.

“Appraisal Reduction Amount”: As to the Whole Loan and as of any date of determination, an amount equal to the excess of (i) the outstanding principal balance of the Whole Loan on such date plus the sum of (A) all accrued and unpaid interest on each Note at the applicable Note Interest Rate, (B) all unreimbursed Administrative Advances, Property Protection Advances and interest on all Advances (including advances with respect to a

Companion Loan made under an Other Pooling and Servicing Agreement) at the Advance Rate in respect of the Whole Loan or the Property, (C) the amount of any Advances (including advances with respect to a Companion Loan made under an Other Pooling and Servicing Agreement) and interest on such Advances previously reimbursed from principal collections on the Whole Loan that have not otherwise been recovered from the Mortgage Loan Borrower, (D) all currently due and unpaid real estate taxes and assessments and insurance premiums and all other amounts due and unpaid in respect of the Property (which taxes, premiums and other amounts have not been the subject of an Advance) and (E) to the extent not duplicative of amounts in clauses (B), (C) or (D), all unpaid Trust Fund Expenses then due under the Mortgage Loan Agreement over (ii) the sum of (A)(x) 90% of the appraised value (as determined by an updated appraisal of the Property that was performed within 9 months prior to the Appraisal Reduction Event if the Special Servicer has no knowledge of any material change in the market or condition or value of such Property since the date of such appraisal, in which case such appraisal may be used) of the Property or (y) if the events described in clauses (i) through (iii) in Section 3.7(e) occur with respect to the Property, the Assumed Appraised Value of the Property, in each case, less the amount of any liens (exclusive of Permitted Encumbrances) on the Property senior to the lien of the Mortgage Loan Documents plus (B) any escrows or reserve amounts with respect to the Whole Loan, including for taxes and insurance premiums.

The Whole Loan shall be treated as a single loan for purposes of calculating the Appraisal Reduction Amount. Appraisal Reduction Amounts with respect to the Whole Loan shall be allocated, first, to the B Notes, on a pro rata and pari passu basis, up to their respective outstanding principal balance, and then to the Trust A Notes and the Companion Loan Notes on a pro rata and pari passu basis (based on their relative outstanding principal balances).

“Appraisal Reduction Event”: With respect to the Whole Loan, the earliest of (i) 60 days after an uncured payment delinquency (other than a delinquency in respect of the Balloon Payment) occurs in respect of the Whole Loan, (ii) 90 days after an uncured delinquency occurs in respect of the Balloon Payment for the Whole Loan unless a refinancing is anticipated within 120 days after the Stated Maturity Date of the Whole Loan (as evidenced by (a) a fully executed term sheet, a written refinancing commitment, letter of intent or otherwise binding application for refinancing or purchase or similar document that is, in each case, binding upon an acceptable lender, or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the Servicer that provides that such refinancing or purchase shall occur within 120 days after the date on which such balloon payment will become due), in which case 120 days after such uncured delinquency, (iii) 60 days after a reduction in Monthly Payments, (iv) 60 days after an extension of the Stated Maturity Date of the Whole Loan (except for an extension within the time periods described in clause (ii) above), (v) immediately after a receiver has been appointed in respect of the Property on behalf of the Trust or any other creditor, (vi) immediately after the Mortgage Loan Borrower declares, or becomes the subject of, bankruptcy, insolvency or similar proceedings, admits in writing the inability to pay its debts as they come due or makes an assignment for the benefit of creditors, or (vii) immediately after the Property becomes a Foreclosed Property.

“ASR Consultation Process”: As defined in Section 3.10(h).

“Asset Status Report”: As defined in Section 3.10(h).

“Assignment of Mortgage”: An assignment of the Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the Property is located to reflect of record the assignment of the Mortgage to the Trustee on behalf of the Trust Fund; provided, however, that the Trustee, the Certificate Administrator, the Servicer and the Special Servicer shall not be responsible for determining whether any such assignment is legally sufficient or in recordable form.

“Assumed Appraised Value”: As defined in Section 3.7(e).

“Assumed Mortgage Loan Payment Date”: With respect to the Trust Loan for any calendar month following a delinquency in the payment of the Balloon Payment or the foreclosure of the Whole Loan or acceptance by the Special Servicer on behalf of the Trust Fund and the Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the Whole Loan, the date that would have been the Mortgage Loan Payment Date in such calendar month if the Stated Maturity Date or the foreclosure of the Whole Loan or acceptance by the Special Servicer on behalf of the Trust Fund and the Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the Whole Loan had not occurred.

“Assumed Monthly Payment”: With respect to any Distribution Date (following the Stated Maturity Date or the foreclosure of the Whole Loan or acceptance by the Special Servicer on behalf of the Trust Fund and the Companion Loan Holders of a deed-in-lieu of foreclosure), the scheduled monthly payment of interest that would have been due in respect of the Trust Loan on its Stated Maturity Date and each subsequent Mortgage Loan Payment Date (or Assumed Mortgage Loan Payment Date) if the Trust Loan had been required to continue to accrue interest in accordance with its terms in effect immediately prior to, and without regard to the occurrence of the Stated Maturity Date (or after the occurrence of a foreclosure, in whole or in part, of the Whole Loan or acceptance by the Special Servicer on behalf of the Trust Fund and the Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the Whole Loan or a portion of the Whole Loan, in respect of the Trust Loan on the last Mortgage Loan Payment Date (or Assumed Mortgage Loan Payment Date) prior to its foreclosure or acceptance of a deed-in-lieu of foreclosure), in each case as such terms and amortization schedule may have been modified, and such Stated Maturity Date may have been extended, in connection with a bankruptcy or similar proceeding involving the parties under the Whole Loan or a modification, waiver or amendment granted or agreed to by the Servicer or Special Servicer.

“Authenticating Agent”: As defined in Section 8.11(a).

“Available Funds”: On each Distribution Date shall be equal to (i)(x) all amounts (other than Prepayment Fees) received in respect of principal and interest on the Trust Loan during the related Collection Period or advanced in respect of interest with respect to such Distribution Date (including, without limitation, any Repurchase Price (or Sponsor Percentage Interest of the Repurchase Price) of the Trust Loan, Net Liquidation Proceeds, any mezzanine loan purchase price Condemnation Proceeds (to the extent not needed for repair or restoration of the affected portion of the Property) and Insurance Proceeds received by the Trust) excluding payments received that are due on a subsequent Mortgage Loan Payment Date plus (y) with respect to the first Distribution Date, the Closing Date Deposit Amount and reduced by (z) the Available Funds Reduction Amount (other than amounts payable to or on behalf of the

Companion Loan Holders), plus, (ii) (x) if such Distribution Date is the Distribution Date occurring in March of each year (or February, if such Distribution Date is the final Distribution Date), Withheld Amounts to be withdrawn from the Interest Reserve Account for such Distribution Date, and reduced by (y) an amount equal to the applicable Withheld Amount in the case of the February Distribution Date and any January Distribution Date occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date) Available Funds will not include any amounts allocable to the Companion Loans under the Co-Lender Agreement.

“Available Funds Reduction Amount”: As of each Distribution Date, all amounts withdrawn on the related Remittance Date or during the related Collection Period from the Collection Account pursuant to Section 3.4(c).

“B Note”: As defined in the Introductory Statement.

“Balloon Payment”: The payment of the outstanding principal balance of the Whole Loan, Trust Loan or a Companion Loan, as applicable, together with all unpaid interest, due and payable on the Stated Maturity Date.

“Base Interest Fraction”: With respect to any principal prepayment of the Mortgage Loan and with respect to the Class A, Class B, Class C, Class D and Class E Certificates, a fraction (A) whose numerator is the greater of (x) zero and (y) the excess of (i) the Pass-Through Rate on such Class of Certificates over (ii) the Treasury Constant Yield used in calculating the Prepayment Fee with respect to such principal prepayment and (B) whose denominator is the excess of (i) the Note Interest Rate over (ii) the Treasury Constant Yield used in calculating the Prepayment Fee with respect to such principal prepayment; provided, however, that under no circumstances shall the Base Interest Fraction be greater than one. If the Treasury Constant Yield is greater than the Note Interest Rate, then the Base Interest Fraction shall equal zero.

“Beneficial Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository). Each of the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and the Servicer, as applicable, shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide an Investor Certification, and each of Depositor, the Trustee, the Certificate Administrator, the Special Servicer and the Servicer shall be entitled to rely on such Investor Certification.

“Benefit Plan”: As defined in Section 5.3(n).

“Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.

“Borrower Related Party”: Any of (a) the Mortgage Loan Borrower, the Borrower Sponsor, the Guarantor, any manager or operator of the Property, (b) any other person controlling or controlled by or under common control with the Mortgage Loan Borrower, the

Borrower Sponsor, the Guarantor, any manager or operator of the Property, as applicable, (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in the Mortgage Loan Borrower, the Borrower Sponsor, the Guarantor, any manager or operator of the Property, as applicable, or (d) any other person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the Mortgage Loan Borrower, the Borrower Sponsor, the Guarantor, any manager or operator of the Property, as applicable, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, “control” when used with respect to any specific person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Borrower Sponsor”: The Jay Paul Company, a California corporation, or any successor to all or substantially all of the assets of such entity.

“Breach”: As defined in Section 2.9(a).

“Business Day”: Any day other than a Saturday, Sunday or any other day on which any of the following institutions are not open for business: (a) national banks in New York, New York, Charlotte, North Carolina, Bethesda, Maryland or Concord, California or (b) the office of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the financial institution that maintains the Collection Account or the Foreclosed Property Account.

“Cash Management Account”: As defined in the Mortgage Loan Agreement.

“Cash Management Agreement”: As defined in the Mortgage Loan Agreement.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any Class A, Class X-A, Class B, Class C, Class D, Class E, Class RR or Class R Certificate. For the avoidance of doubt, the RR Interest is not a Certificate.

“Certificate Administrator”: Wells Fargo Bank, National Association, a national banking association, in its capacity as certificate administrator, or if any successor certificate administrator is appointed as herein provided, such certificate administrator. Wells Fargo Bank, National Association shall perform its obligations as Certificate Administrator hereunder through its Corporate Trust Services Division.

“Certificate Administrator Fee”: With respect to the Trust Loan and for any Distribution Date, an amount accrued during the related Whole Loan Interest Accrual Period for the Certificates at the Certificate Administrator Fee Rate on the outstanding principal balance of the Trust Loan as of the close of business on the Distribution Date in such Whole Loan Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related principal and interest payment due or deemed due on the Trust Loan is computed and shall be prorated for partial periods. A portion of the Certificate Administrator Fee, shall be payable to the Trustee as the Trustee Fee. For the avoidance of doubt, the Certificate Administrator Fee shall be deemed to be payable from the Lower-Tier REMIC.

“Certificate Administrator Fee Rate”: 0.0103% per annum.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance”: With respect to any outstanding Class of Principal Balance Certificates and the Class RR Certificates at any date, an amount equal to the aggregate Certificate Balance of such Class as set forth in Section 5.1(a) less the sum of (a) all amounts distributed to Holders of Certificates of such Class on all previous Distribution Dates and treated under this Agreement as allocable to principal and (b) the aggregate amount of Non-RR Realized Losses or RR Realized Losses, as applicable, allocated to such Class of Certificates, if any, pursuant to Section 4.1(h) on all previous Distribution Dates. With respect to any individual Certificate in any such Class, the product of (x) the Percentage Interest represented by such Certificate multiplied by (y) the Certificate Balance of such Class.

“Certificate Interest Accrual Period”: With respect to the Certificates (and the RR Interest) for any Distribution Date, the calendar month preceding the calendar month in which such Distribution Date occurs.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.3(a).

“Certificateholder” or “Holder”: With respect to any Certificate, the Person in whose name a Certificate is registered in the Certificate Register; provided, however, that solely for the purposes of providing, distributing or otherwise making available any reports, statements or other information required or permitted to be provided or distributed or made available to a Certificateholder under this Agreement, a Certificateholder shall include any Beneficial Owner to the extent that the Person providing, distributing or making available such reports, statements or other information has received from such Beneficial Owner information and a written certification reasonably acceptable to such Person regarding its name, and address and beneficial ownership of a Certificate; and provided further that, solely for the purposes of giving any consent or taking of any action pursuant to this Agreement (except as set forth in the following sentence), any Certificate beneficially owned by the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, any Borrower Related Party, or any of their subservicers or respective Affiliates shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained. For purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificate beneficially owned by the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or any Affiliates thereof shall be deemed to be outstanding, provided that if such amendment relates to the termination, increase in compensation or material reduction of obligations of the Certificate Administrator, the Trustee, the Servicer or the Special Servicer, as applicable, or benefit the Certificate Administrator, the Trustee, the Servicer or the Special Servicer, as applicable in its capacity as such or any of its affiliates (other than solely in its capacity as a Certificateholder) in any material respect, then such Certificate will be deemed not to be outstanding; provided, however, that if an Affiliate of the Certificate Administrator, the Trustee, the Servicer or the Special Servicer has provided an Investor Certification in which it has certified as to the existence of an Affiliate Ethical Wall between it and the Trustee, the Certificate Administrator, the Servicer or the Special Servicer (other than any replacement of the Special Servicer by the Directing Holder under this Agreement), as applicable, then any Certificates beneficially owned by such Affiliate will be deemed to be outstanding. The Certificate Administrator and the Certificate Registrar may obtain and conclusively rely upon an Officer’s Certificate of the Trustee, the Servicer, the Special Servicer, any Borrower Related Party or any sub-servicer to determine whether a Certificate is beneficially owned by an Affiliate of any of them. Notwithstanding the foregoing, the restrictions above shall not apply (i) to the exercise of the rights of the Servicer, the Special Servicer or an Affiliate of the Servicer or the Special Servicer, if any, as a member of the Controlling Class (but not if it is a Borrower Related Party) or (ii) to any Affiliate of the Depositor, the Servicer, the Special Servicer, the Trustee or the Certificate Administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the Depositor, the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as applicable.

“Certificateholder Quorum”: In connection with any solicitation of votes in connection with the replacement of the Special Servicer, the holders of the Principal Balance Certificates and the Class RR Certificates evidencing at least 66 2/3% of the aggregate Voting Rights (taking into account the application of any Non-Retained Certificate Appraisal Reduction Amounts (or in the case of the Class RR Certificates, any RR Appraisal Reduction Amounts) to notionally reduce the Certificate Balances of the Principal Balance Certificates and the Class RR Certificates) of all Principal Balance Certificates and Class RR Certificates on an aggregate basis.

“Class”: With respect to the Certificates, all of the Certificates bearing the same alphabetical designation, and each Uncertificated Lower-Tier Interest.

“Class A Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-1 hereto and designated as a Class A Certificate.

“Class A Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class B Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-3 hereto and designated as a Class B Certificate.

“Class B Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class C Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-4 hereto and designated as a Class C Certificate.

“Class C Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class D Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-5 hereto and designated as a Class B Certificate.

“Class D Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class E Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-6 hereto and designated as a Class E Certificate.

“Class E Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class LA Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Lower-Tier REMIC section of the Introductory Statement.

“Class LB Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Lower-Tier REMIC section of the Introductory Statement.

“Class LC Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Lower-Tier REMIC section of the Introductory Statement.

“Class LD Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Lower-Tier REMIC section of the Introductory Statement.

“Class LE Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Lower-Tier REMIC section of the Introductory Statement.

“Class LRR Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier

Principal Amount and per annum rate of interest set forth in the Lower-Tier REMIC section of the Introductory Statement.

“Class LT-R Interest”: The residual interest in the Lower-Tier REMIC. The Class LT-R Interest will be represented by the Class R Certificates.

“Class R Certificate”: A Certificate executed and authenticated by the Certificate Administrator, in substantially the form set forth in Exhibit A-8 hereto and designated as a Class R Certificate, which shall only be issued as Definitive Certificates. The Class R Certificates will not have a Certificate Balance, Notional Amount or a Pass-Through Rate. The Class R Certificates will evidence the Class LT-R and Class UT-R Interests.

“Class RR Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-7 hereto and designated as a Class RR Certificate.

“Class RR Certificates Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be established at the direction of the Retaining Sponsor for the benefit of the Holders of the Class RR Certificates; provided that, for so long as there are multiple Holders of the Class RR Certificates, the Certificate Administrator may establish a separate Class RR Certificates Safekeeping Account for the benefit of each such Holder, and the term “Class RR Certificates Safekeeping Account” shall refer to the applicable account or accounts, as the context requires.

“Class UT-R Interest”: The residual interest in the Upper-Tier REMIC. The Class UT-R Interest will be represented by the Class R Certificates.

“Class X-A Certificate”: A Certificate executed and authenticated by the Certificate Administrator, in substantially the form set forth in Exhibit A-2 and designated as a Class X-A Certificate.

“Class X-A Notional Amount”: An amount equal to the Certificate Balance of the Class A Certificates.

“Class X-A Pass-Through Rate”: A variable per annum rate that for each Distribution Date shall equal the Class X Strip Rate for the Class A Certificates for such Distribution Date, adjusted to accrue, if necessary on the basis of a 360-day year consisting of twelve 30-day months.

“Class X Strip Rate”: For the Class A Certificates for any Distribution Date shall equal the excess, if any, of (i) the Net Trust Loan Rate for the related Distribution Date over (ii) the Pass-Through Rate for such Class of Certificates for such Distribution Date, adjusted to accrue on the basis of a 360-day year consisting of twelve 30-day months.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be The Depository Trust Company.

“Clearstream”: As defined in Section 5.2(a).

“Closing Date”: February 26, 2020.

“Closing Date Deposit Amount”: An amount equal to $31,676.60.

“Code”: The Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto in temporary or final form and any proposed regulations thereunder, to the extent that, by reason of their proposed effective date, such proposed regulations would apply to the Trust Fund.

“Collateral”: The Property securing the Whole Loan, the Reserve Accounts (and all sums held, deposited or invested therein and all proceeds thereof) with respect to the Whole Loan and all other collateral which is subject to security interests and liens granted to secure the Whole Loan.

“Collateral Security Documents”: Any document or instrument given to secure or guaranty the Whole Loan, including without limitation, the Mortgage, each as amended, supplemented, assigned, extended or otherwise modified from time to time.

“Collection Account”: As defined in Section 3.4(a).

“Collection Period”: With respect to any Distribution Date, the period commencing immediately following the Determination Date in the calendar month preceding the calendar month in which such Distribution Date occurs and ending on and including the Determination Date in the calendar month in which such Distribution Date occurs; provided, that the first Collection Period will commence immediately following the Cut-off Date and end on and include the Determination Date in March 2020.

“Commission”: The Securities and Exchange Commission.

“Companion Loans”: As defined in the Introductory Statement.

“Companion Loan Notes”:  As defined in the Introductory Statement.

“Companion Loan Advance”: With respect to a Companion Loan that is part of an Other Securitization Trust, any advance of delinquent scheduled payments with respect to such Companion Loan made by the master servicer or trustee with respect to such Other Securitization Trust.

“Companion Loan Holder”: The holder of a Companion Loan.

“Companion Loan Rating Agency”: With respect to a Companion Loan, any rating agency that was engaged by a participant in the securitization of such Companion Loan to assign a rating to the related Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Companion Loan as to which any Companion Loan Securities exist, confirmation in writing (which may be in electronic form) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of such Companion Loan Securities (if then rated by such Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from a Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Companion Loan Rating Agency Confirmation is sought (such written notice, a “Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.26 of this Agreement, the requirement for the Companion Loan Rating Agency Confirmation from the Companion Loan Rating Agency with respect to such matter shall not apply.

“Companion Loan Securities”: Any certificates, notes or other securities in connection with any single asset securitization or pooled asset securitization of a Companion Loan (or any portion of, or interest in, such Companion Loan).

“Condemnation”: As defined in the Mortgage Loan Agreement.

“Condemnation Proceeds”: The portion of the Loss Proceeds (as defined in the Mortgage Loan Agreement) relating to a Condemnation other than amounts to be applied to the restoration, preservation or repair of the Property or to be released to the Mortgage Loan Borrower each in accordance with the terms of the Mortgage Loan Agreement, or if not required to be so applied or so released under the terms of the Mortgage Loan Agreement, Accepted Servicing Practices.

“Confidential Information”: With respect to the Servicer, the Special Servicer, the Certificate Administrator and the Trustee, all material non-public information obtained in the course of and as a result of such Person’s performance of its duties under this Agreement as the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, with respect to the Whole Loan, the Mortgage Loan Borrower, the Borrower Sponsor, the Guarantor and the Property, unless such information (i) was already in the possession of such Person prior to being disclosed to such Person, (ii) is or becomes available to such Person from a source other than its activities as the Servicer or the Special Servicer, as applicable, (iii) is or becomes generally available to the public other than as a result of a disclosure by Servicer Servicing Personnel, Special Servicer Servicing Personnel or Trustee Personnel, as applicable or (iv) is required to be disclosed by a court administrative order or lawful discovery demand, provided such Person shall use reasonable efforts to obtain confidential treatment thereof.

“Consultation Termination Event”: The event that will exist at any time that both (i) a Control Appraisal Period is continuing and (ii) one or more of the following is true: (a) a “consultation termination event” or analogous concept under the Note A-1-C-1 Securitization is continuing, or (b) the holder of Note A-1-C-1 (or a “controlling class representative” or any analogous party, or a majority of holders entitled to appoint such party, for the Note A-1-C-1 Securitization) is a Borrower Related Party.

“Control Appraisal Period”: As defined in the Co-Lender Agreement.

“Control Eligible Certificates: Any of the Class B, Class C, Class D and Class E Certificates. No other Class of Certificates will be eligible to act as a Controlling Class or appoint a Controlling Class Representative.

“Control Termination Event”: The event that will exist at any time that both (i) a Control Appraisal Period is continuing and (ii) one or more of the following is true: (a) a “control termination event” or analogous concept under the Note A-1-C-1 Securitization is continuing, or (b) the holder of Note A-1-C-1 (or a “controlling class representative” or any analogous party, or a majority of holders entitled to appoint such party, for the Note A-1-C-1 Securitization) is a Borrower Related Party.

“Controlling Class”: As of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Appraisal Reduction Amounts allocable to such Class, that is at least equal to 25% of the initial Certificate Balance of that Class or, if no Class of Control Eligible Certificates meets the preceding requirement, the Class B Certificates until the occurrence of a Consultation Termination Event. The Controlling Class as of the Closing Date shall be the Class E Certificates.

“Controlling Class Certificateholder”: Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

“Controlling Class Representative”: The Controlling Class Certificateholder (or other representative) designated by more than 50% of the Controlling Class Certificateholders by Certificate Balance, as identified by notice to the Certificate Registrar by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Servicer, the Trustee and the Certificate Administrator; provided that (i) absent such selection, or (ii) until a Controlling Class Representative is so selected, or (iii) upon receipt of notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer so designated, the Controlling Class Representative shall be the Controlling Class Certificateholder that owns Certificates representing the largest aggregate Certificate Balance of the Controlling Class as identified to the Certificate Administrator pursuant to the procedures set forth in this Agreement.

The initial Controlling Class Representative on the Closing Date shall be Angelo, Gordon & Co., L.P., and the Certificate Registrar and the other parties to this Agreement shall be entitled to assume that Angelo, Gordon & Co., L.P. (or any successor Controlling Class Representative selected by the Holder (or Beneficial Owner) of a majority of the applicable Class of Control Eligible Certificates), is the Controlling Class Representative, until the Certificate Registrar receives (a) written notice of a replacement Controlling Class Representative, (b) written notice that Angelo, Gordon & Co., L.P. is no longer the Holder (or Beneficial Owner) of a majority of the applicable Class of Control Eligible Certificates due to a transfer of those Certificates (or beneficial ownership interest in those Certificates) or (c) written notice that such Person is a Borrower Related Party.

“Controlling Class Representative Approval Process”: As defined in Section 3.10(h).

“Controlling Persons”: As defined in Section 6.3(a).

“Corporate Trust Office”: The corporate trust office of the Trustee or the Certificate Administrator, as applicable, at which at any particular time its corporate trust business shall be administered, which office at the date of the execution of this Agreement is located at (i) 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services, or for certificate transfer services, 600 South 4th Street, 7th Floor, MAC N9300-010, Minneapolis, Minnesota 55479, Attention: Certificate Transfer Services: MOFT 2020-ABC or (ii) at such other address as the Trustee or the Certificate Administrator may designate from time to time by notice to the Certificateholders, the Depositor, the Servicer and the Special Servicer.

“Credit Risk Retention Agreement”: The Credit Risk Retention Agreement, dated as of August 20, 2019, among the Sponsors.

“Credit Risk Retention Rule”: Regulation RR, 12 C.F.R. Part 244.

“CREFC®”: CRE Finance Council, formerly known as Commercial Mortgage Securities Association, or any successor thereto.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC® Website or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Collateral Summary File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Comparative Financial Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative Financial Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Financial File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Historical Loan Modification, Forbearance and Corrected Loan Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification, Forbearance and Corrected Loan Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Intellectual Property Royalty License Fee”: A fee payable monthly to the CREFC® pursuant to Section 3.4(c) which will accrue at the CREFC® Intellectual Property Royalty License Fee Rate, computed on the basis of the same principal amount, in the same manner, and for the same Whole Loan Interest Accrual Period respecting which any related interest payment on the Trust Loan is computed, and will be prorated for partial periods.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to the Trust Loan, 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Loan Level Reserve LOC Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve LOC Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Loan Modification Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Loan Periodic Update File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® Loan Setup File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® NOI Adjustment Worksheet”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is acceptable to the Servicer or the Special Servicer, as applicable, and in any event, shall present the computations made in accordance with the methodology described in such form to “normalize” the full year net operating income and debt service coverage numbers used in the other reports required by this Agreement.

“CREFC® Operating Statement Analysis Report”: A report prepared with respect to the Property substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Property File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reports”: Collectively refers to the following files and reports as may be amended, updated or supplemented from time to time as part of the CREFC® Investor Reporting Package (IRP):

(i)                the following 7 electronic files (and any other files as may become adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Bond Level File, (ii) CREFC® Collateral Summary File, (iii) CREFC® Property File, (iv) CREFC® Loan Periodic Update File,

(v) CREFC® Loan Setup File, (vi) CREFC® Financial File, and (vii) CREFC® Special Servicer Loan File; and

(ii)                the following 18 supplemental reports (and any other reports as may become adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Comparative Financial Status Report, (ii) CREFC® Delinquent Loan Status Report, (iii) CREFC® Historical Loan Modification and Corrected Loan Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® NOI Adjustment Worksheet, (vi) CREFC® REO Status Report, (vii) CREFC® Servicer Watch List, (viii) CREFC® Loan Level Reserve – LOC Report, (ix) CREFC® Advance Recovery Report, (x) CREFC® Total Loan Report, (xi) CREFC® Appraisal Reduction Template, (xii) CREFC® Servicer Realized Loss Template, (xiii) CREFC® Reconciliation of Funds Template, (xiv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (xv) CREFC® Historical Liquidation Loss Template, (xvi) CREFC® Interest Shortfall Reconciliation Template, (xvii) CREFC® Loan Liquidation Report, and (xviii) CREFC® Loan Modification Report, as such reports may be amended, updated or supplemented from time to time.

“CREFC® REO Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, or in such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Special Servicer Loan File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report”

available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage backed securities transactions and is reasonably acceptable to the Servicer.

“CREFC® Website”: The CREFC®’s Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Current Non-RR Interest Distribution Amount”: With respect to any Distribution Date, (x) for any Class of Non-RR Certificates, the interest accruing during the related Certificate Interest Accrual Period at the applicable Pass-Through Rate for such Distribution Date on the outstanding Certificate Balance (or Notional Amount) of such Class as of the prior Distribution Date (after giving effect to distributions of principal and allocations of Non-RR Realized Losses on such prior Distribution Date) and (y) any Uncertificated Lower-Tier Interest, interest accruing during the applicable Certificate Interest Accrual Period at the applicable Pass-Through Rate for such Certificate Interest Accrual Period on the then outstanding Lower-Tier Principal Amount of such Class as of the prior Distribution Date (after giving effect to distributions of principal and allocations of RR Realized Losses and Non-RR Realized Losses, as applicable, on such prior Distribution Date).

“Custodian”: Wells Fargo Bank, National Association, a national banking association, in its capacity as custodian, or if any successor custodian is appointed as herein provided, such custodian. The Custodian will perform its duties through its Document Custody Group.

“Cut-off Date”: February 6, 2020.

“DBNY”: Deutsche Bank AG, New York Branch, a branch of Deutsche Bank AG, a German Bank, authorized by the New York State Department of Financial Services.

“DBRI”: As defined in the Introductory Statement.

“DBRS Morningstar”: Morningstar Credit Ratings, LLC or its successors in interest. If neither DBRS Morningstar nor any successor remains in existence, “DBRS Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Certificate Administrator, the Trustee, the Servicer, and the Special Servicer, and specific ratings of DBRS Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Default Interest”: The amount by which interest accrued on any Note at its Default Rate exceeds the amount of interest that would have accrued on such Note at the Note Interest Rate.

“Default Rate”: As defined in the Mortgage Loan Agreement.

“Defaulted Mortgage Loan”: The Whole Loan (i) if it is delinquent at least 60 days in respect of its scheduled monthly payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage Loan Documents and without regard to any acceleration of payments under the Mortgage Loan Documents or (ii) as to which the Servicer or Special Servicer has, by written notice to the Mortgage Loan Borrower, accelerated the maturity of the indebtedness evidenced by the Notes.

“Defect”: As defined in Section 2.9(a).

“Deficient Exchange Act Deliverable”: With respect to the Servicer, the Special Servicer, the Custodian, the Certificate Administrator, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than a Sub-Servicer set forth on Exhibit AA), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article 11 of this Agreement that does not conform to the applicable reporting requirements under the Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Definitive Certificate”: Any Certificate in fully registered, physical certificated form without interest coupons.

“Delivery Date”: As defined in Section 2.1(b).

“Depositor”: GS Mortgage Securities Corporation II, a Delaware corporation, and its successors in interest.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: The sixth (6th) day of each calendar month in which each Distribution Date occurs, commencing in March 2020 or, if such 6th day is not a Business Day, the immediately succeeding Business Day.

“Directing Holder”: (i) for so long as no Control Appraisal Period is continuing, the Controlling Class Representative and (ii) during the continuance of a Control Appraisal Period, the holder of Note A-1-C-1 (or a “controlling class representative” or any analogous party for the Note A-1-C-1 Securitization).

“Directly Operate”: With respect to the Foreclosed Property, the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such Foreclosed Property, the holding of such Foreclosed Property primarily for sale to customers, the use of such Foreclosed Property in a trade or business conducted by the Trust Fund or the performance of any construction work on the Foreclosed Property, other than through an Independent

Contractor; provided, however, that Foreclosed Property shall not be considered to be Directly Operated solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such Foreclosed Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to the Whole Loan or the Foreclosed Property, any (A) compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement received or retained by the Special Servicer or any of its Affiliates that is paid by any person (including, without limitation, the Trust, the Mortgage Loan Borrower, any manager of the Property, any guarantor or indemnitor in respect of the Whole Loan or the Foreclosed Property and any purchaser of the Trust Loan, a Companion Loan or the Foreclosed Property)) in connection with the disposition, workout or foreclosure of the Whole Loan, the management or disposition of the Foreclosed Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement other than (i) Permitted Special Servicer/Affiliate Fees and (ii) any special servicing compensation to which the Special Servicer is entitled under this Agreement in the form of late payment charges, Default Interest, assumption fees, Modification Fees, consent fees, loan service transaction fees, beneficiary statement fees, assumption application fees or other income earned on deposits in the Foreclosed Property Account to the extent not reported in the CREFC® Reports; provided that any compensation and other remuneration that the Servicer or Certificate Administrator is specifically permitted to receive pursuant to the terms of this Agreement in connection with its respective capacity as a Servicer or Certificate Administrator shall not be Disclosable Special Servicer Fees and (B) any fee-sharing arrangement with any Certificateholder, any RR Interest Owner or other controlling interest with respect to any special servicing duties under this Agreement.

“Disqualified Non-U.S. Person”: With respect to a Class R Certificate, any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds such Class R Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Administrator with an effective IRS Form W-8ECI or other prescribed form or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Administrator an Opinion of Counsel of a nationally recognized tax counsel to the effect that the transfer of such Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of such Class R Certificate will not be disregarded for federal income tax purposes under Treasury Regulations Section 1.860G-3.

“Disqualified Organization”: Any of (a) the United States, a State, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the FHLMC, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1)) of the Code with respect to the Class R Certificates (except certain farmers’

cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code or (e) any other Person so designated by the Certificate Administrator based upon an Opinion of Counsel to the effect that any transfer of a Class R Certificate to such Person may cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States,” “State” and “International Organization” have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: The account established and maintained by the Certificate Administrator pursuant to Section 3.5.

“Distribution Date”: The 4th Business Day after each Determination Date, commencing in March 2020.

“Distribution Date Statement”: As defined in Section 4.4(a).

“Due Diligence Service Provider”: As defined in Section 3.21(b).

“Eligible Account”: A separate and identifiable account or book-entry subaccount maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution.

“Eligible Institution”: (a) A depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-2” by S&P, “P-1” by Moody’s if the deposits are to be held in such account for less than 30 days and the long-term unsecured debt obligations of which are rated at least “BBB” by S&P, “A2” by Moody’s if the deposits are to be held in such account for 30 days or more; (b) Wells Fargo Bank, National Association, provided that the ratings by the Rating Agencies for the short-term unsecured debt obligations or commercial paper and long term unsecured debt obligations do not decrease below the ratings set forth in clause (a) above, or (c) any other account or accounts not listed in clauses (a) – (b) above with respect to which a Rating Agency Confirmation has been obtained from the Rating Agency.

“Environmental Indemnity”: As defined in the Mortgage Loan Agreement.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Plan”: As defined in Section 5.3(p).

“Euroclear”: As defined in Section 5.2(a).

“Excess Servicing Fee Rate”: With respect to the Whole Loan (and any Foreclosed Property, if applicable), a rate per annum equal to 0%; provided that such rate shall be subject to reduction at any time following any resignation of a Servicer pursuant to Section 6.6 of this Agreement (if no successor is appointed in accordance with Section 6.6 of this Agreement) or any termination of the Servicer pursuant to Section 7.1 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Servicer (which successor may include the Trustee) that meets the requirements of Section 7.2 of this Agreement.

“Excess Servicing Fee Right”: With respect to the Whole Loan (and any successor Foreclosed Property, if applicable), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right, the Servicer shall be the owner of such Excess Servicing Fee Right.

“Excess Servicing Fees”: With respect to the Whole Loan (and any successor Foreclosed Property, if applicable), that portion of the Servicing Fee that accrues at a per annum rate equal to the Excess Servicing Fee Rate.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time.

“Federal Funds Rate”: For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/1000 of 1%) charged to the Mortgage Loan Lender on such day on such transactions as determined by the Mortgage Loan Lender.

“Extended Resolution Period”: As defined in Section 2.9(b).

“FHLMC”: The Federal Home Loan Mortgage Corporation and its successors in interest.

“Final Asset Status Report”: With respect to the Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Directing Holder or a Risk Retention Consultation Party that does not include any communication (other than the Final Asset Status Report) between the Special Servicer and the Directing Holder or a Risk Retention Consultation Party with respect to the Specially Serviced Loan required to be delivered by the Special Servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder or a Risk Retention Consultation Party pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable and labeled or otherwise communicated as being “final”. For the avoidance of doubt, the Special Servicer may issue more than one Final Asset Status Report with respect to the Specially Serviced Loan in accordance with the procedures described in Section 3.10(h).

“Financial Market Publisher”: As defined in Section 3.21(b).

“Fitch”: Fitch Ratings, Inc. and its successors in interest. If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Certificate Administrator, the Trustee, the Servicer and the Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“FNMA”: The Federal National Mortgage Association and its successors in interest.

“Foreclosed Property”: Any portion of the Property, title to which has been acquired by the Special Servicer or an Affiliate on behalf of the Trust and the Companion Loan Holders through foreclosure, deed-in-lieu of foreclosure or otherwise in the name of the Trustee or its nominee.

“Foreclosed Property Account”: As defined in Section 3.6.

“Foreclosure”: Any foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of any judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure of the Mortgage.

“Foreclosure Proceeds”: Proceeds, net of any related expenses of the Servicer, Special Servicer, the Certificate Administrator and/or the Trustee, received in respect of the Foreclosed Property (including, without limitation, proceeds from the operation or rental of such Foreclosed Property) prior to the final liquidation of such Foreclosed Property.

“Form ABS Due Diligence-15E”: The form certification of a Due Diligence Service Provider prescribed by Section 15E(s)(4)(B) of the Exchange Act and Rule 17g-10 thereunder.

“GACC”: As defined in the Introductory Statement.

“Global Certificates”: As defined in Section 5.2(b).

“GS Bank”: As defined in the Introductory Statement.

“GSMC”: As defined in the Introductory Statement.

“Guarantor”: Paul Guarantor LLC, a Delaware limited liability company, or any other person or persons that guarantees any of the obligations of the Mortgage Loan Borrower under any Mortgage Loan Documents.

“Guaranty”: As defined in the Mortgage Loan Agreement.

“Independent”: When used with respect to any specified Person, such a Person who (i) does not have any direct financial interest or any material indirect financial interest in the Depositor, the Mortgage Loan Borrower, the Borrower Sponsor, the Guarantor, the Companion Loan Holders, the Certificate Administrator, the Trustee, the Controlling Class Representative,

the Directing Holder, the Risk Retention Consultation Parties, the Servicer or the Special Servicer or in any of their respective Affiliates and (ii) is not connected with the Depositor, the Mortgage Loan Borrower, the Borrower Sponsor, the Guarantor, the Companion Loan Holders, the Certificate Administrator, the Trustee, the Controlling Class Representative, the Directing Holder, the Risk Retention Consultation Parties, the Servicer or the Special Servicer or any of their respective Affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Appraiser”: An Independent professional real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the Property or Foreclosed Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five (5) years’ experience in the appraisal of comparable properties in the geographic area in which the Property is located.

“Independent Contractor”: Either (i) any Person (other than the Special Servicer or Servicer) that would be an “independent contractor” with respect to the Lower-Tier REMIC or the Upper-Tier REMIC within the meaning of Section 856(d)(3) of the Code if such Trust REMIC were a real estate investment trust (except that the ownership test set forth in that Section of the Code shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates or 35% or more of the aggregate value of all Classes of Certificates or such other interest in the Certificates as is set forth in an Opinion of Counsel, which shall, at no expense to the Trustee, the Certificate Administrator, the Special Servicer, the Servicer, or the Trust Fund, be delivered to the Trustee, the Certificate Administrator, the Special Servicer or the Servicer on behalf of the Trustee); provided that neither the Lower-Tier REMIC nor the Upper-Tier REMIC receives or derives any income from such Person and the relationship between such Person and such Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5), or (ii) any other Person (including the Special Servicer or the Servicer) if the Trustee and the Certificate Administrator (or the Servicer or the Special Servicer on behalf of the Trustee) has received an Opinion of Counsel which shall, at no expense to the Trustee, the Certificate Administrator, the Special Servicer, the Servicer (unless the Special Servicer or the Servicer is providing the Opinion of Counsel with respect to itself) or the Trust Fund, be to the effect that the taking of any action in respect of the Foreclosed Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Foreclosed Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such Foreclosed Property to fail to qualify as Rents from Real Property.

“Initial Delivery Date”: As defined in Section 3.10(h).

“Initial Purchasers”: Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, and their respective successors in interest.

“Initial Resolution Period”: As defined in Section 2.9(a).

“Inquiries”: As defined in Section 4.5.

“Institutional Accredited Investor”: An institution that is an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act and any entity in which all of the equity owners are “accredited investors” within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act.

“Insurance Proceeds”: (a) The portion of Loss Proceeds (as defined in the Mortgage Loan Agreement) paid as a result of a Casualty (as defined in the Mortgage Loan Agreement) other than amounts to be applied to the restoration, preservation or repair of the Property or to be released to the Mortgage Loan Borrower each in accordance with the terms of the Mortgage Loan Agreement, or if not required to be so applied or so released under the terms of the Mortgage Loan Agreement, Accepted Servicing Practices and (b) amounts paid by any insurer pursuant to any insurance policy required to be maintained by the Servicer pursuant to Section 3.11, to the extent related to this Agreement only.

“Interest Reserve Account”: As defined in Section 3.4(d).

“Interested Person”: The Depositor, the Servicer, the Special Servicer, the Certificate Administrator, a holder of 50% or more of the Controlling Class, the Directing Holder, any Risk Retention Consultation Party, the Mortgage Loan Borrower, the Borrower Sponsor, the Guarantor, the Companion Loan Holders, an Other Depositor, any trustee for an Other Securitization Trust, the property manager, any independent contractor engaged by the Special Servicer, or any of their respective Affiliates.

“Investment”: Any direct or indirect ownership interest in any security, note or other financial instrument issued or executed by the Mortgage Loan Borrower or any Affiliate of the Mortgage Loan Borrower, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”: As defined in Section 3.8(a).

“Investment Decisions”: Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Servicer, the Special Servicer or any of their respective Affiliates, as applicable, or any Person on whose behalf the Servicer, the Special Servicer or any of their respective Affiliates has discretion in connection with Investments.

“Investor Certification”: A certification representing that such Person executing the certificate is a repurchasing Sponsor, a Certificateholder, a Beneficial Owner, a Companion Loan Holder, the Directing Holder to the extent the Directing Holder is not a Certificateholder (and no Consultation Termination Event or Control Termination Event is in effect), an RR ABS Interest Owner (to the extent such RR ABS Interest Owner is not a Certificateholder), a Risk Retention Consultation Party (to the extent such Risk Retention Consultation Party is not a Certificateholder), a Certificate owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing) and that (i) for purposes of obtaining certain information and notices pursuant to this Agreement (including access to information and notices on the Certificate Administrator’s Website), (A) (1) such Person is not a Borrower Related Party (in which case such Person shall have access to all the reports and information made available to

Privileged Persons pursuant to this Agreement) is a Risk Retention Consultation Party or (2) (other than for a Risk Retention Consultation Party) such Person is a Borrower Related Party (in which case such Person shall only be entitled to receive access to the Distribution Date Statements posted on the Certificate Administrator’s Website) and (B) except in the case of a prospective purchaser of a Certificate or the RR Interest, such Person has received a copy of the final Offering Circular, in the form of Exhibit K-1 or Exhibit K-2, as applicable, to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website, and/or (ii) for purposes of exercising Voting Rights (which shall not apply to a repurchasing Sponsor or a prospective purchaser of a Certificate), (A) such Person is not a Borrower Related Party, (B) such Person is or is not the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or an Affiliate of any of the foregoing, (C) such Person has received a copy of the final Offering Circular and (D) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws, substantially in the form of Exhibit K-3 to this Agreement; provided that if such Person is an Affiliate of the Depositor, the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, such Person certifies to the existence or non-existence of appropriate policies and procedures restricting the flow of information between it and the Depositor, the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as applicable; provided, further, that a repurchasing Sponsor shall be entitled to receive any and all reports and have access to any and all information that a Certificateholder would otherwise have under the terms of this Agreement. The Certificate Administrator may conclusively rely on any duly submitted Investor Certification and may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

“Investor Registry”: As defined in Section 4.5(b).

“IRS”: The Internal Revenue Service.

“JPMCB”: As defined in the Introductory Statement.

“KBRA”: Kroll Bond Rating Agency, Inc., and its successors-in-interest. If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating organization or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Servicer, the Special Servicer, the Certificate Administrator and the Trustee and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Liquidated Property”: The Property, if it has been liquidated and the Special Servicer has determined that all amounts which it expects to recover from or on account of the Property have been recovered.

“Liquidation Expenses”: Reasonable and customary expenses (other than expenses covered by any insurance policy) incurred by the Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with the liquidation of the Whole Loan or Property (or portions thereof), such expenses including, without limitation, legal fees and expenses, appraisal fees, brokerage fees and commissions, conveyance taxes and trustee and co-trustee fees, if any. Liquidation Expenses shall not include any previously incurred expenses which have been previously reimbursed to the party incurring the same or which were netted against income from the Foreclosed Property and were considered in the calculation of the amount of Foreclosure Proceeds pursuant to the definition thereof.

“Liquidation Fee”: A fee payable to the Special Servicer with respect to any Liquidated Property, or any full, partial or discounted payoff of the Specially Serviced Loan or the sale or liquidation (including through judicial foreclosure) of the Specially Serviced Loan or any portion thereof as to which the Special Servicer receives Liquidation Proceeds equal to the product of the Liquidation Fee Rate and the Net Liquidation Proceeds related to such Liquidated Property or Specially Serviced Loan; provided that the Special Servicer shall not be entitled to receive a Liquidation Fee in connection with (i) a repurchase of the Trust Loan (or any Sponsor’s Sponsor Percentage Interest in the Trust Loan) by the Sponsors pursuant to the Trust Loan Purchase Agreement; or (ii) a sale of the Whole Loan or any portion thereof by the Special Servicer to (a) the Servicer or Special Servicer or their respective affiliates or (b) any other Interested Person (in the case of this clause (b), only if such sale occurs within 60 days after the Specially Serviced Loan is transferred to special servicing); provided that the Liquidation Fee for the Whole Loan or Foreclosed Property will be reduced by the amount of any Modification Fees paid by or on behalf of the Mortgage Loan Borrower and received by the Special Servicer as compensation, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Notwithstanding the foregoing, if the Whole Loan becomes subject to a Special Servicing Loan Event solely due to an event described in clause (iii) of the definition of “Special Servicing Loan Event” and the related liquidation proceeds are received within 90 days following the Maturity Date as a result of the Whole Loan being refinanced or other final payment (other than a discounted pay-off), the Special Servicer shall not be entitled to deduct a Liquidation Fee from amounts due to the Certificateholders and the RR Interest Owners but may collect and retain appropriate fees from the Mortgage Loan Borrower in connection with such liquidation.

“Liquidation Fee Rate”: A rate equal to the lesser of (a) 0.2500% and (b) such lower rate as would result in a Liquidation Fee of $1,000,000.

“Liquidation Proceeds”: Amounts (other than Insurance Proceeds and Condemnation Proceeds) received by the Special Servicer and/or Certificate Administrator in connection with the liquidation of the Whole Loan, the Trust Loan, any Companion Loan or the Property, whether through judicial foreclosure, sale or otherwise, or in connection with the sale, discounted payoff or other liquidation of the Whole Loan, the Trust Loan, any Companion Loan (other than amounts required to be paid to the Mortgage Loan Borrower pursuant to law or the terms of the Mortgage Loan Agreement) including the proceeds of any full, partial or discounted payoff of the Whole Loan, the Trust Loan, any Companion Loan (exclusive of any portion of such payoff or proceeds that represents Default Interest or late payment charges).

“Loan Purchase Agreement”: The Trust Loan Purchase and Sale Agreement, dated as of February 26, 2020, by and among the Sponsors and the Depositor.

“Lockbox Account”: As defined in the Mortgage Loan Agreement.

“Lockbox Agreement”: The Cash Management Agreement entered into on the Origination Date among the lockbox bank, Mortgage Loan Borrower, the Originators and Paul Holdings, Inc., as manager.

“Lower-Tier Distribution Account”: A subaccount of the Distribution Account, which shall be an asset of the Trust Fund and the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.1(c).

“Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Introductory Statement to this Agreement, and (ii) as of any date of determination after the first Distribution Date an amount equal to the Certificate Balance of the Class of Related Certificates on the preceding Distribution Date (after giving effect to distribution of principal and allocation of RR Realized Losses and Non-RR Realized Losses).

“Lower-Tier REMIC”: One of two separate REMICs comprising the Trust Fund, the assets of which consist of all of the assets of the Trust Fund other than the assets of the Upper-Tier REMIC.

“LRI Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Lower-Tier REMIC section of the Introductory Statement.

“MAI Standards”: Standards of Professional Appraisal Practice established for Members of the Appraisal Institute.

“Major Decision”: Any of the following:

(i)                any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of the Foreclosed Property) of the ownership of the Property securing the Whole Loan as comes into and continues in default or any exercise of remedies against the Mortgage Loan Borrower or any of its affiliates following a Mortgage Loan Event of Default;

(ii)                any modification, consent to a modification or waiver of any monetary term (other than late fees, penalty charges and default interest, but including, without limitation, the timing of payments and acceptance of discounted payoffs) or any material non-monetary term of the Whole Loan or any extension of the Maturity Date of the Whole Loan;

(iii)               any sale of the Trust Loan if it becomes a Defaulted Mortgage Loan or sale of the Foreclosed Property for less than the applicable Repurchase Price;

(iv)               any determination to bring the Property or any Foreclosed Property into compliance with applicable environmental laws or to otherwise address hazardous material located at the Property or any Foreclosed Property;

(v)                any release of collateral (excluding letters of credit) or any acceptance of substitute or additional collateral for the Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the Whole Loan and for which there is no material Mortgage Loan Lender discretion;

(vi)               any waiver or consent to a waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Whole Loan or, if Mortgage Loan Lender consent is required, any consent to such a waiver, other than any waiver as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the Mortgage Loan Borrower);

(vii)              any consent to a transfer of the Property or any portion of the Property, or any transfer of any direct or indirect ownership interest in the Mortgage Loan Borrower to the extent the Mortgage Loan Lender’s consent is required under the Mortgage Loan Documents, except in each case as expressly permitted by the Mortgage Loan Documents and for which there is no material Mortgage Loan Lender discretion or in connection with a pending or threatened condemnation (or related to an immaterial easement, right of way or similar agreement);

(viii)             any consent to the incurrence of additional debt by the Mortgage Loan Borrower, including modification of the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement, in each case to the extent the Mortgage Loan Lender’s approval is required by the Mortgage Loan Documents;

(ix)                any determination of an Acceptable Insurance Default;

(x)                any property manager changes or modifications, waivers or amendments to any management agreement (in each case, for which the Mortgage Loan Lender is required to consent or approve under the Mortgage Loan Documents);

(xi)               releases of (i) any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves or (ii) any other letters of credit held as additional collateral for the Whole Loan (including those provided to terminate a Trigger Period), in each case, other than those releases required pursuant to the specific terms of the Whole Loan and for which there is no material Mortgage Loan Lender discretion;

(xii)               any acceptance of an assumption agreement or any other agreement permitting transfers of interests in the Mortgage Loan Borrower or Guarantor releasing the Mortgage Loan Borrower or Guarantor from liability under the Whole Loan other than pursuant to the specific terms of the Whole Loan and for which there is no material Mortgage Loan Lender discretion;

(xiii)              following a default or a Mortgage Loan Event of Default, any acceleration of the Whole Loan or initiation of judicial, bankruptcy or similar proceedings under the Mortgage Loan Documents or with respect to the Mortgage Loan Borrower or the Property;

(xiv)              any proposed modification or waiver of any material provision in the Mortgage Loan Documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the Mortgage Loan Borrower;

(xv)              any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Property;

(xvi)             the determination of the Servicer pursuant to clause (vii) or clause (viii) of the definition of “Special Servicing Loan Event”;

(xvii)            the execution, termination or renewal of any lease, to the extent Mortgage Loan Lender approval is required under the Mortgage Loan Documents and to the extent such lease constitutes a “Major Lease” as defined in the Mortgage Loan Documents, including entering into any subordination, non-disturbance and attornment agreement;

(xviii)           any adoption or implementation of the annual budget for which Mortgage Loan Lender consent is required under the Mortgage Loan Documents;

(xix)              [Reserved]; and

(xx)               any material modification, waiver or amendment of the Co-Lender Agreement (other than any modification or amendment to split or resize notes consistent with the terms of such Co-Lender Agreement), any intercreditor agreement, participation agreement or similar agreement with any subordinate debt holder related to the Whole Loan, or an action to enforce rights with respect thereto.

“Major Decision Reporting Package”: As defined in Section 6.5(a).

“Majority-Owned Affiliate”: A “majority owned affiliate” as defined in the Credit Risk Retention Rule

“Material Breach”: As defined in Section 2.9(a).

“Material Document Defect”: As defined in Section 2.9(a).

“Modification Fees”: With respect to the Whole Loan, any and all fees collected from the Mortgage Loan Borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan Documents agreed to by the Servicer or the Special Servicer, other than (a) any assumption fees, defeasance fees, consent fees or assumption application fees and (b) Special Servicing Fees, Workout Fees and Liquidation Fees.

“Monthly Payment”: With respect to the Whole Loan or Trust Loan and any Distribution Date, the scheduled payment of principal (if any) and interest on the Whole Loan or Trust Loan pursuant to the Mortgage Loan Agreement, including the Balloon Payment, as applicable, in each case which is due and payable on the immediately preceding Mortgage Loan Payment Date and (ii) with respect to any Note and any Distribution Date, the scheduled payment of principal (if any) and interest on such Note pursuant to the Loan Agreement and the related Balloon Payment, in each case which is due and payable on the immediately preceding Mortgage Loan Payment Date.

“Monthly Payment Advance”: Any advance in respect of a delinquent Monthly Payment (or Assumed Monthly Payment, as applicable) on the Trust Loan (for the avoidance of doubt, excluding any Companion Loan) made by the Servicer or the Trustee pursuant to Section 3.23(a) or (c) as applicable. Each reference to the reimbursement or payment of a Monthly Payment Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through the date of payment or reimbursement.

“Moody’s”: Moody’s Investors Service, Inc. or its successors-in-interest. If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Servicer and the Special Servicer and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: As defined in the Mortgage Loan Agreement.

“Mortgage File”: As defined in Section 2.1(b), and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

“Mortgage Loan Agreement”: As defined in the Introductory Statement.

“Mortgage Loan Borrower”: As defined in the Introductory Statement.

“Mortgage Loan Borrower’s Reimbursable Trust Fund Expenses”: Amounts payable or reimbursable by the Mortgage Loan Borrower pursuant to Section 9.2(b) of the Mortgage Loan Agreement.

“Mortgage Loan Documents”: All documents executed or delivered by the Mortgage Loan Borrower or any other party evidencing or securing the Whole Loan and any amendment thereof or thereafter or subsequently added to the Mortgage File, including without limitation the Mortgage Loan Agreement.

“Mortgage Loan Event of Default”: An “Event of Default” as defined under the Mortgage Loan Documents.

“Mortgage Loan Lender”: The “Lender” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Payment Date”: The 6th day of each calendar month in which the related Whole Loan Interest Accrual Period ends (or if such sixth day is not a Business Day (as such term is defined the Mortgage Loan Agreement), the immediately preceding Business Day).

“Net Foreclosure Proceeds”: With respect to the Foreclosed Property, the Foreclosure Proceeds with respect to such Foreclosed Property net of any insurance premiums, taxes, assessments, ground rents and other costs permitted to be paid therefrom pursuant to Section 3.14.

“Net Liquidation Proceeds”: The excess of Liquidation Proceeds received with respect to the Property or the Whole Loan, as the case may be, over the amount of Liquidation Expenses incurred with respect thereto.

“Net Trust Loan Rate”: With respect to any Distribution Date and the Trust Loan, the annualized rate at which interest would have to accrue in respect of the Trust Loan on the basis of a 360-day year consisting of twelve 30-day months in the Whole Loan Interest Accrual Period preceding the Mortgage Loan Payment Date that precedes such Distribution Date in order to produce the aggregate amount of interest (net of interest at the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate and the Certificate Administrator Fee Rate and exclusive of Default Interest) that actually accrues on the Trust Loan during such Whole Loan Interest Accrual Period; provided that any modification, waiver or amendment that changes the Net Trust Loan Rate shall be disregarded for purposes of calculating the Pass-Through Rates for the Certificates, whether agreed to by the Servicer, the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Mortgage Loan Borrower, or otherwise; provided, further, that (i) the Net Trust Loan Rate for the Whole Loan Interest Accrual Period preceding the Mortgage Loan Payment Dates in (a) January and February in each year that is not a leap year or (b) in February only in each year that is a leap year (unless in the case of either (a) or (b) the related Distribution Date is the final Distribution Date), shall be the annualized rate at which interest would have to accrue on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate

and the Certificate Administrator Fee Rate and exclusive of Default Interest) actually accrued on the Trust Loan during such Whole Loan Interest Accrual Period, minus the applicable Withheld Amount and (ii) the Net Trust Loan Rate for the Whole Loan Interest Accrual Period preceding the Mortgage Loan Payment Date in March (or February, if the related Distribution Date is the final Distribution Date), shall be the annualized rate at which interest would have to accrue on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate and the Certificate Administrator Fee Rate and exclusive of Default Interest) actually accrued on the Trust Loan during such Whole Loan Interest Accrual Period, plus the applicable Withheld Amounts; provided, further, that, for purposes of calculating Pass-Through Rates, the Closing Date Deposit Amount shall be included in determining the Net Trust Loan Rate for the initial Distribution Date.

“New Lease”: Any lease with respect to the Foreclosed Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

“Nondisqualification Opinion”: An Opinion of Counsel, prepared at the Trust Fund’s expense and payable from the Collection Account, to the effect that a contemplated action will not result in an Adverse REMIC Event.

“Nonrecoverable Advance”: Any Advance or portion of an Advance previously made and not previously reimbursed, or proposed to be made, including interest on such Advance, which the Servicer, the Special Servicer or the Trustee determines in accordance with Accepted Servicing Practices (in the case of the Servicer or the Special Servicer) or reasonable business judgment (in the case of the Trustee), would not be ultimately recoverable from subsequent payments or collections (including Foreclosure Proceeds, Liquidation Proceeds, Condemnation Proceeds (to the extent not needed for repair or restoration of the Property) and Insurance Proceeds) in respect of the Whole Loan or Trust Loan, as applicable, or the Property or from funds on deposit in the Collection Account pursuant to Section 3.4(c). The Trustee will be entitled to rely conclusively on the Servicer’s determination that an Advance is a Nonrecoverable Advance, and the Servicer will be entitled to rely conclusively on the Special Servicer’s determination that an Advance is a Nonrecoverable Advance.

“Non-Book Entry Certificates”: As defined in Section 5.2(c).

“Non-Reduced Certificates”: As of any date of determination, any Class of Principal Balance Certificates or Class RR Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Non-Retained Certificate Appraisal Reduction Amounts (or in the case of the Class RR Certificates, any RR Appraisal Reduction Amounts) allocated to such Class of Certificates as of the date of determination and (z) any Non-RR Realized Losses (or in the case of the Class RR Certificates, any RR Realized Losses) previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“Non-Retained Certificate Appraisal Reduction Amount”: An amount equal to the Non-RRI Percentage of the applicable Appraisal Reduction Amount.

“Non-RR Available Funds”: As to any Distribution Date, an amount equal to the Non-RRI Percentage of the Available Funds for such Distribution Date.

“Non-RR Certificates”: The Class A, Class X-A, Class B, Class C, Class D and Class E Certificates.

“Non-RR Interest Distribution Amount”: With respect to any Distribution Date for any Class of Non-RR Certificates or Uncertificated Lower-Tier Interests, the sum of the Current Non-RR Interest Distribution Amount for such Distribution Date and such Class of Certificates or Uncertificated Lower-Tier Interests plus the aggregate unpaid Non-RR Interest Shortfalls in respect of prior Distribution Dates for such Class of Certificates or Uncertificated Lower-Tier Interests.

“Non-RR Interest Shortfall”: With respect to any Distribution Date for any Class of Non-RR Certificates or Uncertificated Lower-Tier Interests, the amount by which the Current Non-RR Interest Distribution Amount for such Class of Certificates exceeds the portion of such amount actually paid in respect of such Class of Certificates on such Distribution Date.

“Non-RR Principal Distribution Amount”: For each Distribution Date and any Class of Principal Balance Certificates will equal the sum (without duplication) of (i) the Regular Non-RR Principal Distribution Amount for such Distribution Date and such Class of Certificates and (ii) the aggregate Non-RR Principal Shortfalls in respect of prior Distribution Dates for such Class of Certificates.

“Non-RR Principal Shortfall”: For each Distribution Date and any Class of Principal Balance Certificates, the amount by which the Regular Non-RR Principal Distribution Amount for such Class of Certificates exceeds such amount actually distributed in respect of principal for such Class of Certificates on such Distribution Date.

“Non-RR Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the aggregate of the Certificate Balances of the Principal Balance Certificates then outstanding after giving effect to distributions made on such Distribution Date exceeds (ii) the Non-RRI Percentage of the outstanding principal balance of the Trust Loan after giving effect to (a) any payments of principal received with respect to the Mortgage Loan Payment Date occurring immediately prior to such Distribution Date and (b) the aggregate reductions of the principal balance of the Trust Loan that have been permanently made as a result of a bankruptcy proceeding, modification or otherwise.

“Non-RRI Percentage”: An amount expressed as a percentage equal to 100% minus the RRI Percentage.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.3(f).

“Non-U.S. Person”: A Person other than a U.S. Person.

“Note”: As defined in the Introductory Statement.

“Note A-1-C-1”: The promissory note designated as “A-1-C-1” evidencing, in part, the Whole Loan.

“Note A-1-C-1 Securitization”: The securitization transaction, if any, that includes Note A-1-C-1.

“Note Interest Rate”: 3.49%.

“Notes”: As defined in the Introductory Statement.

“Notional Amount”: With respect to the Class X-A Certificates, the Class X-A Notional Amount, as reduced by the aggregate amount of Non-RR Realized Losses allocated pursuant to Section 4.1(h).

“NRSRO”: Any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, including the Rating Agency.

“NRSRO Certification”: A certification (a) executed by a NRSRO in favor of the 17g-5 Information Provider substantially in the form attached hereto as Exhibit M or (b) provided electronically and executed by such NRSRO by means of a “click through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that such NRSRO is the Rating Agency under this Agreement, or that such NRSRO has been engaged to rate any Companion Loan Securities, or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 of the Exchange Act, such NRSRO has access to the 17g-5 Information Provider’s Website and such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public.

“Offered Certificates”: The Class A, Class X-A, Class B, Class C, Class D, Class E and Class R Certificates.

“Offering Circular”: That certain Confidential Offering Circular, dated as of February 19, 2020, relating to the offering of the Offered Certificates.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated), the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Servicing Officer, Responsible Officer or other officer of the Servicer, the Special Servicer, the Depositor, the Sponsors or any other entity referred to herein, as the case may be, customarily performing functions similar to those performed by any of the above designated officers and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Opinion of Counsel”: A written opinion of counsel (which counsel, in the case of any such opinion of counsel relating to the taxation of the Trust Fund or any portion thereof or the status of each Trust REMIC as a REMIC for taxation purposes, shall be Independent of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee), who may, without limitation, be counsel for the Depositor, the Servicer, the Special Servicer or the Trustee, reasonably acceptable to the Certificate Administrator or the Trustee, as applicable.

“Original Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, the initial Lower-Tier Principal Amount thereof as of the Closing Date, in each case as specified in the Introductory Statement to this Agreement.

“Original RR Interest Balance”: As defined in the Introductory Statement.

“Origination Date”: means February 6, 2020.

“Originators”: As defined in the Introductory Statement.

“Other Depositor”: With respect to any Other Securitization Trust, the related “depositor” (within the meaning of Item 1101(e) of Regulation AB).

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the trustee, operating advisor, asset representations reviewer, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act and for the purposes of Section 11.7, Section 11.8, Section 11.9 and Section 11.16 only, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: The pooling and servicing agreement or other comparable agreement governing the creation of any Other Securitization Trust and the issuance of securities backed by the assets of such Other Securitization Trust.

“Other Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a Companion Loan (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Par Price”: An amount (without duplication) generally equal to the sum of (i) the unpaid principal balance of the Whole Loan, (ii) accrued and unpaid interest on each Note at the Note Interest Rate (exclusive of the Default Interest) to and including the last day of the related Whole Loan Interest Accrual Period in which the repurchase is to occur, (iii) unreimbursed Property Protection Advances and Administrative Advances together with interest on all Advances (including Companion Loan Advances made with respect to the Companion

Loan under the Other Pooling and Servicing Agreement) and (iv) any unpaid Trust Fund Expenses.

“Pass-Through Rate”: With respect to each Class of Offered Certificates (other than the Class R Certificates), the per annum rate at which interest accrues on the Certificate Balance or Notional Amount, as applicable, of such Class as set forth in Section 5.1(a), and for each Uncertificated Lower-Tier Interest, the Net Trust Loan Rate, being, in each case, the rate at which interest accrues on the Certificate Balance, Notional Amount or Lower-Tier Principal Amount, as applicable, of such Class as set forth in the Introductory Statement to this Agreement.

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than the Class R Certificates), such “percentage interest” is equal to the Original Certificate Balance or Original Notional Amount, as applicable, of such Certificate divided by the Original Certificate Balance or Original Notional Amount, as applicable, of all of the Certificates of the related Class. With respect to the Class R Certificates, the “percentage interest” is equal to the percentage specified on the Certificate held by the Holder of such Certificate.

“Permitted Encumbrances”: As defined in the Mortgage Loan Agreement.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Mortgage Loan Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)                direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations;

(ii)                time deposits, demand unsecured certificates of deposit, or bankers’ acceptances with maturities of not more than 365 days that are issued or held by any depository institution or trust company (including the Certificate Administrator) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities which are rated in one of the following rating categories: (A) with respect to Moody's, the short-term debt obligations of which are rated at least “P-1” by Moody’s or the long-term debt obligations of which are rated at least “A2” by Moody’s and (B) with respect to S&P, (I) in the case of such investments with maturities of sixty (60) days or less, the short term obligations of which are rated at least “A-1” by S&P, and (II) in the case of such investments with maturities of more than sixty (60) days, the short term obligations of which are rated “A-1+” by S&P (or at least “A-1” by S&P, if the long term obligations of which are rated at least “AA-” by S&P), (or, in each case, if permitted by the Whole Loan, if not rated by S&P or Moody’s, otherwise acceptable to DBRS Morningstar, as applicable, as confirmed in a Rating Agency Confirmation);

(iii)               repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv)               debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition, which (A) with respect to Moody's, the short-term debt obligations of which are rated at least “P-1” by Moody’s or the long-term debt obligations of which are rated at least “A2” by Moody’s and (B) with respect to S&P, (I) in the case of such investments with maturities of sixty (60) days or less, the short term obligations of which are rated at least “A-1” by S&P, and (II) in the case of such investments with maturities of more than sixty (60) days, the short term obligations of which are rated “A-1+” by S&P (or at least “A-1” by S&P, if the long term obligations of which are rated at least “AA-” by S&P), (or, in each case, if permitted by the Whole Loan, if not rated by S&P or Moody’s, otherwise acceptable to the Rating Agency as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates); provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v)               commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) payable on demand or on a specified date rated (A) with respect to Moody's, the short-term debt obligations of which are rated at least “P-1” by Moody’s or the long-term debt obligations of which are rated at least “A2” by Moody’s and (B) with respect to S&P, (I) in the case of such investments with maturities of sixty (60) days or less, the short term obligations of which are rated at least “A-1” by S&P, and (II) in the case of such investments with maturities of more than sixty (60) days, the short term obligations of which are rated “A-1+” by S&P (or at least “A-1” by S&P, if the long term obligations of which are rated at least “AA-” by S&P), or (ii) have such other ratings as confirmed in a Rating Agency Confirmation;

(vi)               any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, (c) maintains a constant net asset value, and (d) has a rating of “AAAm” by S&P and “Aaa-mf” by Moody’s;

(vii)              units of money market funds (including those managed or advised by the Trustee or its Affiliates) which maintain a constant net asset value, such as the Wells Fargo Money Market Funds; provided that such units of money market funds are rated “AAAm” by S&P and “Aaa-mf” by Moody’s; and

(viii)             any other demand, money market or time deposit, obligation, security or investment with respect to which Rating Agency Confirmation has been obtained from the Rating Agency.

Notwithstanding the foregoing, “Permitted Investments” (i) shall be limited to investments that have an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iii) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made that requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder. Permitted Investments may not be purchased at a price in excess of par.

“Permitted Lender”: As defined in Section 5.3(q).

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, property condition report fees, banking fees, title agency fees or insurance commissions or fees received or retained by the Special Servicer or any of its

Affiliates in connection with any services performed by such party with respect to the Whole Loan, subject to Section 3.17 of this Agreement.

“Permitted Transferee”: Any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person would not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Person or (e) a U.S. Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Pre-Closing 17g-5 Information”: As defined in Section 8.14(b).

“Prepayment Date” The date of defeasance or prepayment of the Whole Loan pursuant to the terms of the Mortgage Loan Agreement.

“Prepayment Fees”: An amount equal to the greater of (i) the Yield Maintenance Premium, or (ii) 1% of the unpaid principal balance of the Whole Loan as of the Prepayment Date.

“Prime Rate”: The “prime rate” published in The Wall Street Journal. If The Wall Street Journal ceases to publish the “prime rate”, then the Servicer shall select an equivalent publication that publishes such “prime rate”, and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Servicer shall reasonably select a comparable interest rate index.

“Principal Balance Certificates”: The Class A, Class B, Class C, Class D and Class E Certificates.

“Privileged Information”: Any (i) correspondence or other communications between the Directing Holder or a Risk Retention Consultation Party, on one hand, and the Special Servicer, on the other hand, related to the Whole Loan if it is subject to a Special Servicing Loan Event or the exercise of the consent or consultation rights of the Directing Holder or a Risk Retention Consultation Party under this Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust’s position in any ongoing or future negotiations with the Mortgage Loan Borrower or other interested party, and (iii) information subject to attorney-client privilege. The Servicer and the Special Servicer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, any RR ABS Interest Owner or any Person (including the Directing Holder, the Controlling Class Representative, any Companion Loan Holder and any Risk Retention Consultation Party) who provides the Certificate Administrator with an Investor Certification in the form of Exhibit K-1, and any NRSRO (including the Rating Agency) that provides the Certificate Administrator with an NRSRO Certification in the form of Exhibit M, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website, as applicable; provided that in no event shall a Borrower Related Party be considered a Privileged Person and such person shall only be entitled to the Distribution Date Statement. However, such Borrower Related Party shall be entitled to receive access to the Distribution Date Statements posted on the Certificate Administrator’s Website. The provisions herein shall not limit the Servicer’s or the Special Servicer’s ability to make accessible certain information regarding the Trust Loan at a website maintained by the Servicer or the Special Servicer. None of the Servicer, the Special Servicer or the Certificate Administrator shall be liable for any communication to the Directing Holder, the Controlling Class Certificateholder, the RR ABS Interest Owners or the Risk Retention Consultation Parties or disclosure of information if the Servicer, the Special Servicer or the Certificate Administrator, as applicable, did not receive prior written notice that the Directing Holder or Controlling Class Certificateholder, an RR ABS Interest Owner or a Risk Retention Consultation Party is a Borrower Related Party. Each of the Servicer, the Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on any written notice from the Directing Holder or Controlling Class Certificateholder, an RR ABS Interest Owner or a Risk Retention Consultation Party that it is or is no longer a Borrower Related Party.

“Property”: As defined in the Mortgage Loan Agreement.

“Property Management Agreement”: As defined in the Mortgage Loan Agreement.

“Property Protection Advances”: As defined in Section 3.23(b).

“QIB”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Bidder”: As defined in Section 7.2(b).

“Qualified Insurer Ratings”: With respect to an insurer, a rating that is no lower than (a) “A-” by S&P, (b) “A3” by Moody’s, (c) “A-” by Fitch, (d) “A-:VIII” by AM Best or (e) the equivalent by KBRA (or such other rating as to which a Rating Agency Confirmation has been obtained).

“Qualified Mortgage”: A “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage, or any substantially similar successor provision).

“Qualified Servicer”: With respect to the applicable replacement Servicer or Special Servicer and the non-responding Rating Agency pursuant to Section 3.26 hereof, the applicable replacement (i) with respect to S&P, is listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, (ii) with respect to DBRS Morningstar, the replacement servicer or special servicer, as applicable, is currently acting as a servicer or special servicer, as applicable, on a transaction -level basis on a CMBS transaction currently rated by DBRS Morningstar that currently has securities outstanding and for which DBRS Morningstar has not cited servicing concerns of the replacement servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by DBRS Morningstar in a commercial mortgage-backed securitization transaction rated by DBRS Morningstar and serviced by the applicable replacement servicer or special servicer, as applicable, prior to the time of determination, (iii) with respect to Fitch, is rated at least “CMS3” (in the case of the servicer) or “CSS3” (in the case of the special servicer); (iv) with respect to KBRA, KBRA has not publicly cited servicing concerns with the applicable replacement Servicer or Special Servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable replacement servicer or special servicer, as applicable, prior to the time of determination and (v) with respect to Moody’s, (a) has been appointed and currently serves as a master servicer or special servicer, as applicable, on a “transaction level” basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) is not a master servicer or special servicer, as applicable, that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction rated by Moody’s and serviced by the applicable replacement servicer or special servicer, as applicable, prior to the time of determination.

“Rated Final Distribution Date”: The Distribution Date occurring in February 2042.

“Rating Agency”: DBRS Morningstar and its successors-in-interest. If neither the Rating Agency nor any successor remains in existence, “Rating Agency” shall be deemed to refer to such other nationally recognized statistical rating organization or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Servicer, the Special Servicer, the Certificate Administrator and the Trustee and specific ratings of DBRS Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in the form of electronic mail, facsimile, press release, posting to its internet website or such other means then considered industry standard as determined by the Rating Agency) by the Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency) (in the case of the Rating Agency with respect to the Certificates) and the credit rating of any Companion Loan Securities (in the case of the Rating Agency or Companion Loan Rating Agency with respect to such Companion Loan Securities); provided, that if a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review or to decline to review the matter for which the Rating Agency Confirmation is sought is received (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the Rating Agency with respect to such matter shall not apply; provided, further that any Rating Agency Confirmation is subject to the terms set forth in Section 3.26.

“Realized Losses”: RR Realized Losses and Non-RR Realized Losses.

“Record Date”: With respect to any Distribution Date, the close of business on the last day of the calendar month preceding the calendar month in which such Distribution Date occurs, or if such last day is not a Business Day, the Business Day immediately preceding such last day.

“Regular Non-RR Principal Distribution Amount”: For each Distribution Date and any Class of Principal Balance Certificates, an amount equal to the Non-RRI Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein. Each of the parties hereto acknowledge that the Regulation AB provisions herein shall be construed as if the Certificates were publicly registered and reporting were required at all times.

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Certificate”: As defined in Section 5.2(a).

“Related Certificates”, “Related Uncertificated Lower-Tier Interests”: For the following Classes of Certificates and Classes of Uncertificated Lower Tier Interests, the related Class of Certificates or Class of Uncertificated Lower Tier Interest, as applicable, set forth below:

Related Uncertificated Lower-Tier Interests	Related Certificates or RR Interest
Class LA Uncertificated Interest	Class A
Class LB Uncertificated Interest	Class B
Class LC Uncertificated Interest	Class C
Class LD Uncertificated Interest	Class D
Class LE Uncertificated Interest	Class E
Class LRR Uncertificated Interest	Class RR
LRI Uncertificated Interest	RR Interest

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC Provisions”: Provisions of the Code relating to “real estate mortgage investment conduits,” including Sections 860A through 860G of the Code and any related regulations or announcements promulgated thereunder by the U.S. Department of the Treasury.

“Relevant Action”: As defined in Section 3.26.

“Remittance Date”: With respect to each Distribution Date, the Business Day immediately preceding such Distribution Date.

“Rents from Real Property”: With respect to the Foreclosed Property, gross income of the character described in Section 856(c)(3)(A) of the Code.

“REO Management Fee”: As to the Property when it is Foreclosed Property, a fee payable out of the Foreclosed Property Account to the Successor Manager for managing such Property while it is owned by the Trust Fund, which shall be reasonable and customary in the market in which such Property is located.

“Reportable Event”: As defined in Section 5.2(a).

“Reporting Servicer”: The Servicer, the Special Servicer or a Servicing Function Participant engaged by any such party, as the case may be.

“Repurchase Communication”: For purposes of Section 2.9(a) only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Mortgage File”: With respect to any repurchase of (a) the Trust Loan, the Mortgage File and (b) solely a Sponsor’s Percentage Interest in the Trust Loan, the repurchasing Sponsor’s Note.

“Repurchase Price”: An amount (without duplication) generally equal to the sum of (i) the unpaid principal balance of the Trust Loan, (ii) accrued and unpaid interest on the Trust Loan at the applicable Note Interest Rate (exclusive of the Default Interest) to and including the last day of the related Whole Loan Interest Accrual Period in which the repurchase is to occur, (iii) unreimbursed Property Protection Advances and Administrative Advances together with interest on such Advances, (iv) an amount equal to all interest on outstanding Monthly Payment Advances, (v) any unpaid Trust Fund Expenses and (vi) any other out-of-pocket expenses reasonably incurred or expected to be incurred by the Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee arising out of the enforcement of the repurchase obligation. No Liquidation Fee shall be paid by the Sponsors in connection with a repurchase of the Trust Loan (or any Sponsor Percentage Interest in the Trust Loan) pursuant to the Loan Purchase Agreement if such repurchase occurs due to a Material Breach or a Material Document Defect pursuant to the Loan Purchase Agreement.

“Repurchase Request”: As defined in Section 2.9(a).

“Repurchase Request Withdrawal”: As defined in Section 2.9(b).

“Requesting Holders”: As defined in Section 3.7(a).

“Requesting Party”: As defined in Section 3.26(a).

“Required Advance Amount”: With respect to any Distribution Date, an amount equal to (a) the amount of the Monthly Payment Advance (taking into account any Appraisal Reduction Amount with respect to the Trust Loan as of such Distribution Date) that would be required to be made on the related Remittance Date by the Servicer pursuant to this Agreement had the Mortgage Loan Borrower not made any portion of the Monthly Payment of principal (if any) and interest (or an Assumed Monthly Payment) for the related Mortgage Loan Payment Date less (b) the aggregate compensation payable on such Remittance Date to the Certificate Administrator in respect of the Certificate Administrator Fee (including the portion that constitutes the Trustee Fee) and to CREFC® in respect of the CREFC® Intellectual Property Royalty License Fees.

“Reserve Account”: Any reserve account required to be maintained under the Mortgage Loan Agreement.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”: With respect to (i) the Trustee, any officer in the Corporate Trust department of the Trustee having direct responsibility for the administration of this Agreement and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator. With respect to the Depositor, any director, vice president, assistant vice president, assistant secretary, treasurer, assistant treasurer, trust officer or any other officer of the Depositor, customarily performing functions similar to those performed by any of the above-designated officers with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in the case of any certification or other document required to be signed by a Responsible Officer, an authorized signatory whose name and specimen signature appears on a list furnished to the Servicer or the Special Servicer, as applicable, by the Depositor, as such list may from time to time be amended.

“Restricted Period”: As defined in Section 5.2(a).

“Retaining Sponsor”: GSMC.

“Risk Retention Allocation Percentage”: A fraction, expressed as a percentage, equal to the RRI Percentage divided by the Non-RRI Percentage.

“Risk Retention Consultation Party”: Each of (i) the party selected by the RR Interest Owners and (ii) the party selected by the RR ABS Interest Owner of the Class RR Certificates, from time to time. The initial Risk Retention Consultation Parties with respect to the RR Interest shall be GSMC and JPMCB. The initial Risk Retention Consultation Party with respect to the Class RR Certificates shall be DBNY.

“Risk Retention Period”: The period from the Closing Date to the date that is the earliest of (a) the date that is the latest of (i) the date on which the aggregate principal balance of the Trust Loan has been reduced to 33% of the aggregate principal balance of the Trust Loan as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the Certificates and the RR Interest have been reduced to 33% of the aggregate total unpaid principal obligations under the Certificates and the RR Interest as of the Closing Date; or (iii) two years after the Closing Date; or (b) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld), the date on which the provisions of the Credit Risk Retention Rule applicable to this transaction has been officially repealed or abolished in its entirety or officially determined by the relevant regulatory agencies to be no longer applicable to this transaction or the RR ABS Interests.

“RR ABS Interest Balance”: The Certificate Balance of the Class RR Certificates or the RR Interest Balance of the RR Interest, as applicable.

“RR ABS Interest Distribution Amount”: With respect to any Distribution Date and the RR ABS Interests, an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed to the Offered Certificates pursuant to clauses first, fourth, seventh, tenth and thirteenth of Section 4.1(b) on such Distribution Date.

“RR ABS Interest Owners”: Holders of the Class RR Certificates or the RR Interest Owners, as the case may be.

“RR ABS Interest Rate”: With respect to any Distribution Date, a per annum rate equal to the Net Trust Loan Rate of the Trust Loan.

“RR ABS Interests”: The Class RR Certificates and the RR Interest, individually or collectively, as the context may require.

“RR Appraisal Reduction Amount”: An amount equal to the RRI Percentage of the Appraisal Reduction Amount.

“RR Available Funds”: On each Distribution Date shall be equal to the RRI Percentage of Available Funds for such Distribution Date.

“RR Interest”: An uncertificated interest in the Trust representing the right to receive the RRI Percentage of all amounts collected on the Trust Loan, net of all expenses of the Trust, and distributable on each Distribution Date to Holders of Certificates and to the RR Interest Owners (i.e., representing the right to receive the Risk Retention Allocation Percentage of all amounts distributable on each Distribution Date to the Holders of the Non-RR Certificates). For the avoidance of doubt, the parties hereto agree not to treat the RR Interest as a security under applicable law.

“RR Interest Balance”: With respect to the RR Interest (i) on or prior to the first Distribution Date, an amount equal to the Original RR Interest Balance as specified in the Introductory Statement hereto and (ii) as of any date of determination after the first Distribution Date, the RR Interest Balance on the Distribution Date immediately prior to such date of determination after giving effect to (a) any distributions made on all previous Distribution Dates and treated under this Agreement as allocable to principal and (b) the aggregate amount of RR Realized Losses allocated to the RR Interest, if any, pursuant to Section 4.1(h) on all previous Distribution Dates.

“RR Interest Owners”: The Persons in whose name each of the RR Interest is registered on a registry of ownership maintained by the Certificate Administrator. Goldman Sachs Bank USA, a New York state-chartered bank, and JP Morgan Chase Bank, National Association, a national banking association, are the RR Interest Owners as of the Closing Date.

“RR Principal Distribution Amount”: For each Distribution Date and the RR ABS Interests, an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of principal distributed to the Offered Certificates pursuant to clauses second, fifth, eighth, eleventh and fourteenth of Section 4.1(b) on such Distribution Date.

“RR Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the aggregate RR ABS Interest Balance of the RR ABS Interests after giving effect to distributions made on such Distribution Date exceeds (ii) the product of (a) the RRI Percentage and (b) the outstanding principal balance of the Trust Loan as of the end of the related Collection Period after giving effect to (A) any payments of principal received with respect to the Mortgage Loan Payment Date occurring immediately prior to such Distribution Date and (B) the aggregate reductions of the principal balance of the Trust Loan that have been permanently made as a result of a bankruptcy proceeding, modification or otherwise.

“RRI Percentage”: 5.0%.

“Rule 144A”: As defined in Section 5.2(b).

“Rule 144A Global Certificate”: As defined in Section 5.2(b).

“S&P”: S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and its successors in interest. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Certificate Administrator, the Trustee, the Servicer and the Special Servicer, and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Securities Act”: The Securities Act of 1933, as it may be amended from time to time.

“Sequential Order”: With respect to (i) the Offered Certificates means, with respect to payments of principal of the Principal Balance Certificates on any Distribution Date, the Class A, Class B, Class C, Class D and Class E Certificates, in that order; and (ii) payments in respect of interest on the Non-RR Certificates on any Distribution Date, the Class A and Class X-A Certificates, on a pro rata basis, based on the interest entitlements of each such Class of Certificates with respect to such Distribution Date, and then sequentially to the Class B, Class C, Class D and Class E Certificates, in that order, in each case under clause (i) and (ii) until the principal or interest, as applicable, payable to each such Class is paid in full.

“Servicer”: Wells Fargo Bank, National Association, a national banking association, in its capacity as servicer, and its successors in interest, or if any successor servicer is appointed as herein provided, such successor servicer.

“Servicer Customary Expenses”: As defined in Section 3.17.

“Servicer Servicing Personnel”: The divisions and individuals of the Servicer who are involved in the performance of the duties of the Servicer under this Agreement.

“Servicer Termination Event”: As defined in Section 7.1(a).

“Service(s)” or “Servicing”: In accordance with Regulation AB, the act of servicing and administering the Whole Loan or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities industry.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit L hereto.

“Servicing Fee”: With respect to the Trust Loan and the Companion Loan (including the Foreclosed Property), a fee payable monthly to the Servicer pursuant to Section 3.17 (which includes the Excess Servicing Fee) which will accrue at the Servicing Fee Rate, computed on the basis of the same principal amount, in the same manner, and for the same Whole Loan Interest Accrual Period respecting which any related interest payment on the Note is computed. For the avoidance of doubt, the Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Servicing Fee Rate”: With respect to the Trust Loan, 0.0025% per annum; and with respect to the Companion Loan, a primary servicing fee rate of 0.00125% per annum.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Certificate Administrator, the Trustee, the Servicer and the Special Servicer, that is performing activities that address the Applicable Servicing Criteria as of any date of determination.

“Servicing Officer”: Any officer of the Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Whole Loan whose name and specimen signature appear on a list of servicing officers furnished to the Trustee and the Certificate Administrator on the Closing Date by the Servicer or the Special Servicer, as

applicable, in the form of an Officer’s Certificate, as such list may from time to time be amended.

“Servicing Party”: As defined in Section 7.2(b).

“Servicing-Released Bid”: As defined in Section 7.2(b).

“Servicing-Retained Bid”: As defined in Section 7.2(b).

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the distribution date under the Other Pooling and Servicing Agreement occurring on or immediately following the 45th day after the end of such calendar quarter.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 120th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.3(n).

“Special Notice”: As defined in Section 5.6.

“Special Servicer”: CWCapital Asset Management LLC, in its capacity as special servicer, and its successors in interest, or if any successor special servicer is appointed as herein provided, such successor special servicer.

“Special Servicer Customary Expenses”: As defined in Section 3.17.

“Special Servicer Servicing Personnel”: The divisions and individuals of the Special Servicer who are involved in the performance of the duties of the Special Servicer under this Agreement.

“Special Servicer Termination Event”: As defined in Section 7.1(a).

“Special Servicing Fee”: With respect to the Specially Serviced Loan, a fee payable monthly to the Special Servicer equal to an amount computed on the basis of the same principal amount and for the same period respecting which any related interest payment on the Whole Loan is computed, at a rate of 0.125% per annum until the Special Servicing Loan Event with respect to such Specially Serviced Loan no longer exists. Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Special Servicer under this Agreement. For the avoidance of doubt, the Special Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Special Servicing Loan Event”: With respect to the Whole Loan, (i) the Mortgage Loan Borrower has not made two (2) consecutive Monthly Payments (and have not cured at least one such delinquency by the next Mortgage Loan Payment Date under the Mortgage Loan Documents) in respect of the Whole Loan; (ii) the Servicer and/or the Trustee have made three (3) consecutive Monthly Payment Advances with respect to the Trust Loan (regardless of whether such Monthly Payment Advances have been reimbursed); (iii) the

Mortgage Loan Borrower fails to make the Balloon Payment when due, and the Mortgage Loan Borrower has not delivered to the Servicer, on or before the Mortgage Loan Payment Date of such Balloon Payment, (a) a fully executed term sheet, a written refinancing commitment, letter of intent or otherwise binding application for refinancing or purchase or similar document that is, in each case, binding upon an acceptable lender, or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the Servicer that provides that such refinancing or purchase shall occur within one hundred twenty (120) days after the date on which such Balloon Payment will become due (provided that a Special Servicing Loan Event shall occur if either (x) such refinancing does not occur before the expiration of the time period for refinancing specified in such documentation or (y) the Servicer is required to make a Monthly Payment Advance at any time prior to such refinancing or purchase); (iv) the Servicer or the Special Servicer has received notice that the Mortgage Loan Borrower has become the subject as debtor of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors; (v) the Servicer or the Special Servicer has received notice of a foreclosure or threatened foreclosure of a lien on the Property; (vi) the Mortgage Loan Borrower has expressed in writing to the Servicer or the Special Servicer an inability to pay the amounts owed under the Whole Loan in a timely manner, (vii) in the judgment of the Servicer (consistent with Accepted Servicing Practices), a default in the payment of principal or interest under the Whole Loan is reasonably foreseeable unless (a) such reasonably foreseeable default is solely related to a reasonably foreseeable default in the payment of the Balloon Payment on the Stated Maturity Date, (b) the Mortgage Loan Borrower requests the extension of the Stated Maturity Date, (c) the Servicer (with the consent of the Special Servicer), grants an extension of the Stated Maturity Date pursuant to Section 3.4 hereof and (d) such extension occurs prior to the Stated Maturity Date; or (viii) a default under the Whole Loan of which the Servicer has notice (other than a failure by the Mortgage Loan Borrower to pay principal or interest) and that materially and adversely affects the interests of the Certificateholders, RR Interest Owners or the Companion Loan Holders has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan Documents (or, if no grace period is specified, sixty (60) days); provided that a Special Servicing Loan Event will cease (a) with respect to the circumstances described in any of clauses (i), (ii) and (iii) above, when the Mortgage Loan Borrower has brought the Whole Loan current (including pursuant to the workout of the Whole Loan) and with respect to clauses (i) and (ii) above, after the occurrence of such event when the Mortgage Loan Borrower makes three (3) consecutive full and timely Monthly Payments on the Whole Loan, or (b) with respect to the circumstances described in clauses (iv), (v), (vi), (vii) and (viii) above, when such circumstances cease to exist in the judgment of the Special Servicer (consistent with Accepted Servicing Practices); provided in any case, that at that time no other circumstance exists (as described above) that would constitute a Special Servicing Loan Event.

“Specially Serviced Loan”: The Whole Loan after the occurrence and during the continuance of a Special Servicing Loan Event.

“Sponsor Percentage Interest”: The following: (i) as to GSMC, an approximately 55.0% interest in the Trust Loan, (ii) as to GACC, an approximately 22.5% interest in the Trust Loan, and (iii) as to JPMCB, an approximately 22.5% interest in the Trust Loan.

“Sponsors”: As defined in the Introductory Statement.

“Startup Day”: As defined in Section 12.1(c).

“Stated Maturity Date”: The Mortgage Loan Payment Date in February 2030, or such earlier date as may result from acceleration of the Whole Loan in accordance with the terms of the Mortgage Loan Agreement.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities industry) of the Whole Loan but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to the Whole Loan under the direction or authority of the Servicer (or a Sub-Servicer of the Servicer), the Special Servicer (or a Sub-Servicer of the Special Servicer) or an Additional Servicer (or a Sub-Servicer of an Additional Servicer).

“Sub-Servicer”: Any Person that (i) Services the Whole Loan on behalf of the Servicer, Special Servicer or any Sub-Servicer and (ii) is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the servicing functions required to be performed by the Servicer, Special Servicer, Servicing Function Participant or an Additional Servicer, under this Agreement, with respect to the Whole Loan, that are identified in Item 1122(d) of Regulation AB.

“Subsequent Asset Status Report”: As defined in Section 3.10(h).

“Successful Bidder”: As defined in Section 7.2(b).

“Successor Manager”: Any independent contractor as selected or retained by the Special Servicer, on behalf of the Trust, to serve as manager of a Foreclosed Property, which designation, as evidenced by a Rating Agency Confirmation from the Rating Agency, will not result in the downgrade, withdrawal or qualification of the ratings assigned to the Certificates by the Rating Agency.

“Temporary Regulation S Global Certificate”: As defined in Section 5.2(a).

“Terminated Party”: As defined in Section 7.1(d).

“Terminating Party”: As defined in Section 7.1(d).

“Transferee Affidavit”: As defined in Section 5.3(o)(ii).

“Transferor Letter”: As defined in Section 5.3(o)(ii).

“Treasury”: The United States Department of the Treasury.

“Treasury Constant Yield”: As defined in the Mortgage Loan Agreement.

“Trigger Period”: As defined in the Mortgage Loan Agreement.

“Trust”: The trust formed pursuant to this Agreement.

“Trust Fund”: The corpus of the Trust created by this Agreement, consisting of (i) the Trust Loan, including the related Notes, together with the Mortgage File relating thereto; (ii) all scheduled and unscheduled payments on or collections in respect of the Trust Loan (including all interest that accrues on the Trust Loan on or after the Cut-off Date and all scheduled principal received on or with respect to the Trust Loan on the Cut-off Date); (iii) the Foreclosed Property (but only to the extent of the Trust’s interest in such Foreclosed Property) and Foreclosed Property Account; (iv) all revenues received in respect of the Foreclosed Property (but only to the extent of the Trust’s interest in such Foreclosed Property); (v) the Servicer’s, Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the insurance policies with respect to the Property required to be maintained pursuant to this Agreement and any proceeds thereof (but only to the extent of the Trust’s interest therein); (vi) any Collateral Security Documents; (vii) any indemnities or guaranties given as additional security for the Notes (including the Environmental Indemnity relating to the Property); (viii) all funds deposited in the Collection Account, the Interest Reserve Account and the Distribution Account, including reinvestment income thereon (except as otherwise provided herein); (ix) the rights and remedies of the Depositor under the Loan Purchase Agreement; (x) the security interest in the Reserve Accounts granted pursuant to Section 2.1 (but only to the extent of the Trust’s interest therein); (xi) all other assets included or to be included in the Lower-Tier REMIC for the benefit of the Upper-Tier REMIC; (xii) the Uncertificated Lower-Tier Interests; (xiii) the Closing Date Deposit Amount; and (xiv) the proceeds of any of the foregoing.

“Trust Fund Expenses”: Any unanticipated and certain other default related expenses incurred by the Trust Fund (including, without limitation, all interest on Advances and all Mortgage Loan Borrower’s Reimbursable Trust Fund Expenses, to the extent not reimbursed by the Mortgage Loan Borrower) and all other amounts (such as indemnification payments to any party to this Agreement) permitted to be retained, reimbursed or withdrawn and remitted by the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, from the Collection Account or the Distribution Account pursuant to this Agreement.

“Trust Loan”: As defined in the Introductory Statement.

“Trust A Notes”: As defined in the Introductory Statement.

“Trust Notes”: As defined in the Introductory Statement.

“Trust REMIC”: The Upper-Tier REMIC or the Lower-Tier REMIC, individually or collectively, as the context may require.

“Trustee”: Wilmington Trust, National Association, a national banking association, in its capacity as trustee, and its successors in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”: The portion of the Certificate Administrator Fee payable monthly by the Certificate Administrator to the Trustee pursuant to Section 8.5.

“Trustee Personnel”: The divisions and individuals of the Trustee who are involved in the performance of the duties of the Trustee under this Agreement.

“Unapplied Non-Retained Certificate Appraisal Reduction Amount”: As defined in Section 3.7(c).

“Uncertificated Lower-Tier Interests”: Any of the Class LA, Class LB, Class LC, Class LD, Class LE, Class LRR and Class LRI Uncertificated Interests.

“Uninsured Cause”: Any cause of damage to property of the Mortgage Loan Borrower subject to the Mortgage such that the complete restoration of such property is not fully reimbursable (but without regard to any applicable deductible provisions) by any insurance policy required to be maintained with respect thereto pursuant to the terms of the Mortgage Loan Documents or this Agreement.

“Unscheduled Payments”: With respect to any Distribution Date, all payments and collections received by the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, with respect to the Whole Loan or upon foreclosure or liquidation of the Property (net of related foreclosure expenses and Liquidation Expenses) during the related Collection Period including, but not limited to, prepayments due to acceleration of the Whole Loan, Net Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, Net Foreclosure Proceeds, voluntary prepayments and other payments and collections on the Whole Loan not scheduled to be received, other than Monthly Payments or the Balloon Payment.

“Upper-Tier Distribution Account”: A subaccount of the Distribution Account, which shall be an asset of the Trust Fund and the Upper-Tier REMIC.

“Upper-Tier REMIC”: One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier Distribution Account.

“U.S. Person”: A Person that is a citizen or resident of the United States, a corporation or partnership (except as provided in applicable Treasury regulations) created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided as applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as a U.S. Person).

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At any time that any Certificates are outstanding, the Voting Rights shall be allocated to each Class of Certificateholders as follows: (1) 4% in the aggregate to the Class X-A Certificates (for so long as the Notional Amount of such Class has not been reduced to zero), and (2) in the case of any other Class of Certificates, a percentage equal to the product of (x) 96% and (y) a percentage equal to the Certificate Balance (and in connection with certain votes under this Agreement, taking into account any notional reduction in the Certificate Balance for Non-Retained Certificate Appraisal Reduction Amounts (or in the case of the Class RR Certificates, the RR Appraisal Reduction Amount) allocated to the Principal Balance Certificates and the Class RR Certificates) of the Class, in each case, determined as of the prior Distribution Date, divided by the aggregate Certificate Balance (and in connection with certain votes under this Agreement, taking into account any notional reduction in the Certificate Balance, for Non-Retained Certificate Appraisal Reduction Amounts (or in the case of the Class RR Certificates, the RR Appraisal Reduction Amount) allocated to the Principal Balance Certificates and the Class RR Certificates) of all Classes of Certificates, each determined as of the prior Distribution Date. The Class R Certificates and the RR Interest shall not be entitled to any Voting Rights.

“Whole Loan”: As defined in the Introductory Statement hereto.

“Whole Loan Interest Accrual Period”: With respect to the Whole Loan or any Note for any Mortgage Loan Payment Date, the period from and including the 6th day of the calendar month preceding the month in which such Mortgage Loan Payment Date occurs through and including the 5th day of the calendar month in which such Mortgage Loan Payment Date occurs.

“Withheld Amounts”: As defined in Section 3.4(d).

“Workout Fee”: A fee payable to the Special Servicer pursuant to Section 3.17 and calculated by the application of the Workout Fee Rate to each payment of principal and interest (other than Default Interest) made on the Whole Loan following resolution of a Special Servicing Loan Event by a written agreement with the Mortgage Loan Borrower negotiated by the Special Servicer for so long as another Special Servicing Loan Event does not occur. Notwithstanding the foregoing, the Workout Fee with respect to the Specially Serviced Loan shall be reduced by any Modification Fees paid by or on behalf of the Mortgage Loan Borrower and received by the Special Servicer as compensation, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Workout Fee Rate”: A rate equal to the lesser of (a) 0.2500% and (b) such lower rate as would result in a Workout Fee of $1,000,000 when applied to each expected payment of principal and interest (other than Default Interest) made on the Whole Loan following resolution of a Special Servicing Loan Event by a written agreement with the Mortgage Loan Borrower negotiated by the Special Servicer for so long as another Special Servicing Loan Event does not occur.

“Yield Maintenance Premium”: As defined in the Mortgage Loan Agreement.

Section 1.2.          Interpretation. (a)  Whenever this Agreement refers to a Distribution Date and a “related” Collection Period, Whole Loan Interest Accrual Period, Certificate Interest Accrual Period or Mortgage Loan Payment Date, such reference shall be to the Collection Period, Whole Loan Interest Accrual Period, Certificate Interest Accrual Period or Mortgage Loan Payment Date, as applicable, immediately preceding such Distribution Date.

(b)                     Whenever this Agreement refers to a Distribution Date and an “applicable” Pass-Through Rate, such reference shall be to the Pass-Through Rate for the applicable Class for the related Certificate Interest Accrual Period.

(c)                     The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references contained in this Agreement are references to Sections and Exhibits in or to this Agreement unless otherwise specified.

(d)                     Interest on the Certificates shall be computed (including interest at any Pass-Through Rate) on the basis of a 360 day year consisting of twelve 30-day months.

Section 1.3.          Certain Calculations in Respect of the Trust Loan or the Whole Loan. (a)  All amounts collected by or on behalf of the Trust in respect of the Trust Loan or the Whole Loan, as applicable, in the form of payments from the Mortgage Loan Borrower, Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds shall be applied to amounts due and owing under the Mortgage Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan Documents and the Co-Lender Agreement; provided, however, in the absence of such express provisions in the Mortgage Loan Documents or if and to the extent that such terms authorize the Mortgage Loan Lender to use its discretion and in any event for purposes of calculating distributions hereunder after a Mortgage Loan Event of Default, all such amounts collected will be applied in the following order of priority: first, as a recovery of any related and unreimbursed Advances plus interest accrued thereon and, without duplication, unreimbursed Mortgage Loan Borrower’s Reimbursable Trust Fund Expenses; second, as a recovery of Nonrecoverable Advances or interest on Nonrecoverable Advances to the extent previously reimbursed from principal collections with respect to the Whole Loan or Trust Loan, as applicable (which amount allocated to the Trust Loan is required to be treated as a collection on the Trust Loan in respect of principal in calculating the Regular Principal Distribution Amount); third, less any amounts reimbursed as Monthly Payment Advances in clause (i) above, as a recovery of accrued and unpaid interest on each Note to the extent of the excess of (i) accrued and unpaid interest on such Note at the applicable Net Trust Loan Rate (without giving effect to any increase in the such Net Trust Loan Rate required under the Mortgage Loan Agreement as a result of a Mortgage Loan Event of Default) through and including the end of the related Whole Loan Interest Accrual Period in which such collections are received by or on behalf of the Trust (or, in the case of a full Monthly Payment from the Mortgage Loan Borrower, through the related Distribution Date), over (ii)(x) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Note that have occurred in connection with Appraisal Reduction Amounts and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related Monthly Payment Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such Monthly Payment Advance from being made) would not have been advanced because of the reductions in the amount of the interest portion of the related Monthly Payment Advances for such Notes that would have occurred in connection with Appraisal Reduction Amounts (to the extent that collections have not been applied as a recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) (such accrued and unpaid interest to be applied pursuant to the Co-Lender Agreement); fourth, as a recovery of principal of the Whole Loan or the Trust Loan, as applicable, then due and owing, including by reason of acceleration of the Whole Loan following a Mortgage Loan Event of Default (or, if the Whole Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance) (such principal to be applied pursuant to the Co-Lender Agreement); fifth, as a recovery of accrued and unpaid interest on the Trust Loan to the extent of the cumulative amounts of reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Trust Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such Monthly Payment Advance not having been made as a result of a determination by the Servicer that such Monthly Payment Advance would have been a Nonrecoverable Advance (to the extent collections have not been applied as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates); sixth, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to the Whole Loan or the Trust Loan, as applicable; seventh, as a recovery of any other reserves to the extent then required to be held in escrow; eighth, as a recovery of any Prepayment Fees then due and owing under the Whole Loan or the Trust Loan, as applicable, (such Prepayment Fees to be applied according to the Co-Lender Agreement designed to achieve an allocation to the Certificates and RR Interest as described in Section 4.3); ninth, as a recovery of any Default Interest or late charges then due and owing under the Whole Loan or the Trust Loan, as applicable (such Default Interest and late charges to be applied pursuant to the Co-Lender Agreement); tenth, as a recovery of any assumption fees, assumption application fees, defeasance fees, consent fees, release fees, substitution fees, Modification Fees and similar fees then due and owing under the Whole Loan or Trust Loan, as applicable; and eleventh, as a recovery of any other amounts then due and owing under the Whole Loan or Trust Loan, as applicable, provided that, to the extent required under the REMIC Provisions, payments or proceeds received with respect to the release of any portion of the Property (including following a condemnation) from the lien of the Mortgage and Mortgage Loan Documents must be allocated to reduce the principal balance of the Whole Loan in the manner permitted by such REMIC Provisions if, immediately following such release, the loan-to value ratio of the Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

(b)                     Collections by or on behalf of the Trust in respect of the Foreclosed Property (exclusive of amounts to be applied to the payment of the costs of operating, managing, leasing, maintaining and disposing of such Foreclosed Property) shall be applied in the following order of priority: first, as a recovery of any related and unreimbursed Advances plus interest accrued on such advances with respect to the Whole Loan or the Trust Loan, as applicable, and, without duplication, unreimbursed Mortgage Loan Borrower’s Reimbursable Trust Fund Expenses; second, as a recovery of Nonrecoverable Advances or interest on Nonrecoverable Advances to the extent previously reimbursed from principal collections with respect to the Whole Loan or the Trust Loan, as applicable, (which amount allocated to the Trust Loan is required to be treated as a collection on the Trust Loan in respect of principal in calculating the Regular Principal Distribution Amount); third, less any amounts reimbursed as Monthly Payment Advances in clause (i) above as a recovery of accrued and unpaid interest on each Note, to the extent of the excess of (i) accrued and unpaid interest on such Note at the applicable Net Trust Loan Rate (without giving effect to any increase in such Net Trust Loan Rate of such Note required under the Mortgage Loan Agreement as a result of a Mortgage Loan Event of Default) through and including the end of the related Whole Loan Interest Accrual Period in which such collections are received by or on behalf of the Trust, over (ii)(x) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment

Advances for the Note that have occurred in connection with Appraisal Reduction Amounts and (v) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related Monthly Payment Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such Monthly Payment Advance being made) would not have been advanced because of the reductions in the amount of the interest portion of the related Monthly Payment Advances for such Notes that would have occurred in connection with Appraisal Reduction Amounts (to the extent that collections have not been applied as a recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) (such accrued and unpaid interest to be applied pursuant to the Co-Lender Agreement); fourth, as a recovery of principal of the Whole Loan or Trust Loan, as applicable, to the extent of its entire unpaid principal balance (such principal to be applied pursuant to the Co-Lender Agreement); fifth, as a recovery of accrued and unpaid interest on the Trust Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Trust Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such Monthly Payment Advance not having been made as a result of a determination by the Servicer that such Monthly Payment Advance would have been a Nonrecoverable Advance (to the extent that collections have not been applied as a recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates); sixth, as a recovery of any Prepayment Fees then due and owing under the Whole Loan or Trust Loan, as applicable (such Prepayment Fees to be applied pursuant to the Co-Lender Agreement designed to achieve an allocation to the Certificates and RR Interest as described in Section 4.3); seventh, as a recovery of any Default Interest or late charges then deemed to be due and owing under the Whole Loan; eighth, as a recovery of any assumption fees, assumption application fees, defeasance fees, consent fees, release fees, substitution fees, Modification Fees and similar fees then due and owing under the Whole Loan or the Trust Loan, as applicable; and ninth, as a recovery of any other amounts deemed to be due and owing in respect of the Whole Loan or Trust Loan, as applicable.

(c)                     Notwithstanding anything to the contrary in the Co-Lender Agreement, but without changing any allocations under the Co-Lender Agreement between the Trust Loan and the Companion Loan, upon liquidation of the Trust Loan, a Note related to the Trust Loan or the Foreclosed Property, all Net Liquidation Proceeds received with respect to the Trust Loan or such Note will be applied so that amounts allocated as a recovery of accrued and unpaid interest on the Trust Loan will not, for purposes of making distributions on the Certificates and the RR Interest, include accrued and unpaid interest on the Trust Loan that has not been advanced by the Servicer as a result of Appraisal Reduction Amounts with respect to the Trust Loan or such Note, as applicable, (“Appraisal Reduced Interest”). After the adjusted interest amount is so allocated, any remaining Net Liquidation Proceeds received with respect to the Trust Loan or such Note, as applicable will be allocated to pay principal on the Trust Loan or such Note, as applicable until the unpaid principal amount thereof has been reduced to zero. Any remaining Net Liquidation Proceeds received with respect to the Trust Loan or such Note, as applicable would then be allocated to pay Appraisal Reduced Interest.

(d)                    All net present value calculations and determinations made under this Agreement with respect to the Whole Loan, the Trust Loan, the Companion Loan or the Property or the Foreclosed Property (including for purposes of the definition of “Accepted Servicing

Practices”) shall be made using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Whole Loan, the Trust Loan or such Companion Loan or sale of the Whole Loan, the Trust Loan or such Companion Loan if it is a Defaulted Mortgage Loan, the highest of (1) the rate determined by the Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Mortgage Loan Borrower on similar debt of the Mortgage Loan Borrower as of such date of determination, (2) the Note Interest Rate and (3) the yield on the most recently issued 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

Article 2

DECLARATION OF TRUST; ORIGINAL ISSUANCE OF CERTIFICATES; CREATION OF RR INTEREST

Section 2.1.          Creation and Declaration of Trust; Conveyance of the Trust Loan. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, delivers, sets over, and otherwise conveys or causes to be conveyed in trust to the Trustee for the benefit of Certificateholders and the RR Interest Owners, without recourse (except to the extent otherwise provided herein and in the Mortgage Loan Documents), the Depositor’s right, title and interest, whether now owned or hereafter acquired, now existing or hereafter arising, wherever located, in and to all of the items referred to in the definition of “Trust Fund”, including without limitation (i) all rights and remedies of the Depositor under the Loan Purchase Agreement, (ii) all right, title and interest of the Depositor in, to and under the Reserve Accounts, (iii) all right, title and interest of the Depositor in and to the Trust Loan as of the Closing Date and (iv) all other assets included or to be included in the Lower-Tier REMIC for the benefit of the Upper-Tier REMIC. Such sale, transfer and assignment include any related escrow accounts and any security interest under the Trust Loan (whether in real or personal property and whether tangible or intangible) and all related rights to payments made or required to be made to the Depositor by the Mortgage Loan Borrower or any other party under the Mortgage Loan Documents relating to the Trust Loan. Such sale, transfer and assignment further include all Mortgage Loan Documents relating to the Trust Loan.

(b)                     In connection with such sale, transfer and assignment, the Depositor does hereby deliver to, and deposit with the Custodian (with copies to the Servicer) (i) the original Note A-1-S-1, Note A-2-S-1, Note A-3-S-1, Note B-1, Note B-2 and Note B-3 (or if any such Note has been lost, a lost note affidavit), endorsed without recourse to the order of the Trustee in the following form: “Pay to the order of Wilmington Trust, National Association, solely in its capacity as Trustee for the benefit of the Holders of the MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, and the RR Interest Owners, without recourse or warranty except as set forth in the Trust and Servicing Agreement dated as of February 26, 2020, among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian”, which Notes and all endorsements thereon shall show a complete chain of endorsement from the original payee(s) to the Trustee and (ii) on or before the date occurring fifteen (15) days after the Closing Date (the “Delivery Date”), the following documents or instruments in existence as of the Closing Date with respect to the Trust Loan (collectively with the original Notes required under clause (i) above, the “Mortgage File”), in each case executed (if applicable) by the parties thereto:

(A)             a copy or original Mortgage Loan Agreement, including all amendments thereto;

(B)              each original recorded counterpart of the Mortgage and supplemental Mortgage or certified copies thereof from the applicable recording office (or copies thereof from the applicable recording office if (to the knowledge of the applicable Sponsor or its third-party vendor, as certified by such party to the Custodian in writing) it is not the practice of such office to provide certified copies, provided that the Custodian may conclusively rely on any such certification by such Mortgage Loan Seller or third-party vendor and shall not be required to investigate whether any recording office cannot provide a certified copy);

(C)             each original recorded Assignment of Mortgage and, to the extent a supplemental Mortgage exists, an assignment of supplemental Mortgage, each in favor of the Trustee, and in a form that is complete and suitable for recording in the applicable jurisdiction in which the Property is located to “Wilmington Trust, National Association, solely in its capacity as Trustee for the benefit of the Holders of the MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, and the RR Interest Owners”, without recourse;

(D)             an original or copy of the Environmental Indemnity;

(E)              an original or copy of the Lockbox Agreement;

(F)               an original or copy of the Guaranty;

(G)              an original or copy of the Cash Management Agreement;

(H)             where applicable, a copy of each UCC-1 financing statement (and an original thereof shall have been sent for filing), together with a fully executed UCC-3 financing statement, in a form that is complete and suitable for filing, disclosing the assignment from the secured party named in such UCC-1 financing statement to the Trustee of the security interest in the personal property and other UCC collateral constituting security for repayment of the Whole Loan;

(I)               an original or copy of the lender’s title insurance policies obtained in connection with the origination of the Whole Loan (or marked, signed commitments to insure or pro forma title insurance policies), together with any endorsements thereto (which may be in the form of an electronically issued policy);

(J)               a copy of the Co-Lender Agreement;

(K)             any other material written agreements related to the Whole Loan or any other documents and/or certifications executed and/or delivered by the Mortgage Loan Lender, the Mortgage Loan Borrower, the Borrower Sponsor, the Guarantor or any other person or entity in connection with the closing of the Whole Loan or any amendment thereof and any legal opinions delivered in connection with the closing of the Whole Loan;

(L)              a copy of the Property Management Agreement;

(M)            an original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage), together with originals or copies of any intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(N)             all other instruments, if any, constituting additional security for the repayment of the Whole Loan;

(O)             a copy of any consent and subordination of management agreement; and

(P)               any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing as of the Closing Date.

If the Depositor cannot deliver, or cause to be delivered, any of the documents and/or instruments referred to in clauses (ii)(B), (C) and (H) of this Section 2.1(b) with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered for filing or recordation, the delivery requirements of Section 2.1 shall be deemed to have been satisfied on a provisional basis as of the Delivery Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the Sponsors to be a true and complete copy of the original thereof submitted for filing or recording) is delivered to the Custodian on or before the Delivery Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office, in the case of the documents and/or instruments referred to in clause (ii)(B), (C) and (H) of this Section 2.1 (b) to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within 180 days of the Closing Date (or within such longer period, not to exceed eighteen (18) months, after the Closing Date as the Custodian shall consent to, so long as the Depositor is, as certified in writing to the Custodian no less often than every ninety (90) days, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy).

The Depositor shall cause the Sponsors to provide the Servicer a copy of the Mortgage File on or prior to the Closing Date and promptly following the Closing Date, at its own expense, with copies of all such other documents in its possession constituting part of the Mortgage File.

In addition, the Depositor shall deliver or cause to be delivered to the Servicer for its review, all required insurance policies or certificates issued by the insurers showing such insurance to be in effect on the Closing Date, together with proof of payment of premiums relating thereto (which may consist of such policies or certificates).

Each Assignment of the Mortgage, assignment of a Collateral Security Document (to the extent such documents are required to be recorded or filed) and UCC-3 financing statements to be filed in the appropriate public recording office for real property records or UCC financing statements shall be filed or recorded, as applicable, by the Sponsors or their designee, with instructions to return all such recorded documents, or other evidences of filing issued by the applicable governmental offices, to the Custodian at 1055 10th Avenue Southeast, Minneapolis, Minnesota 55414, with a copy to the Servicer. In the event that any such document is determined to be defective or not to be in compliance with the requirements of the applicable filing office or recording depository, or if any such document is lost or returned unrecorded because of a defect therein, the Sponsors or their designee shall, upon receipt of the Custodian’s exception report, prepare a substitute document. The Sponsors or their designee shall file or record (or cause to be filed or recorded) such substitute document upon its receipt thereof in the appropriate filing offices or record depositories. Notwithstanding anything to the contrary contained in this Section 2.1(b), in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or assignment of a Collateral Security Document, if applicable, after any has been recorded, the obligations of the Depositor hereunder and the obligations of the Sponsors under the Loan Purchase Agreement shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage or assignment of a Collateral Security Document, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof.

The ownership of the Notes, the Mortgage, the Collateral Security Documents and all other contents of the Mortgage File shall be vested in the Trust or the Trustee in trust for the benefit of the Certificateholders and the RR Interest Owners, other than the Notes related to the Companion Loans, the Companion Loan Holders. The Depositor, the Certificate Administrator, the Servicer and the Special Servicer agree to take no action inconsistent with the Trustee’s ownership of the Trust Loan and to promptly indicate to all inquiring parties that the Trust Loan has been sold and to claim no ownership interest in the Whole Loan. All original documents relating to the Trust Loan that are not delivered to the Custodian are and shall be held by the Depositor, the Servicer or the Special Servicer, as the case may be, in trust for the benefit of the Certificateholders and the RR Interest Owners. In the event that any such original document is required pursuant to the terms of this Section 2.1(b) to be a part of a Mortgage File, such document shall be delivered promptly to the Custodian.

The conveyance of the Trust Loan and the related rights and property accomplished hereby is absolute and is intended by the Depositor to constitute an absolute sale and transfer of the Trust Loan and such other related rights and property by the Depositor to the Trustee in trust for the benefit of the Certificateholders and the RR Interest Owners (and as set forth herein, the Companion Loan Holders), in exchange for the Certificates and the RR Interest being sold by the Depositor. Furthermore, it is not intended that such conveyance be a pledge of security for the Trust Loan. If such conveyance is determined to be a pledge of security for the Trust Loan, however, the Depositor and the Trustee intend that the rights and obligations of the parties to the Trust Loan shall be established pursuant to the terms of this Agreement. The Depositor and the Trustee also intend and agree that, in such event, (i) this Agreement shall constitute a security agreement under applicable law, (ii) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in all of the Depositor’s right, title and interest in and to the assets constituting the Trust Fund, including the Trust Loan subject hereto from time to time, all amounts received on or with respect to the Trust Loan after the Closing Date, all amounts held from time to time in the Collection Account, the Distribution Account, and, if established, the Foreclosed Property Account, and all of the Depositor’s right, title and interest under the Loan Purchase Agreement, (iii) the possession by the Custodian or its agent of the Notes with respect to the Trust Loan subject hereto from time to time and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” or possession by a purchaser or person designated by such secured party for the purpose of perfecting such security interest under applicable law, and (iv) notifications to, and acknowledgments, receipts or confirmations from, Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law.

Section 2.2.          Acceptance by the Trustee, the Custodian and the Certificate Administrator.

(a)                    By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Trust Loan in good faith without notice of adverse claims and the Custodian declares that, in its capacity as Custodian, it holds and will hold or will cause to be held such documents as are delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to it) in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders, the RR Interest Owners and the Companion Loan Holders.

(b)                     The execution and delivery of this Agreement by the Custodian shall constitute certification by the Custodian, that (i) the original Note A-1-S-1, Note A-2-S-1, Note A-3-S-1, Note B-1, Note B-2 and Note B-3 as specified in clause (b)(i) of the definition of “Mortgage File” and all allonges thereto, if any, has been received by the Custodian; and (ii) such original Notes have been reviewed by the Custodian and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgage Loan Borrower), (B) appear to have been executed and (C) purport to relate to the Trust Loan. The Custodian agrees to review or cause to be reviewed the Mortgage File within 30 days after the Closing Date, and to deliver to the Depositor, the Sponsors, the Trustee, the Servicer and the Special Servicer a report (substantially in the form of Exhibit W) certifying, subject to any exceptions found by it in such review, that (A) all documents referred to in Section 2.1(b) have been received, and (B) all documents have been executed, appear on their face to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn, mutilated or otherwise defaced, and appear on their faces to relate to the Trust Loan. The Custodian shall have no responsibility for reviewing the Mortgage File except as expressly set forth in this Section 2.2(b). The Custodian shall be under no duty or obligation to inspect, review, or examine any such documents, instruments or certificates to independently determine that they are valid, genuine, enforceable, legally sufficient, duly authorized, or appropriate for the represented purpose, whether the text of any assignment or endorsement is in proper or recordable form (except to determine if the endorsement conforms to the requirements of Section 2.1(b)), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, to independently determine that any document has actually been filed or recorded in the appropriate office, that any document is other than what it purports to be on its face, or whether the title insurance policies relate to the Property.

(c)                     Upon the first anniversary of the Closing Date, the Custodian shall (i) deliver to the Depositor, the Trustee, the Sponsors, the Mortgage Loan Borrower, the Servicer and the Special Servicer a final exception report as to any remaining documents that are not in the Mortgage File and (ii) request that the Sponsors cause such document deficiency to be cured.

Section 2.3.          Representations and Warranties of the Trustee. (a)  The Trustee hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)                the Trustee is a national banking association, duly organized, validly existing, and is in good standing under the laws of the United States of America; the Trustee possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)               the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not violate the Trustee’s articles of association or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Trustee is a party or which may be applicable to the Trustee or any of its assets, which default or breach of such material contract, agreement or other instrument would have a material adverse effect on the Trustee’s performance of its obligations hereunder;

(iii)              except to the extent that the laws of any jurisdiction in which a part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)              this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Trustee, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)               the Trustee, to its actual knowledge, is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Trustee or that would materially affect the performance of its duties hereunder or thereunder;

(vi)              no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Trustee of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)             to the best of the Trustee’s knowledge, no litigation is pending or threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement; and

(viii)            the Trustee is covered by errors and omissions insurance coverage which is in full force and effect or otherwise complies with the requirements of Section 8.6(b).

(b)                    The respective representations and warranties of the Trustee set forth in this Section 2.3 shall survive until the termination of this Agreement, and shall inure to the benefit of the other parties hereto.

Section 2.4.          Representations and Warranties of the Servicer.

(a)                     Wells Fargo Bank, National Association, as the Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)                it is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States of America; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where the Property is located to the extent required by applicable law and necessary to ensure the enforceability of the Trust Loan and the Companion Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)               the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its articles of association or by-laws, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or its ability to perform its obligations hereunder;

(iii)              this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)              it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)               all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)              there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)             it has errors and omissions insurance and fidelity bond coverage which is in full force and effect or is self-insuring for such risks, which in either case complies with the requirements of Section 3.11(d).

(b)                     The representations and warranties of the Servicer set forth in this Section 2.4 shall survive until termination of this Agreement, and shall inure to the benefit of the parties hereto.

Section 2.5.          Representations and Warranties of the Special Servicer. (a)  CWCapital Asset Management LLC, as the Special Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)                it is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where the Property is located to the extent required by applicable law and necessary to ensure the enforceability of the Mortgage Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)               the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its certificate of organization and limited liability operating agreement, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or its ability to perform its obligations hereunder;

(iii)              this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)              it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)               all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)              there is no pending action, suit or proceeding, arbitration or governmental investigation against it, which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)             it has errors and omissions insurance and fidelity bond coverage which is in full force and effect or is self-insuring for such risks, which in either case complies with the requirements of Section 3.11(d).

(b)                     The representations and warranties of the Special Servicer set forth in this Section 2.5 shall survive until termination of this Agreement, and shall inure to the benefit of the parties hereto.

Section 2.6.            Representations and Warranties of the Depositor. (a)  The Depositor hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)                the Depositor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own its property, to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement, and to create the trust pursuant hereto;

(ii)               the execution, delivery and performance of this Agreement by the Depositor have been duly authorized by all necessary corporate action on the part of the Depositor; neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions herein contemplated, nor the compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under (A) any of the provisions of any law, rule, regulation, judgment, decree or order binding on the Depositor, (B) the organizational documents of the Depositor, or (C) the terms of any indenture or other agreement or instrument to which the Depositor is a party or by which it is bound or any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it;

(iii)              the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby and thereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof;

(iv)              this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)               there are no actions, suits or proceedings pending or, to the best of the Depositor’s knowledge, threatened or likely to be asserted against or affecting the Depositor, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Agreement or (B) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will, if determined adversely to the Depositor, materially and adversely affect its ability to perform its obligations under this Agreement;

(vi)              the Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would materially and adversely affect the ability of the Depositor to perform its obligations hereunder;

(vii)             other than the actions taken pursuant to this Agreement, the Depositor has taken no action to impair or encumber the title to the Trust Loan or to subject it to any offsets, defenses or counterclaims during the Depositor’s ownership thereof;

(viii)            the Depositor is accounting for the transfer of the Trust Loan as a sale under generally accepted accounting principles and, for federal income tax purposes;

(ix)              the Depositor is not, and, after giving effect to the transfers contemplated under this Agreement, will not be, insolvent; and

(x)                the Depositor has not transferred the Trust Loan with an intent to hinder, delay or defraud its creditors.

(b)                    The representations and warranties of the Depositor set forth in Section 2.6 shall survive until termination of this Agreement, and shall inure to the benefit of the Certificateholders, the RR Interest Owners, the Certificate Administrator, the Trustee, the Servicer and the Special Servicer.

(c)                     Neither the Depositor nor any of its Affiliates shall insure or guarantee distributions on the Certificates or the RR Interest. Subject to Section 2.6(a) and (b), none of the

Certificateholders, the RR Interest Owners, the Trustee nor the Certificate Administrator on their behalf shall have any rights or remedies against the Depositor for any losses or other claims in connection with the Certificates, the RR Interest or the Trust Loan except as expressly set forth herein.

Section 2.7.           Representations and Warranties of the Certificate Administrator. (a)  The Certificate Administrator hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)                it is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America; the Certificate Administrator possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)               the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not violate the Certificate Administrator’s articles of association or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which it is a party or which may be applicable to the Certificate Administrator or any of its assets, which default or breach of such material contract, agreement or other instrument would have a material adverse effect on the Certificate Administrator’s performance of its obligations hereunder;

(iii)              the Certificate Administrator has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)              this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Certificate Administrator, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)               the Certificate Administrator, to its actual knowledge, is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Certificate Administrator or that would materially affect the performance of its duties hereunder or thereunder;

(vi)              no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Certificate Administrator of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)             to the best of the Certificate Administrator’s knowledge, no litigation is pending or threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement; and

(viii)            the Certificate Administrator is covered by errors and omissions insurance coverage which is in full force and effect or otherwise complies with the requirements of Section 8.6(b).

(b)                    The respective representations and warranties of the Certificate Administrator set forth in this Section 2.7 shall survive until the termination of this Agreement, and shall inure to the benefit of the other parties hereto.

Section 2.8.            [Reserved].

Section 2.9.             Representations and Warranties Contained in the Loan Purchase Agreement.

(a)                      If (i) any party hereto (A) discovers or receives notice alleging that any document required to be delivered to the Certificate Administrator pursuant to Section 2.1 is not delivered as and when required, is not properly executed or is defective (each, a “Defect”) or (B) discovers or receives notice alleging a breach of any representation or warranty made by the Sponsors relating to the Trust Loan as set forth in Exhibit A to the Loan Purchase Agreement (a “Breach”) or (ii) the Special Servicer or the Depositor receives a Repurchase Communication of a request or demand for repurchase of the Trust Loan alleging a Defect or Breach (any such request or demand, a “Repurchase Request”), then such party shall give prompt written notice of such Defect, Breach or Repurchase Request to the Sponsors, the Risk Retention Consultation Parties, the Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event), the Companion Loan Holders, the other parties hereto and, subject to Section 10.17, the Rating Agency (to the extent notice has not previously been delivered to such Persons pursuant to this sentence). The Special Servicer shall determine if any such Defect or Breach materially and adversely affects the value of the Trust Loan or the interests of the Certificateholders and the RR Interest Owners therein or causes the Trust Loan to fail to be a Qualified Mortgage (any such Defect or Breach, a “Material Document Defect” and a “Material Breach,” respectively). If such Defect or Breach has been determined to be a Material Document Defect or Material Breach, then the Special Servicer shall give prompt written notice thereof to the Sponsors, the other parties hereto and subject to Section 10.17, to the Rating Agency. If such determination is that the Defect or the Breach is a Material Document Defect or a Material Breach, the Special Servicer shall (A) request that the applicable Sponsor within 90 days of receipt of such notice of such Material Document Defect or Material Breach (the “Initial Resolution Period”) (i) repurchase its Sponsor Percentage Interest in the Trust Loan at an amount equal to the product of (a) the Repurchase Price, and (b) such Sponsor’s Sponsor Percentage

Interest in the Trust Loan, (ii) promptly cure such Material Document Defect or Material Breach, as the case may be, in each case in accordance with the terms of the Loan Purchase Agreement or (iii) other than with respect to a Material Document Defect or Material Breach that causes the Trust Loan to fail to be a Qualified Mortgage, indemnify the Trust for its Sponsor Percentage Interest of the losses directly related to such Material Breach or Material Document Defect, subject to receipt of a Rating Agency Confirmation from the Rating Agency with respect to such action and (B) give prompt written notice thereof to the Risk Retention Consultation Parties and the Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event); provided that with respect to any Material Breach or Material Document Defect that would cause the Trust Loan not to be a Qualified Mortgage, the Sponsors will be required to cure such Material Document Defect or Material Breach or to repurchase its Sponsor Percentage Interest of the Trust Loan at a price equal to its Sponsor Percentage Interest of the Repurchase Price within ninety (90) days of the date of discovery of such Material Document Defect or Material Breach. If a Responsible Officer of the Certificate Administrator or a Servicing Officer of the Servicer or the Special Servicer, has actual knowledge that any Sponsor has defaulted on its obligation to repurchase its Sponsor Percentage Interest in the Trust Loan under the Loan Purchase Agreement, such entity shall promptly notify the Trustee, the Certificate Administrator, the Servicer and the Special Servicer, as applicable, and the Certificate Administrator shall notify the Certificateholders and the RR Interest Owners of such default. The Special Servicer shall enforce the obligations of the Sponsors under Section 8 of the Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in such form, to such extent and at such time as if it were, in its individual capacity, the owner of the Trust Loan. The Special Servicer shall be reimbursed for the reasonable costs of such enforcement (it being understood that a Liquidation Fee shall be payable to the Special Servicer as and only to the extent provided herein): first, from a specific recovery of costs, expenses or attorneys’ fees against the applicable Sponsor(s); second, out of the Repurchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to clause (xii) of Section 3.4(c) out of collections on the Trust Loan on deposit in the Collection Account.

(b)                     In the event that a Material Document Defect or Material Breach is capable of being cured but not within the Initial Resolution Period and the applicable Sponsor has commenced and is diligently proceeding with the cure of such Material Breach or Material Document Defect, such Sponsor will have an additional period of no more than 90 days to complete such cure (the “Extended Resolution Period”); provided, that with respect to such additional 90-day period, such Sponsor will be required to deliver an officer’s certificate to the Trustee, Certificate Administrator, Special Servicer and Servicer setting forth the reason why such Material Breach or Material Document Defect is not capable of being cured within the Initial Resolution Period and what actions such Sponsor is pursuing in connection with the cure of such Material Breach or Material Document Defect and stating that such Sponsor anticipates that such Material Breach or Material Document Defect will be cured within the additional 90-day period. The Repurchase Price (or any Sponsor Percentage Interest of the Repurchase Price) will become part of the amounts to be distributed to holders of Certificates and the RR Interest Owner.

If the Special Servicer or the Depositor receives a Repurchase Communication of a withdrawal of a Repurchase Request of which notice has been previously received or given and which withdrawal is by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), such party shall give written notice of such Repurchase Request Withdrawal to the Sponsors, the Risk Retention Consultation Parties, the Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event), the other parties hereto and, subject to Section 10.17 of this Agreement, the Rating Agency (to the extent notice has not previously been delivered to such Persons pursuant to this sentence).

Each notice of a Repurchase Request or Repurchase Request Withdrawal required to be given by a party pursuant to this Section 2.9(b) (each, a “15Ga-1 Notice”) shall be given no later than the tenth (10th) Business Day after receipt of a Repurchase Communication of such Repurchase Request or receipt of a Repurchase Communication of such Repurchase Request Withdrawal, and shall include (i) the identity of the portion of the Trust Loan, (ii) the date such Repurchase Request was received or the date such Repurchase Request Withdrawal was received, as applicable, (iii) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (iv) in the case of 15Ga-1 Notices provided by the Special Servicer, a statement as to whether the Special Servicer currently plans to pursue such Repurchase Request.

In the event that the Certificate Administrator, the Trustee or the Servicer receives a Repurchase Communication of a Repurchase Request or Repurchase Request Withdrawal, such party shall promptly forward such Repurchase Request or Repurchase Request Withdrawal to the Special Servicer, the Risk Retention Consultation Parties and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Holder, and include the following statement in the related correspondence: “This is a “Repurchase Request” or a “Repurchase Request Withdrawal” under Section 2.9(b) of the Trust and Servicing Agreement relating to the MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, requiring action by you as the recipient of such Repurchase Request or Repurchase Request Withdrawal thereunder”. Upon receipt of such Repurchase Request or Repurchase Request Withdrawal by the Special Servicer, the Special Servicer shall be deemed to be the recipient of such Repurchase Request or Repurchase Request Withdrawal, and the Special Servicer shall comply with the notice procedures set forth in this Section 2.9(b) with respect to such Repurchase Request or Repurchase Request Withdrawal.

No Person that is required to provide a 15Ga-1 Notice pursuant to this Section 2.9(b) (a “15Ga-1 Notice Provider”) shall be required to provide any information in a 15Ga-1 Notice that is protected by the attorney-client privilege or the attorney work product doctrine. The Loan Purchase Agreement will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.9(b) is so provided only to assist the Sponsors, the Depositor and their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii)(A) no action taken by, or inaction of, a 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.9(b) by a 15Ga-1 Notice Provider in a 15Ga-1 Notice shall be deemed to constitute a waiver or defense to the exercise of any legal right that such 15Ga-1 Notice Provider may have with respect to the Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a 15Ga-1 Notice.

(c)                     Upon receipt by the Servicer from any Sponsor of its Sponsor Percentage Interest in the Repurchase Price for its respective Sponsor Percentage Interest in the Trust Loan, the Servicer, shall deposit such amount in the Collection Account, and the Certificate Administrator shall, upon receipt of a certificate of a Servicing Officer certifying as to the receipt by the Servicer of the Repurchase Price and the deposit of the Repurchase Price into the Collection Account pursuant to this Section 2.9(c), (i) release or cause to be released to the designee of each repurchasing Sponsor the Repurchase Mortgage File and the Trustee and the Certificate Administrator shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty (except that the Trust Loan (or applicable portion thereof) is owned by the Trust and is being sold free and clear of liens and encumbrances), as shall be prepared by such designee to vest in such designee the Trust Loan (or applicable portion thereof) released pursuant hereto and the Certificate Administrator, the Custodian, the Trustee, the Servicer and the Special Servicer shall have no further responsibility with regard such Repurchase Mortgage File and (ii) release or cause to be released to each Sponsor any escrow payments and reserve funds held by the Trustee, or on the Trustee’s behalf, in respect of such Sponsor Percentage Interest in the Trust Loan.

(d)                     Notwithstanding anything to the contrary herein, no Defect (except for a Defect with respect to the document described in clause (i) of Section 2.1(b) and the documents described in clauses (ii)(B), (C) and (H) of Section 2.1(b)) shall be considered to be a Material Document Defect unless the document with respect to which a Defect exists is required in connection with (A) an imminent enforcement of the Mortgage Loan Lender’s rights or remedies under the Trust Loan; (B) defending any claim asserted by the Mortgage Loan Borrower or third party with respect to the Trust Loan; (C) establishing the validity or priority of any lien on any collateral securing the Trust Loan; or (D) any immediate significant servicing obligations, including without limitation, making a claim under a title policy. The Trust’s sole remedy against the Sponsors in connection with a Material Document Defect or Material Breach shall be to enforce the repurchase claim in accordance with the provisions of the Loan Purchase Agreement.

(e)                     To the extent that any of the Sponsors do not repurchase their Sponsor Percentage Interests in the Trust Loan pursuant to the terms of the Loan Purchase Agreement, (i) the Trust Loan shall continue to be serviced by the Servicer and, if applicable, the Special Servicer, in accordance with the terms of this Agreement on behalf of such repurchasing Sponsor and the Certificateholders as a collective whole, and the Servicer or the Special Servicer, as applicable, shall be the sole representative of the Mortgage Loan Lender in connection with any enforcement, bankruptcy or other proceeding, (ii) the Trustee shall remain the mortgagee of record with respect to the Mortgage, (iii) the Certificate Administrator Fee, Servicing Fee, Special Servicing Fee and/or the CREFC® Intellectual Property Royalty License Fee with respect to the Trust Loan or Whole Loan, as applicable, shall continue to be calculated based on the entire principal amount of the Trust Loan or Whole Loan, as applicable, (iv) the Custodian shall retain all portions of the Mortgage File other than the related Note corresponding to the repurchased Sponsor’s Sponsor Percentage Interest, (v) the repurchasing Sponsor shall be entitled to remittances on or prior to the Distribution Date of its pro rata share, based upon its Sponsor Percentage Interest, of all amounts that would otherwise be available for distribution on such Distribution Date pursuant to Article 4 hereof to Certificateholders (other than any amounts in respect of any Monthly Payment Advance) with respect to the Trust Loan and such amounts shall be wired in accordance with the directions provided to the Trustee and the Servicer by such Sponsor at least 10 Business Days prior to the related Distribution Date, (vi) the repurchasing Sponsor shall be entitled to receive any and all reports and have access to any and all information that a Certificateholder would otherwise have under the terms of this Agreement, (vii) no amendment may be made to this Agreement that would materially and adversely affect the rights of such repurchasing Sponsor in respect of the repurchasing Sponsor’s Sponsor Percentage Interest without the consent of such repurchasing Sponsor, (viii) to the extent the Trustee holds record or legal title to any Mortgage File document that relates to any Sponsor’s Sponsor Percentage Interest in the Trust Loan repurchased pursuant to this Section 2.9(e), the Trustee shall hold such title in trust for the use and benefit of the Trust and the related Sponsor collectively, and (ix) to the extent this Agreement refers to the “Mortgage File,” such “Mortgage File” shall be construed to mean the Mortgage File for the entire Trust Loan (except that references to any Note in favor of the repurchasing Sponsor shall be construed to instead refer to a photocopy of such Note). Neither the Servicer nor the Trustee shall make any Monthly Payment Advance with respect to any Sponsor’s Sponsor Seller Percentage Interest of the Trust Loan which has been repurchased as described herein.

Section 2.10.          Execution and Delivery of Certificates; Issuance of Uncertificated Lower-Tier Interests. The Trustee acknowledges the assignment in trust by the Depositor to the Trust of the Notes and other assets comprising the Trust Fund. Concurrently with such assignment and delivery and in exchange therefor, (i) the Certificate Administrator acknowledges the issuance of (x) the Uncertificated Lower-Tier Interests to the Depositor and (y) the Class LT-R Interest, in exchange for the Trust Loan, receipt of which is hereby acknowledged, (ii) immediately thereafter, the Certificate Administrator acknowledges (x) the assignment by the Depositor to the Trust of the Uncertificated Lower-Tier Interests, and in exchange therefor that it (y) has executed and has authenticated and delivered to or upon the order of the Depositor, the Non-RR Certificates and the Class RR Certificates and has issued the RR Interest and the Class UT-R Interest, and (z) has executed and has authenticated and delivered to or upon the order of the Depositor, the Class R Certificates, representing the Class LT-R and Class UT-R Interests, and (iii) the Depositor hereby acknowledges the receipt by it or its designees, of the Non-RR Certificates and the Class RR Certificates in authorized denominations and the RR Interest and the Class UT-R Interest evidencing the entire beneficial ownership of the Upper-Tier REMIC.

Section 2.11.          Miscellaneous REMIC Provisions. (a)  The Class A, Class X-A, Class B, Class C, Class D, Class E and Class RR Certificates and the RR Interest are hereby designated as the “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code. The Class UT-R Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

(b)                    The Class LA, Class LB, Class LC, Class LD, Class LE, Class LRR and LRI Uncertificated Interests are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LT-R Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

Article 3

ADMINISTRATION AND SERVICING OF THE WHOLE LOAN

Section 3.1.            Servicer to Act as the Servicer; Special Servicer to Act as the Special Servicer. The Servicer (other than during the continuance of a Special Servicing Loan Event) and the Special Servicer (during the continuance of a Special Servicing Loan Event), each as an independent contractor, shall service and administer the Whole Loan and administer Foreclosed Property solely on behalf of the Trust Fund, in the best interest of, and for the benefit of, the Certificateholders, the RR Interest Owners and the Companion Loan Holders as a collective whole as if such Certificateholders, RR Interest Owners and Companion Loan Holders constituted one lender taking into account that the B Notes are junior to the A Notes (as determined by the Servicer or the Special Servicer, as applicable, in the exercise of its good faith and reasonable judgment), in accordance with applicable law (including the REMIC Provisions), the terms of this Agreement, the Mortgage Loan Documents and the Co-Lender Agreement and, to the extent consistent with the foregoing, the following standards: (i) the higher of (a) the same manner in which and with the same care, skill, prudence and diligence with which the Servicer or the Special Servicer, as applicable, services and administers similar loans and administers foreclosed properties for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders in servicing their own loans and administering their own foreclosed properties, or (b) with the care, skill, prudence and diligence the Servicer or the Special Servicer, as applicable, uses for loans that it owns or for foreclosed properties it owns and administers; (ii) with a view to the timely collection of (a) all scheduled payments of principal and interest under the Whole Loan or, with respect to the Special Servicer, if the Whole Loan comes into and continues in default and if no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on the Whole Loan to the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and Companion Loan Holders constituted a single lender) (taking into account that the B Notes are junior to the A Notes) on a net present value basis and (b) the Mortgage Loan Borrower’s Reimbursable Trust Fund Expenses and other amounts due under the Whole Loan and (iii) without regard to:

(A)           any relationship that the Servicer or the Special Servicer or any Affiliate thereof may have with the Mortgage Loan Borrower, the Sponsors, the Depositor, the Companion Loan Holders or any of their respective Affiliates;

(B)            the ownership of any Certificate (or Companion Loan), the RR Interest or any interest in any Companion Loan related to the Trust Loan by the Servicer or Special Servicer or by any Affiliate of the Servicer or the Special Servicer;

(C)            in the case of the Servicer, its obligation to make Advances;

(D)           the right of the Servicer or the Special Servicer or any Affiliate thereof to receive reimbursement of costs, compensation or other fees (other than

Advances), or the sufficiency of any compensation payable to it under this Agreement or with respect to any particular transaction; or

(E)            the ownership, servicing or management for others of any other loans or property by the Servicer or the Special Servicer.

Subject to the above-described servicing standards (hereinafter referred to as “Accepted Servicing Practices”) and the terms of this Agreement, any intercreditor agreement and of the Mortgage Loan Documents, the Servicer and the Special Servicer each shall have full power and authority, acting alone or, in the case of the Servicer, through one or more sub-servicers as provided in Section 3.2, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. The Servicer and the Special Servicer shall service and administer the Trust Loan and Companion Loans in accordance with applicable state and federal law. At the written request of the Servicer or the Special Servicer, as applicable, accompanied by the form of power of attorney or other documents being requested, the Trustee shall furnish to the Servicer or the Special Servicer any powers of attorney (substantially in the form of Exhibit N hereto) and other documents necessary or appropriate to enable such Servicer or the Special Servicer to carry out its servicing and administrative duties hereunder, and the Trustee shall not be held responsible (and shall be indemnified by the Servicer or the Special Servicer) for any negligence or misuse by the Servicer or the Special Servicer in its uses of any such powers of attorney or other document. Notwithstanding anything contained herein to the contrary, the Servicer and the Special Servicer shall not without the Trustee’s prior written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the representative capacity of the Servicer or the Special Servicer, as applicable, or (ii) take any action with the intent to, and which actually does cause, the Trustee to be registered to do business in any state.

The liability of each of the Servicer and the Special Servicer, as applicable, for actions and omissions in its capacity as Servicer and the Special Servicer, respectively, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.3). Nothing contained in this Agreement shall be construed as an express or implied guarantee by the Servicer or the Special Servicer of the collectibility of the Whole Loan.

Section 3.2.          Sub-Servicing Agreements. (a)  The Special Servicer shall not engage any sub-servicer or enter into any sub-servicing agreement. The Servicer, at its own expense without a right of reimbursement under this Agreement or otherwise, may enter into sub-servicing agreements with sub-servicers for the servicing and administration of the Trust Loan and Companion Loans, provided that (i) any such sub-servicing agreement shall be upon such terms and conditions as are not inconsistent with this Agreement and as the Servicer and the sub-servicer have agreed, and (ii) no sub-servicer retained by the Servicer shall grant any modification, waiver, or amendment to the Mortgage Loan Documents without the approval of the Servicer. References in this Agreement to actions taken or to be taken, and limitations on actions permitted to be taken, by the Servicer in servicing the Whole Loan include actions taken or to be taken by a sub-servicer on behalf of the Servicer. Each sub-servicer shall be (i) authorized to transact business and licensed in the applicable state(s), if, and to the extent, required by applicable law to enable the sub-servicer to perform its obligations under the applicable sub-servicing agreement, and (ii) qualified to perform its obligations under the applicable sub-servicing agreement. For purposes of this Agreement, the Servicer shall be deemed to have received any amount when the sub-servicer receives such amount, irrespective of whether such amount is remitted to the Servicer for deposit in the Collection Account, any Cash Management Account, any Reserve Account or the Distribution Account, and actions taken by the sub-servicer shall be deemed to be actions of the Servicer. The Servicer shall notify the Certificate Administrator, the Trustee, the Mortgage Loan Borrower and the Depositor in writing promptly upon the appointment of any sub-servicer and promptly furnish the Trustee and the Certificate Administrator, upon its request, with a copy of the sub-servicing agreement. No sub-servicer shall be permitted to enter into any sub-servicing agreement with other sub-servicers without the prior written consent of the Servicer.

(b)                     Notwithstanding any sub-servicing agreement, the Servicer shall remain obligated and liable to the Trustee, the Certificateholders and the RR Interest Owners for the servicing and administering of the Trust Loan and Companion Loans in accordance with the provisions of Section 3.1 without diminution of such obligation or liability by virtue of such sub-servicing agreement, or by virtue of indemnification from a sub-servicer, and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Whole Loan.

(c)                     Any sub-servicing agreement entered into by the Servicer shall provide that it may be assumed or terminated by (i) the Trustee if the Trustee has assumed the duties of the Servicer or if the Servicer is otherwise terminated pursuant to the terms of this Agreement, or (ii) a successor Servicer if such successor Servicer has assumed the duties of the Servicer, without cost or obligation to the Trustee, the Certificate Administrator, the successor Servicer, the Trust or the Trust Fund.

(d)                     Any sub-servicing agreement, and any other transactions or services relating to the Whole Loan involving a sub-servicer, shall be deemed to be between the Servicer and such sub-servicer alone, and the Special Servicer, the Certificate Administrator, the Trustee, the Depositor, the Trust, the Certificateholders and the RR Interest Owners shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, and no provision herein shall be construed so as to require the Trust, the Trustee, the Certificate Administrator, the Special Servicer or the Depositor to indemnify any such sub-servicer. The Servicer is permitted, at its own expense, or to the extent that a particular expense is provided herein to be an Advance or an expense of the Trust, at the expense of the Trust, to utilize other agents or attorneys typically used by servicers of mortgage loans underlying commercial mortgage backed securities in performing its obligations under this Agreement.

(e)                     Notwithstanding anything herein, each of the initial Servicer and the initial Special Servicer may delegate certain of its duties and obligations hereunder to an Affiliate of the Servicer or Special Servicer, as applicable. Such delegation shall not be considered a sub-servicing agreement hereunder, and the requirements and obligations set forth herein applicable to sub-servicing agreements, sub-servicers or Servicing Function Participants shall not be applicable to such arrangement. Notwithstanding any such delegation, the Servicer and the Special Servicer shall remain obligated and liable for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Whole Loan as required hereby.

(f)                      The parties hereto acknowledge that the Whole Loan is subject to the terms and conditions of the Co-Lender Agreement and recognize the respective rights and obligations of the Trust, as holder of the Trust Loan, and of the Companion Loan Holders under the Co-Lender Agreement, including: (i) with respect to the allocation of collections on or in respect of the Whole Loan, and the making of remittances, to the Trust, as holder of the Trust Loan, and to the Companion Loan Holders; (ii) with respect to the allocation of expenses and losses relating to the Whole Loan to the Trust, as holder of the Trust Loan, and to the Companion Loan Holders and (iii) to the extent provided for under the Co-Lender Agreement, the consultation rights of the Companion Loan Holders. With respect to the Whole Loan, the Servicer (if the Whole Loan is not a Specially Serviced Loan) or the Special Servicer (if the Whole Loan has become a Specially Serviced Loan or the Property has been converted to an Foreclosed Property) shall prepare and provide to each Companion Loan Holder all notices, reports, statements and communications to be delivered by the holder of the Trust Loan under the Co-Lender Agreement, and shall perform all duties and obligations to be performed by a servicer and perform all servicing related duties and obligations to be performed by the holder of the Trust Loan pursuant to the Co-Lender Agreement. In the event of any conflict between this Agreement and the Co-Lender Agreement, the terms of the Co-Lender Agreement shall control.

(g)                     Notwithstanding anything to the contrary herein, at no time shall the Servicer or the Trustee be required to make, and they shall not make, any advance of delinquent scheduled monthly payments of principal or interest with respect to any Companion Loan.

(h)                     To the extent required under the Mortgage Loan Documents or the Co-Lender Agreement, the Servicer shall, on behalf of the Mortgage Loan Lender, maintain a note register for the Whole Loan in accordance with the Mortgage Loan Documents or the Co-Lender Agreement. The Mortgage Loan Sellers are the holders of the Companion Loans as of the Closing Date, and notices regarding such ownership shall be addressed to the Mortgage Loan Sellers at the address set forth in Section 10.4. In addition, at the request of the Special Servicer, the Servicer shall promptly provide a copy of the note register to the Special Servicer.

Section 3.3.          Cash Management Account. A Lockbox Account and a Cash Management Account have been or shall be established pursuant to the terms of the Mortgage Loan Agreement, the Cash Management Agreement and the Lockbox Account Agreement. The Servicer shall exercise and enforce the rights of the Trust Fund with respect to the Cash Management Account and the Lockbox Account under the Mortgage Loan Agreement, the Cash Management Agreement and the Lockbox Account Agreement in accordance with Accepted Servicing Practices and the other terms of this Agreement and the other Mortgage Loan Documents.

Section 3.4.          Collection Account. (a) The Servicer shall establish and maintain (i) one or more accounts for the benefit of the Certificateholders and the RR Interest Owners in

the name of “Wells Fargo Bank, National Association, as Servicer on behalf of Wilmington Trust, National Association, as Trustee for the benefit of the Certificateholders of MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, and the RR Interest Owners” and (ii) one or more deposit accounts in the name of “Wells Fargo Bank, National Association, as Servicer on behalf of Wilmington Trust, National Association, as Trustee for the benefit of the holders of the Companion Loans with respect to MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC” (collectively, the “Collection Account”). The Collection Account must be an Eligible Account. The Servicer shall deposit into the Collection Account within two Business Days of receipt of properly identified and available funds the following amounts representing payments and collections received or made during each Collection Period on or with respect to the Whole Loan:

(i)                all payments on account of principal on the Whole Loan;

(ii)                all payments on account of interest on the Whole Loan, including Default Interest;

(iii)              any amount representing reimbursements by the Mortgage Loan Borrower of Advances, interest thereon, and any other expenses of the Depositor, the Certificate Administrator, the 17g-5 Information Provider, the Trustee, the Servicer or the Special Servicer, as applicable, as required by the Mortgage Loan Documents or hereunder;

(iv)              any other amounts payable for the benefit of the Servicer, the Special Servicer, the Certificate Administrator, the 17g-5 Information Provider, the Trustee, the Certificateholders or the RR Interest Owners under the Trust Loan or Whole Loan, as applicable;

(v)               any amounts required to be deposited pursuant to Section 3.8(b) in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(vi)              all Net Foreclosure Proceeds received from the Special Servicer pursuant to Section 3.14 and all Net Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds (to the extent not needed for the repair or restoration of the affected Property); and

(vii)             any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Servicer, including, without limitation, any (1) proceeds of any repurchase of the Trust Loan (or any Sponsor Percentage Interest therein) pursuant to Section 2.9(c) and the Loan Purchase Agreement, (2) proceeds of the sale of the Whole Loan by the Special Servicer pursuant to Section 3.16, (3) amounts from a mezzanine lender representing proceeds of a sale of the Trust Loan or cure payments permitted to be made by a mezzanine lender pursuant to an intercreditor agreement or (4) amounts payable under the Mortgage Loan Documents by any Person to the extent not specifically excluded.

The foregoing requirements for deposits in the Collection Account by the Servicer shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments (if any) in the nature of additional compensation (other than Default Interest and late payment charges) to which the Servicer or Special Servicer, as applicable are entitled pursuant to Section 3.17 and any reimbursement made by the Mortgage Loan Borrower of expenses of the Servicer or the Special Servicer need not be deposited in the Collection Account by the Servicer or Special Servicer and, to the extent permitted by applicable law, the Servicer or the Special Servicer, as applicable, shall be entitled to retain any such fees and expense reimbursements received with respect to the Whole Loan.

(b)                    Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions of Section 3.8. The Servicer shall on the Closing Date give written notice to the Certificate Administrator of the location and account number of the Collection Account and shall notify the Certificate Administrator in writing prior to any subsequent change thereof.

(c)                     On or prior to each Remittance Date, (or following the securitization of any Companion Loan, in the case of clause (vii) below, on or prior to the day which is the earlier of (A) the Remittance Date and (B) two Business Days following the “determination date” (or any term substantially similar thereto), as such term is defined in the related Other Pooling and Servicing Agreement as long as such determination date is no earlier than the 6th day of the calendar month) prior to the remittance of funds to the Certificate Administrator for deposit in the Distribution Account pursuant to Section 3.5, the Servicer shall make withdrawals from the Collection Account (which withdrawals shall be the only permitted withdrawals from the Collection Account by the Servicer) as described below (the order set forth below not constituting an order of priority for such withdrawals):

(i)                to withdraw funds deposited in the Collection Account in error;

(ii)               concurrently, to pay the Servicing Fee to the Servicer (or with respect to any Excess Servicing Fee Rights, to pay any Excess Servicing Fees to the holder of such Excess Servicing Fee Rights), the Certificate Administrator Fee (including the portion that is the Trustee Fee) to the Certificate Administrator and the CREFC® Intellectual Property Royalty License Fees to CREFC®, as applicable;

(iii)               to pay (a) to the Servicer, as additional compensation, any income earned (net of losses (subject to Section 3.8(b)) on the investment of funds deposited in the Collection Account and any Reserve Account (to the extent not payable to the Mortgage Loan Borrower); and (b) the Special Servicing Fee, if any, the Workout Fee, if any, and the Liquidation Fee, if any, to the Special Servicer (with respect to clauses (a) and (b), in that order);

(iv)              to reimburse the Trustee and the Servicer, in that order, for (a) Advances made by each and not previously reimbursed from late payments received during the applicable period on the Whole Loan, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds (to the extent not needed for the repair or restoration of the Property) and other collections on the Whole Loan; provided that any Advance that has been determined to be a Nonrecoverable Advance shall be reimbursed pursuant to clause (viii) below and (b) unpaid interest on such Advances at the Advance Rate;

provided, however, that prior to (x) final liquidation of the Property or (y) the final payment and release of the Mortgage, interest on Advances shall be paid first out of Default Interest or late payment charges collected in the related Collection Period pursuant to Section 3.17(b) before such interest on Advances is paid out of other amounts on deposit in the Collection Account;

(v)                if any Companion Loan (or any successor REO Companion Loan with respect thereto) is part of an Other Securitization Trust, to the extent required by the Co-Lender Agreement, to pay the applicable party to the related Other Pooling and Servicing Agreement for any interest accrued on Companion Loan Advances made thereby;

(vi)              to make any other required payments (other than payments under clause (v) above and normal monthly remittances and reimbursements pursuant to clause (vii) below) due under the Co-Lender Agreement to the holder of the Companion Loan;

(vii)             to remit to the Companion Loan Holders all remaining amounts on deposit in the Collection Account payable to the Companion Loan Holders pursuant to the Co-Lender Agreement with respect to the Companion Loan (or any successor REO Companion Loans), exclusive of any amounts reimbursable to the Servicer, the Special Servicer, the Trustee or the Trust in accordance with the Co-Lender Agreement;

(viii)            to reimburse the Trustee and the Servicer, in that order, for any Nonrecoverable Advances made by each and not previously reimbursed that are not covered by clause (iv)(a) above together with unpaid interest thereon at the Advance Rate;

(ix)               to reimburse the Trustee, the Certificate Administrator, the Servicer and the Special Servicer, in that order, for expenses incurred by them in connection with the liquidation of the Whole Loan or the Property and not otherwise covered and paid by an insurance policy or deducted from the proceeds of liquidation;

(x)                to pay to the Servicer or the Special Servicer, as applicable, as additional compensation, to the extent actually received from the Mortgage Loan Borrower (and permitted by, or not prohibited by, and allocated as such pursuant to the terms of the Mortgage Loan Documents and this Agreement) and deposited into the Collection Account by the Servicer, any payments in the nature of late payment fees and Default Interest (to the extent not needed to pay interest on Advances or Trust Fund Expenses in accordance with Section 3.17(b)), assumption fees, assumption application fees, defeasance fees, substitution fees, release fees, Modification Fees, amounts collected for checks returned for insufficient funds, charges for beneficiary statements or demands, loan service transaction fees, consent fees and similar fees and expenses;

(xi)               to pay or reimburse the Trustee, the Certificate Administrator, the Depositor, the Servicer and the Special Servicer, in that order, for any other amounts (including any Trust Fund Expenses) then due and payable or reimbursable to each pursuant to the terms of this Agreement and not previously paid or reimbursed pursuant to the preceding clauses; and

(xii)              to the extent not previously paid or advanced, to pay to the Certificate Administrator (or set aside for eventual payment) any and all taxes imposed on the Trust or the Trust Fund by federal or state governmental authorities; provided, that, if such taxes are the result of the Depositor’s, the Servicer’s, the Special Servicer’s, the Certificate Administrator’s or the Trustee’s, as applicable, negligence, bad faith or willful misconduct in performing its obligations hereunder, such amounts may not be withdrawn from the Collection Account, but will be paid by such party that was negligent, acted in bad faith or engaged in willful misconduct pursuant to Sections 6.7 and 8.12, as applicable.

The remittance set forth in clauses (v), (vi) and (vii) above shall be made by the Servicer as a single remittance.

Notwithstanding the foregoing, with respect to any Remittance Date, in no event will the Servicer be permitted to make a withdrawal pursuant to clauses (ii), (iii)(b), (iv), (ix) or (xi) to the extent that, as a result of such withdrawal, the amount on deposit in the Collection Account after giving effect to the withdrawal would be less than the amount of the Required Advance Amount; provided that the Servicer shall be permitted to make withdrawals in the order of priority specified above up to the amount on deposit in the Collection Account up to an amount that would result in funds equaling or exceeding the Required Advance Amount remaining in the Collection Account. Notwithstanding the foregoing, such withdrawal limitations shall not apply (and accrued amounts previously eligible for withdrawal pursuant to clauses (ii), (iii)(b), (iv), (ix) or (xi) but which remain unpaid due to the operation of this paragraph may then be withdrawn and paid) upon (1) the final liquidation of the Trust Loan or the Property, (2) the final payment of the Trust Loan and release of the Mortgage or (3) the determination that any Advance that would increase the currently unreimbursed Advances in the aggregate would be a Nonrecoverable Advance. The Servicer shall advance, to the extent it determines that such amounts are recoverable, all amounts owed to itself (other than Servicing Fees), CREFC®, the Special Servicer, the Certificate Administrator and Trustee pursuant to such clauses (ii), (iii)(b), (iv) (to the extent reimbursements of such amounts are owed to the Trustee or the Certificate Administrator), (ix) or (xi) (other than unreimbursed Property Protection Advances and Monthly Payment Advances made by the Servicer, which shall continue to remain outstanding) (such advances, “Administrative Advances”). All Administrative Advances shall accrue interest in accordance with Section 3.23. Notwithstanding any provision herein, the Servicer shall not be obligated to make any Administrative Advance that it determines, together with interest thereon, will constitute a Nonrecoverable Advance if made.

The Servicer shall pay to the Certificate Administrator (on behalf of itself and the Trustee) and advance or pay to the Special Servicer, if applicable, from the Collection Account as provided above amounts permitted to be paid to the Special Servicer, the Certificate Administrator and the Trustee, as applicable, therefrom, promptly upon receipt of certificates of a Servicing Officer of the Special Servicer and a Responsible Officer of the Certificate Administrator and the Trustee, as applicable, describing the item and amount to which the Special Servicer and the Trustee, respectively, are entitled; provided, however, the Servicer shall pay the Certificate Administrator Fee to the Certificate Administrator and the Special Servicing Fee to the Special Servicer without requiring the delivery of such certificate. The Servicer may rely conclusively on any such certificate, shall have no duty to recalculate the amounts stated therein and shall have no liability if the amount paid in reliance thereon is an amount to which the Special Servicer, the Certificate Administrator or the Trustee, as applicable, is not entitled.

(d)                     The Certificate Administrator shall establish and maintain on behalf of the Trust and for the benefit of the Certificateholders and the RR Interest Owners, a segregated non-interest bearing reserve account (which may be a subaccount of the Distribution Account) (the “Interest Reserve Account”). The Interest Reserve Account must be an Eligible Account or a subaccount of an Eligible Account. Funds on deposit in the Interest Reserve Account shall be uninvested. On each Distribution Date occurring in any February and on any Distribution Date occurring in any January that occurs in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the Certificate Administrator shall deposit into the Interest Reserve Account an amount equal to one day’s interest collected (net of the Servicing Fee, the CREFC® Intellectual Property Royalty License Fee Rate and the Certificate Administrator Fee payable therefrom and exclusive of Default Interest) on the principal balance of each Note related to the Trust Loan as of the Mortgage Loan Payment Date occurring in the calendar month preceding the calendar month in which such Distribution Date occurs at the applicable Net Trust Loan Rate to the extent a full Monthly Payment or Monthly Payment Advance is made in respect thereof (all amounts so deposited in any consecutive January and February, “Withheld Amounts”). On each Remittance Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January and February, if any, and transfer such amounts into the Distribution Account.

On the Closing Date, the Depositor shall remit to the Certificate Administrator for deposit into the Interest Reserve Account an amount equal to the aggregate Closing Date Deposit Amount. On or prior to the Remittance Date in March 2020, the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the Closing Date Deposit Amount on deposit in the Interest Reserve Account.

Section 3.5.          Distribution Account. (a)  The Certificate Administrator shall establish and maintain on behalf of the Trust and for the benefit of the Certificateholders and the RR Interest Owners a segregated non-interest bearing trust account (the “Distribution Account”), which shall be deemed to include the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, which shall be subaccounts of the Distribution Account for the benefit of the Certificateholders and the Trustee, as holder of the Uncertificated Lower-Tier Interests. The Distribution Account must be an Eligible Account. On each Remittance Date, the Servicer shall transfer from the Collection Account to the Certificate Administrator for deposit into the Distribution Account all Available Funds remaining on deposit therein, after giving effect to the withdrawals made pursuant to Section 3.4(c). The Certificate Administrator shall credit the funds remitted by the Servicer from the Collection Account to the Distribution Account. Amounts held in the Distribution Account shall be uninvested.

The Certificate Administrator shall make withdrawals from the Distribution Account to make distributions to the Holders of the Certificates and the RR Interest Owners pursuant to Section 4.1.

(b)                     The Certificate Administrator shall make or be deemed to have made withdrawals from the Lower-Tier Distribution Account in the following order of priority and only for the following purposes:

(i)                to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.1(c) into the Upper-Tier Distribution Account and to make distributions to the Holder of the Class R Certificates (in respect of the Class LT-R Interest) pursuant to Section 4.1(c);

(ii)                to withdraw amounts deposited into the Lower-Tier Distribution Account in error and pay such amounts to the Persons entitled thereto; and

(iii)                to clear and terminate the Lower-Tier Distribution Account pursuant to Section 10.1.

(c)                     The Certificate Administrator shall make withdrawals from the Upper-Tier Distribution Account in the following order of priority and only for the following purposes:

(i)                to withdraw amounts deposited in error and to withdraw amounts due to it under Section 3.4(c), to the extent such amounts were not withdrawn and paid to it by the Servicer under Section 3.4(c);

(ii)               to make distributions to Holders of the Non-RR Certificates, the RR ABS Interests and the Class R Certificates (in respect of the Class UT-R Interest) on each Distribution Date pursuant to Section 4.1 or Section 9.1 as applicable; and

(iii)               to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.1.

Section 3.6.          Foreclosed Property Account. The Special Servicer shall establish and maintain one or more deposit accounts (the “Foreclosed Property Account”) in the name of either (a) “CWCapital Asset Management LLC, as Special Servicer on behalf of Wilmington Trust, National Association, as Trustee for the benefit of the Certificateholders of MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, and the RR Interest Owners” related to the Foreclosed Property held in the name of the Special Servicer for the benefit of the Trust on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders or (b) in the name of the limited liability company formed under Section 3.14. The Foreclosed Property Account must be an Eligible Account. The Special Servicer shall deposit into the Foreclosed Property Account within two Business Days of receipt all properly identified funds collected and received in connection with the operation or ownership of such Foreclosed Property. On or before the last day of each Collection Period, the Special Servicer shall withdraw the funds in the Foreclosed Property Account, net of certain expenses and/or reserves as determined in the Special Servicer’s reasonable discretion in accordance with Accepted Servicing Practices, and deposit them into the Collection Account in accordance with Section 3.4(a). The Special Servicer shall notify the Trustee and the Certificate Administrator in writing of the location and account number of the Foreclosed Property Account and shall notify the Trustee and the Certificate Administrator in writing prior to any subsequent change thereof.

Section 3.7.          Appraisal Reductions. (a)  Promptly upon the occurrence of an Appraisal Reduction Event, the Special Servicer shall (i) notify the Servicer, the Certificate Administrator, the Trustee, the Risk Retention Consultation Parties (and so long as no Control Termination Event is continuing, the Directing Holder) of the occurrence of an Appraisal Reduction Event and (ii) order an Appraisal of the Property (unless any such Appraisal was performed within nine (9) months prior to the Appraisal Reduction Event and the Special Servicer has no knowledge of any material change in the market or condition or value of the Property since the date of such Appraisal (in which case, such Appraisal shall be used by the Special Servicer)). The Special Servicer shall (i) use efforts consistent with Accepted Servicing Practices to obtain such Appraisal within 60 days after the occurrence of an Appraisal Reduction Event and (ii) determine (no later than the first Distribution Date on or following the receipt of such appraisals (in final form) or determination to use any existing Appraisals) (so long as such appraisals were received at least five (5) Business Days prior to such Distribution Date (in which case it shall determine no later than the second Distribution Date following the receipt of such Appraisals)) on the basis of the applicable Appraisals, and receipt of information reasonably requested by the Special Servicer from the Servicer in the Servicer’s possession necessary to calculate the Appraisal Reduction Amount (which information shall be delivered within two (2) Business Days after receipt of any such request) whether there exists any Appraisal Reduction Amount and, if so, give reasonably prompt notice thereof to the Servicer, the Trustee, the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the master servicer, special servicer and trustee with respect to such Other Securitization Trust) and the Certificate Administrator. The cost of obtaining such Appraisals shall be paid by the Servicer as a Property Protection Advance or an Administrative Advance unless it would constitute a Nonrecoverable Advance and in such case, as an expense of the Trust. Appraisals and updates of Appraisals shall be obtained by the Special Servicer and paid for by the Servicer as a Property Protection Advance (or paid for by the Trust if the Servicer determines that such Advance would constitute a Nonrecoverable Advance) every nine (9) months for so long as an Appraisal Reduction Event exists, and the Appraisal Reduction Amount shall be adjusted accordingly, and, if required in accordance with any such adjustment, each Class of Certificates or the RR Interest that has been notionally reduced as a result of Appraisal Reduction Amounts shall have its related Certificate Balance or the RR Interest Balance notionally restored (or reduced if applicable) to the extent required by such adjustment of the Appraisal Reduction Amount. Any such Appraisals obtained shall be delivered by the Special Servicer to the Certificate Administrator, the Trustee, the Servicer and, so long as no Control Termination Event is continuing, the Directing Holder, in electronic format (which format is reasonably acceptable to the Certificate Administrator), and the Certificate Administrator shall make such appraisals available to Privileged Persons pursuant to Section 8.14(b). The Certificate Administrator shall calculate the Non-Retained Certificate Appraisal Reduction Amount and the RR Appraisal Reduction Amount. Appraisal Reduction Amounts on the Trust Loan shall be allocated between the Principal Balance Certificates on the one hand, based on the Non-RRI Percentage, and the RR ABS Interests, on the other hand, based on the RRI Percentage. For each Distribution Date the Certificate Administrator shall calculate the Non-Retained

Certificate Appraisal Reduction Amount and the RR Appraisal Reduction Amount and there shall be a redetermination of whether a Control Appraisal Period, a Control Termination Event or a Consultation Termination Event is then in effect, and the Certificate Administrator shall notify the Servicer and the Special Servicer of the results of such redetermination.

The Holders of Certificates representing the majority of the Certificate Balance of any Class of Control Eligible Certificates whose aggregate Certificate Balance is notionally reduced to less than 25% of the initial Certificate Balance of that Class of Certificates (such Class, an “Appraised Out Class”) as a result of an allocation of an Appraisal Reduction Amount in respect of such Class shall have the right to challenge the Special Servicer’s Appraisal Reduction Amount determination and, at their sole expense, obtain a second Appraisal of the Property if an Appraisal Reduction Event has occurred (such Holders, the “Requesting Holders”). The Requesting Holders shall cause any such Appraisal to be prepared on an “as is” basis by an Appraiser in accordance with MAI Standards, and the Appraisal shall be reasonably acceptable to the Special Servicer in accordance with Accepted Servicing Practices. The Requesting Holders shall provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the determination of such Appraisal Reduction Amount.

Any Appraised-Out Class for which the Requesting Holders are challenging the Servicer’s or the Special Servicer’s, as applicable, Appraisal Reduction Amount determination shall not exercise any direction, control, consent and/or similar rights of the Controlling Class, until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Class of Control Eligible Certificates, if any, during such period.

In addition to the foregoing, the Holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order an additional Appraisal of the Property if an Appraisal Reduction Event has occurred and if an event has occurred at or with regard to the Property that would have a material effect on its Appraised Value, and the Special Servicer shall use its reasonable efforts in accordance with Accepted Servicing Practices to ensure that such Appraisal is delivered within 30 days from receipt of such Holders’ written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an Appraiser in accordance with MAI Standards; provided that the Special Servicer shall not be required to obtain such Appraisal if the Special Servicer determines in accordance with Accepted Servicing Practices that no events at or with regard to the Property have occurred that would have a material effect on such Appraised Value of the Property.

Upon receipt of an Appraisal provided by, or requested by, Holders of an Appraised-Out Class pursuant to this Section and any other information reasonably requested by the Special Servicer from the Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount, the Special Servicer shall determine, in accordance with Accepted Servicing Practices, whether, based on its assessment of such additional Appraisal, any recalculation of the Appraisal Reduction Amount is warranted and, if so warranted, shall recalculate such Appraisal Reduction Amount based upon such additional Appraisal. If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class.

The Special Servicer shall promptly deliver notice to the Certificate Administrator of any such determination and recalculation in its monthly reporting, and the Certificate Administrator shall promptly post such notice to the Certificate Administrator’s Website.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, Holders of an Appraised Out Class shall be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with Accepted Servicing Practices or this Agreement without regard to any appraisal requests made by any Holder of an Appraised Out Class.

(b)                     While an Appraisal Reduction Amount exists, (i) the amount of any Monthly Payment Advances shall be reduced as provided in Section 3.23(a), and (ii) the existence thereof will be taken into account for purposes of determining (a) the Voting Rights of certain Classes of Certificates as provided in Section 3.7(c) or (b) if a Control Appraisal Period or a Control Termination Event is continuing.

(c)                      The Certificate Balance of each Class of the Principal Balance Certificates (other than the Class A Certificates) and, subject to the last sentence of this paragraph (c), the Class RR Certificates shall be notionally reduced (solely for purposes of determining (x) the Voting Rights of the related Classes and the Controlling Class and (y) whether a Control Appraisal Period is continuing on any Distribution Date) on any Distribution Date, to the extent of any Non-Retained Certificate Appraisal Reduction Amount (or RR Appraisal Reduction Amount in the case of the Class RR Certificates) allocated to such Class on such Distribution Date. The Non-Retained Appraisal Reduction Amounts with respect to the Whole Loan shall be applied, first, to the B Notes, pro rata and pari passu, in each case until notionally reduced to zero and then to the A Notes, pro rata and pari passu, in each case until notionally reduced to zero. The Non-Retained Appraisal Reduction Amount for the Trust Loan for any Distribution Date shall be applied to notionally reduce the Certificate Balances of the Principal Balance Certificates (other than the Class A Certificates) in the following order of priority: first, to the Class E Certificates; then, to the Class D Certificates; then, to the Class C Certificates; and then, to the Class B Certificates; (provided in each case that no Certificate Balance in respect of any such Class may be notionally reduced below zero). The RR Appraisal Reduction Amounts shall be allocated pro rata to the RR ABS Interests to reduce their RR ABS Interest Balances. In the event that the aggregate Non-Retained Certificate Appraisal Reduction Amount exceeds the aggregate Certificate Balance of the Class B, Class C, Class D and Class E Certificates (such excess amount, the “Unapplied Non-Retained Certificate Appraisal Reduction Amount”), such Unapplied Non-Retained Certificate Appraisal Reduction Amount shall not be applied to notionally reduce the Certificate Balance of any Class A Certificate. To the extent that the Unapplied Non-Retained Certificate Appraisal Reduction Amount is not allocated to the Class A Certificates, a portion of the RR Appraisal Reduction Amount equal to the Risk Retention Allocation Percentage of such Unapplied Non-Retained Certificate Appraisal Reduction Amount shall not be applied to notionally reduce the RR ABS Interest Balance of the RR ABS Interests.

(d)                      In the event that a portion(s) of one or more Monthly Payment Advances with respect to the Trust Loan was reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds to be applied to interest shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal shall be increased by such amount, and if the amounts of the Net Liquidation Proceeds to be applied to principal have been applied to pay the principal of the Trust Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest on the Trust Loan in accordance with Section 1.3.

(e)                      If (i) an Appraisal Reduction Event has occurred, (ii) with respect to the Property, either (A) no Appraisal or updates of any Appraisal have been obtained or conducted with respect to the Property or Foreclosed Property, as the case may be, during the 9-month period prior to the date of such Appraisal Reduction Event or (B) the Special Servicer has knowledge of a material change in the circumstances surrounding the Property or Foreclosed Property, as the case may be, has occurred since the date of the most recent Appraisal that would materially adversely affect the value of such Property or Foreclosed Property, as the case may be, and (iii) no new Appraisal has been obtained or conducted for the Property or Foreclosed Property, as the case may be, within 60 days after the Appraisal Reduction Event has occurred, then (x) until the new Appraisal is obtained for the Property, the appraised value of the Property for purposes of determining the Appraisal Reduction Amount shall be equal to 75% of the appraised value set forth in the most recent Appraisal for the Property or Foreclosed Property, as the case may be (the “Assumed Appraised Value”), and (y) upon receipt or performance of the new Appraisal by the Special Servicer, the appraised value of the Property or Foreclosed Property, as the case may be, shall be based on such new Appraisal and the Appraisal Reduction Amount will be recalculated in accordance with the definition of Appraisal Reduction Amount.

Section 3.8.          Investment of Funds in the Collection Account, Reserve Accounts and the Foreclosed Property Account. (a)  The Servicer (and, with respect to the Foreclosed Property Account, the Special Servicer) may direct any depository institution maintaining the Collection Account, any Reserve Account (to the extent interest is not payable to the Mortgage Loan Borrower) or the Foreclosed Property Account, respectively (each, for purposes of this Section 3.8, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any direction by the Servicer or the Special Servicer, as applicable, to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee for the benefit of the Certificateholders and the RR Interest Owners (in its capacity as such) or in the name of a nominee of the Trustee. The Trustee shall have sole control (except with respect to investment direction, which shall be in the control of the Servicer (or the Special Servicer, with respect to the Foreclosed Property Account) as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Servicer or the Special Servicer, as applicable), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee for the benefit of the Certificateholders and the RR Interest Owners or its nominee. The Trustee and the Certificate Administrator shall have no responsibility or liability with respect to the investment directions of the Servicer or the Special

Servicer, as applicable, or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer and the Special Servicer, as applicable, shall:

(i)                  consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(ii)                demand payment of all amounts due thereunder promptly upon determination by the Servicer or Special Servicer, as applicable, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)                     All net income and gain realized from investment of funds deposited in the Collection Account shall be for the benefit of the Servicer in accordance with the terms and priorities of this Agreement. All net income and gain realized from investment of funds deposited in the Foreclosed Property Account shall be for the benefit of the Special Servicer. Any net losses on funds in the Collection Account or the Foreclosed Property Account shall be reimbursed by the Servicer or the Special Servicer, as applicable, from its own funds promptly, but in any event on or prior to the Remittance Date following the realization of such loss. Notwithstanding the above, neither the Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if (i) such loss was incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of “Eligible Institution” included in Section 1.1 at the time such investment was made, (ii) such loss was incurred within thirty (30) days of the date of such insolvency, (iii) such loss is not the result of fraud, negligence or the willful misconduct of the Servicer or the Special Servicer, as applicable and (iv) such institution was not the Servicer or the Special Servicer, as applicable, or an Affiliate of the Servicer or Special Servicer, as applicable.

(c)                      Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Servicer shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Servicer takes any such action, the Trust Fund shall pay or reimburse the Servicer, pursuant to Section 3.4(c), for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Servicer in connection therewith.

(d)                     For the avoidance of doubt, the Collection Account, the Foreclosed Property Account, the Interest Reserve Account and the Lower-Tier Distribution Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC, and the Upper-Tier Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

(e)                      Notwithstanding the foregoing, neither the Servicer, nor the Special Servicer shall cover any losses from the bankruptcy or insolvency of a depository institution holding an account described in this Section 3.8, so long as (i) such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Institution at the time such deposit was made and such institution was not an Affiliate of the Servicer or the Special Servicer, as applicable and (ii) such loss was incurred within 30 days after the earlier of (a) the date of such bankruptcy or insolvency or (b) the date on which the depository institution or trust company failed to satisfy the qualifications set forth in the definition of Eligible Institution.

Section 3.9.          Payment of Taxes, Assessments, etc. The Servicer (other than with respect to the Foreclosed Property) and the Special Servicer (with respect to the Foreclosed Property) shall maintain accurate records with respect to the Property (or the Foreclosed Property, as the case may be) reflecting the status of taxes, assessments, charges and other similar items that are or may become a lien on the Property (or the Foreclosed Property, as the case may be) and the status of insurance premiums payable in respect of insurance policies required to be maintained pursuant to Section 3.11 hereof. The Servicer shall obtain, from time to time, all bills for the payment of such items (including renewal premiums). The Servicer shall pay (or cause to be paid) real estate taxes, insurance premiums and other similar items from funds in the applicable Reserve Account in accordance with the Mortgage Loan Agreement at such time as may be required by the Mortgage Loan Documents. If the Mortgage Loan Borrower does not make the necessary payments and/or a Mortgage Loan Event of Default has occurred and amounts in the applicable Reserve Account are insufficient to make such payments, the Servicer shall make a Property Protection Advance, subject to the determination of non-recoverability provided in Section 3.23, from its own funds for amounts payable with respect to all such items related to the Property when and as the same shall become due and payable. The Servicer shall ensure that the amount of funds in the applicable Reserve Account is increased when and if applicable taxes, assessments, charges and other similar items, ground rents or insurance premiums are increased, in accordance with the terms of the Mortgage Loan Agreement.

Section 3.10.      Appointment of Special Servicer. (a) CWCapital Asset Management LLC, is hereby appointed as the initial Special Servicer to service the Whole Loan while a Special Servicing Loan Event has occurred and is continuing and perform the other obligations of the Special Servicer hereunder.

(b)                     If there is a Special Servicer Termination Event with respect to any Special Servicer, such Special Servicer may be removed and replaced pursuant to Section 7.1. The Trustee shall, promptly after receiving notice of any such removal, so notify the Servicer, the Companion Loan Holders and, subject to Section 10.17, the Rating Agency. The appointment of any such successor Special Servicer shall not relieve the Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the initial Special Servicer specified above shall not be liable for any actions or any inaction of such successor Special Servicer. No termination fee shall be payable to the terminated Special Servicer. No termination of the Special Servicer and appointment of a successor Special

Servicer shall be effective until the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder in writing, a Companion Loan Rating Agency Confirmation with respect to such appointment has been delivered to the Trustee and Rating Agency Confirmation with respect to such appointment has been delivered to the Trustee. Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.5(a) mutatis mutandis as of the date of its succession. The terminated Special Servicer shall retain all rights accruing to it under this Agreement, including the right to receive fees accrued prior to its termination and other amounts payable to it (including indemnification payments).

(c)                      Upon determining that a Special Servicing Loan Event has occurred and is continuing, the Servicer shall immediately give notice thereof to the Special Servicer, the Certificate Administrator, the Trustee and each Risk Retention Consultation Party, and the Servicer shall use its reasonable efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Whole Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto. The Servicer shall use its reasonable efforts to comply with the preceding sentence within five Business Days of the date that a Special Servicing Loan Event has occurred. The Servicer in any event shall continue to act as Servicer and administrator of the Whole Loan until the Special Servicer has commenced the servicing of the Whole Loan, upon the occurrence and during the continuation of a Special Servicing Loan Event, which shall occur, in the case of a Special Servicing Loan Event, upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. The Special Servicer shall instruct the Mortgage Loan Borrower to continue to remit all payments in respect of the Whole Loan to the Servicer. The Servicer shall forward any notices it would otherwise send to the Mortgage Loan Borrower under the Whole Loan to the Special Servicer who shall send such notice to the Mortgage Loan Borrower while a Special Servicing Loan Event has occurred and is continuing.

(d)                     Upon determining that a Special Servicing Loan Event is no longer continuing, the Special Servicer shall promptly give notice thereof to the Servicer, the Certificate Administrator and the Trustee and the Companion Loan Holders, and upon giving such notice such Special Servicing Loan Event shall cease, the Special Servicer’s obligation to service the Whole Loan shall terminate and the obligations of the Servicer to service and administer the Whole Loan shall resume and the Special Servicer shall return all of the information and materials furnished to the Special Servicer pursuant to Section 3.10(c) to the Servicer.

(e)                      In making a Major Decision or in servicing the Whole Loan during the continuance of a Special Servicing Loan Event, the Servicer or the Special Servicer, as applicable, shall provide to the Custodian originals of documents entered into in connection therewith that are required to be included within the definition of “Mortgage File” for inclusion in the Mortgage File (to the extent such documents are in the possession of the Servicer or the Special Servicer, as applicable) and copies of any additional related Whole Loan information, including written correspondence with the Mortgage Loan Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Servicer as well as copies of any related analysis or internal review prepared by or for the benefit of the Special Servicer; provided that such materials shall not include any Privileged Information.

(f)                      During any period in which a Special Servicing Loan Event is continuing, no later than the Business Day preceding each date on which the Servicer is required to furnish a report under Section 3.18(a) to the Certificate Administrator, the Special Servicer shall deliver to the Servicer to the extent not included in the CREFC® Special Servicer Loan File, a written statement describing (i) the amount of all payments on account of interest received on the Note, the amount of all payments on account of principal received on the Note, the amount of Insurance Proceeds and Net Liquidation Proceeds received, the amount of any Foreclosure Proceeds received with respect to the Property, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute rents from real property with respect to, the Foreclosed Property, in each case in accordance with Section 3.15 and (ii) such additional information relating to the Whole Loan as the Servicer or the Certificate Administrator reasonably requests to enable it to perform its duties under this Agreement.

(g)                     Notwithstanding the provisions of the preceding subsection (c), the Servicer shall maintain ongoing payment records with respect to the Whole Loan and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement.

(h)                     If a Special Servicing Loan Event occurs, the Special Servicer, at the earlier of (x) within 60 days after the occurrence of a Special Servicing Loan Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) (the “Initial Delivery Date”), shall prepare a report (the “Asset Status Report”) for the Whole Loan. The Special Servicer shall prepare one or more additional Asset Status Reports with respect to the Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of the Specially Serviced Loan changes in strategy reflected in the Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with Accepted Servicing Practices (each such report, a “Subsequent Asset Status Report”). The Special Servicer shall promptly deliver each Asset Status Report in electronic format to each the Directing Holder (but only for so long as a Consultation Termination Event has not occurred and is not continuing), the Depositor, the Servicer and each Risk Retention Consultation Party; provided, however, that the Special Servicer shall not be required to deliver an Asset Status Report to the Directing Holder if they are the same entity or Affiliates of each other. Each Asset Status Report shall be consistent with Accepted Servicing Practices and set forth the following information to the extent reasonably determinable:

(i)                summary of the status of the Whole Loan and any negotiations with the Mortgage Loan Borrower;

(ii)                a discussion of the legal and environmental considerations reasonably known at such time to the Special Servicer, consistent with Accepted Servicing Practices,

that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Whole Loan and whether outside legal counsel has been retained;

(iii)                the most current rent roll and income or operating statement available for the Property;

(iv)                the Special Servicer’s recommendations on how the Whole Loan might be returned to performing status or otherwise realized upon;

(v)                the appraised value of the Property together with the Appraisal or the assumptions used in the calculation thereof;

(vi)                the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of an additional Mortgage Loan Event of Default;

(vii)               a description of any proposed actions;

(viii)              the alternative courses of action considered by the Special Servicer in connection with the proposed actions;

(ix)                the decision that the Special Servicer made or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives; and an analysis of whether or not taking such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable discount rate used) and all related assumptions. In connection with the foregoing analysis, if the Mortgage Loan Borrower has indicated its refusal to pay any Workout Fees, Special Servicing Fees or Liquidation Fees due to the Special Servicer, the Special Servicer must consider the costs to the Trust and analyze as an alternative a sale of the Whole Loan or of the related Foreclosed Property or other exercise of remedies;

(x)                a summary of the status of any action that was described in the most recent prior Asset Status Report and subsequently effected by the Special Servicer; and

(xi)                such other information as the Special Servicer deems relevant in light of the proposed action and Accepted Servicing Practices.

A summary of each Asset Status Report shall be provided to the Certificate Administrator, the Trustee and the Rating Agency.

For so long as there is no continuing Control Termination Event, the Directing Holder shall have the right to disapprove the Asset Status Report prepared by the Special Servicer within 10 Business Days after receipt of the Asset Status Report. For so long as there is no continuing Control Termination Event, if the Directing Holder does not disapprove an Asset Status Report in writing within 10 Business Days of receiving such Asset Status Report or if the Special Servicer makes a determination, in accordance with Accepted Servicing Practices, that the disapproval by the Directing Holder (communicated to the Special Servicer within such 10 Business Day period) is not in the best interest of all the Certificateholders and the RR Interest Owners (as a collective whole) (taking into account that the B Notes are junior to the A Notes), then the Special Servicer shall implement the recommended action as outlined in such Asset Status Report. If, prior to the occurrence and continuance of a Control Termination Event, the Directing Holder disapproves such Asset Status Report within such 10 Business Day period and the Special Servicer has not made an affirmative determination pursuant to the preceding sentence, then the Special Servicer shall revise the Asset Status Report and deliver to the Directing Holder (prior to the occurrence and continuance of a Control Termination Event), each Risk Retention Consultation Party and the Depositor a new Asset Status Report as soon as practicable, but in no event later than 30 days after the disapproval. Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer shall continue to revise such Asset Status Report as described above until the Directing Holder shall fail to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination, in accordance with Accepted Servicing Practices, that such disapproval is not in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders, as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender (taking into account that the B Notes are junior to the A Notes); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 Business Days following the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report, if consistent with Accepted Servicing Practices. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

The Special Servicer shall consult (on a non-binding basis) with each Risk Retention Consultation Party in connection with each Asset Status Report and to consider alternative courses of action recommended by each Risk Retention Consultation Party in respect of such Asset Status Report. In the event the Special Servicer receives no response from a Risk Retention Consultation Party within 10 Business Days following the later of (i) such Risk Retention Consultation Party’s receipt of the Asset Status Report and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the Asset Status Report, the Special Servicer shall not be obligated to consult with such Risk Retention Consultation Party on the Asset Status Report; provided, however, that the failure of a Risk Retention Consultation Party to respond shall not relieve the Special Servicer from consulting with such Risk Retention Consultation Party on any future Asset Status Reports.

In connection with the approval or consultation rights of the Directing Holder and the consultation rights of each Risk Retention Consultation Party with respect to any Asset Status Report, if the Special Servicer determines that any action recommended in an Asset Status Report is necessary to protect the Property or the interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders from potential harm if such action is not taken, or if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, the Special Servicer may take actions with respect to the Property before the expiration of the 10 Business Day period (or 10 day period) if the Special Servicer reasonably determines in accordance with Accepted Servicing Practices that failure to take such actions before the expiration of the 10 Business Day period (or 10 day period) would materially adversely affect the interest of the Certificateholders and the RR Interest Owners, and the Special Servicer has made a reasonable effort to contact the Directing Holder and/or each Risk Retention Consultation Party, as applicable.

After the occurrence and during the continuance of a Control Termination Event, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.10 and the Special Servicer shall only be obligated to consult with the Risk Retention Consultation Parties with respect to any Asset Status Report as described herein. After the occurrence and during the continuance of a Control Termination Event but for so long as no Consultation Termination Event is continuing, the Directing Holder shall consult with the Special Servicer (telephonically or electronically) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. The Special Servicer shall consider such alternative courses of action, if any, and any other feedback provided by the Directing Holder in connection with the Special Servicer’s preparation of any Asset Status Report that is provided if no Consultation Termination Event has occurred and is continuing.

The Special Servicer shall revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Risk Retention Consultation Parties and (for so long as no Consultation Termination Event is continuing) the Directing Holder, to the extent the Special Servicer determines that such Risk Retention Consultation Party’s and/or the Directing Holder’s input and/or recommendations are consistent with Accepted Servicing Practices and in the best interest of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if the Certificateholders, the RR Interest Owners and Companion Loan Holders constituted a single lender) (taking into account that the B Notes are junior to the A Notes). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from any Risk Retention Consultation Party or the Directing Holder, the Special Servicer shall deliver to each Risk Retention Consultation Party and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued. The Special Servicer shall designate the Asset Status Report as final or otherwise communicate to the applicable parties that the Asset Status Report is final. The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”.

After the occurrence and during the continuance of a Consultation Termination Event, the Directing Holder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to Asset Status Reports. The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with Accepted Servicing Practices to take into account any input and/or recommendations of the Directing Holder or the Risk Retention Consultation Parties during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Directing Holder or such Risk Retention Consultation Party.

The Special Servicer shall implement the Final Asset Status Report.

The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. In any event, for so long as a Control Termination Event has not occurred and is not continuing, if the Directing Holder has not approved the Asset Status Report within 60 Business Days following the first submission thereof, the Special Servicer may act upon the most recently submitted form of Asset Status Report, if consistent with Accepted Servicing Practices.

Notwithstanding anything to the contrary herein, after the occurrence and during the continuance of a Consultation Termination Event, the Directing Holder shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to any matter set forth therein. After the occurrence and during the continuance of a Control Termination Event, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.10(h).

The Special Servicer shall (x) deliver to the Certificate Administrator and the Trustee a proposed notice, in an electronic format reasonably acceptable to the Certificate Administrator and the Trustee, to the Certificateholders and the RR Interest Owners that will include a summary of the Final Asset Status Report in an electronic format which format is reasonably acceptable to the Certificate Administrator (which shall be a brief summary of the current status of the Property and current strategy with respect to the Whole Loan (other than any information that constitutes Privileged Information)), and the Certificate Administrator shall be required to post such notice and summary (but not such Final Asset Status Report) on the Certificate Administrator’s Website and (y) implement the Asset Status Report in the form delivered to the Depositor. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and, following delivery of such modified Asset Status Report to the 17g-5 Information Provider and a summary of the same to the Certificate Administrator, which the 17g-5 Information Provider and the Certificate Administrator, respectively shall post on their respective websites pursuant to Section 8.14(b) or Section 10.17, as applicable, implement such report.

(i)                       During the continuance of a Special Servicing Loan Event, the Special Servicer shall have the authority to meet with the Mortgage Loan Borrower and take any actions consistent with Section 3.24, Accepted Servicing Practices and the most recent Final Asset Status Report.

(j)                       In addition, during the continuance of a Special Servicing Loan Event, on the last day of each Collection Period the Special Servicer shall prepare and deliver to the Servicer the CREFC® Special Servicer Loan File with respect to the Whole Loan.

(k)                     The Special Servicer shall notify the Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide the Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to the Mortgage Loan and the Servicer shall report to the Internal Revenue Service and the Mortgage Loan Borrower, in the manner required by applicable law, such information and the Servicer shall report, via Form 1099A or Form 1099C (or any successor form), all forgiveness of indebtedness and abandonment and foreclosure to the extent such information has been provided to the Servicer by the Special Servicer. Upon request, the Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(l)                       Notwithstanding the foregoing or any other provision of this Agreement, the Special Servicer shall not follow any advice, direction or consultation provided by any person (including the Directing Holder or any Risk Retention Consultation Party) that would require or cause the Servicer or the Special Servicer to violate any applicable law or provisions of the Code resulting in an Adverse REMIC Event (other than the imposition of a tax on “net income from foreclosure property”), be inconsistent with Accepted Servicing Practices, require or cause the Special Servicer to violate provisions of this Agreement or the Co-Lender Agreement, require or cause the Special Servicer to violate the terms of the Whole Loan, expose any Certificateholder, any RR Interest Owner, any Companion Loan Holder, or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, result in the imposition of a tax upon the Trust, cause the Trust to fail to qualify as a REMIC under the Code, or materially expand the scope of the responsibilities of the Special Servicer or Servicer, as applicable, under this Agreement.

Section 3.11.      Maintenance of Insurance and Errors and Omissions and Fidelity Coverage. (a)  The Servicer, consistent with Accepted Servicing Practices and the Mortgage Loan Documents, shall use efforts consistent with Accepted Servicing Practices to cause to be maintained by the Mortgage Loan Borrower (or if the Mortgage Loan Borrower fails to maintain such insurance in accordance with the Mortgage Loan Agreement, the Servicer shall cause to be maintained to the extent the Trustee, as mortgagee of record, has an insurable interest) insurance with respect to the Property of the types and in the amounts required to be maintained (to the extent such insurance is available at commercially reasonable rates, provided, that the commercially reasonably requirement shall not apply with respect to terrorism insurance which will be governed by the Mortgage Loan Documents) by the Mortgage Loan Borrower under the Mortgage Loan Documents. The cost of any such insurance maintained by the Servicer shall be advanced by the Servicer, as a Property Protection Advance unless it would be a Nonrecoverable Advance in which case it shall be paid by the Trust, and as applicable, by the Companion Loan Holders pursuant to the Co-Lender Agreement. Neither the Servicer nor the Special Servicer shall be required to maintain, and shall not cause the Mortgage Loan Borrower to be in default with respect to the failure of the Mortgage Loan Borrower to obtain, all-risk casualty insurance which does not contain any carve-out for terrorist or similar acts, if and only if the Special Servicer has determined, on an annual basis, that such failure is an Acceptable Insurance Default. In making any determination related to an Acceptable Insurance Default, the Special Servicer, to the extent consistent with Accepted Servicing Practices, is entitled to rely on the opinion of an insurance consultant, which cost shall be a Trust Fund Expense. Neither the Servicer nor the Special Servicer shall be required to obtain terrorism insurance pursuant to this Agreement to the extent the Mortgage Loan Borrower would not be obligated to maintain terrorism insurance under the Mortgage Loan Documents as in effect on the date thereof.

(b)                     The Special Servicer, consistent with Accepted Servicing Practices and the Mortgage Loan Documents, shall cause to be maintained such insurance (including environmental insurance) with respect to the Foreclosed Property as the Mortgage Loan Borrower is required to maintain with respect to the Property referred to in subsection (a) of this

Section 3.11 or, at the Special Servicer’s election, coverage satisfying insurance requirements consistent with Accepted Servicing Practices. The cost of any such insurance with respect to the Foreclosed Property shall be payable out of amounts on deposit in the Foreclosed Property Account or shall be advanced by the Servicer as a Property Protection Advance unless such advance would be a Nonrecoverable Advance. Any such insurance (other than terrorism insurance, which shall be maintained to the extent required under subsection (a)) that is required to be maintained with respect to the Foreclosed Property shall only be so required to the extent such insurance is available at commercially reasonable rates. If the Special Servicer requests the Servicer to make a Property Protection Advance in respect of the premiums due in respect of such insurance, the Servicer shall, as soon as practicable after receipt of such request, make such Property Protection Advance unless such Advance would be a Nonrecoverable Advance, and if the Servicer does not make such Advance, the Trustee (within five (5) Business Days of its receipt of notice of the Servicer’s failure to make such Advance) shall make an Advance of the premiums to maintain such insurance, provided that, in each such case, such obligations shall be subject to the provisions of this Agreement concerning Nonrecoverable Advances, the Trustee as mortgagee of record having an insurable interest and the availability of such insurance at commercially reasonable rates.

(c)                      The Servicer or the Special Servicer, as applicable, may satisfy its obligations to cause insurance policies to be maintained by maintaining a master force placed or blanket insurance policy insuring against losses on the Property or the Foreclosed Property, as the case may be for which coverage is otherwise required to be maintained as set forth in the preceding subsections of this Section 3.11. The incremental cost of such insurance allocable to the Property or the Foreclosed Property, if not borne by the Mortgage Loan Borrower, shall be paid by the Servicer as a Property Protection Advance unless it would be a Nonrecoverable Advance. If such master force placed or blanket insurance policy contains a deductible clause, the Servicer or the Special Servicer, as applicable, shall be obligated to deposit in the Collection Account out of its own funds all sums that would have been deposited therein but for such clause to the extent any such deductible exceeds the deductible limitation that pertained to the Whole Loan, or in the absence of any such deductible limitation, the deductible limitation that is consistent with Accepted Servicing Practices.

(d)                     Each of the Servicer and the Special Servicer shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy, the issuer of which is rated no lower than the applicable Qualified Insurer Ratings, covering its directors, officers and employees, as applicable, in connection with its activities under this Agreement. Each such insurance policy shall protect the Servicer or the Special Servicer, as applicable, against losses resulting directly from forgery, theft, embezzlement, fraud, errors and omissions of such covered persons. Coverage of the Servicer or the Special Servicer under a policy or bond obtained by an Affiliate thereof and providing the coverage required by this Section 3.11(d) shall satisfy the requirements of this Section 3.11(d). The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Servicer and the Special Servicer. If no such coverage amounts are imposed by such regulatory authorities, the amount of coverage shall be at least equal to the coverage that would be required by FNMA or FHLMC with respect to the Servicer and the Special Servicer if each were servicing and administering the Whole Loan for FNMA or FHLMC or as otherwise approved by FNMA or FHLMC. In the event that any such bond or policy ceases to be in effect, the Servicer or the Special Servicer, as applicable, shall obtain a comparable replacement bond or policy. Each of the Servicer and the Special Servicer shall use reasonable effort to cause each and every sub-servicer, if any, to maintain a blanket fidelity bond and an errors and omissions insurance policy meeting the requirements as described above. In lieu of the foregoing, but subject to this Section 3.11, the Servicer and the Special Servicer shall be entitled to self-insure with respect to such risks so long as its (or its immediate or ultimate parent’s) long term unsecured debt or deposits rating is rated no lower than: (a) “A-” by S&P, (b) “A3” by Moody’s, (c) “A-” by Fitch, (d) “A-:VIII” by AM Best or (e) the equivalent by KBRA.

(e)                      No provision of this Section 3.11 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer or the Special Servicer from its duties and obligations as set forth in this Agreement. The Certificate Administrator shall be entitled to request, upon receipt of a written request from any Certificateholder or any RR Interest Owner, and the Servicer and the Special Servicer shall each deliver or cause to be delivered to the Certificate Administrator, a certificate of insurance from the surety and insurer certifying that such insurance is in full force and effect. The Certificate Administrator will make any such certificate of insurance available to the requesting Certificateholder or RR Interest Owner on a confidential basis.

Section 3.12.      Procedures with Respect to the Trust Loan; Realization upon the Property. (a)  Upon the occurrence of a Special Servicing Loan Event, the Special Servicer on behalf of the Trust, subject to the terms of the Mortgage Loan Documents and consistent with Accepted Servicing Practices, shall promptly pursue the remedies set forth therein, including foreclosure or other realization on the Property and the other collateral for the Trust Loan. In connection with any foreclosure, enforcement of the Mortgage Loan Documents or other realization on the Collateral, the Special Servicer shall direct the Servicer to, and the Servicer shall, pay the costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(b)                     Such proposed acceleration of the Trust Loan and/or foreclosure on the Property shall be taken unless the Special Servicer waives such Mortgage Loan Event of Default (or modifies or amends the Whole Loan to cure the Mortgage Loan Event of Default), which the Special Servicer may do if such modification, waiver or amendment is consistent with Accepted Servicing Practices and does not result in an Adverse REMIC Event (other than the imposition of a tax on “net income from foreclosure property” under Section 860G(c)) of the Code.

(c)                      In connection with such foreclosure as described in Section 3.12(a) or other realization on the Property, the Special Servicer shall follow Accepted Servicing Practices; provided, however, that the Special Servicer shall not be permitted to direct the Servicer, and neither the Special Servicer nor the Servicer shall be required, to expend its own funds to restore the Property damaged by an Uninsured Cause unless the Servicer or the Special Servicer, as applicable, permitted the related insurance policy to lapse in violation of its respective obligations hereunder. If the Servicer does expend its own funds to restore the Property damaged by an Uninsured Cause (which insurance policy did not lapse in violation of the Servicer’s obligations), such expense shall be a Property Protection Advance. In connection with any foreclosure, enforcement of the Mortgage Loan Documents or other realization on the Collateral, the Special Servicer shall direct the Servicer to, and the Servicer shall, pay the costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(d)                     Notwithstanding the foregoing, the Special Servicer may not foreclose on the Property on behalf of the Trust Fund and the Companion Loan Holders and thereby be the beneficial owner of the Property, or take any other action with respect to such item that would cause the Trustee, on behalf of the Trust Fund and the Companion Loan Holders, to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of the Property within the meaning of CERCLA or any comparable law, unless the Special Servicer has previously determined, based on a report prepared at the expense of the Trust Fund by an independent person or entity who regularly conducts site assessments for purchasers of comparable properties (a copy of such report to be provided to the Companion Loan Holders, the Trustee and the Certificate Administrator by the Special Servicer), that (i) the Property is in compliance with applicable environmental laws or that taking the remedial actions necessary to comply with such laws is reasonably likely to produce a greater recovery on a present value basis than not taking such actions and (ii) there are no circumstances known to the Special Servicer relating to the use of hazardous substances or petroleum-based materials that require investigation or remediation, or that if such circumstances exist taking such remedial actions is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions. The Special Servicer shall deliver a copy of any such report to the Rating Agency, subject to Section 10.17.

If the Special Servicer has so determined based on satisfaction of the criteria in this Section 3.12(d) that it would be in the best economic interest of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if the Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender taking into account that the B Notes are junior to the A Notes) (as determined in accordance with Accepted Servicing Practices) to institute a foreclosure or take any other actions described in the immediately preceding paragraph, then subject to the rights of (i) the Directing Holder to consent to, and (ii) the Directing Holder and each Risk Retention Consultation Party to consult in respect of, such action, as applicable, the Special Servicer shall take such proposed action. The Special Servicer shall not foreclose upon or otherwise cause the Trust to acquire ownership of any Collateral other than the Property unless it receives an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Property Protection Advance unless the Servicer determines that such Property Protection Advance would constitute a Nonrecoverable Advance) to the effect that such acquisition will not result in an Adverse REMIC Event (other than the imposition of a tax on “net income from foreclosure property” under Section 860G(c) of the Code).

The Special Servicer shall direct the Servicer to, and the Servicer shall, advance the cost of any such compliance, containment, clean up or remediation as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(e)                      The environmental site assessments contemplated by Section 3.12(d) shall be prepared by any Independent Person who regularly conducts environmental site assessments for purchasers of comparable properties, as determined by the Servicer in a manner consistent with Accepted Servicing Practices. The cost of each such environmental site assessment shall qualify as a Property Protection Advance and shall be advanced by the Servicer unless the Servicer determines that such Advance would constitute a Nonrecoverable Advance.

(f)                      Notwithstanding any acquisition of title to the Property following a Mortgage Loan Event of Default under the Whole Loan and cancellation of the Whole Loan, the Trust Loan and the Companion Loan, the Trust Loan and the Companion Loan shall be deemed to remain outstanding and, in the case of the Trust Loan, held in the Trust Fund for purposes of the application of collections and shall be reduced only by collections net of expenses. For purposes of all calculations hereunder, so long as the Trust Loan and any Companion Loan shall be deemed to remain outstanding, (i) it shall be assumed that the unpaid principal balance of the Trust Loan and any Companion Loan immediately after any discharge is equal to the unpaid principal balance of the Whole Loan immediately prior to such discharge and (ii) Foreclosure Proceeds shall be applied as provided in Section 1.3(b) and the Co-Lender Agreement.

(g)                     Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire and hold for the benefit of the Trust Fund any personal property (including any non-real property Collateral) pursuant to this Section 3.12 unless:

(i)                such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

(ii)                the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Property Protection Advance unless the Servicer determines that such Property Protection Advance would constitute a Nonrecoverable Advance in which case it shall be treated as a trust fund expense) to the effect that the holding of such personal property by the Trust Fund will not result in an Adverse REMIC Event at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding (and such Opinion of Counsel may be premised on the designation hereby of any such personal property as being deemed part of an “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h) with the owner of such personal property for federal income tax purposes to be designated at such time)).

(h)                     Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest, including the Membership Interests in the Mortgage Loan Borrower unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause an Adverse REMIC Event.

Section 3.13.      Custodian to Cooperate; Release of Items in the Mortgage File. From time to time and as appropriate for the servicing of the Whole Loan or Foreclosure of or realization on the Property, the Custodian shall, upon receipt of written request of a Servicing Officer of the Servicer or the Special Servicer and delivery to the Custodian of a receipt for release in the form of Exhibit B hereto, release or cause to be released any items from the Mortgage File to the Servicer or the Special Servicer, as the case may be, within the lesser of (i) seven (7) calendar days and (ii) five (5) Business Days of its receipt of the related receipt for release. The Special Servicer shall institute all Foreclosures as an authorized delegate of the Trustee, on behalf of the Trust Fund and the Companion Loan Holders. In the event the Special Servicer cannot institute a Foreclosure in its own name, the Special Servicer shall notify the Trustee and the Trustee shall reasonably cooperate with the Special Servicer in connection with any prosecution of any Foreclosure (including at the written request of a Servicing Officer of the Special Servicer, execute such documents furnished to it as shall be necessary to the prosecution of any such Foreclosure). Such receipt for release shall obligate the Servicer or the Special Servicer to (and the Servicer or Special Servicer, as applicable, shall) return such items to the Custodian when the need therefor by the Servicer or the Special Servicer no longer exists.

Section 3.14.      Title and Management of Foreclosed Property. (a)  In the event that title to the Property is acquired for the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders in foreclosure or by deed-in-lieu of foreclosure or otherwise, the deed, certificate of sale or other comparable document shall be taken in the name of the Trustee, or its nominee (which shall not include the Special Servicer), on behalf of the Trust Fund and the Companion Loan Holders or as otherwise contemplated pursuant to Section 8.10. Title may be taken in the name of a limited liability company wholly-owned by the Trust and which is managed by the Special Servicer (the costs of which shall be advanced by the Servicer, provided that such Advance would not be a Nonrecoverable Advance). Promptly after such acquisition of title, the Special Servicer shall consult with counsel to determine when an Acquisition Date shall be deemed to occur under the REMIC Provisions with respect to such Property, the expense of such consultation being treated as a Property Protection Advance. The Special Servicer, on behalf of the Trust Fund and the Companion Loan Holders, shall dispose of the Foreclosed Property held by the Trust Fund as expeditiously as appropriate in accordance with Accepted Servicing Practices, but in any event within the time period, and subject to the conditions, set forth in Section 3.15 and Section 12.2. Subject to Section 12.2 and Section 3.14(e), the Special Servicer shall hire on behalf of the Trust Fund and the Companion Loan Holders a Successor Manager to manage, conserve, protect and operate such Foreclosed Property for the Certificateholders and the Companion Loan Holders solely for the purpose of its prompt disposition and sale in a manner which does not cause such Foreclosed Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) and such that income from the operation or sale of such property does not result in receipt by the Trust Fund of any income from non-permitted assets as described in Section 860F(a)(2)(B) of the Code with respect to such property. In connection with such management, the Successor Manager shall be entitled to the REO Management Fee solely from the Foreclosed Property Account or the Collection Account.

(b)                     The Special Servicer shall segregate and hold all funds collected and received in connection with the operation of the Foreclosed Property separate and apart from its own funds and general assets and shall establish and maintain with respect to the Foreclosed Property a Foreclosed Property Account in either (A) the name of the Special Servicer on behalf of the Trust pursuant to Section 3.6 or (B) the name of a limited liability company wholly owned by the Trust and managed by the Special Servicer.

(c)                      The Special Servicer shall have full power and authority, subject to Accepted Servicing Practices and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with the Foreclosed Property for the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if the Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender taking into account that the B Notes are junior to the A Notes) on such terms as are appropriate and necessary for the efficient operation or liquidation, as applicable, of the Foreclosed Property, so long as the Special Servicer deems such actions to be consistent with Accepted Servicing Practices. Without limiting the generality of the foregoing, the Special Servicer may retain an independent contractor to operate and manage the Foreclosed Property; provided, however, the retention of an independent contractor will not relieve the Special Servicer of its obligations hereunder with respect to the Foreclosed Property.

The Special Servicer shall deposit or cause to be deposited within 2 Business Days of receipt of properly identified funds in the Foreclosed Property Account all revenues received with respect to the Foreclosed Property, and the Special Servicer shall cause to be withdrawn therefrom funds necessary for the proper operation, management and maintenance of the Foreclosed Property and for other expenses related to the preservation and protection of the Foreclosed Property, including, but not limited to:

(i)                all insurance premiums due and payable in respect of the Foreclosed Property;

(ii)                all taxes, assessments, charges or other similar items in respect of the Foreclosed Property that could result or have resulted in the imposition of a lien thereon; and

(iii)               all costs and expenses necessary to preserve the Foreclosed Property, including the payment of ground rent, if any.

To the extent that amounts on deposit in the Foreclosed Property Account are insufficient for the purposes set forth in clauses (i) through (iii) above, the Special Servicer shall direct the Servicer to, and the Servicer shall, make a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(d)                     On or before the last day of each Collection Period, the Special Servicer shall withdraw from the Foreclosed Property Account and deposit into the Collection Account the proceeds and collections received or collected since the preceding Remittance Date through the Business Day prior to the Remittance Date on or with respect to the Foreclosed Property (including any funds no longer needed in any reserves established as provided below), net of expenses paid therefrom and amounts reasonably expected to be needed to fund any reserves deemed necessary for the operation, preservation and protection of such Foreclosed Property, including without limitation, the creation of reasonable reserves for working capital, repairs, replacements and necessary capital improvements and other related expenses.

(e)                      The Special Servicer, in the name of the Trust Fund, shall (subject to Section 3.14(a)) contract with any Successor Manager for the operation and management of each Foreclosed Property; provided that no such contract shall impose individual liability on the Trustee or the Trust; provided, further, that:

(i)                the terms and conditions of any such contract shall not be inconsistent herewith;

(ii)                any such contract shall require, or shall be administered to require, that the Successor Manager (A) request that the Special Servicer pay from the Foreclosed Property Account all costs and expenses incurred in connection with the operation and management of such Foreclosed Property, and (B) remit all related revenues (net of such costs and expenses) to the Special Servicer, as soon as practicable but in no event later than the Business Day immediately following receipt, for deposit into the Foreclosed Property Account;

(iii)                none of the provisions of this Section 3.14 relating to any such contract or to actions taken through any such Successor Manager shall be deemed to relieve the Special Servicer of any of its ordinary and regularly recurring duties and obligations to the Trust Fund on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders with respect to the operation and management of such Foreclosed Property; and

(iv)                the Successor Manager shall be permitted to perform construction (including renovations) on the Foreclosed Property only if the construction was more than 10% complete at the time default on the Whole Loan became imminent.

The Special Servicer shall be entitled, and to the extent required by the REMIC Provisions, shall be required, to enter into an agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. All REO Management Fees shall be Trust Fund Expenses payable from the Foreclosed Property Account or subject to reimbursement pursuant to Section 3.4(c)(xi). The Special Servicer agrees to monitor the performance of the Successor Manager and to enforce the obligations of the Successor Manager on behalf of the Trust Fund and the Companion Loan Holders. Expenses incurred by the Special Servicer in connection herewith shall qualify as Property Protection Advances.

Section 3.15.      Sale of Foreclosed Property. (a)  The Special Servicer, on behalf of the Trust Fund, shall sell the Foreclosed Property on a servicing released basis as expeditiously as appropriate in accordance with Accepted Servicing Practices in a manner designed to preserve the capital of the Certificateholders, the RR Interest Owners and the Companion Loan Holders and not with a view to the maximization of profit, but in no event later than the Rated Final Distribution Date in a manner provided under this Section 3.15 and subject to Section 12.2.

(b)                     Subject to the consent or consultation rights of the Directing Holder set forth in Section 6.5 and the consultation rights of each Risk Retention Consultation Party set forth in Section 6.5, the Special Servicer shall accept the highest cash offer for the Foreclosed Property received from any person that is at least equal to the Par Price attributable to the Foreclosed Property. In the absence of any such offer, the Special Servicer shall accept the highest cash offer, if the highest offeror is a Person other than an Interested Person, that the Special Servicer (or the Trustee as provided in the next sentence) determines is a fair price based on Appraisals obtained within the last nine (9) months. If the highest offeror is an Interested Person, the Trustee shall determine the fairness of the highest offer based upon an Appraisal (which may be an Appraisal obtained in the last nine (9) months by the Special Servicer) obtained at the expense of the Trust Fund, and the Trustee may conclusively rely on the opinion of such Appraisal; provided, however, that no offer from an Interested Person shall constitute a fair price unless (A) it is the highest offer received and (B) if such offer is less than the applicable Par Price, at least two other offers are received from independent third parties. Notwithstanding anything contained in this Section 3.15 to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the Foreclosed Property that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for the Foreclosed Property. If the Trustee designates such a third party to make such determination, the Trustee will be entitled to rely conclusively upon such third party’s determination. Any such determination of a fair price of the Foreclosed Property by the Trustee will be binding on all parties absent manifest error. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by, the Trustee or any such third party pursuant to this paragraph will be covered by, and will be paid in advance by the Interested Person as a condition to the Trustee’s determination; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The requirements of this Agreement may result in lower sales proceeds than would otherwise be the case. Notwithstanding the foregoing, and subject to the rights of the Companion Loan Holders, the Directing Holder and each Risk Retention Consultation Party, the Special Servicer shall not be obligated to accept the higher cash offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that rejection of such offer would be in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole, as if the Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender taking into account that the B Notes are junior to the A Notes), and the Special Servicer may accept a lower cash offer (from any person other than an Interested Person) if it determines, in accordance with Accepted Servicing Practices, that acceptance of such offer would be in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders, as a collective whole, as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender taking into account that the B Notes are junior to A Notes. Any Holder of a Controlling Class Certificate, a Risk Retention Consultation Party, the Directing Holder or any Affiliate of the foregoing shall be entitled to participate in, and submit an offer in connection with, any sale of the Whole Loan, to the same extent as any other Certificateholder or any RR Interest Holder; provided that any such Holder of a Controlling Class Certificate, any Risk Retention Consultation Party and the Directing Holder shall for all purposes be considered an Interested Person. Neither the Trustee, in its individual capacity, nor any of its affiliates will be permitted to make an offer for or purchase of the Whole Loan.

(c)                      Subject to the provisions of Section 3.14, the Special Servicer shall act on behalf of the Trust Fund and the Companion Loan Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of the Foreclosed Property, including the collection of all amounts payable in connection therewith. Any sale of a Foreclosed Property shall be without recourse to the Certificate Administrator, the Trustee, the Depositor, the Servicer, the Special Servicer, the Trust Fund, the Certificateholders, the RR Interest Owners or the Companion Loan Holders (except that any contract of sale and assignment and conveyance documents may contain customary warranties, so long as the only recourse for breach thereof is to the Trust Fund) and if consummated in accordance with the terms of this Agreement, none of the Certificate Administrator, the Trustee, the Depositor or the Special Servicer shall have any liability to any Certificateholder or any RR Interest Owner with respect to the purchase price thereof accepted by the Special Servicer or the Trustee.

(d)                     The proceeds of any sale effected pursuant to this Section 3.15, after deduction of the expenses incurred in connection therewith, shall be deposited in the Collection Account in accordance with Section 3.4(a).

(e)                      Within 30 days of the sale of a Foreclosed Property, if not previously included in a CREFC® Report provided by the Servicer or the Special Servicer, the Special Servicer shall provide to the Trustee, the Companion Loan Holders and the Certificate Administrator a statement of accounting for the Foreclosed Property, including, without limitation, (i) the date the Foreclosed Property was acquired in foreclosure or by deed-in-lieu of foreclosure or otherwise, (ii) the date of disposition of the Foreclosed Property, (iii) the gross sale price and related selling and other expenses, (iv) accrued interest with respect to the Repurchase Price of the Foreclosed Property, calculated from the date of acquisition to the disposition date, and (v) such other information as the Trustee or the Certificate Administrator may reasonably request.

Section 3.16.      Sale of Whole Loan and the Trust Loan.(a) (i) Promptly upon the Whole Loan becoming a Defaulted Mortgage Loan, the Special Servicer shall order an Appraisal (which Appraisal shall not be required to have been received within such 60-day period); provided that if an Appraisal Reduction Event is continuing at the same time, only one set of Appraisals need be ordered. The cost of such Appraisal shall be paid by the Servicer at the request of the Special Servicer and such costs shall be treated as a Trust Fund Expense, payable from the Collection Account (and shall constitute a Property Protection Advance if paid by the Servicer from its own funds). The Servicer shall use reasonable efforts to promptly notify in writing the Special Servicer, the Trustee, each Risk Retention Consultation Party, the Certificate Administrator, the Directing Holder (so long as no Consultation Termination Event is continuing) and the Companion Loan Holders of the occurrence of such Special Servicing Loan Event. Upon delivery by the Servicer of the notice described in the preceding sentence, and subject to the rights of the Directing Holder and each Risk Retention Consultation Party, the Special Servicer may offer to sell to any Person the Whole Loan or may offer to purchase the Whole Loan, if and when the Special Servicer determines, consistent with Accepted Servicing Practices, that no satisfactory arrangements can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if the Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender) (taking into account that the B Notes are junior to the A Notes) on a net present value basis. The Special Servicer shall provide the Servicer, the Trustee, the Certificate Administrator, each Risk Retention Consultation Party, the Directing Holder (so long as no Consultation Termination Event is continuing), the Controlling Class Representative and the Companion Loan Holders not less than five (5) Business Days’ prior written notice of its intention to sell the Whole Loan, in which case the Special Servicer shall accept the highest offer received from any Person (other than any Interested Person) for the Whole Loan in an amount at least equal to the Par Price or, at its option, if it has received no offer at least equal to the Par Price therefor, the Special Servicer may purchase the Whole Loan at the Par Price. Any Companion Loans are to be sold together with the Trust Loan, subject to this Section 3.16 and any additional requirements set forth in the Co-Lender Agreement.

(ii)                In the absence of any offer at least equal to the Par Price (or purchase by the Special Servicer at the Par Price), the Special Servicer shall accept the highest offer that is determined by the Special Servicer (or the Trustee as provided in the next sentence) to be a fair price for the Whole Loan, if the highest offeror is a Person other than an Interested Person. If the highest offeror is an Interested Person, the Trustee shall determine the fairness of the highest offer based upon an Appraisal (which may be an Appraisal obtained in the last nine (9) months by the Special Servicer) obtained at the expense of the Trust Fund, and the Trustee may conclusively rely on the opinion of such Appraisals; provided, however, that no offer from an Interested Person shall constitute a fair price unless (A) it is the highest offer received and (B) if such offer is less than the applicable Par Price, at least two other offers are received from independent third parties. If the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Interested Person or as a Trust Fund Expense, as described below) designate an Independent Appraiser that is an expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing or investing in loans similar to the Whole Loan, and such Independent Appraiser shall be selected with reasonable care by the Trustee for the purpose of determining whether such cash offer constitutes a fair price for the Whole Loan. If the Trustee designates such an Independent Appraiser to make such determination, the Trustee shall be entitled to rely conclusively upon such Independent Appraiser’s determination. Any such determination of a fair price of the Whole Loan by the Trustee shall be binding on all parties absent manifest error. The reasonable costs of all Appraisals, inspection reports and broker opinions of value incurred by the Trustee or any such third party pursuant to this paragraph shall be covered by, and shall be paid in advance by the Interested Person as a condition of the Trustee’s determination; provided that the Trustee shall not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. Any Holder of a Controlling Class Certificate, the Directing Holder or any Affiliate of the foregoing will be entitled to participate in, and submit an offer in connection with, any sale of the Whole Loan to the same extent as any other Certificateholder; provided that any such Holder of a Controlling Class Certificate, any Risk Retention Consultation Party and the Directing Holder shall for all purposes be considered an Interested Person. Neither the Trustee, in its individual capacity, nor any of its affiliates will be permitted to make an offer for or purchase the Whole Loan. The Special Servicer shall be entitled to conclusively rely on a certification from the purchaser that it is neither the Trustee nor an affiliate thereof.

(iii)                The Special Servicer shall not be obligated to accept the highest offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that the rejection of such offer would be in the best interests of the Holders of the Certificates, the RR Interest Owners and the Companion Loan Holders (as a collective whole, as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender taking into account that the B Notes are junior to the A Notes). In addition, the Special Servicer may accept a lower offer if it determines, in accordance with Accepted Servicing Practices, that the acceptance of such offer would be in the best interests of the Holders of the Certificates, the RR Interest Owners and the Companion Loan Holders (as a collective whole, as if such Holders of the Certificates, the RR Interest Owners and the Companion Loan Holders constituted a single lender taking into account that the B Notes are junior to the A Notes) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable in other respects), provided that the offeror is not the holder of the Controlling Class, the Directing Holder, the Special Servicer or a Person that is an Affiliate of any of them. So long as no Consultation Termination Event is continuing, the foregoing rights of the Special Servicer shall be subject to the rights of the Directing Holder. The Special Servicer shall use reasonable efforts to sell the Whole Loan prior to the Rated Final Distribution Date. Notwithstanding the foregoing, the sale by the Special Servicer of the Whole Loan is subject to the right of a mezzanine lender to exercise its option to purchase the Whole Loan following a default as described under the related intercreditor agreement (and such purchase price is subject to the terms of the related intercreditor agreement).

(iv)                Unless and until the Whole Loan is sold pursuant to this Section 3.16(a), the Special Servicer shall pursue such other resolution strategies with respect to the Whole Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report and Accepted Servicing Practices and the REMIC Provisions.

(b)                     The right of the Special Servicer to purchase or sell the Whole Loan after the occurrence of a Special Servicing Loan Event shall terminate, and shall not be exercisable as set forth in clause (a) above (or if exercised but the purchase of the Whole Loan has not yet occurred, the Special Servicer’s right shall terminate and such exercise shall be of no further force or effect) if the Whole Loan is no longer delinquent as a result of any of the following: (i) the Special Servicing Loan Event has ceased pursuant to the terms of this Agreement, (ii) the Whole Loan has become subject to a fully executed agreement reflecting the terms of the workout arrangement, (iii) the Whole Loan has otherwise been resolved (including by a full or discounted pay-off) or (iv) a mezzanine lender exercises its purchase option set forth under the related intercreditor agreement.

(c)                      Any sale of the Whole Loan shall be for cash only, and shall be in accordance with and subject to the provisions of the Co-Lender Agreement.

(d)                     Notwithstanding anything to the contrary herein, the Special Servicer shall not sell the Whole Loan pursuant to Section 3.16(a) without the written consent of the Companion Loan Holders (provided that such consent is not required from a Companion Loan Holder if such Companion Loan Holder is the Mortgage Loan Borrower or an Affiliate of the Mortgage Loan Borrower) unless the Special Servicer has delivered to the Companion Loan Holders: (a) at least 15 Business Days prior written notice of any decision to attempt to sell the Whole Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Property, and any documents in the Mortgage File reasonably requested by such Companion Loan Holder that are material to the price of the Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Servicer or the Special Servicer in connection with the proposed sale; provided, that such Companion Loan Holder may waive any of the delivery or timing requirements set forth in this sentence. The Companion Loan Holders will be permitted to make offers to purchase, and any such Holder is permitted to be the purchaser at any sale of, the Whole Loan.

Section 3.17.      Servicing Compensation.  (a)  The Servicer shall be entitled to receive the Servicing Fee with respect to the Trust Loan and the Companion Loan payable monthly from the Collection Account or otherwise in accordance with and subject to Section 3.4(c). The Servicer shall be entitled to retain as compensation any late payment charges and certain other customary charges and fees to the extent described below, as well as reimbursement for all other costs or expenses incurred by it in performing its duties hereunder, in each case, to the extent actually received from the Mortgage Loan Borrower and permitted by, or not prohibited by, and to be allocated to such amounts by the terms of the Mortgage Loan Documents and this Agreement, other than: (i) fees of any sub-servicer and the expenses of any sub-servicer that would not be reimbursable to Servicer if such expenses were incurred by the Servicer; (ii) the cost of any fidelity bond or errors and omissions policy required by Section 3.11(d); (iii) overhead expenses of the Servicer including but not limited to those which may properly be allocable under the Servicer’s accounting system or otherwise to the Servicer’s activities under this Agreement or the income derived by it hereunder including the costs to the Servicer associated with employees of the Servicer performing services in connection with the obligations of the Servicer hereunder; and (iv) costs and expenses arising from the negligence, bad faith or willful misconduct of the Servicer in performing its obligations hereunder (collectively, the “Servicer Customary Expenses”). So long as no Special Servicing Loan Event has occurred and is continuing, the Servicer shall also be entitled to retain as additional servicing compensation any late payment fees and Default Interest to the extent provided in Section 3.17(b) (including any late payment fees and Default Interest collected after the occurrence of a Special Servicing Loan Event but accrued prior to such Special Servicing Loan Event), release fees, assumption fees, assumption application fees, defeasance fees, consent fees, substitution fees, Modification Fees (subject to the last paragraph of this Section 3.17), amounts collected for checks returned for insufficient funds, charges for beneficiary statements or demands, loan service transaction fees and similar fees and expenses to the extent, with respect to any such amounts, collected and allocated to such amounts as permitted by (or not otherwise prohibited by) the terms of the Mortgage Loan Documents and this Agreement; provided, however, that the Servicer shall not be entitled to retain any Default Interest or any late payment charges, with respect to the Whole Loan, with respect to which a default thereunder or Mortgage Loan Event of Default is continuing unless and until such default or Mortgage Loan Event of Default has been cured and all delinquent amounts (including any Default Interest) due with respect to the Whole Loan have been paid in full and all interest on Advances has been paid in full. In addition, the Servicer shall be entitled to retain as additional servicing compensation any income earned (net of losses to the extent provided in this Agreement) on the investment of funds deposited in the Collection Account and any Reserve Account (to the extent not payable to the Mortgage Loan Borrower).

If a Special Servicing Loan Event occurs and is continuing, the Special Servicer shall be entitled to receive a Special Servicing Fee with respect to the Trust Loan and the Companion Loan for so long as such Special Servicing Loan Event continues as well as reimbursement for all other costs or expenses incurred by it in performing its duties hereunder other than: (i) the cost of any fidelity bond or errors and omissions policy required by Section 3.11(d); (ii) overhead expenses of the Special Servicer including but not limited to those which may properly be allocable under the Special Servicer’s accounting system or otherwise to the Special Servicer’s activities under this Agreement or the income derived by it hereunder including the costs to the Special Servicer associated with employees of the Special Servicer performing services in connection with the obligations of the Special Servicer hereunder; and (iii) costs and expenses arising from the negligence, bad faith or willful misconduct of the Special Servicer in performing its obligations hereunder (the “Special Servicer Customary Expenses”). No Workout Fee shall be payable to the Special Servicer if a mezzanine lender purchases the Trust Loan pursuant to any intercreditor agreement (so long as such purchase occurs within 90 days after notice of the applicable event giving rise to a mezzanine lender’s option is delivered to a mezzanine lender; provided that for the avoidance of doubt, if there are one or more purchase option trigger events that occur following an initial purchase option trigger event, such 90 day period shall commence on the date the first notice of the initial purchase option trigger event was given to a mezzanine lender). If a Special Servicing Loan Event is terminated following resolution of such Special Servicing Loan Event by a written agreement with the Mortgage Loan Borrower negotiated by the Special Servicer, the Special Servicer shall be entitled to receive the Workout Fee. If at any time the Whole Loan becomes a Specially Serviced Loan, the Special Servicer shall use reasonable efforts, consistent with Accepted Servicing Practices, to collect all Mortgage Loan Borrower’s Reimbursable Trust Fund Expenses pursuant to Section 9.2(b) of the Mortgage Loan Agreement, including exercising all remedies available under the Mortgage Loan Agreement that would be in accordance with Accepted Servicing Practices, specifically taking into account the costs or likelihood of success of any such collection efforts and the Non-RR Realized Loss or RR Realized Loss that would be incurred by Certificateholders or the RR Interest Owners, as applicable, in connection therewith as opposed to the Non-RR Realized Loss or RR Realized Loss that would be incurred as a result of not collecting such amounts from the Mortgage Loan Borrower. Notwithstanding anything herein to the contrary, with respect to any Collection Period, the Special Servicer shall only be entitled to receive a Workout Fee or a Liquidation Fee, but not both.

If the Special Servicer is terminated (other than for cause) or resigns after such written agreement is entered into and before or after the Special Servicing Loan Event is terminated, it shall retain the right to receive any and all Workout Fees on all payments of principal and interest made on the Whole Loan following such written agreement (negotiated by such Special Servicer prior to its termination or resignation) for so long as another Special Servicing Loan Event does not occur and the successor Special Servicer shall have no rights with respect to such Workout Fee. In addition, subject to the limitations set forth in the definition of “Liquidation Fee”, the Special Servicer shall be entitled to receive a Liquidation Fee with respect to any Liquidated Property or any full, partial or discounted payoff of the Specially Serviced Loan or the sale or liquidation of the Specially Serviced Loan or any portion thereof as to which the Special Servicer receives Liquidation Proceeds. The Special Servicing Fee and any Liquidation Fee payable from Liquidation Proceeds (and not the Mortgage Loan Borrower) shall be payable from funds on deposit in the Collection Account as provided in Section 3.4(c). The Special Servicer during the continuance of a Special Servicing Loan Event shall also be entitled to retain as additional servicing compensation any late payment fees (to the extent provided in Section 3.17(b)), Default Interest (to the extent provided in Section 3.17(b)), release fees, assumption fees, assumption application fees, substitution fees, Modification Fees (subject to the last paragraph of this Section 3.17), amounts collected for checks returned for insufficient funds, charges for beneficiary statements or demands, loan service transaction fees, consent fees and similar fees and expenses and any income earned (net of losses to the extent provided in this Agreement) on the investment of funds deposited in the Foreclosed Property Account.

With respect to any of the preceding fees as to which both the Servicer and the Special Servicer are entitled to receive a portion thereof, the Servicer and the Special Servicer shall each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (without the consent of the affected party) (A) neither the Servicer nor the Special Servicer shall have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the Servicer or the Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee shall not have any right to share in any part of the other party’s portion of such fee. For the avoidance of doubt, if the Servicer decides not to charge any fee, the Special Servicer shall nevertheless be entitled to charge its portion of the related fee to which the Special Servicer would have been entitled if the Servicer had charged a fee and the Servicer shall not be entitled to any of such fee charged by the Special Servicer.

Notwithstanding any other provision in this Agreement, neither the Servicer nor the Special Servicer, as applicable, shall be entitled to reimbursement for an expense incurred under this Agreement or in connection with the performance of its duties hereunder unless (i) the amount of such payment to the Servicer or the Special Servicer, as the case may be, is reimbursed to the Trust Fund by the Mortgage Loan Borrower (to the extent the Mortgage Loan Borrower is required to do so under the Mortgage Loan Agreement); (ii) failure of the Mortgage Loan Borrower to reimburse for such payment constitutes a Mortgage Loan Event of Default; (iii) such expense is an “unanticipated expense incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii) or is otherwise an unanticipated expense (it being understood that the Servicer Customary Expenses and the Special Servicer Customary

Expenses are not unanticipated); or (iv) such reimbursement is expressly provided for herein or such expense is expressly described herein as an expense of the Trust Fund or as an Advance.

Except as otherwise expressly provided herein, no transfer, sale, pledge or other disposition of the Servicer’s right to receive all or any portion of the Servicing Fee (or the Special Servicer’s right to receive all or any portion of the Special Servicing Fee) or other servicing compensation provided for herein shall be made, and any such attempted transfer, sale, pledge or other disposition shall be void, unless such transfer is made to a successor Servicer or successor Special Servicer, as applicable, in connection with the assumption by such successor of the duties hereunder pursuant to Section 7.2.

Wells Fargo Bank, National Association and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), to any QIB or Institutional Accredited Investor (other than a Benefit Plan), provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit X-1 hereto, and (iii) the prospective transferee shall have delivered to Wells Fargo Bank, National Association and the Depositor a certificate substantially in the form attached as Exhibit X-2 hereto. None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. Wells Fargo Bank, National Association and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and Wells Fargo Bank, National Association hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the Servicer and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act. Following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right or the termination of Wells Fargo Bank, National Association as the Servicer, the Person then acting as the Servicer, shall pay, out of each amount paid to such Servicer as Servicing Fees, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fees to such Servicer, in each case in accordance with payment instructions provided by such holder in writing to such Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Depositor, the Special Servicer, the Trustee or the Certificate Administrator shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Servicer on the Determination Date, and the Servicer shall deliver, to the extent it has received, or cause to be delivered to the Certificate Administrator, without charge on the Remittance Date, an electronic report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by (or paid to a Certificateholder or other person by) the Special Servicer or any of its Affiliates during the related Collection Period; provided that no report regarding Disclosable Special Servicer Fees shall be requires to be delivered if there are no Disclosable Special Servicer Fees for the related Collection Period.

The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates and appraisal fees or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, the Mortgage Loan Borrower, any manager of the Property, any guarantor or indemnitor in respect of the Whole Loan and any purchaser of the Whole Loan (or a portion thereof) or any Foreclosed Property) in connection with the disposition, workout or foreclosure of the Whole Loan, the management or disposition of any Foreclosed Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.17; provided, however, that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

Notwithstanding anything herein to the contrary, (i) the Servicer and the Special Servicer shall each be entitled to 50% of any Modification Fees incurred in connection with the extension of the Stated Maturity Date of the Trust Loan or the Companion Loan to which Special Servicer’s consent is required pursuant to clause (vii)(c) of the definition of Special Servicing Loan Event and (ii) the Servicer and the Special Servicer, in the absence of a Special Servicing Loan Event, shall each be entitled to 50% of any Modification Fees, assumption fees (excluding assumption application fees) or consent fees in connection with any Major Decision for which the Special Servicer’s consent is required.

(b)                     In determining the compensation of the Servicer or the Special Servicer, as applicable, with respect to Default Interest and late payment charges, on any Distribution Date, the aggregate Default Interest and late payment charges actually collected on the Whole Loan during the related Collection Period shall be applied (in such order) to reimburse (i) the Servicer and the Trustee for all Advances (other than Nonrecoverable Advances) made by each and not previously reimbursed from late payments received during the applicable period on the Whole Loan, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds (to the extent not needed for the repair or restoration of the Property) and other collections on the Whole Loan, (ii) to the extent not previously reimbursed by the Borrower as a Mortgage Loan Borrower’s Reimbursable Trust Fund Expense, the Servicer and the Trustee for unpaid interest on such Advances at the Advance Rate, and (iii) the Trust for all Trust Fund Expenses. Default Interest and late payment charges remaining thereafter shall be distributed to the Servicer, if and to the extent accrued on the Mortgage Loan for so long as no Special Servicing Loan Event is continuing, and to the Special Servicer, if and to the extent accrued on the Mortgage Loan during a Special Servicing Loan Event. Any Default Interest or late payment charges paid or payable as additional servicing compensation to the Servicer and the Special Servicer shall be distributed between the Servicer and the Special Servicer, on a pro rata basis, based on the Servicer’s and the Special Servicer’s respective entitlements to such compensation described in the previous sentence.

Section 3.18.      Reports to the Certificate Administrator; Account Statements. (a)  The Servicer shall prepare, or cause to be prepared, and deliver to the Certificate Administrator, in an electronic format which format is reasonably acceptable to the Certificate Administrator, consistent with Accepted Servicing Practices, not later than (i) 4:00 p.m. (New York time) two Business Days prior to each Distribution Date, the CREFC® Loan Periodic Update File and (ii) 4:00 p.m. (New York time) on the Remittance Date immediately preceding each Distribution Date, the remaining CREFC® Reports (except the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Special Servicer Loan File, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet). The Certificate Administrator shall prepare the CREFC® Bond Level File.

The Servicer shall make the CREFC® Reports (except the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Special Servicer Loan File, the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet) available (i) prior to the securitization of the Companion Loan, to the Companion Loan Holders on each Distribution Date; and (ii) following the securitization of the Companion Loan, to the master servicer of the Other Securitization Trust no later than 2 Business Days after the Determination Date.

In addition, the Servicer (with respect to non-Specially Serviced Loans) shall prepare and make available to any Privileged Person on the Servicer’s internet website (initially, www.wellsfargo.com/com/comintro), and the Special Servicer (with respect to a Specially Serviced Loan and Foreclosed Property) shall prepare and deliver to the Servicer (who shall promptly make available to any Privileged Person on the Servicer’s internet website (initially, www.wellsfargo.com/com/comintro) with respect to the Property and Foreclosed Property, a CREFC® Operating Statement Analysis Report and a CREFC® NOI Adjustment Worksheet within 30 days after the Servicer’s or Special Servicer’s, as applicable, receipt of each of the Mortgage Loan Borrower’s quarterly financials (commencing with the quarter ending March 31, 2020) and annually within 30 days after receipt of the Mortgage Loan Borrower’s annual financials for the year ending December 31, 2020); provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent not required to be provided in the then current applicable CREFC® guidelines. Additionally, the Servicer shall deliver the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet on a monthly basis to the Certificate Administrator; provided, however, the Servicer shall have no obligation to update such reports except as set forth in the immediately preceding paragraphs, and no analysis shall be required to the extent such analysis or update is not required to be provided under the then current applicable CREFC® guidelines.

In addition, on a calendar quarterly basis within 30 days after the Servicer’s receipt of each of the Mortgage Loan Borrower’s quarterly financial statements (commencing with the quarter ending March 31, 2020), the Servicer shall deliver, to the extent it has received, or cause to be delivered to the Certificate Administrator such financial statements.

(b)                     The Servicer shall furnish to the Certificate Administrator in electronic format which format is reasonably acceptable to the Certificate Administrator, the CREFC® Reports produced by it pursuant to this Agreement not later than the time period specified in Section 3.18(a).

(c)                      The Servicer shall produce the reports described in this Section 3.18 solely from information provided to the Servicer by the Mortgage Loan Borrower pursuant to the Mortgage Loan Agreement (without modification, interpretation or analysis) or by the Special Servicer, Sponsor or Depositor pursuant to this Agreement. None of the Trustee, the Certificate Administrator, the Servicer or the Special Servicer shall be responsible for the completeness or accuracy of such information (except that the Servicer shall use efforts consistent with Accepted Servicing Practices to correct patent errors).

Section 3.19.     [Reserved]

Section 3.20.     [Reserved]

Section 3.21.     Access to Certain Documentation Regarding the Whole Loan and Other Information. (a) The Servicer and the Special Servicer shall provide to the Certificate Administrator, the Risk Retention Consultation Parties, the Directing Holder (but only prior to the occurrence and continuance of any Consultation Termination Event), the Trustee, the Initial Purchasers, the Depositor, any Certificateholders or RR Interest Owners that are federally insured financial institutions, the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder or any RR Interest Owner is subject, access to the documentation regarding the Whole Loan required by applicable regulations of the Federal Reserve Board, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Servicer or Special Servicer.

(b)                     The Depositor hereby authorizes the Certificate Administrator to, and the Certificate Administrator shall, make available to Bloomberg Financial Markets, L.P., CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, Blackrock Financial Management, Inc., Markit Group Limited, RealINSIGHT, Thomson Reuters and Intercontinental Exchange | ICE Data Services or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification in the form of Exhibit Q to this Agreement (each such entity, a “Financial Market Publisher”), all the Distribution Date Statements, CREFC® Reports and supplemental notices delivered or made available pursuant to Section 8.14(c) to Privileged Persons and providing such information shall not constitute a breach of this Agreement by the Certificate Administrator.

If any of the parties to this Agreement receives a Form ABS Due Diligence-15E from any party in connection with any third-party due diligence services such party may have provided with respect to the Trust Loan (“Due Diligence Service Provider”), such receiving party shall promptly forward such Form ABS Due Diligence-15E to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website. The 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any Form ABS Due Diligence-15E it receives directly from a Due Diligence Service Provider or from another party to this Agreement, promptly upon receipt thereof.

Section 3.22.     Inspections; Collection of Financial Statements. The Servicer shall inspect or cause to be inspected the Property not less frequently than once each year commencing in 2021; provided, however, that the Servicer shall not be required to inspect the Property if it has been inspected by the Special Servicer in the preceding 12 months. The Special Servicer shall inspect or cause to be inspected the Property as soon as practicable following the occurrence of a Special Servicing Loan Event and annually for so long as a Special Servicing Loan Event is continuing. The Servicer or the Special Servicer, as applicable, shall further inspect, or cause to be inspected, the Property whenever it receives information that the Property has been materially damaged, left vacant, or abandoned, or if waste is being committed thereto. All such inspections shall be performed in such manner as shall be consistent with Accepted Servicing Practices. The cost of the annual inspections referred to in the first sentence of this paragraph shall be an expense of the Servicer; the cost of all additional inspections referred to in this paragraph shall be a Trust Fund Expense and if paid by the Servicer shall constitute a Property Protection Advance or an Administrative Advance. The Servicer or Special Servicer, as the case may be, shall prepare a written report of inspection and deliver it to the Certificate Administrator. The Certificate Administrator shall post such report on the Certificate Administrator’s Website pursuant to Section 8.14(b).

The Special Servicer (when the Trust Loan is a Specially Serviced Loan) and the Servicer (when the Trust Loan is not a Specially Serviced Loan) shall make reasonable efforts to collect promptly and review from the Mortgage Loan Borrower quarterly and annual operating statements, financial statements, budgets and rent rolls of the Property, and the quarterly and annual financial statements of the Mortgage Loan Borrower, whether or not delivery of such items is required pursuant to the terms of the Mortgage Loan Documents and any other reports or documents required to be delivered under the terms of the Whole Loan, if delivery of such items is required pursuant to the terms of the Mortgage Loan Documents. The Servicer and the Special Servicer shall not be required to request such operating statements or rent rolls more than once if the Mortgage Loan Borrower is not required to deliver such statements pursuant to the terms of the Mortgage Loan Documents. In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of the Foreclosed Property and shall collect all such items promptly following their preparation. The Special Servicer shall deliver all such items to the Servicer within five (5) Business Days of receipt, and the Servicer shall make available on its website copies of all the foregoing items so collected to the Trustee, the Certificate Administrator, the Special Servicer and the Depositor, in electronic format, in each case within 30 days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing June 30, 2021. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of such items, the Servicer or the Special Servicer, as applicable, shall deliver electronic copies of such items to the

Certificate Administrator to be posted on the Certificate Administrator’s Website. Upon request, the Servicer or the Special Servicer, as applicable, shall deliver copies of all the foregoing items so collected thereby to the 17g-5 Information Provider pursuant to Section 10.17.

Section 3.23.     Advances. (a)  In the event that a Monthly Payment (or an Assumed Monthly Payment, as applicable) (other than the Balloon Payment) or any portion of a Monthly Payment (or an Assumed Monthly Payment, as applicable) (other than any Balloon Payment) on the Trust Loan has not been received by the Servicer by the close of the Business Day immediately prior to the Remittance Date, the Servicer, subject to its determination that such amounts are not Nonrecoverable Advances, shall make an advance on such Remittance Date to the Distribution Account, in an amount equal to the Monthly Payment (or an Assumed Monthly Payment, as applicable), or any such portion of the Monthly Payment (or an Assumed Monthly Payment, as applicable) on such Trust Loan that was delinquent as of the close of the Business Day immediately prior to such Remittance Date, in each case, net of the Servicing Fee (which will not be paid to the Servicer until the funds in the Collection Account are available for payment of such fee); provided that neither the Servicer nor any other party shall be entitled to interest accrued on the amount of any Monthly Payment Advance with respect to the Trust Loan if the related Monthly Payment (or an Assumed Monthly Payment, as applicable) in respect of the Trust Loan is received by the Servicer or the Certificate Administrator, as applicable, by 2:00 p.m., New York time, on such Remittance Date. For the avoidance of doubt, in the event that the amount of interest on the Trust Loan is reduced as a result of any modification to the Trust Loan, any future Monthly Payment Advance made with respect to such modified Trust Loan shall be in such amounts as may be required as a result of such reduction. The Servicer shall maintain a record of each Monthly Payment Advance it has made pursuant to this Section 3.23(a) on the Trust Loan and shall notify the Certificate Administrator thereof in the appropriate CREFC® Reports in order to permit allocation thereof pursuant to Sections 3.4 and 3.5. In the event that the Servicer does not remit any amounts required to be remitted to the Certificate Administrator on each Remittance Date (including any amounts required to be remitted pursuant to Section 3.5 and any required Monthly Payment Advance) to the Certificate Administrator for deposit in the Distribution Account on the Remittance Date, the Servicer shall pay to the Certificate Administrator interest on such amounts at the Federal Funds Rate for the period from and including the Remittance Date to but excluding the Distribution Date or, if earlier, the actual remittance date.

Notwithstanding anything herein to the contrary, if a Monthly Payment Advance is made with respect to the Trust Loan pursuant to the terms hereof, then that Monthly Payment Advance, together with interest thereon, shall be reimbursed (with respect to both the related A Notes and the B Notes), pro rata and pari passu with monthly interest advances on the Companion Loan.

At any time that an Appraisal Reduction Amount exists, the amount that would otherwise be required to be advanced by the Servicer in respect of delinquent payments of principal and interest on the Trust Loan shall be reduced by multiplying such amount by a fraction, the numerator of which is the then outstanding principal balance of the Trust Loan minus the applicable Appraisal Reduction Amount (or portion thereof allocable to the Trust Loan pursuant to the Co-Lender Agreement) and the denominator of which is the then outstanding principal balance of the Trust Loan.

(b)                     Subject to Section 3.23(e), the Servicer shall advance for the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders, to the extent it determines that such amount is recoverable, all customary and reasonable out-of-pocket costs and expenses incurred by the Servicer or the Special Servicer in the performance of its servicing obligations, including, but not limited, to the costs and expenses incurred in connection with (i) the preservation, restoration, operation and protection of the Property which, in the Servicer’s sole discretion, exercised in accordance with Accepted Servicing Practices, are necessary to prevent an immediate or material loss to the Trust Fund’s interest in the Property, (ii) the payment of (A) real estate taxes, assessments and governmental charges that may be levied or assessed against the Mortgage Loan Borrower or any of its Affiliates or the Property or revenues from the Property or which become liens on the Property, (B) insurance premiums, and (C) the out-of-pocket costs and expenses of the Servicer or the Special Servicer, as applicable (including, without limitation, reasonable attorneys’ fees and expenses) to the extent not paid by the Mortgage Loan Borrower that are incurred in connection with assumption of the Whole Loan or a release of the Property from the liens of the Mortgage, (iii) any enforcement or judicial proceedings, including foreclosures and including, but not limited to, court costs, reasonable attorneys’ fees and expenses and costs for third-party experts, including appraisers and environmental and engineering consultants, and (iv) the management, operation and liquidation of the Property if the Property is acquired by the Special Servicer or its Affiliate in the name of the Trust (collectively, “Property Protection Advances”). During the continuation of a Special Servicing Loan Event, the Special Servicer shall give the Servicer and the Trustee not less than five Business Days’ written notice before the date on which the Servicer is requested to make any Property Protection Advance with respect to the Whole Loan or the Foreclosed Property; provided, however, that only three Business Days’ written notice shall be required in respect of Property Protection Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Protection Advances required to make tax or insurance payments). In addition, the Special Servicer shall provide the Servicer with such information in its possession as the Servicer may reasonably request to enable the Servicer to determine whether a requested Property Protection Advance would constitute a Nonrecoverable Advance. Notwithstanding anything herein to the contrary, if the Special Servicer requests that the Servicer make an Advance, the Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Advance; provided, however, that the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Property Protection Advances other than emergency advances (although such request may relate to more than one Property Protection Advance). The Special Servicer will have no obligation to make any Advances.

(c)                      To the extent the Servicer fails to make an Advance that it is required to make under this Agreement, the Trustee shall be required to make such Advance pursuant to Section 7.6. It is understood that the obligation of the Servicer and the Trustee (pursuant to Section 7.6) to make such Advances is mandatory, subject to the limitations set forth in this Agreement, and shall continue to apply after any modification or amendment of the Whole Loan pursuant to Section 3.24 hereof, beyond the Stated Maturity Date of the Whole Loan if a payment default shall have occurred on such date and through any court appointed stay period or similar payment delay resulting from any insolvency of the Mortgage Loan Borrower or related bankruptcy, notwithstanding any other provision of this Agreement, other than the requirement of recoverability, and shall continue, subject to the requirement of recoverability, until the earlier of (i) the payment in full of the Trust Loan and (ii) the date on which the Property becomes liquidated.

(d)                     Interest on each Advance made by the Servicer or the Trustee shall accrue for each day that such Advance is outstanding at a rate of interest equal to the Prime Rate (the “Advance Rate”) for each such day (or the most recent day on which the Prime Rate was reported, if not reported on such day) on the basis of a year of 360 days and the actual number of days elapsed in a month. Interest on the Advances shall compound annually.

(e)                      Notwithstanding any other provision in this Agreement, the Servicer or the Trustee, as applicable, shall be obligated to make an Advance only to the extent that the Servicer or the Trustee, as applicable, has determined that such Advance, together with any previous unreimbursed Advances and interest on all those Advances at the Advance Rate, would not constitute a Nonrecoverable Advance if made. The Trustee and the Servicer, in that order, shall be entitled to reimbursement for any such Advances from the Collection Account and shall obtain such reimbursement in accordance with Section 3.4(c). If the context requires, each reference to the reimbursement or payment of an Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through the date of payment or reimbursement.

(f)                      The determination by the Servicer or the Trustee, as applicable, that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by the delivery of an Officer’s Certificate to the Companion Loan Holders, the Certificate Administrator, the Directing Holder (so long as no Consultation Termination Event is continuing), and the Trustee in electronic format which format is reasonably acceptable to the Certificate Administrator and the Trustee (if such determination is made by the Servicer), detailing the reasons for such determination with supporting documentation attached. Such Officer’s Certificate shall be made available to any Privileged Person by the Certificate Administrator posting such Officer’s Certificate to the Certificate Administrator’s Website pursuant to Section 8.14(b). The costs of obtaining any appraisals, reports, surveys and other information requested by the Servicer or the Trustee, as applicable, establishing an Advance as a Nonrecoverable Advance shall be treated as Trust Fund Expenses, payable from the Collection Account pursuant to Section 3.4(c), and shall constitute a Property Protection Advance, as applicable, if paid by the Servicer or the Trustee from its own funds. The Servicer’s determination of nonrecoverability in accordance with the above provisions shall be conclusive and binding on the Trustee and the Trustee shall be entitled to rely conclusively thereupon. The Trustee, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall make such determination in its reasonable business judgment.

(g)                     The Servicer or the Trustee, as applicable, is not obligated to advance or pay (i) the delinquent scheduled payments with respect to any Companion Loan, (ii) any Balloon Payment with respect to the Companion Loan or the Trust Loan (but is required to advance the Assumed Monthly Payment with respect to the Trust Loan), (iii) any Default Interest, (iv) amounts required to cure any damages resulting from Uninsured Causes (except as required pursuant to Section 3.12(c)), any failure of the Property to comply with any applicable law, including any environmental law, or (except in connection with the foreclosure or other acquisition of the Property in accordance with Section 3.12 upon the occurrence of a Mortgage Loan Event of Default) to investigate, test, monitor, contain, clean up, or remedy an environmental condition present at the Property, (v) any losses arising with respect to defects in the title to the Property, (vi) any costs of capital improvements to the Property other than those necessary to prevent an immediate or material loss to the Trust’s or the Companion Loan Holders’ interest in the Property, (vii) any yield maintenance amounts or prepayment premiums, or (viii) any delinquent payments on any repurchased Trust Note.

(h)                     The Servicer or the Trustee may consider (among other things) the following when making a non-recoverability determination: (a) the obligations of the Mortgage Loan Borrower under the terms of the Whole Loan as it may have been modified, (b) the Property in its “as is” or then-current condition and occupancy, (c) future expenses and (d) the timing of recoveries, in the case of clauses (b) through (d), each as modified by such party’s assumptions (consistent with Accepted Servicing Practices in the case of the Servicer or in its commercially reasonable judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to the Property.

Section 3.24.      Modifications of Mortgage Loan Documents. (a)  The Servicer (if no Special Servicing Loan Event has occurred and is continuing) or the Special Servicer (during a Special Servicing Loan Event), may modify, waive or amend any term of the Trust Loan if such modification, waiver or amendment (A) is consistent with Accepted Servicing Practices and (B) does not result in an Adverse REMIC Event or cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code (and the Servicer or the Special Servicer, as applicable, may obtain and be entitled to rely upon an Opinion of Counsel in connection with such determination). Notwithstanding anything herein to the contrary, in no event may the Servicer or the Special Servicer permit an extension of the Stated Maturity Date beyond the date that is the seven years prior to the latest Rated Final Distribution Date. In connection with (i) the release of the Property or portion thereof from the lien of the Mortgage or (ii) the taking of the Property or portion thereof by exercise of the power of eminent domain or condemnation, if the Mortgage Loan Documents require the Servicer or the Special Servicer, as applicable, to calculate the loan-to-value ratio of the remaining portion of the Property, for purposes of REMIC qualification of the Trust Loan, then, unless then permitted by the REMIC Provisions, such calculation shall exclude the value of personal property and going concern value, if any.

(b)                     All modifications, waivers or amendments of the Whole Loan shall be in writing and shall be effected in a manner consistent with Accepted Servicing Practices, the REMIC Provisions and the provisions of the Co-Lender Agreement. The Servicer or the Special Servicer, as applicable, shall notify the Certificate Administrator, the Trustee, each Risk Retention Consultation Party, the Directing Holder (so long as no Consultation Termination Event is continuing), the Companion Loan Holders and the Depositor, in writing, of any modification, waiver or amendment of any term of the Whole Loan and the date thereof, and shall deliver to the Custodian an original and, if applicable, recorded counterpart of the agreement relating to such modification, waiver or amendment within ten (10) Business Days following the execution and, if applicable, recordation thereof and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Holder. If the Whole Loan is modified, the Note Interest Rate on each Trust Note shall not change for purposes of distributions on the Certificates and the RR Interest. In the event the Servicer or Special Servicer adversely modifies the interest rate applicable to any Note, any aggregate adverse economic effect of the modification shall be borne by the Holders of the Offered Certificates (in reverse order of seniority) on one hand, and the RR ABS Interest Owners, on the other hand, in accordance with the Non-RRI Percentage Interest and the RRI Percentage, respectively. Notwithstanding the foregoing, neither the Servicer nor the Special Servicer shall modify the Net Trust Loan Rate unless the Whole Loan is in default or default is reasonably foreseeable.

(c)                      Neither the Servicer nor the Special Servicer shall enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan in a manner that would be inconsistent with the allocation and payment priorities set forth in Section 1.3 or in the Co-Lender Agreement.

(d)                     Subject to Section 3.26, any modification of the Mortgage Loan Documents that requires a Rating Agency Confirmation pursuant to the Mortgage Loan Documents, or any modification that would eliminate, modify or alter the requirement of obtaining such Rating Agency Confirmation in the Mortgage Loan Documents, shall not be made without the Servicer’s or the Special Servicer’s, as applicable, first receipt of such Rating Agency Confirmation. Such Rating Agency Confirmation shall be obtained at the Mortgage Loan Borrower’s expense in accordance with the Mortgage Loan Agreement or, if not so provided in the Mortgage Loan Agreement or if the Mortgage Loan Borrower does not pay, at the expense of the Trust Fund.

(e)                      Promptly after the occurrence and during the continuance of a Special Servicing Loan Event, the Special Servicer shall request from the Certificate Administrator the name of the current Controlling Class Representative and the Certificate Administrator upon such request shall provide the name and contact information of the Controlling Class Representative to the Special Servicer. Upon receipt of the name of such current Controlling Class Representative from the Certificate Administrator, the Special Servicer shall notify the Controlling Class Representative that a Special Servicing Loan Event has occurred. The Certificate Administrator shall be responsible for providing the name and contact information of the current Controlling Class Representative only to the extent the Controlling Class Representative has identified itself and its contact information as such to the Certificate Administrator substantially in the form of
Exhibit K-4; provided that if the Controlling Class Representative is determined pursuant to the proviso in the definition of “Controlling Class Representative”, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Special Servicer shall request from the Certificate Administrator, and the Certificate Administrator shall request from the Depository at the expense of the Trust, the list of Beneficial Holders of the Controlling Class, and the Certificate Administrator shall provide (on a reasonably prompt basis) such list to the Special Servicer and the Servicer at the expense of the Trust.

(f)                      Subject to Section 3.26, prior to implementing any of the actions described in clauses (v), (vi), (vii), (viii), (x), (xii) or (xx) of the definition of “Major Decision”, the Servicer or the Special Servicer shall obtain a Rating Agency Confirmation with respect to such action.

Notwithstanding the foregoing, the Servicer and Special Servicer may, subject to certain conditions (but without any Rating Agency Confirmation) grant the Mortgage Loan Borrower’s request for consent to subject the Property to an easement, right-of-way or similar agreement for utilities, access, parking, public improvements or another similar purpose and may consent to subordination of the Whole Loan to such easement, right-of-way or similar agreement.

(g)                     Notwithstanding the foregoing, the Servicer shall not permit the substitution of the Property pursuant to the defeasance provisions of the Mortgage Loan Agreement unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and the Servicer has received (i) replacement collateral consisting of government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), which satisfies the requirements of the Mortgage Loan Documents, in an amount sufficient to make all scheduled payments required under the terms of the Whole Loan when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on the Whole Loan in compliance with the requirements of the terms of the Mortgage Loan Documents, (iii) one or more Opinions of Counsel (at the expense of the Borrowers) to the effect that the Trustee, on behalf of the Trust Fund, will have a first priority perfected security interest in such substituted property; provided, however, that, to the extent consistent with the Mortgage Loan Documents, the Borrower shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the Mortgage Loan Documents, the Borrower shall establish a single purpose entity to act as a successor Borrower, if so required by the Rating Agency, (v) to the extent permissible under the Mortgage Loan Documents, the Servicer shall use its efforts consistent with Accepted Servicing Practices to require the Borrower to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor Borrower, and (vi) to the extent permissible under the Mortgage Loan Documents, the Servicer shall obtain, at the expense of the Borrower, Rating Agency Confirmation from the Rating Agency.

(h)                     The Servicer shall deposit all payments received by it from defeasance collateral substituted for the Property into the Collection Account and treat any such payments as payments made on the Whole Loan in advance of its Mortgage Loan Payment Date, and not as a prepayment of the Whole Loan. Notwithstanding anything herein to the contrary, in no event shall the Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days (or 366 days in the case of a leap year).

Section 3.25.     Servicer and Special Servicer May Own Certificates. The Servicer, the Special Servicer and any agent thereof in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Servicer, the Special Servicer or such agent except as otherwise provided herein subject to the restrictions on voting set forth in the definition of Certificateholder.

Section 3.26.     Rating Agency Confirmations.  (a)  Notwithstanding the terms of any Mortgage Loan Documents, any intercreditor agreement or other provisions of this Agreement, if any action under any Mortgage Loan Documents or this Agreement requires a Rating Agency Confirmation as a condition precedent to such action, if the party (the

“Requesting Party”) attempting to obtain such Rating Agency Confirmation from the Rating Agency has made a request to the Rating Agency for such Rating Agency Confirmation and, within 10 Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, the Rating Agency has not replied to such request or has responded in a manner that indicates that the Rating Agency is neither reviewing such request nor waiving the requirement for a Rating Agency Confirmation, then such Requesting Party shall be required (without providing notice to the Depositor) to (i) confirm that the Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again and (ii) if there is no response to either Rating Agency Confirmation request within five Business Days of such confirmation or such second request (after seeking to confirm that the Rating Agency received such second Rating Agency Confirmation request), as applicable, then (x) with respect to any condition in the Mortgage Loan Documents requiring a Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Whole Loan (other than as set forth in clause (y) below), the Requesting Party (or, if the Requesting Party is the Mortgage Loan Borrower, then the Servicer or the Special Servicer, as applicable) will be required to determine, in accordance with its duties under this Agreement and in accordance with Accepted Servicing Practices, whether or not such action would be in the best interest of the Certificateholders and the RR Interest Owners, and if the Requesting Party (or, if the Requesting Party is the Mortgage Loan Borrower, then the Servicer or the Special Servicer, as applicable) determines that such action would be in the best interest of the Certificateholders and the RR Interest Owners, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to the release or substitution of any collateral relating to the Trust Loan, any Rating Agency Confirmation requirement that the Servicer or Special Servicer would have been permitted to waive pursuant to this Agreement will not apply without any such determination by the Requesting Party (or the Servicer or the Special Servicer, as applicable) (it being understood that the Requesting Party (or the Servicer, or the Special Servicer, as applicable) will in any event review the conditions required under the Mortgage Loan Documents with respect to such release and confirm to its satisfaction in accordance with Accepted Servicing Practices that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied)), and (y) with respect to a replacement of the Servicer or Special Servicer, such condition will not apply if such Servicer or Special Servicer is a Qualified Servicer. For all other matters or actions (a) not specifically discussed above in clauses (x) or (y) or (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party shall be required to obtain a Rating Agency Confirmation from the Rating Agency.

(b)                     Any Rating Agency Confirmation requests made by the Servicer, Special Servicer, the Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing (an email shall be sufficient as a writing), which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material the Servicer, Special Servicer, the Certificate Administrator or Trustee, as applicable, reasonably deems necessary for the Rating Agency (including any Companion Loan Rating Agency) to process such request. Subject to Section 10.17, the Servicer, the Special Servicer, Certificate Administrator or the Trustee, as applicable, shall furnish such written Rating Agency Confirmation request to the Rating Agency, in accordance with the delivery instructions set forth in Section 10.17.

(c)                      Promptly following the Servicer’s or the Special Servicer’s determination to take any action described in Section 3.26(a) without receiving Rating Agency Confirmation, the Servicer or the Special Servicer, as applicable, shall, subject to Section 10.17, provide written notice to the Rating Agency.

(d)                     Each Certificateholder and each RR Interest Owner, by its acceptance of the Certificates or the RR Interest, as applicable, acknowledges and agrees to the foregoing with respect to Rating Agency Confirmations.

(e)                      Notwithstanding the terms of the related Mortgage Loan Documents, the other provisions of this Agreement or the Co-Lender Agreement, with respect to any Companion Loan as to which there exists Companion Loan Securities, if any action relating to the servicing and administration of the Whole Loan or the Foreclosed Property (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action will also require delivery of a Companion Loan Rating Agency Confirmation as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the Servicer, Special Servicer, Trustee or Certificate Administrator, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to any Companion Loan Securities will be subject to, will be permitted to be waived by the Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided, that the Servicer, Special Servicer, Trustee or Certificate Administrator, as applicable, depending on which is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterpart (i.e., the master servicer or special servicer, as applicable), the counterpart providing or posting Rule 17g-5 information, or such other party or parties (as are agreed to by the Servicer or the Special Servicer, as applicable, and the applicable parties for the related Other Securitization Trust), at the expense of the Other Securitization Trust to the extent not borne by the Mortgage Loan Borrower, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation at least two (2) Business Days before it is sent to the Companion Loan Rating Agency, (ii) all materials forwarded to the 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the 17g-5 Information Provider, and (iii) any other materials that the Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

Section 3.27.     Companion Loan Intercreditor Matters.

(a)                      If, pursuant to Section 2.8, or Section 3.16 of this Agreement, the Trust Loan is, in its entirety, purchased or repurchased from the Trust Fund, the subsequent holder thereof shall be bound by the terms of the Co-Lender Agreement and shall assume the rights and obligations of the holder of the Notes related to the Trust Loan under the Co-Lender Agreement. All portions of the Mortgage File and (to the extent provided under the Loan Purchase

Agreement) other documents pertaining to the Trust Loan shall be endorsed or assigned to the extent necessary or appropriate to the purchaser of the Trust Loan in its capacity as the holder of the Notes related to the Trust Loan (as a result of such purchase, repurchase or substitution) and (except for the actual Notes) on behalf of the holder of the Note that represents the Companion Loan. Thereafter, such Mortgage File shall be held by the holder of the Trust Loan or a custodian appointed thereby for the benefit thereof, on behalf of itself and the Companion Loan Holders as their interests appear under the Co-Lender Agreement. If the related servicing file is not already in the possession of such party, it shall be delivered to the master servicer or special servicer, as the case may be, under any separate servicing agreement for the Whole Loan.

(b)                     Notwithstanding anything in this Agreement to the contrary, but only to the extent required under the Co-Lender Agreement, the Servicer or Special Servicer, as applicable, shall consult with the Companion Loan Holders with respect to any matters with respect to the servicing of such Companion Loan to the extent required under the Co-Lender Agreement. In addition, notwithstanding anything to the contrary, the Servicer or Special Servicer, as applicable, shall deliver reports and notices to each Companion Loan Holder to the extent required under the Co-Lender Agreement.

(c)                      With respect to the Whole Loan, the Servicer shall prepare, or cause to be prepared, on an ongoing basis, a statement (which statement may be in the form of a CREFC® Report) setting forth, to the extent applicable to the Whole Loan:

(i)                  (A) the amount of the distribution from the Collection Account allocable to principal and (B) separately identifying the amount of scheduled principal payments, balloon payments, principal prepayments made at the option of the Mortgage Loan Borrower or other principal prepayments (specifying the reason therefor), net liquidation proceeds and foreclosure proceeds included therein and information on distributions made with respect to the Whole Loan;

(ii)                the amount of the distribution from the Collection Account allocable to interest and the amount of Default Interest allocable to the Whole Loan;

(iii)                the amount of the distribution to the Companion Loan Holders, separately identifying the non-default interest, principal and other amounts included therein, and if the distribution to the Companion Loan Holders is less than the full amount that would be distributable to such Companion Loan Holder if there were sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under the Whole Loan;

(iv)                the principal balance of each of the Whole Loan and the Companion Loan after giving effect to the distribution of principal as of the end of the related Collection Period; and

(v)                the amount of the servicing compensation paid to the Servicer and the Special Servicer with respect to the most recent Distribution Date, showing separately the Servicing Fee, the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

Not later than each Remittance Date, the Servicer shall make the foregoing statement available to the Companion Loan Holders by electronic means.

(d)                     At any time after a Companion Loan has become part of an Other Securitization Trust and provided that the applicable parties hereto have received written notice (which may be by email) thereof including contact information for the master servicer and special servicer with respect to such Other Securitization Trust, all notices, reports, information or other deliverables required to be delivered to the related Companion Loan Holder pursuant to this Agreement or the Co-Lender Agreement shall be delivered to the master servicer and special servicer with respect to such Other Securitization Trust (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Other Pooling and Servicing Agreement) and, when so delivered to such master servicer and special servicer, the party hereto that is obligated under this Agreement or the Co-Lender Agreement to deliver such notices, reports, information or other deliverables shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Co-Lender Agreement.

Article 4

PAYMENTS AND STATEMENTS TO CERTIFICATEHOLDERS AND THE RR INTEREST OWNERS

Section 4.1.          Distributions. (a)  On each Distribution Date, to the extent of RR Available Funds, amounts held in the Lower-Tier Distribution Account shall be withdrawn and distributed to the Upper-Tier REMIC in respect of the Class LRR Uncertificated Interest and the LRI Uncertificated Interest, for deposit into the Upper-Tier Distribution Account, and to the Class R Certificates in respect of the Class LT-R Interest in accordance with Section 4.1(c) and immediately thereafter, amounts so distributed to the Upper-Tier REMIC shall be withdrawn from the Upper-Tier Distribution Account and distributed by the Certificate Administrator in the following amounts:

first, to the RR Interest Owners and the Holder of the Class RR Certificates, pro rata based on their respective RR ABS Interest Balances, in respect of interest, up to an aggregate amount equal to the RR ABS Interest Distribution Amount for such Distribution Date;

second, to the RR Interest Owners and the Holder of the Class RR Certificates, pro rata based on their respective RR ABS Interest Balances, in reduction of such RR ABS Interest Balances, up to an aggregate amount equal to the RR Principal Distribution Amount for such Distribution Date until the respective outstanding RR ABS Interest Balances of the RR ABS Interests have been reduced to zero; and

third, to the RR Interest Owners and the Holder of the Class RR Certificates, pro rata based on their respective RR ABS Interest Balances, up to an aggregate amount equal to the unreimbursed RR Realized Losses previously allocated to the RR ABS Interests and not reimbursed on prior Distribution Dates;

provided, however, that, to the extent any RR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above and after payment in full of all unpaid expenses of the Trust Fund, any such amounts will be distributed to the Class R Certificates.

In no event shall any RR ABS Interest receive distributions in reduction of its respective RR ABS Interest Balance that in the aggregate exceed its Original RR ABS Interest Balance.

(b)                     On each Distribution Date, to the extent of Non-RR Available Funds, amounts held in the Lower-Tier Distribution Account shall be withdrawn and distributed to the Upper-Tier REMIC in respect of the Uncertificated Lower-Tier Interests (other than the Class LRR Uncertificated Interest and the LRI Uncertificated Interest), for deposit into the Upper-Tier Distribution Account, and to the Class R Certificates in respect of the Class LT-R Interest in accordance with Section 4.1(c) and immediately thereafter, amounts so distributed to the Upper-Tier REMIC shall be withdrawn from the Upper-Tier Distribution Account and distributed by the Certificate Administrator in the following amounts:

first, to the Class A and Class X-A Certificates, on a pro rata basis (based on their respective Non-RR Interest Distribution Amounts) in respect of interest, up to the Non-RR Interest Distribution Amount for each such Class and such Distribution Date;

second, to the Class A Certificates, in reduction of the Certificate Balance of such Class, up to the Non-RR Principal Distribution Amount for such Class and such Distribution Date until the Certificate Balance of such Class is reduced to zero;

third, to the Class A Certificates, up to the amount of all Applied Non-RR Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

fourth, to the Class B Certificates, in respect of interest, up to the Non-RR Interest Distribution Amount for such Class and such Distribution Date;

fifth, to the Class B Certificates, in reduction of the Certificate Balance of such Class, up to the Non-RR Principal Distribution Amount for such Class and such Distribution Date to the extent of the Non-RR Principal Distribution Amount remaining after distributions pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

sixth, to the Class B Certificates, up to the amount of all Applied Non-RR Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

seventh, to the Class C Certificates, in respect of interest, up to the Non-RR Interest Distribution Amount for such Class and such Distribution Date;

eighth, to the Class C Certificates, in reduction of the Certificate Balance of such Class, up to the Non-RR Principal Distribution Amount for such Class and such Distribution Date to the extent of the Non-RR Principal Distribution Amount remaining after distributions pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

ninth, to the Class C Certificates, up to the amount of all Applied Non-RR Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

tenth, to the Class D Certificates, in respect of interest, up to the Non-RR Interest Distribution Amount for such Class and such Distribution Date;

eleventh, to the Class D Certificates, in reduction of the Certificate Balance of such Class, up to the Non-RR Principal Distribution Amount for such Class and such Distribution Date to the extent of the Non-RR Principal Distribution Amount remaining after distributions pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

twelfth, to the Class D Certificates, up to the amount of all Applied Non-RR Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

thirteenth, to the Class E Certificates, in respect of interest, up to the Non-RR Interest Distribution Amount for such Class and such Distribution Date;

fourteenth, to the Class E Certificates, in reduction of the Certificate Balance of such Class, up to the Non-RR Principal Distribution Amount for such Class and such Distribution Date to the extent of the Non-RR Principal Distribution Amount remaining after distributions pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

fifteenth, to the Class E Certificates, up to the amount of all Applied Non-RR Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates; and

sixteenth, when the Certificate Balances of all Classes of Principal Balance Certificates have been reduced to zero and after payment in full of all unpaid expenses of the Trust, to the Class R Certificates (in respect of the Class UT-R Interest), any remaining amounts.

In no event shall any Class of Principal Balance Certificates receive distributions in reduction of its Certificate Balance that in the aggregate exceed the Original Certificate Balance of such Class.

(c)                      On each Distribution Date, each Class of Uncertificated Lower-Tier Interests shall be deemed to receive (A) distributions in respect of principal in an amount equal to the amount of principal actually distributable to its respective Related Certificates as provided in Section 4.1(a), and (B) distributions with respect of reimbursement of Non-RR Realized Losses or RR Realized Losses, as applicable, in an amount equal to the reimbursement of RR Realized Losses or Non-RR Realized Losses, as applicable, actually distributable to its respective Related Certificates as provided in Section 4.1(h). On each Distribution Date, each Class of Uncertificated Lower-Tier Interests shall be deemed to receive distributions in respect of interest in an amount equal to the sum of the RR ABS Interest Distribution Amount or Non-RR Interest Distribution Amount, as applicable, and Non-RR Interest Shortfall in respect of its

Related Certificates, plus, in the case of the Class LA Uncertificated Interests, a pro rata portion of the Non-RR Interest Distribution Amount in respect of the Class X-A Certificates, computed based on an interest rate equal to the Class X Strip Rate for the related Class of Certificates and a notional amount equal to its related Lower-Tier Principal Amount, in each case, to the extent actually distributable thereon as provided in Section 4.1(a). Amounts distributable pursuant to this paragraph are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be made by the Certificate Administrator by deeming such Lower-Tier Distribution Amount to be withdrawn from the Lower-Tier Distribution Account to be deposited in the Upper-Tier Distribution Account.

As of any date, the principal balance of each Uncertificated Lower-Tier Interest shall equal its Lower-Tier Principal Amount. The Pass-Through Rate with respect to each Uncertificated Lower-Tier Interest shall be the rate per annum set forth in the Introductory Statement hereto.

Any amount that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount and any Prepayment Fees distributed pursuant to Section 4.3 shall be distributed to the Holders of the Class R Certificates (in respect of the Class LT-R Interest, but only to the extent of the amount remaining in the Lower-Tier Distribution Account, if any).

Distributions to the Holders of the Class R Certificate (in respect of the Class LT-R Interest) from the Lower-Tier Distribution Account and to the Holders of the Class R Certificates (in respect of the Class UT-R Interest) and to other Certificateholders from the Upper-Tier Distribution Account on each Distribution Date shall be made by the Certificate Administrator (after withdrawing any amounts deposited in the Distribution Account in error to the extent funds are available for such purpose) to each Certificateholder of record on the related Record Date (other than as provided in Section 9.1 in respect of the final distribution), by wire transfer in immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date.

(d)                     All amounts distributable to a Class of Certificates pursuant to Section 4.1(a) on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date to each Certificateholder of record at the close of business on the related Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date. The final distribution on each Certificate or the RR Interest shall be made in like manner, but in the case of the Certificates, only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

(e)                      The Certificate Administrator shall, as soon as reasonably possible after notice thereof by the Servicer to the Certificate Administrator that the final distribution with respect to any Class of Certificates or the RR Interest is expected to be made, mail to each Holder of such Class of Certificates or the RR Interest Owners on such date a notice to the effect that:

(i)                the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates or the RR Interest shall be made on such Distribution Date, but in the case of such Certificates, only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified; and

(ii)                if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificate or the RR Interest from and after the Certificate Interest Accrual Period related to such Distribution Date.

(f)                      Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. All such amounts shall be held by the Certificate Administrator in trust in accordance herewith until the expiration of a two-year period following such second notice, notwithstanding any termination of the Trust Fund. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Certificate Administrator shall hold all amounts distributable to the Holders thereof for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund, at which time such amounts, subject to applicable law, shall be distributed to the Depositor. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.1(f). Any such amounts transferred to the Certificate Administrator will remain uninvested. In the event the Certificate Administrator is permitted or required to invest any amounts in Permitted Investments under this Agreement in the event of its assumption of the duties of, or becoming the successor to, the Servicer or the Special Servicer, as applicable, in accordance with the terms of this Agreement, it shall invest such amounts in Permitted Investments under clause (i) of the definition of Permitted Investments.

(g)                     Subject to the following sentence, the Certificate Administrator shall be responsible for the calculations with respect to distributions from the Trust so long as the Trust Fund has not been terminated in accordance with this Agreement. The Certificate Administrator shall have no duty to recompile, recalculate or verify the accuracy of information provided to it by the Servicer pursuant to Section 3.18(a) and, in the absence of manifest error in such information, may conclusively rely upon it.

(h)                     On each Distribution Date, Non-RR Realized Losses with respect to the Trust Loan shall be allocated to and applied as a reduction of the Certificate Balance of each Class of Principal Balance Certificates in the following order:

first, to the Class E Certificates;

second, to the Class D Certificates;

third, to the Class C Certificates;

fourth, to the Class B Certificates; and

fifth, to the Class A Certificates;

in each case, until the Certificate Balance thereof has been reduced to zero.

The Notional Amount of the Class X-A Certificates shall be reduced by the aggregate amount of Non-RR Realized Losses allocated to the Class A Certificates.

On each Distribution Date, RR Realized Losses with respect to the Trust Loan shall be allocated to and applied as a reduction of the respective RR ABS Interest Balances of the RR ABS Interests, on a pro rata basis in accordance with the relative sizes of such RR ABS Interest Balances, until the respective RR ABS Interest Balances of the RR ABS Interests have been reduced to zero.

Section 4.2.          Withholding Tax.  Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements with respect to payments to the Certificateholders and the RR Interest Owners or payees that the Certificate Administrator reasonably believes are applicable under the Code. The consent of the Certificateholders, the RR Interest Owners or payees shall not be required for any such withholding and any information that the Certificate Administrator may need to comply with any withholding requirement shall be furnished to the Certificate Administrator. In the event the Certificate Administrator withholds any amount from interest payments or advances thereof to any Certificateholder, any RR Interest Owner or payee pursuant to federal withholding requirements, amounts so withheld shall be treated as having been entirely distributed to such Certificateholder, RR Interest Owner or payee, and the Certificate Administrator shall indicate the amount withheld to such Certificateholder, RR Interest Owner or payee through a report.

Section 4.3.          Allocation and Distribution of Prepayment Fees. On any Distribution Date, the RRI Percentage of any Prepayment Fees, if any, collected in respect of the Trust Loan prepayments during the related Collection Period shall be distributed by the

Certificate Administrator to the RR ABS Interest Owners, pro rata based on their respective RR ABS Interest Balances.

On any Distribution Date, the Non-RRI Percentage of any Prepayment Fees if any, collected in respect of the Trust Loan during the related Collection Period shall be distributed by the Certificate Administrator to the Holders of each Class of Non-RR Certificates in the following manner: (a) to the holders of the Class A, Class B, Class C, Class D and Class E Certificates, in an amount equal to the product of (i) a fraction whose numerator is the amount of principal distributed to such Class on such Distribution Date and whose denominator is the total amount of principal distributed to the Class A, Class B, Class C, Class D and Class E Certificates representing principal payments in respect of the Trust Loan on such Distribution Date, (ii) the Base Interest Fraction for the related principal prepayment and such Class of Certificates, and (iii) the Non-RRI Percentage of the Prepayment Fees collected during the related Collection Period and (B) to the Holders of the Class X-A Certificates, the portion of any such Prepayment Fees remaining after such distributions to the Class A, Class B, Class C, Class D and Class E Certificates described in clause (A) above.

On each Distribution Date, the Certificate Administrator shall apply amounts related to Prepayment Fees then on deposit in the Lower-Tier Distribution Account and received during or prior to the related Collection Period to the Class LA Uncertificated Interest pursuant to this Section 4.3.

Section 4.4.          Statements to Certificateholders and the RR Interest Owners. (a)  On each Distribution Date, based on information provided by the Servicer or the Special Servicer, as applicable, the Certificate Administrator shall prepare and make available on the Certificate Administrator’s Website pursuant to Section 8.14(b) to any Privileged Person (and any Borrower Related Party that certifies to the Certificate Administrator in the form of Exhibit K-2 that it is a Certificateholder or Beneficial Owner of a Certificate or an RR Interest Owner), a statement, based upon the information provided to it by the Servicer and the Special Servicer, as applicable, in respect of the distributions made on such Distribution Date (a “Distribution Date Statement”) setting forth, among other things:

(i)                for each Class of Certificates (other than the Class R Certificates) and the RR Interest, (a) the amount of the distributions made on such Distribution Date allocable to interest at the Pass-Through Rate and/or the RR ABS Interest Rate, as applicable, the amount allocable to principal (separately identifying the amount of any principal payments (specifying the source of such payments)), (b) the amount of any Prepayment Fees collected on the Trust Loan and the amount thereof allocated to each Class of Certificates and the RR Interest, and (c) the amount of interest paid on Advances from Default Interest and allocable to such Class of Certificates and the RR Interest;

(ii)               if the amount of the distributions to the Holders of each Class of Certificates or the RR Interest Owners was less than the full amount that would have been distributable to such holders of Certificates or the RR Interest if there had been sufficient Available Funds, the amount of the shortfall allocable to such Class of Certificates or the RR Interest, stating separately the amounts allocable to interest and principal;

(iii)               the amount of any Monthly Payment Advance for such Distribution Date;

(iv)              (A) the Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates (other than the Class R Certificates) after giving effect to any distribution in reduction of the Certificate Balance or Notional Amount, as applicable, on such Distribution Date and the allocation of Non-RR Realized Losses on such Distribution Date, and the amount of Non-RR Realized Losses allocated to each Class on such Distribution Date and (B) the RR ABS Interest Balance of each RR ABS Interest after giving effect to any distribution in reduction of such RR ABS Interest Balance on such Distribution Date and the allocation of RR Realized Losses on such Distribution Date, and the amount of RR Realized Losses;

(v)               the respective principal balance of the Whole Loan, the Trust Loan and each Note as of the end of the Collection Period for such Distribution Date;

(vi)              the aggregate amount of unscheduled payments (and the source of such payments) made during the related Collection Period;

(vii)             identification of any Mortgage Loan Event of Default, any Special Servicing Loan Event, any Servicer Termination Event or any Special Servicer Termination Event that in any case has been declared as of the close of business on the second Business Day prior to the end of the immediately preceding calendar month;

(viii)            the amount of the servicing compensation (other than the Servicing Fee) paid to the Servicer and the Special Servicer with respect to such Distribution Date, separately listing any Liquidation Fees or Workout Fees and any other Mortgage Loan Borrower charges retained by the Servicer or Special Servicer and the amount of compensation paid to the Servicer, the Special Servicer, the Certificate Administrator, and the Trustee, separately listing the Certificate Administrator Fee, the Special Servicing Fee, the Trustee Fee and the CREFC® Intellectual Property Royalty License Fee paid to CREFC® with respect to such Distribution Date;

(ix)               the number of days the Mortgage Loan Borrower is delinquent in the event that the Mortgage Loan Borrower is delinquent at least 30 days and the date upon which any foreclosure proceedings have been commenced;

(x)               if the Property had as of the close of business on the Mortgage Loan Payment Date immediately preceding such Distribution Date, had become a Foreclosed Property;

(xi)                information with respect to any declared bankruptcy of the Mortgage Loan Borrower or the Guarantor;

(xii)                as to any item of Collateral released, liquidated or disposed of during the preceding Collection Period, the identity of such item and the amount of proceeds of any liquidation or other amounts, if any, received therefrom during the related Collection Period;

(xiii)             a list of conveyances or transfers of the Property by the Mortgage Loan Borrower;

(xiv)            the aggregate amount of all Advances, if any, not yet reimbursed;

(xv)             the amount of any reimbursement of Nonrecoverable Advances paid to the Servicer;

(xvi)            a report identifying any Appraisal Reduction Amount;

(xvii)           an itemized listing of any Disclosable Special Servicer Fees received by (or paid to a Certificateholder or other person by) the Special Servicer or any of its Affiliates during the related Collection Period;

(xviii)          the amount of Default Interest, if any, and late payment charges, if any, paid by the Mortgage Loan Borrower during the related Collection Period;

(xix)             the original rating of each Class of Certificates and the current rating of each Class of Certificates;

(xx)              the aggregate amount of Mortgage Loan Borrower’s Reimbursable Trust Fund Expenses;

(xxi)             the Note Interest Rate and the Net Trust Loan Rate for each Trust Note and the related Whole Loan Interest Accrual Period;

(xxii)            the current Controlling Class, if any;

(xxiii)           the identity of the current Directing Holder; and

(xxiv)           the RR ABS Interest Rate for the related Loan Interest Accrual Period.

The Depositor, the Trustee, the Certificate Administrator, the Servicer and the Special Servicer may agree to enhance the reporting requirements of the Distribution Date Statement without any Certificateholder’s or any RR Interest Owner’s approval. Assistance in using the Certificate Administrator’s Website can be obtained by calling the Certificate Administrator’s investor relations desk at (866) 846-4526. The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the Certificate Administrator’s Website only by virtue of its receipt and posting such information to the Certificate Administrator’s Website or its filing of such information pursuant to this Agreement, including, but not limited to, filing via EDGAR, to the extent such information was not produced by the Certificate Administrator.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Certificateholder or an RR Interest Owner, a statement containing the information set forth in clauses (i), (ii) and (viii) above as to the applicable Class, aggregated for such calendar year or applicable portion of such year during which such Person was a Certificateholder or an RR

Interest Owner, together with such other information as the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Beneficial Owner of a Certificate or an RR Interest Owner reasonably requests, to enable the Certificateholders and the RR Interest Owners to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

The Certificate Administrator will be entitled to rely on all information provided to it by the Servicer or the Special Servicer without independent verification. The Servicer, the Special Servicer, the Trustee and the Certificate Administrator will be entitled to rely on information supplied by the Mortgage Loan Borrower without independent verification.

The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder, Beneficial Owner and RR Interest Owner may access notices under the “Special Notices” tab and the “U.S. Risk Retention Special Notices” tab on the Certificate Administrator’s Website, and each Certificateholder, Beneficial Owner and RR Interest Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders or RR Interest Owners for the reasonable expenses of posting notices of such requests.

(b)                    The Certificate Administrator shall, on each Distribution Date make the Distribution Date Statement available to Privileged Persons pursuant to Section 8.14(b). The Certificate Administrator’s obligation to provide such information to Certificateholders and the RR Interest Owners and others shall be contingent on the Certificate Administrator’s receipt of such information from the Servicer and the Special Servicer, as applicable. The Certificate Administrator shall be entitled to rely on such information provided to it by the Servicer or the Special Servicer without independent verification. To the extent that the information required to be furnished by the Servicer is based on information required to be provided by the Mortgage Loan Borrower or the Special Servicer, the Servicer’s obligation to furnish such information to the Certificate Administrator shall be contingent on its receipt of such information from the Mortgage Loan Borrower or the Special Servicer, as applicable. To the extent that information required to be furnished by the Special Servicer is based on information required to be provided by the Mortgage Loan Borrower, the Special Servicer’s obligation to furnish such information shall be contingent upon its receipt of such information from the Mortgage Loan Borrower. The Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to rely on information supplied by the Mortgage Loan Borrower without independent verification.

The Certificate Administrator shall, to the extent provided to it by the Servicer in electronic format, make available to Privileged Persons pursuant to Section 8.14(b) reports or analyses of net operating income from the Property. Such net operating income reports or analyses shall be prepared pursuant to Section 3.18 hereof by the Servicer in CREFC® format based on the quarterly, annual and periodic statements and rent rolls with respect to the Property obtained by the Servicer from the Mortgage Loan Borrower.

If so authorized by the Depositor, the Certificate Administrator may make available on the Certificate Administrator’s Website to any Privileged Person certain other information with respect to the Whole Loan (subject to the limitations of Section 3.4(c)).

In addition, the Certificate Administrator shall make available on the Certificate Administrator’s Website such information as set forth in Section 8.14(b) herein.

Section 4.5.          Investor Q&A Forum and Investor Registry. (a) The Certificate Administrator shall make available to Privileged Persons only, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders, Beneficial Owners of Certificates and RR Interest Owners who are Privileged Persons may submit questions to (a) the Certificate Administrator relating to the Distribution Date Statement and (b) the Servicer or Special Servicer, as applicable, relating to the reports being made available pursuant to Section 8.14(b)(ii)(B) and 8.14(b)(iii)(A), (B) and (C), the Whole Loan or the Property (collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Servicer or the Special Servicer, the Certificate Administrator shall forward the Inquiry to the Servicer or the Special Servicer, as applicable, in each case via email within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Servicer or Special Servicer shall be by email to the Certificate Administrator. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, Servicer or Special Servicer determines, in its respective sole discretion, that (i) any Inquiry is not of a type described above, (ii) answering any Inquiry would not be in the best interests of the Trust Fund and/or the Certificateholders and the RR Interest Owners, (iii) answering any Inquiry would be in violation of applicable law, the Mortgage Loan Documents or this Agreement, (iv) answering any Inquiry would, or is, reasonably expected to result in a waiver of attorney client privilege or the disclosure of attorney client work-product; (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, Servicer or Special Servicer, as applicable, (vi) answering any Inquiry would violate the applicable confidentiality provisions or (vii) answering any Inquiry is otherwise, for any reason, not advisable to answer, it shall not be required to answer such Inquiry and, in the case of the Servicer or Special Servicer, shall promptly notify the Certificate Administrator. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Trust and Servicing Agreement provides that the Certificate Administrator, Servicer or Special Servicer shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is not of a type described in the Trust and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders and the RR Interest Owners, (iii) answering any Inquiry would be in violation of applicable law or the Mortgage Loan Documents, (iv) answering any Inquiry would, or is, reasonably expected to result in a waiver of attorney client privilege or the disclosure of attorney client work-product, (v) answering any

Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, Servicer or Special Servicer, as applicable, (vi) answering any Inquiry would violate the applicable confidentiality provisions or (vii) answering any Inquiry is otherwise, for any reason, not advisable to answer, no inference should be drawn from the fact that the Certificate Administrator, Servicer or Special Servicer has declined to answer the Inquiry.” No party may post or otherwise disclose information known to such party to be Privileged Information; provided that the Certificate Administrator shall have no obligation to review any inquiry or answer received by it for posting to the Investor Q&A Forum to determine if such inquiry or answer contains any such direct communication with the Directing Holder or a Risk Retention Consultation Party, or otherwise to consult with the party from whom such inquiry or answer is received to confirm the same, and the Certificate Administrator shall have no liability in connection with its posting to the Investor Q&A Forum of any inquiry or answer containing such direct communication. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Initial Purchasers or the Certificate Administrator (as applicable) or any of their respective Affiliates. None of the Initial Purchasers, Depositor, or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website. In addition to the Certificate Administrator’s receipt of the Investor Certification to confirm that such Person is a Privileged Person, the Certificate Administrator may require acceptance of an additional waiver and disclaimer for access to the Investor Q&A Forum. No party to this Agreement shall be permitted to disclose Privileged Information in the Investor Q&A Forum.

(b)                    The Certificate Administrator shall make available to any Certificateholder, any Beneficial Owner and any RR Interest Owner, the Investor Registry. The “Investor Registry” shall be a voluntary service via the Certificate Administrator’s Website, where Certificateholders, Beneficial Owners and RR Interest Owners can register and thereafter obtain information with respect to any other Certificateholder, Beneficial Owner or RR Interest Owner that has so registered. Any person registering to use the Investor Registry shall certify that (a) it is a Certificateholder, a Beneficial Owner or an RR Interest Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least forty-five (45) days from the date of such certification to other registered Certificateholders and registered Beneficial Owners and such other certifications as the Certificate Administrator may require. Such Person shall then be asked to provide certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates or the RR Interest owned. If any Certificateholder, Beneficial Owner or RR Interest Owner notifies the Certificate Administrator in writing that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. In addition to the

Certificate Administrator’s receipt of the Investor Certification to confirm that such Person is a Privileged Person, the Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

Article 5

THE CERTIFICATES

Section 5.1.          The Certificates. (a)  The following table sets forth the designation and aggregate Original Certificate Balance and Pass-Through Rate for each Class of Certificates.

Class of Certificates	Original Certificate Balance or Original Notional Amount	Pass-Through Rate
Class A	$63,555,000	Class A Pass-Through Rate
Class X-A	$63,555,000	Class X-A Pass-Through Rate
Class B	$63,061,000	Class B Pass-Through Rate
Class C	$68,324,000	Class C Pass-Through Rate
Class D	$71,820,000	Class D Pass-Through Rate
Class E	$44,840,000	Class E Pass-Through Rate
Class R	N/A	N/A
Class RR	$3,690,000	N/A(1)

(1)    Although they do not have a specified Pass-Through Rate, the effective interest rate on the Class RR Certificates will be the Net Trust Loan Rate of the Mortgage Loan.

The Certificates shall be issued in substantially the respective forms set forth as Exhibits A-1 through A-7 hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.

(b)                     The Certificates of each Class of Principal Balance Certificates and the Class RR Certificates shall be issued in minimum denominations of $100,000 initial Certificate Balance and integral multiples of $1 initial Certificate Balance in excess of $100,000. The Class X-A Certificates shall be issued in minimum denominations of $1,000,000 initial Notional Amount and in integral multiples of $1 initial Notional Amount in excess of $1,000,000. The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R Certificates and in integral multiples of 1% in excess thereof.

(c)                     One authorized signatory shall sign the Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

Section 5.2.          Form and Registration. (a)  Each Class of Offered Certificates (other than the Class R Certificates) sold to institutions that are non-“U.S. persons” in “offshore transactions”, as defined in, and in reliance on, Regulation S shall initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of the Euroclear System (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream”). Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for an interest in the related permanent global certificate of the same Class (a “Regulation S Global Certificate”) in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.3(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date and upon completion of a transfer during the Risk Retention Period pursuant to Section 5.3(i), the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

(b)                     The Offered Certificates of each Class (other than the Class R Certificates) offered and sold to QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate” and, together with the Temporary Regulation S Global Certificates and the Regulation S Global Certificates, the “Global Certificates”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)                     Each Class of Offered Certificates (other than the Class R Certificates) that are offered and sold in the United States to investors that are Institutional Accredited Investors that are not QIBs, the Class RR Certificates (at all times during the Risk Retention Period) and the Class R Certificates (the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners.

(d)                    Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depository are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will certificated Certificates be issued to beneficial owners of a Temporary Regulation S Global Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

(e)                      If any Beneficial Owner wishes to transfer its interest in a Rule 144A Global Certificate to an Institutional Accredited Investor that is not a QIB, or wishes to transfer its interest in a Regulation S Global Certificate to a “U.S. person” (as that term is defined in Rule 902(k) of Regulation S) that is an Institutional Accredited Investor but not a QIB, then the transferee shall take delivery in the form of a Non-Book Entry Certificate, subject to the restrictions on the transfer of such Non-Book Entry Certificate in Section 5.3(h) of this Agreement. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer complies with the provisions of Section 5.3(h) of this Agreement applicable to transfers of Non-Book Entry Certificates. Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate for a Non-Book Entry Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the denomination of such Global Certificate equal to the denomination of such Non-Book Entry Certificate issued in exchange therefor or upon transfer thereof.

(f)                      During the Risk Retention Period, the Class RR Certificates shall only be held as a Definitive Certificate on behalf of the Holder thereof in the Class RR Certificates Safekeeping Account by the Certificate Administrator (and the Holder of the Class RR Certificates shall be registered on the Certificate Register), unless otherwise consented to by the Retaining Sponsor. The Certificate Administrator shall hold the Class RR Certificates in safekeeping and shall release the same only upon receipt of written instructions in accordance with this agreement from the Holder of the Class RR Certificates and the Retaining Sponsor’s consent (subject to this Section 5.2(f)), and in accordance with any authentication procedures as may be utilized by the Certificate Administrator. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Safekeeping Account” and in which the Class RR Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Class RR Certificates Safekeeping Account for the Holder of the Class RR Certificates. The Class RR Certificates to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the Class RR Certificates shall be remitted to the Class RR Certificates Safekeeping Account, but shall be remitted directly to the Holder of the Class RR Certificates in accordance with written instructions (which shall be in the form of Exhibit J-6 to this Agreement in the case of a transferee) provided separately by the Holder of the Class RR Certificates to the Certificate Administrator. Under no circumstances by virtue of safekeeping the Class RR Certificates shall the Certificate Administrator (i) be obligated to bring legal action or institute proceedings against any Person on behalf of the Holder of the Class RR Certificates or (ii) have any obligation to monitor, supervise or enforce the performance of any party under the Credit Risk Retention Agreement. The Certificate Administrator shall be entitled to conclusively rely with no obligation to verify, confirm or otherwise monitor the accuracy of any information included in any written instructions provided in connection with the Class RR Certificates Safekeeping Account and shall have no liability in connection therewith, other than with respect to the Certificate Administrator’s obligation to obtain the Retaining Sponsor’s consent prior to any release of the Class RR Certificates from the Class RR Certificates Safekeeping Account. During the Risk Retention Period, the Certificate Administrator shall hold the Definitive Certificate representing the Class RR Certificates at the below location, or any other location; provided the Certificate Administrator has given notice to the Holder of the Class RR Certificates of such new location:

Wells Fargo Bank, National Association
Attn: Security Control and Transfer (SCAT)
MAC: N9345-010
425 E Hennepin Avenue
Minneapolis, Minnesota 55414

On the Closing Date, the Certificate Administrator shall deliver written confirmation to the Depositor, the Retaining Sponsor and the Holder of the Class RR Certificates

substantially in the form of Exhibit U to this Agreement evidencing its receipt of the Class RR Certificates.

The Certificate Administrator shall make available to the Holder of the Class RR Certificates a statement of the Class RR Certificates Safekeeping Account as mutually agreed upon by the Certificate Administrator and the Holder of the Class RR Certificates, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of the Class RR Certificates shall be subject to Article 5 of this Agreement.

In the event the Holder of the Class RR Certificates seeks to cause the release of the Class RR Certificates from the Class RR Certificates Safekeeping Account, such Holder shall comply with the procedures in Section 5.3(i).

(g)                    Upon any such release, in accordance with this Section 5.2(f) and Section 5.3(i), the Certificate Administrator shall have no further obligation with respect to such released certificate and the Class RR Certificates shall not be returned to the Class RR Certificates Safekeeping Account after the Risk Retention Period has ended. The Certificate Administrator shall be indemnified and held harmless for any release in connection with the preceding, in accordance with the terms set forth in Section 8.3.

Section 5.3.          Registration of Transfer and Exchange of Certificates and RR Interest. (a)  The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class represented by a Temporary Regulation S Global Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Servicer and the Special Servicer any notices from the Certificateholders.

(b)                    Subject to the restrictions on transfer set forth in this Article 5, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)                      Rule 144A Global Certificate to Temporary Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit C hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)                    Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit D hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, or (B) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Global Certificate, without any registration of such Certificates under the Securities Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)                     Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Temporary Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate, a certificate in the form of Exhibit E hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a QIB and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the Person making such transfer or exchange the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred or exchanged.

(f)                     Temporary Regulation S Global Certificate to Regulation S Global Certificate. Interests in a Temporary Regulation S Global Certificate as to which the Certificate

Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit F hereto from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate. Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Global Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)                     Non-Book Entry Certificate to Global Certificate. If a Holder of a Non-Book Entry Certificate (other than (i) the Class RR Certificates during the Risk Retention Period and (ii) a Class R Certificate) wishes to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Global Certificate, such Holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such Holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit G hereto (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit H hereto (in the event that the applicable Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit I hereto (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled.

(h)                    Exchanges of Non-Book Entry Certificates. If a holder of a Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate wishes at any time to transfer its interest in such Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate to a Person who is required to take delivery thereof in the form of a Non-Book Entry Certificate, then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon): (i) an investment representation letter from the proposed transferee substantially in the form attached as Exhibit J-1 to this Agreement and (ii) if required by the Certificate Registrar, an opinion of counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or the proposed transferee on which such opinion of counsel is based (such opinion of counsel shall not be an expense of the Trust or of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Certificate Registrar in their respective capacities as such).

(i)                      Transfers of Class RR Certificates.  At all times during the Risk Retention Period, if a transfer of any Class RR Certificates after the Closing Date is to be made, then the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) an executed written request for such transfer substantially in the form attached hereto as Exhibit J-8 countersigned by the Retaining Sponsor, in addition to other certifications or exhibits required in this section. For the avoidance of doubt, in no event shall a Class RR Certificate be held as a Book-Entry Certificate during the Risk Retention Period. At any time after the Risk Retention Period, in the event the Holder of the Class RR Certificates seeks to cause the transfer and release of the Class RR Certificates from the Class RR Certificates Safekeeping Account, such Holder shall deliver to the Certificate Administrator (i) a written request for such release indicating that the Risk Retention Period is no longer in effect and (ii) a written request for the Retaining Sponsor’s consent to such release substantially in the form attached hereto as Exhibit J-9. Promptly upon receipt of such request for the Retaining Sponsor’s consent, the Certificate Administrator shall forward such request to the Retaining Sponsor, the Depositor and counsel via electronic mail to the addresses listed on such form (or such other method and/or address(es) as may hereafter be furnished by the Retaining Sponsor to the Certificate Administrator in writing). The Certificate Administrator may not consent to, or otherwise permit, any such release without obtaining the Retaining Sponsor’s countersigned request for consent; provided that solely with respect to a request for release after the termination of the Credit Risk Retention Rules, if the Retaining Sponsor fails to respond (which response, for the avoidance of doubt, may include an acknowledgement of such request) in writing to the Certificate Administrator within 10 Business Days after the Retaining Sponsor’s receipt of any such written request for the Retaining Sponsor’s consent, such release will be deemed to have been approved by the Retaining Sponsor. Additionally, if a transfer of any Class RR Certificates after the Closing Date is to be made in compliance with the foregoing, then the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) (i) a certification from such Certificateholder’s prospective transferee substantially in the form attached hereto as Exhibit J-6, which, prior to the expiration of the Risk Retention Period, such certification must be countersigned by the Retaining Sponsor, (ii) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit J-7, which, prior to the expiration of the Risk Retention Period, such certification must be countersigned by the Retaining Sponsor, (iii) a W-9 completed by the prospective transferee and (iv) wire instructions and contact information of the prospective transferee.  Upon receipt of the foregoing certifications, the Certificate Registrar shall, subject to Section 5.2(f) and Section 5.3(a), reflect such Class RR Certificates in the name of the prospective transferee.

(j)                      Other Exchanges. In the event that a Global Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f) and (h) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Securities Act, as the case may be) by providing the Certificate Administrator with a completed Exhibit R requesting that such Certificateholder’s Global Certificate be exchanged for a Definitive Certificate and shall include such Certificateholder’s wiring instructions, and shall be in accordance with such other procedures as may from time to time be adopted by the Certificate Registrar.

(k)                    Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(l)                      If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Securities Act, or if a request is made to remove such legend on Certificates, the Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Securities Act or, with respect to Non-Book Entry Certificates, that such Certificates are not “restricted” within the meaning of Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(m)                   All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(n)                    No Class C, Class D, Class E, Class RR or Class R Certificate or the RR Interest may be purchased by or transferred to any prospective purchaser or transferee that is or will be an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to the fiduciary responsibility provisions of ERISA, or any “plan” within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) or other plan subject to any federal, state or local law that is to a material extent similar to the fiduciary responsibility provisions of ERISA or to Section

4975 of the Code (“Similar Law”) or a Person whose assets include the assets of any such employee benefit plan or plan within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA or otherwise (each, a “Benefit Plan”) or any person acting on behalf of any such Benefit Plan or using the assets of a Benefit Plan to purchase such Certificate or the RR Interest, other than, in the case of a Class C, Class D or Class E Certificate or (if sold through an Initial Purchaser) a Class RR Certificate, an insurance company using assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company will be exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60, or, in the case of a Benefit Plan subject to Similar Law, where the acquisition, holding and disposition of any such Certificate will not constitute or otherwise result in a non-exempt violation of Similar Law. Each prospective transferee of a Class C, Class D, Class E or Class R Certificate or the RR Interest in definitive form (other than the Initial Purchasers) shall deliver to the transferor, the Certificate Registrar and the Certificate Administrator a representation letter, substantially in the form of Exhibit O, stating that the prospective transferee meets the requirements of the preceding sentence. Each transferee of an interest in a Class RR or Class R Certificate in the form of a Global Certificate will be deemed to have represented that it meets the requirements of the second preceding sentence. No Class A, Class X-A or Class B Certificates may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Benefit Plan, or any person acting on behalf of a Benefit Plan or using the assets of a Benefit Plan to purchase such Certificate, unless (A) the purchaser is an “accredited investor” as defined in Rule 501(a)(1) of the Securities Act and (B) the acquisition, holding and disposition of such Certificate by the purchaser will not constitute or otherwise result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code (or a similar non-exempt violation of Similar Law). Any purported transfer in violation of this Section 5.3(n) shall be null and void ab initio and shall vest no rights in any such purported purchaser or transferee.

(o)                     Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)                Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition of a Residual Ownership Interest by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)               No Residual Ownership Interest may be transferred, and no such transfer shall be registered in the Certificate Register, without the express written consent of the

Certificate Registrar, and the Certificate Registrar shall not recognize the transfer, and such proposed transfer shall not be effective, without such consent with respect thereto. In connection with any proposed transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit J-2 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that the proposed transferee (1) historically has paid its debts as they have come due and intends to do so in the future, (2) understands that, as the holder of a Residual Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (3) intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Person, (5) will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6)  expressly agrees to be bound by and to abide by the provisions of this Section 5.3(o) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit J-3 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

(iii)               Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no transfer to such proposed transferee shall be effected and such proposed transfer shall not be registered on the Certificate Register; provided, however, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, such Persons shall in no event be excused from furnishing such information.

(iv)               The Class R Certificates may only be issued as Definitive Certificates and transferred to and owned by QIBs.

(p)                     In addition, each purchaser of Certificates that is Benefit Plan subject to ERISA (an “ERISA Plan”) or is acting on behalf of or using the assets of an ERISA Plan will be deemed to have represented and warranted that (i) none of the Depositor, any Initial Purchaser, the Trustee, the Certificate Administrator, the Certificate Registrar, the Servicer, the Special Servicer, the Sponsors or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and the applicable regulations) to the ERISA Plan or the fiduciary making the investment decision for the ERISA Plan in connection with the ERISA Plan’s acquisition of Certificates, and (ii) the ERISA Plan fiduciary making the decision to acquire the Certificates is exercising its own independent judgment in evaluating the investment in the Certificates.

(q)                    No Person shall be permitted to own, directly or indirectly, any interest in the RR Interest other than the Retaining Sponsor or one of its Majority-Owned Affiliates; provided that the Retaining Sponsor or a Majority-Owned Affiliate of the Retaining Sponsor may pledge its interest in the RR Interest to a Person that provides financing permitted under the Credit Risk Retention Rule (a “Permitted Lender”) to the Retaining Sponsor or such Majority-Owned Affiliate of the Retaining Sponsor; provided, further, that if such financing is provided by the Permitted Lender in a repurchase transaction, the Retaining Sponsor or such Majority-Owned Affiliate of the Retaining Sponsor may transfer its interest in the RR Interest to the Permitted Lender so long as the Retaining Sponsor or such Majority-Owned Affiliate is obligated to repurchase such interest in the RR Interest pursuant to the terms of the related financing documents. The Certificate Administrator shall register a transfer of the ownership of the RR Interest on a registry of ownership maintained by the Certificate Administrator only if the transfer of the RR Interest is in accordance with the terms of this Agreement and all of the following conditions have been satisfied: (i) the transferee of the RR Interest (or an interest therein) has executed and delivered to the Certificate Administrator a certification in the form of Exhibit J-4 hereto and (ii) the transferor of the RR Interest (or an interest therein) has executed and delivered to the Certificate Administrator a certification in the form of Exhibit J-5 hereto (it being understood that the transfer of the RR Interest by the Depositor to the Retaining Sponsor and the transfer of the RR Interest by the Retaining Sponsor to Goldman Sachs Bank USA on the Closing Date is not required to be registered on such registry). Notwithstanding anything else in this Agreement to the contrary, no Person shall have any rights hereunder with respect to the RR Interest unless such Person is identified as being an RR Interest Owner on the ownership registry. The Certificate Administrator, the other parties to this Agreement and the Certificateholders shall be entitled to treat the RR Interest Owner as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in the RR Interest on the part of any other Person. Any transfer of an interest in the RR Interest (including to a Majority-Owned Affiliate of the Retaining Sponsor) that is not in compliance with this Section 5.3(q) shall be null and void ab initio to the extent permitted under applicable law.

Section 5.4.          Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and

(b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust Fund. In connection with the issuance of any new Certificate under this Section 5.4, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.4 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.5.          Persons Deemed Owners. The Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

Section 5.6.          Access to List of Certificateholders’ and the RR Interest Owners’ Names and Addresses; Special Notices. The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (a) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (b) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (c) provides a copy of the communication which such Certificateholder proposes to transmit, then the Certificate Registrar shall, within ten Business Days after the receipt of such request, afford such Certificateholder access during normal business hours to a current list of the Certificateholders. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived. The Servicer, the Special Servicer and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

The Certificate Administrator shall maintain a registry of ownership of the RR Interest.

Upon the written request of any Certificateholder or any RR Interest Owner that (a) has provided an Investor Certification, (b) states that such Certificateholder or RR Interest Owner desires the Certificate Administrator to transmit a notice to all Certificateholders or the

RR Interest Owners stating that such Certificateholder or such RR Interest Owner wishes to be contacted by other Certificateholders or RR Interest Owner, setting forth the relevant contact information and briefly stating the reason for the requested contact (a “Special Notice”) and (c) provides a copy of the Special Notice which such Certificateholder or RR Interest Owner proposes to transmit, the Certificate Administrator shall post such Special Notice to the Certificate Administrator’s Website pursuant to Section 8.14(b) and shall mail such Special Notice to all Certificateholders and the RR Interest Owners at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder or RR Interest Owner, by receiving and holding a Certificate or the RR Interest, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders and the RR Interest Owners, regardless of the information set forth in such Special Notice.

Section 5.7.          Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479 as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders, the RR Interest Owners and the Mortgage Loan Borrower of any change in the location of the Certificate Register or any such office or agency.

Article 6

THE DEPOSITOR, THE SERVICER, THE SPECIAL SERVICER, THE DIRECTING
HOLDER AND THE RISK RETENTION CONSULTATION PARTIES

Section 6.1.          Respective Liabilities of the Depositor, the Servicer and the Special Servicer. The Depositor, the Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 6.2.          Merger or Consolidation of the Servicer or the Special Servicer. Each of the Servicer and Special Servicer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

Any Person into which the Servicer, Special Servicer or the Depositor may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Servicer, Special Servicer or Depositor, as applicable, shall be a party, or any Person succeeding to the business of the Servicer, Special Servicer or Depositor, as applicable, shall, subject to the provisions of this Agreement, be the successor of the Servicer, the Special Servicer or the Depositor (which, in the case of the Servicer or the Special Servicer, may be limited to all or substantially all of its assets relating to acting as a servicer for commercial mortgage-backed securitization transactions), as the case may be, hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Servicer, Special Servicer or Depositor, as applicable, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Certificate Administrator or the Trustee has received a Rating Agency Confirmation with respect to such successor or surviving Person.

Section 6.3.          Limitation on Liability of the Depositor, the Servicer, the Special Servicer and Others. (a)  Neither the Depositor, the Servicer, the Special Servicer nor any of their respective directors, officers, members, managers, partners, employees, Affiliates or agents shall be under any liability to the Trust or the Certificateholders, the RR Interest Owners or the Companion Loan Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, actions taken or not taken at the direction of the Certificateholders, the RR Interest Owners or the Companion Loan Holders in accordance with this Agreement or the Co-Lender Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer, the Special Servicer or any such other person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of negligent disregard of its obligations and duties hereunder. The Depositor, the Servicer, the Special Servicer and any of their respective directors, officers, employees, members, managers, partners, Affiliates or agents may reasonably rely on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicer, the Special Servicer and any of their respective directors, officers, members, managers, partners, employees, agents, Affiliates or other “controlling persons” within the meaning of the Securities Act (“Controlling Persons”), shall be indemnified by the Trust (in accordance with the procedures set forth in Section 3.4(c)) and held harmless against any loss, liability, claim, demand or expense incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to this Agreement, the Co-Lender Agreement, the Whole Loan, the Property, the Certificates or the RR Interest (except as any such loss, liability or expense shall be otherwise reimbursable and reimbursed pursuant to this Agreement), other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence by it in the performance of its duties hereunder or by reason of its negligent disregard of its obligations and duties hereunder. None of the Depositor, the Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor, the Servicer or the Special Servicer may, in its discretion, undertake any such action which it may deem necessary or desirable in accordance with Accepted Servicing Practices in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders or the RR Interest Owners hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Servicer and the Special Servicer shall be entitled to be reimbursed therefor pursuant to Section 3.4(c) from funds on deposit in the Collection Account.

(b)                     The Depositor shall not be obligated to monitor or supervise the performance of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee

under this Agreement. The Depositor may, but shall not be obligated to, enforce the obligations of the Servicer, the Special Servicer, the Certificate Administrator and the Trustee under this Agreement.

(c)                     For the avoidance of doubt, with respect to any indemnification provisions in this Agreement providing that the Trust or a party to this Agreement is required to indemnify another party to this Agreement for costs, attorney’s fees and expenses, such costs, fees and expenses are intended to include costs, reasonable attorney’s fees and expenses relating to the enforcement of such indemnity.

Section 6.4.          Termination of the Special Servicer. (a)  At any time prior to the occurrence and continuance of any Control Termination Event the Directing Holder shall be entitled to terminate the rights (subject to Section 6.3 of this Agreement) and obligations of the Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days’ notice to the Special Servicer, the Servicer, the Certificate Administrator and the Trustee. Upon a termination (pursuant to the prior sentence) or a resignation of the Special Servicer, the Directing Holder shall appoint a successor Special Servicer; provided, however, that (i) such successor will meet the requirements set forth in Section 7.2 of this Agreement and (ii) the Directing Holder shall (at no expense to the Trust) obtain and deliver to the Certificate Administrator and the Trustee a Rating Agency Confirmation with respect to such proposed successor acting as a Special Servicer.

The parties hereto acknowledge that, notwithstanding anything to the contrary contained in this Agreement, in accordance with the Co-Lender Agreement, if a Control Termination Event is continuing, the certificateholders of the Note A-1-C-1 Securitization with the requisite percentage of voting rights set forth in the related pooling and servicing agreement (or analogous agreement) will be entitled, with or without cause, to terminate the Special Servicer and appoint a replacement special servicer; provided that such successor special servicer (i) is a Qualified Servicer and otherwise satisfies all of the eligibility requirements applicable to the Special Servicer hereunder and (ii) is not a Borrower Related Party.

(b)                     [Reserved].

(c)                     The appointment of any such successor Special Servicer shall not relieve the Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, that none of the Trustee, the Servicer (solely in its capacity as Servicer), or the initial Special Servicer specified in Section 3.10(a) of this Agreement shall be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer and any costs incurred by the Trust or the terminated Special Servicer in connection with the replacement of a Special Servicer shall be paid by the Directing Holder or Certificateholders so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund.

(d)                     No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until (i) the successor Special Servicer shall have executed and delivered to the Trustee and the Certificate Administrator an agreement which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Special Servicer under this Agreement from and after the date of such agreement and (ii) subject to Section 10.17 of this Agreement, the Rating Agency has delivered to the Trustee and the Certificate Administrator a Rating Agency Confirmation with respect to such termination and appointment of a successor.

(e)                     Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.5 of this Agreement mutatis mutandis as of the date of its succession.

(f)                      In the event that the Special Servicer is terminated pursuant to this Section 6.4, the Trustee shall, by notice in writing to the Special Servicer, terminate all of its rights and obligations under this Agreement and in and to the Whole Loan and the proceeds thereof, other than any rights the Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including without limitation the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.3 of this Agreement and the right to receive ongoing Workout Fees or Liquidation Fee in accordance with the terms hereof and any indemnification that the Special Servicer is entitled to pursuant to the terms hereof).

Section 6.5.          The Directing Holder and the Risk Retention Consultation Parties.

(a)                      For so long as no Control Termination Event has occurred and is continuing, the Directing Holder shall be entitled to (1) if a Special Servicing Loan Event occurs, advise the Special Servicer as to all matters involving a Major Decision and (2) if a Special Servicing Loan Event has not occurred, advise the Special Servicer as to all matters for which the Servicer must obtain the consent or deemed consent of the Special Servicer for a Major Decision. In addition, notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to Section 6.5(b) and the second and third paragraphs of this Section 6.5(a), both (a) the Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the Special Servicer (which consent shall be deemed given if the Special Servicer does not object within 15 Business Days (or 60 days with respect to the determination of an Acceptable Insurance Default), unless earlier objected to by the Directing Holder) after the Special Servicer’s receipt of the Servicer’s written recommendation and analysis and any additional information from the Servicer that is in the Servicer’s possession, as reasonably requested by the Special Servicer to analyze and make a recommendation regarding such Major Decision (provided that if the Special Servicer does not consent, or notify the Servicer that it will not consent, to such Major Decision within the required 15 Business Days or 60 days, unless earlier objected to by the Directing Holder, as applicable, the Special Servicer shall be deemed to have consented to such Major Decision) and (b) for so long as no Control Termination Event has occurred and is continuing, the Special Servicer shall not be permitted to consent to the Servicer's taking any of the actions constituting a Major Decision nor will the Special Servicer itself be permitted to take any of the actions constituting a Major Decision if, in either case, the Directing Holder has objected to the action in writing within ten (10) Business Days after receipt of a written report (which at the option of the Special Servicer may be in the form of an Asset Status Report) by the Special Servicer describing in reasonable detail (i) the background and circumstances requiring action of the Special Servicer, and (ii) the proposed course of action recommended (the “Major Decision Reporting Package”), which the Special Servicer shall be required to deliver to the Directing Holder within five Business Days of the Special Servicer’s receipt of the recommendation and analysis from the Servicer; provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period, then the Directing Holder will be deemed to have approved such action; provided further, that, in the event that the Special Servicer or Servicer (in the event the Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of the Directing Holder prior to the occurrence and continuance of a Control Termination Event in this Agreement, is necessary to protect the interests of the Certificateholders or the RR Interest Owners, the Special Servicer or Servicer, as applicable, may take any such action without waiting for the Directing Holder's (or, if applicable, the Special Servicer's) response. The Special Servicer is not required to obtain the consent of the Directing Holder for any Major Decision following the occurrence and during the continuance of a Control Termination Event.

In addition, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Whole Loan as the Directing Holder may reasonably deem advisable or as to which provision is otherwise made herein. Notwithstanding anything herein to the contrary, no such direction, and no objection contemplated by the preceding paragraph or this paragraph, may require or cause the Servicer or the Special Servicer to violate any provision of the Mortgage Loan Documents, the Co-Lender Agreement, applicable law or this Agreement, including without limitation each of the Servicer’s and the Special Servicer’s obligation to act in accordance with Accepted Servicing Practices, or expose the Servicer, the Special Servicer, the Certificate Administrator, the Trust Fund or the Trustee to liability, or materially expand the scope of the Servicer's or the Special Servicer's responsibilities hereunder or cause the Servicer or the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the Servicer or the Special Servicer is not in the best interests of the Certificateholders.

With respect to any action requiring the consent of the Directing Holder under this Agreement, such consent shall be deemed given if the Directing Holder does not object within 10 Business Days. In the event the Special Servicer or Servicer, as applicable, determines that a refusal to consent by the Directing Holder or any advice from the Directing Holder or a Risk Retention Consultation Party would otherwise cause the Special Servicer or Servicer, as applicable, to violate the terms of the Mortgage Loan Documents, applicable law, the provisions of the Code resulting in an Adverse REMIC Event or this Agreement, including without limitation, Accepted Servicing Practices, the Special Servicer or Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Holder, each Risk Retention Consultation Party, the Trustee and, subject to Section 10.17 of this Agreement, the Rating Agency of its determination, including a reasonably detailed explanation of the basis therefor.

The taking of, or refraining from taking, any action by the Servicer or Special Servicer in accordance with the direction of or approval of the Directing Holder or a Risk Retention Consultation Party that does not violate any law or Accepted Servicing Practices or any other provisions of this Agreement, will not result in any liability on the part of the Servicer or the Special Servicer.

The Directing Holder shall have no liability to the Trust Fund or the Certificateholders or any holder of a Companion Loan for any action taken, or for refraining from the taking of any action, pursuant to this Agreement, or for errors in judgment; provided, however, that the Directing Holder will not be protected against any liability to any Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of negligent disregard of its obligations or its duties, in each case under this Agreement.

No Risk Retention Consultation Party shall have any liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action, pursuant to this Agreement, or for errors in judgment; provided, however, that a Risk Retention Consultation Party shall not be protected against any liability to the RR ABS Interest Owner entitled to appoint such Risk Retention Consultation Party that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations or its duties hereunder.

By its acceptance of a Certificate, each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Directing Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Directing Holder may act solely in the interests of the Holders of the Controlling Class (or, during the continuance of a Control Appraisal Period, the holder of Note A-1-C-1 or the “controlling class certificates” or any analogous concept for the Note A-1-C-1 Securitization); (iii) the Directing Holder does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class (or, during the continuance of a Control Appraisal Period, the holder of Note A-1-C-1 or the “controlling class certificates” or any analogous concept for the Note A-1-C-1 Securitization); (iv) the Directing Holder may take actions that favor interests of the Holders of the Controlling Class (or, during the continuance of a Control Appraisal Period, the holder of Note A-1-C-1 or the “controlling class certificates” or any analogous concept for the Note A-1-C-1 Securitization) over the interests of the Holders of one or more other Classes of Certificates; and (v) the Directing Holder shall have no liability whatsoever (other than to a Controlling Class Certificateholder (or, during the continuance of a Control Appraisal Period, the holder of Note A-1-C-1 or the “controlling class certificates” or any analogous concept for the Note A-1-C-1 Securitization)) for having so acted as set forth in clauses (i)-(iv) of this paragraph, and no Certificateholder may take any action whatsoever against the

Directing Holder or any Affiliate, director, officer, employee, shareholder, member, partner, agent or principal thereof for having so acted.

By its acceptance of a Certificate, each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that any Risk Retention Consultation Party: (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) may act solely in the interests of the RR ABS Interest Owner that is entitled to appoint such Risk Retention Consultation Party; (iii) does not have any liability or duties to the Holders of any Class of Certificates; (iv)  may take actions that favor interests of the RR ABS Interest Owner that is entitled to appoint such Risk Retention Consultation Party over the interests of the Holders of one or more other Classes of Certificates; and (v) shall have no liability whatsoever (other than to the RR ABS Interest Owner that is entitled to appoint such Risk Retention Consultation Party) for having so acted as set forth in clauses (i) – (iv) of this paragraph, and no Certificateholder may take any action whatsoever against such Risk Retention Consultation Party or any Affiliate, director, officer, employee, shareholder, member, partner, agent or principal thereof for having so acted.

(b)                    Notwithstanding anything to the contrary contained herein: (i) after the occurrence and during the continuance of any Control Termination Event, the Directing Holder shall have no right to consent to any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Holder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Special Servicer shall consult with the Directing Holder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) after the occurrence and during the continuance of a Consultation Termination Event, the Directing Holder shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but, with respect to the Directing Holder only, prior to the occurrence of a Consultation Termination Event, the Special Servicer shall consult with the Directing Holder in connection with any Major Decision or Asset Status Report (and any other actions which otherwise require consultation with the Directing Holder prior to a Consultation Termination Event hereunder) and consider alternative actions recommended by Directing Holder in respect thereof. Such consultation will not be binding on the Special Servicer. In the event the Special Servicer receives no response from the Directing Holder within 10 Business Days following its written request for input on any required consultation, the Special Servicer shall not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond shall not relieve the Special Servicer from consulting with the Directing Holder on any future matters with respect to the Whole Loan.

In addition, the Special Servicer shall consult (on a non-binding basis) with each Risk Retention Consultation Party in connection with any proposed Major Decision and consider alternative actions recommended by such Risk Retention Consultation Party in respect thereof. With respect to any consultation rights of the Risk Retention Consultation Party under this Agreement, in the event that the Special Servicer receives no response from a Risk Retention Consultation Party within ten Business Days following the later of (i) its written request for input on any required consultation (which such initial request shall include a Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the Special Servicer shall not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of any Risk Retention Consultation Party to respond on any specific matters shall not relieve the Special Servicer from its obligation to consult with such Risk Retention Consultation Party on any future matter with respect to the Whole Loan. A Risk Retention Consultation Party shall not have any consultation rights with respect to the Whole Loan if it becomes a Borrower Related Party. A Risk Retention Consultation Party shall notify the Servicer and the Special Servicer if it becomes a Borrower Related Party.

In connection with the Directing Holder’s right to consent or consult or each Risk Retention Consultation Party’s right to consult with respect to a Major Decision, as applicable, if the Special Servicer determines that action is necessary to protect the Property or the interests of the Certificateholders and the RR Interest Owners from potential harm if such action is not taken, or if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, the Special Servicer may take actions with respect to the Property before the expiration of the applicable period for the Directing Holder or Risk Retention Consultation Party, as applicable, to respond as described in this section, if the Special Servicer reasonably determines in accordance with Accepted Servicing Practices that failure to take such actions before the expiration of such period would materially adversely affect the interest of the Certificateholders and the RR Interest Owners, and the Special Servicer has made a reasonable effort to contact the Directing Holder each Risk Retention Consultation Party, as applicable.

Neither the Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions from the Risk Retention Consultation Parties, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan Documents and this Agreement (including Accepted Servicing Practices).

The Depositor shall promptly provide the name and contact information for the initial Risk Retention Consultation Parties upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identities of the Risk

Retention Consultation Parties have not changed until such parties receive written notice of a replacement of a Risk Retention Consultation Party from the majority of the ownership of the RR ABS Interest Owners (as confirmed by the Certificate Registrar).

On the Closing Date, the initial Controlling Class Representative shall execute a certification substantially in the form of Exhibit K-4 to this Agreement. Upon the resignation or removal of the existing Controlling Class Representative, any successor Controlling Class Representative shall execute and deliver to the parties to this Agreement a certification substantially in the form of Exhibit K-4 to this Agreement prior to being recognized as the new Controlling Class Representative.

After the occurrence and during the continuance of a Consultation Termination Event, the Directing Holder shall have no consultation or consent rights hereunder and shall have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder. However, the Controlling Class Representative shall maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder.

(c)                     Each Certificateholder and Beneficial Owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Registrar and to notify the Certificate Registrar of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of a Controlling Class Representative or the resignation or removal thereof. Any such Certificateholder (or Beneficial Owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Registrar when such Certificateholder (or Beneficial Owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Registrar shall notify the Special Servicer, the Servicer and the Trustee of the identity of the Controlling Class Representative, any resignation or removal thereof and/or any new Holder or Beneficial Owner of a Control Eligible Certificate. In addition, upon the request of the Servicer, the Special Servicer or the Trustee, as applicable, the Certificate Registrar shall provide (on a reasonably prompt basis) the identity of the then-current Controlling Class and a list of the Certificateholders (or Beneficial Owners, if applicable, at the expense of the Trust if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to this Agreement, or otherwise at the expense of the requesting party and each of the Servicer, the Special Servicer and the Trustee shall be entitled to rely on such information so provided by the Certificate Administrator. The initial Controlling Class Representative, and any subsequent Controlling Class Representative, is hereby deemed to have agreed and acknowledged by virtue of its purchase of a Control Eligible Certificate (or beneficial ownership interest in such Certificate) that its identity shall be reported monthly by the Certificate Administrator in the Distribution Date Statement. In the event that no Directing Holder has been appointed or identified to the Servicer or the Special Servicer, as applicable, and the Servicer or the Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator or the certificate administrator under the relevant Other Pooling and Servicing Agreement, as applicable, and no such entity has been identified to the Servicer or the Special Servicer, as applicable, then until such time as the new Directing Holder is identified, the Servicer or the Special Servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

The Certificate Administrator, the Trustee, the Servicer and the Special Servicer will not be charged with knowledge of any Control Appraisal Period, Control Termination Event or Consultation Termination Event, in each case, resulting from an affiliation of the Controlling Class Representative, a majority of the Controlling Class Certificateholders (by Certificate Balance), or the holder of Note A-1-C-1 (or a “controlling class representative” or any analogous party, or a majority of holders entitled to appoint such party, for the Note A-1-C-1 Securitization) with a Borrower Related Party, unless and until it shall have received notice of such occurrence from such party substantially in the form of Exhibit P upon which each party may conclusively rely.

If at any time that Angelo, Gordon & Co., L.P. or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the Holder (or Beneficial Owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Registrar has neither (i) received written notice of the then current Controlling Class Certificateholders of at least a majority of the Controlling Class by Certificate Balance nor (ii) received written notice of a replacement Controlling Class Representative pursuant to this Agreement, then a Control Termination Event shall be deemed to have occurred and shall be deemed to continue until such time as the Certificate Administrator receives either such notice or a Control Appraisal Period has occurred.

Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator shall promptly forward notice thereof to each other party to this Agreement.

(d)                    Until it receives notice to the contrary, each of the Servicer, the Special Servicer, the Depositor and the Trustee and the Certificate Administrator shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Controlling Class Representative.

(e)                     On the Closing Date, each initial Risk Retention Consultation Party shall execute a certification substantially in the form of Exhibit K-5 to this Agreement. Upon the resignation or removal of any existing Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall execute and deliver to the parties to this Agreement a certification substantially in the form of Exhibit K-5 to this Agreement prior to being recognized as the new Risk Retention Consultation Party.

Additionally, once a Risk Retention Consultation Party has been selected, each of the Servicer, the Special Servicer, the Depositor, the Trustee and the Certificate Administrator

shall be entitled to rely on such selection unless the RR ABS Interest Owners entitled to appoint such Risk Retention Consultation Party shall have notified the Servicer, the Special Servicer, the Trustee and the Certificate Administrator, in writing, of the selection of a new Risk Retention Consultation Party. Until it receives notice to the contrary, each of the Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Risk Retention Consultation Party. In no event shall the Servicer or the Special Servicer, as the case may be, be required to consult with a new Risk Retention Consultation Party unless notice has been delivered to the Servicer or the Special Servicer, as applicable, or the Servicer or the Special Servicer, as applicable, have actual knowledge of the identity and contact information of a new Risk Retention Consultation Party.

Section 6.6.          Servicer and Special Servicer Not to Resign. (a)  Each of the Servicer and Special Servicer may resign and assign its respective rights and delegate its duties and obligations under this Agreement to any Person or to an entity, provided that:

(i)                the Person accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution having a net worth of not less than $25,000,000, organized and doing business under the laws of the United States or of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of the Servicer or Special Servicer, as the case may be, (B) shall execute and deliver to the Trustee an agreement in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the performance and observance of each covenant and condition to be performed or observed by the Servicer or Special Servicer, as the case may be, under this Agreement from and after the date of such agreement; provided, however that to the extent such agreement modifies in any respect any of the covenants, terms or conditions in this Agreement to be performed by the Servicer or Special Servicer, as the case may be, such agreement shall be subject to the approval of the Trustee, such approval not to be unreasonably withheld, and (C) shall make such representations and warranties of the Servicer or Special Servicer, as the case may be, as provided in Section 2.4 and Section 2.5;

(ii)                Rating Agency Confirmation has been received;

(iii)               the Servicer or Special Servicer, as the case may be, shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.6(a);

(iv)              the rate at which the Servicing Fee or Special Servicing Fee, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; and

(v)               the Servicer or Special Servicer, as the case may be, shall reimburse the Trustee, the Certificate Administrator, the Trust, and the Rating Agency for all reasonable out-of-pocket costs and expenses of such assignment, sale or transfer.

Any attempted resignation and assignment shall be void, unless such resignation and assignment satisfies the conditions set forth above. Upon satisfaction of the foregoing requirements and acceptance of such assignment, such Person shall be the successor Servicer or Special Servicer, as the case may be, hereunder.

(b)                     Other than as set forth in Sections 6.2 and Section 6.6(a), none of the Servicer and the Special Servicer shall resign from its obligations and duties hereby imposed on it, except upon determination that performance of its duties hereunder is no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of the Servicer or the Special Servicer, as the case may be, shall be evidenced by an Opinion of Counsel delivered to the Trustee and the Depositor. No resignation by the Servicer or the Special Servicer, as applicable, under this Agreement shall become effective until a successor Servicer or Special Servicer, as applicable, shall have assumed the responsibilities and obligations of the Servicer or the Special Servicer, as applicable, under this Agreement in accordance with Section 7.2. Notwithstanding the previous sentence, each of the Servicer or Special Servicer may assign its duties and obligations under this Agreement under certain limited circumstances as described herein.

(c)                     In the event the Special Servicer obtains knowledge that it has become a Borrower Related Party, the Special Servicer shall provide notice to each of the other parties to this Agreement of such event and resign as Special Servicer and use reasonable efforts to replace itself with a special servicer that is a Qualified Servicer, subject to the satisfaction of the conditions set forth in the proviso to Section 6.4(a) and the agreement of a proposed successor to accept the same or lower compensation; provided that if no such appointment is made within thirty (30) days of the Special Servicer becoming a Borrower Related Party, the resigning Special Servicer may petition any court of competent jurisdiction for the appointment of a successor special servicer that is a Qualified Servicer at the expense of the resigning Special Servicer. Prior to the occurrence and continuance of a Control Termination Event, the Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is a Qualified Servicer and not a Borrower Related Party in accordance with the terms herein, unless the Directing Holder is a Borrower Related Party. At any time after the occurrence and during the continuance of a Control Termination Event or if the Directing Holder is a Borrower Related Party, the resigning Special Servicer will be required to use reasonable efforts to appoint a successor special servicer that is a Qualified Servicer and not a Borrower Related Party in accordance with the terms herein and shall, at the expense of the Trust, petition any court of competent jurisdiction for the appointment of a successor special servicer if one is not appointed within 60 days.

(d)                    Except as provided in Section 6.4(c) to the contrary, the resigning Servicer or Special Servicer, as applicable, shall bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust Fund and the Rating Agency in connection with any resignation of such Servicer or Special Servicer.

Section 6.7.          Indemnification by the Servicer, the Special Servicer and the Depositor. Each of the Servicer, the Special Servicer and the Depositor, severally and not jointly, shall indemnify and hold harmless the Trust, the Companion Loan Holders and each other party to this Agreement from and against any claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Trust, the Certificate Administrator, the Trustee or such other party that arise out of or are based upon (i) a breach by the Servicer, the Special Servicer or the Depositor, as the case may be, of its representations and warranties under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the Special Servicer or the Depositor, as the case may be, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

Article 7

SERVICER TERMINATION EVENTS; SPECIAL
SERVICER TERMINATION EVENTS;
TERMINATION OF SPECIAL SERVICER WITHOUT CAUSE

Section 7.1.          Servicer Termination Events; Special Servicer Termination Events. (a)  “Servicer Termination Event,” or “Special Servicer Termination Event” wherever used herein with respect to the Servicer or the Special Servicer, as the case may be, means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                any failure by the Servicer or Special Servicer, as applicable, to remit any payment required to be made or remitted by it (other than Advances described under clause (ii) below) when required to be remitted under the terms of this Agreement, which failure is not cured by 11:00 a.m., New York time, on the first Business Day following the date on which such remittance was required to be made;

(ii)               any failure of the Servicer (a) to make any Monthly Payment Advance required to be made pursuant to this Agreement on or prior to the applicable Remittance Date that is not cured by 11:00 a.m., New York time, on the related Distribution Date, (b) to make any Administrative Advance required to be made pursuant to this Agreement on or prior to the applicable Remittance Date that is not cured by 11:00 a.m., New York time, on the related Distribution Date, or (c) to make any Property Protection Advance required to be made pursuant to this Agreement when the same is due and such failure continues unremedied for 10 Business Days (or such shorter period (not less than one Business Day) as would prevent a lapse in insurance or a delinquent payment of real estate taxes or ground rents) following the date on which the Servicer receives notice thereof or should have had notice thereof if it had been acting in accordance with Accepted Servicing Practices;

(iii)               any failure by the Servicer or the Special Servicer, as applicable, to observe or perform in any material respect any other of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure or breach shall continue unremedied for a period of 30 days after the date on which written notice of such failure or breach is given to the Servicer or Special Servicer, as applicable, by the Trustee or to the Servicer or Special Servicer, as applicable, and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure or breach that is not curable within such 30-day period, the Servicer or the Special Servicer, as applicable, will have an additional cure period of 30 days to effect such cure so long as the Servicer or the Special Servicer, as appropriate, has commenced to cure such failure within the initial 30-day period and has provided the Trustee with an officer’s certificate certifying that it has diligently pursued, and is continuing to diligently pursue, such cure;

(iv)              a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer or the Special Servicer, as applicable, and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days; provided, however, that, with respect to any such decree or order that cannot be discharged, dismissed or stayed within such sixty (60) day period, the Servicer or the Special Servicer, as appropriate, will have an additional period of thirty (30) days to effect such discharge, dismissal or stay so long as it has commenced proceedings to have such decree or order dismissed, discharged or stayed within the initial sixty (60) day period and has diligently pursued, and is continuing to pursue, such discharge, dismissal or stay;

(v)               the Servicer or the Special Servicer, as applicable, shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Servicer or the Special Servicer or of or relating to all or substantially all of its property;

(vi)               the Servicer or the Special Servicer, as applicable, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(vii)              DBRS Morningstar (i) has qualified, downgraded or withdrawn its ratings of any Class of the Certificates, or (ii) has placed any Class of the Certificates on “watch status” in contemplation of a rating downgrade or withdrawal (and such “watch status” placement, qualification, downgrade or withdrawal has not been withdrawn by DBRS Morningstar within sixty (60) days) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the Servicer or the Special Servicer, as the case may be, as the sole or material factor in such action;

(viii)            a Companion Loan Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan Securities, or (B) placed one or more classes of Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), citing servicing concerns with the Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within sixty (60) days of such event); and

(ix)               so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer or Special Servicer, as applicable, or any primary servicer, Sub-Servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Servicer or Special Servicer, shall fail to deliver the items required to be delivered by this Agreement to enable such Other Securitization Trust to comply with its reporting obligations under the Exchange Act within the time frame set forth for delivery in Article 12 (including any applicable grace periods) (any Sub-Servicing Entity that defaults in accordance with this Section 7.1(a)(ix) shall be terminated at the direction of the Depositor).

(b)                    Upon the occurrence of any Servicer Termination Event or Special Servicer Termination Event, unless such Servicer Termination Event or Special Servicer Termination Event has been cured or waived, the Trustee shall (i) provide written notice to the Depositor and the Certificate Administrator and the Certificate Administrator shall post notice of the same upon its receipt thereof on the Certificate Administrator’s Website and shall provide notice to the RR Interest Owners and the Companion Loan Holders; (ii) provide written notice to the Rating Agency, subject to Section 10.16; and (iii) provide notice thereof to all Certificateholders and the RR Interest Owners by mail to the addresses set forth on the Certificate Register. For avoidance of doubt, (i) the occurrence of a Servicer Termination Event with respect to the Servicer shall not cause there to have occurred a Special Servicer Termination Event with respect to the Special Servicer unless the relevant event also constitutes a Special Servicer Termination Event and (ii) the occurrence of a Special Servicer Termination Event with respect to the Special Servicer shall not cause there to have occurred a Servicer Termination Event with respect to the Servicer unless the relevant event also constitutes a Servicer Termination Event.

(c)                     If a Servicer Termination Event or Special Servicer Termination Event shall occur then, and in each and every such case, so long as such Servicer Termination Event or Special Servicer Termination Event shall not have been remedied, either (i) the Trustee may, or (ii) upon the written direction of Holders of Certificates having at least 25% of the Voting Rights (taking into account the application of the Non-Retained Certificate Appraisal Reduction Amount (or in the case of the Class RR Certificates, the RR Appraisal Reduction Amount) to notionally reduce the Certificate Balances of the Certificates) of the Certificates or the direction of the Depositor or the depositor under any affected Other Securitization Trust (in the case of a Servicer Termination Event or Special Servicer Termination Event pursuant to clause (ix) thereof), the Trustee shall terminate all of the rights and obligations of the Servicer or the Special Servicer, as applicable, under this Agreement, other than rights and obligations accrued prior to such termination, or that survive such termination, and in and to the Whole Loan and the proceeds thereof by notice in writing to the Servicer or the Special Servicer, as applicable. Upon any termination of the Servicer or the Special Servicer, as applicable, and appointment of a successor to the Servicer or the Special Servicer, as applicable, the Trustee shall promptly notify the Certificate Administrator and the Certificate Administrator shall post to the Certificate Administrator’s Website such written notice thereof to the Depositor, the Certificateholders and the RR Interest Owners and, comply with giving notice to the Rating Agency pursuant to

Section 10.17. Notwithstanding the foregoing, (a) if a Special Servicer Termination Event on the part of the Special Servicer affects a Companion Loan, any holder thereof or the rating on a class of Companion Loan Securities, then the related affected Companion Loan Holder will be able to require termination of the Special Servicer and (b) if any Servicer Termination Event on the part of the Servicer affects only a Companion Loan, the related Companion Loan Holder or the rating on a class of the related Companion Loan Securities, then the Servicer may not be terminated by or at the direction of Certificateholders (acting in such capacity) or of the related Companion Loan Holder, but upon the written direction of the related Companion Loan Holder, the Servicer shall be required to appoint a sub-servicer that will be responsible for servicing the Whole Loan.

(d)                    In the event that the Servicer or Special Servicer is terminated pursuant to this Section 7.1, the Trustee (the “Terminating Party”) shall, by notice in writing to the Servicer or Special Servicer, as the case may be (the “Terminated Party”) (with a copy to the Mortgage Loan Borrower), terminate all of its rights and obligations under this Agreement and in and to the Whole Loan and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder or an RR Interest Owner, any rights the Terminated Party may have hereunder to the Excess Servicing Fee Right, and any rights or obligations of the Terminated Party that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination and the right to the benefits of Section 6.3 notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, subject to the foregoing, all of its authority and power under this Agreement, whether with respect to the Certificates or the RR Interest (except that the Terminated Party shall retain its rights as a Certificateholder or an RR Interest Owner in the event and to the extent that it is a Certificateholder or an RR Interest Owner) or the Trust Loan or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section 7.1 and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Trust Loan and related documents, or otherwise. The Servicer and the Special Servicer, as applicable, each agrees that, in the event it is terminated pursuant to this Section 7.1, or resigns under Section 6.6(b), to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party (which term shall include for the purposes of the remainder of this Section 7.1(d), the Trustee (or a successor Servicer or Special Servicer) in connection with a resignation of the Servicer or the Special Servicer under Section 6.6(b)) with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Servicer or Special Servicer, as applicable, or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.1(d), the resigning party in connection with a resignation of the Servicer or the Special Servicer under Section 6.6(b)) to the Collection Account, the Foreclosed Property Account or shall thereafter be received with respect to the Whole Loan, and shall promptly provide the Terminating Party or such successor Servicer or Special Servicer, as applicable (which may include the Trustee), all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Servicer or the Special Servicer, as applicable, shall reasonably request (including electronic form), to enable it to assume the function of the Servicer or Special Servicer, as applicable, hereunder. All reasonable costs and expenses of the Terminating Party or the successor Servicer or Special Servicer, as applicable, incurred in connection with transferring the Mortgage File to the Terminating Party or to the successor Servicer or Special Servicer, as applicable, and amending this Agreement to reflect such succession pursuant to this Section 7.1 shall be paid by the Terminated Party upon presentation of reasonable documentation of such costs and expenses. If the Terminated Party has not reimbursed the Terminating Party or such successor Servicer or Special Servicer, as applicable, for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust pursuant to Section 3.4(c); provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. Notwithstanding the foregoing, in the event the Special Servicer is terminated without cause pursuant to Section 6.4, all costs and expenses incurred or payable by the terminated Special Servicer under this Section 7.1 shall be paid by the Directing Holder or certificateholders who directed the Special Servicer to be terminated without cause.

(e)                      Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Trustee of any Servicer Termination Event or Special Servicer Termination Event of which the Depositor becomes aware. In no event shall the Trustee be deemed to have knowledge of or be aware of any Servicer Termination Event or Special Servicer Termination Event until a Responsible Officer of the Trustee has received written notice thereof or has actual knowledge thereof.

(f)                      No termination or resignation of the Servicer or the Special Servicer under this Agreement, including under Section 6.4, Section 6.6 or Section 7.1, shall terminate such Servicer’s or Special Servicer’s rights to indemnification, payment of outstanding compensation or other amounts due such Servicer or Special Servicer and any other rights set forth in this Agreement which survive termination.

Section 7.2.          Trustee to Act; Appointment of Successor. (a) On and after the time the Servicer or Special Servicer, as the case may be, receives a notice of termination pursuant to Section 7.1, or resigns pursuant to Section 6.4(b), the Terminating Party (which term shall include, for the purposes of the remainder of this Section 7.2, the Trustee (or a successor Servicer or Special Servicer including a successor appointed under Section 6.4(a)) in connection with a resignation of the Servicer or the Special Servicer under Section 6.6(b)) shall, unless prohibited by law, be the successor to the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.2, the resigning party in connection with a resignation of the Servicer of the Special Servicer under Section 6.6(b)) in all respects under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Terminated Party by the terms and provisions hereof; provided, however, that (i) neither the Trustee nor the Terminating Party (or any successor Servicer or Special Servicer, as the case may be) shall have responsibilities, duties, liabilities or obligations with respect to any act or omission of the Terminated Party and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies or failure to cooperate as required by this Agreement shall not be considered a default by the Terminating Party or such successor hereunder. The Trustee, as successor Servicer, and any other successor Servicer or Special Servicer, as the case may be, shall be indemnified to the full extent provided to the Trustee under this Agreement. The appointment of a successor Servicer or Special Servicer, as the case may be, shall not affect any liability of the Terminated Party that may have arisen prior to its termination as such. The Terminating Party shall not be liable for any of the representations and warranties of the Terminated Party herein or in any related document or agreement, for any acts or omissions of the Terminated Party or for any losses incurred in respect of any Permitted Investment by the Terminated Party nor shall the Terminating Party or any successor Servicer or Special Servicer be required to purchase the Whole Loan hereunder. As compensation therefor, the Terminating Party as successor Servicer or Special Servicer, as the case may be, shall be entitled to all compensation with respect to the Whole Loan to which the Terminated Party would have been entitled that accrues after the date of the Terminating Party’s succession to which the Terminated Party would have been entitled if it had continued to act hereunder and, in the case of a successor Special Servicer, the Special Servicing Fee. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or if the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates so request in writing to the Trustee, or the Trustee is not approved by the Rating Agency as a Servicer or Special Servicer, as the case may be, as evidenced by a Rating Agency Confirmation, or if the Rating Agency does not provide written confirmation that the succession of the Trustee as Servicer or Special Servicer, as the case may be, will not cause a downgrade, qualification or withdrawal of the then current ratings of the Certificates, promptly appoint, or petition a court of competent jurisdiction to appoint, any established loan servicing institution reasonably satisfactory to the Trustee the appointment for which a Rating Agency Confirmation is obtained, as the successor to the Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer, as applicable, hereunder; provided that for so long as no Control Termination Event has occurred or is continuing the Directing Holder shall have the right to approve any such successor Special Servicer. No appointment of a successor to a Terminated Party hereunder shall be effective until the assumption by such successor of all the Terminated Party’s responsibilities, duties and liabilities hereunder. Pending appointment of a successor to a Terminated Party hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in the applicable capacity as herein above provided. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Whole Loan as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted to the Terminated Party hereunder, except that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted to the Terminated Party shall be paid pursuant to Section 3.4(c); provided, further; that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the Directing Holder and each Risk Retention Consultation Party (on a non-binding basis) prior to the appointment of a successor to the Terminated Party at such amounts in excess of that permitted the Terminated Party. The Depositor, the Certificate

Administrator, the Trustee, the Servicer (as applicable), the Special Servicer (as applicable) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(b)                     Notwithstanding Section 7.1(c), Section 7.1(d) or Section 7.2(a), if a Servicer receives a notice of termination solely due to a Servicer Termination Event under Sections 7.1(a)(vii) and the terminated Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days after such termination, then such Servicer shall continue to serve as Servicer, and the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the terminated Servicer) solicit good faith bids for the rights to master service the Whole Loan from at least three (3) Persons qualified to act as successor Servicer hereunder in accordance with Section 7.2 for which the Trustee has received Rating Agency Confirmation (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as are Qualified Bidders; provided, however, that (i) the terminated Servicer shall supply the Trustee with the names of Persons who are Qualified Bidders (subject to receipt of Rating Agency Confirmation) from whom to solicit such bids; and (ii) the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the Whole Loan under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Servicer with respect to the Whole Loan, and to agree to be bound by the terms hereof, within forty-five (45) days after the receipt by the terminated Servicer of a notice of termination. The Trustee shall solicit bids (i) on the basis of such successor Servicer entering into a Sub-Servicing Agreement with the terminated Servicer to service the Whole Loan at a sub-servicing fee rate per annum equal to 0.00125% (each, a “Servicing-Retained Bid”) and (ii) on the basis of having no obligation to enter into a Sub-Servicing Agreement with the terminated Servicer (each, a “Servicing-Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing Released Bid) (the “Successful Bidder”) to act as successor Servicer hereunder. The Trustee shall request the Successful Bidder to enter into this Agreement as successor Servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a Sub-Servicing Agreement with the terminated Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Servicer. Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the terminated Servicer the amount of such cash bid received from the Successful Bidder (net of reasonable “out of pocket” expenses incurred by the Trustee in connection with obtaining such bid and transferring servicing).

(c)                      If the Trustee or an Affiliate acts pursuant to this Section 7.2 as successor to the resigning or terminated Servicer, it may reduce such terminated Servicer’s Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Servicer would otherwise be below market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Servicer other than itself or an Affiliate pursuant to this Section 7.2, it may reduce such Servicer’s Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor servicer that meets the requirements of this Section 7.2 and Section 6.6.

Section 7.3.          Notification to Certificateholders, the RR Interest Owners, the Depositor and the Rating Agency.

(a)                     Upon any termination of the Servicer or the Special Servicer, as the case may be, pursuant to Section 7.1 or appointment of a successor to the Servicer or Special Servicer, as the case may be, the Certificate Administrator shall, as soon as practicable, give written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and to the RR Interest Owners, the Depositor and, subject to Section 10.17, the Rating Agency.

(b)                     Within 30 days after the occurrence of any Servicer Termination Event or Special Servicer Termination Event of which a Responsible Officer of the Certificate Administrator has actual knowledge, the Certificate Administrator shall transmit by mail to all Holders of Certificates and the RR Interest Owners and to the Depositor and, subject to Section 10.17, the Rating Agency notice of such Servicer Termination Event or Special Servicer Termination Event, as the case may be, unless such Servicer Termination Event or Special Servicer Termination Event or shall have been cured or waived.

Section 7.4.          Other Remedies of Trustee. During the continuance of any Servicer Termination Event or Special Servicer Termination Event, as the case may be, or so long as such Servicer Termination Event or Special Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.1, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Trustee shall be entitled to be reimbursed therefor pursuant to Section 3.4(c) from the Collection Account. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event or Special Servicer Termination Event.

Section 7.5.          Waiver of Past Servicer Termination Events and Special Servicer Termination Events.(a) The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of all then outstanding Certificates and the affected Companion Loan Holder may, on behalf of all Certificateholders and upon adequate indemnification of the Trustee by the requesting Holders of Certificates, waive any default by the Servicer or the Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including Monthly Payment Advances) to or payments from the Collection Account, the Distribution Account or the Foreclosed Property Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and the related Servicer Termination Event or Special Servicer Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right related thereto.

Section 7.6.          Trustee as Maker of Advances. In the event that the Servicer fails to fulfill its obligations hereunder to make any Advances, the Trustee shall perform such obligations (w) within five Business Days (or such shorter period (but not less than one Business Day) as may be required, if applicable, to avoid any lapse in insurance coverage required under the Mortgage Loan Documents or this Agreement with respect to the Property or to avoid any foreclosure or similar action with respect to the Property by reason of failure to pay real estate taxes, assessments, ground rents or governmental charges) of a Responsible Officer of the Trustee obtaining knowledge of such failure by the Servicer or the Special Servicer with respect to Property Protection Advances and Administrative Advances and (x) by 12:00 noon New York time on the related Distribution Date with respect to Monthly Payment Advances. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Servicer’s and/or the Special Servicer’s rights, as applicable, with respect to Advances hereunder, including, without limitation, the rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable Advance (without regard to any impairment of any such rights of reimbursement caused by such Servicer’s and/or the Special Servicer’s default in its obligations hereunder and further subject to the Trustee’s standard of good faith judgment); provided, however, that if Advances made by the Trustee, the Servicer and/or the Special Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Servicer and/or the Special Servicer, as applicable, for such Advances and interest accrued thereon. The Trustee shall be entitled to conclusively rely on any notice given by the Servicer and/or the Special Servicer, as applicable, with respect to a Nonrecoverable Advance hereunder. The Trustee shall notify the master servicer and trustee with respect to each Other Securitization Trust of the amount of any Monthly Payment Advance made by it pursuant to this Section 7.6 within two (2) Business Days of making such advance.

Article 8

THE TRUSTEE, THE CUSTODIAN AND CERTIFICATE ADMINISTRATOR

Section 8.1.          Duties of the Trustee, the Custodian and the Certificate Administrator. (a)  Each of the Trustee, the Custodian and the Certificate Administrator, and with respect to the Trustee prior to the occurrence of a Servicer Termination Event or Special Servicer Termination Event, as the case may be, and after the curing or waiver of any Servicer Termination Event or Special Servicer Termination Event that may have occurred, undertakes with respect to the Trust Fund to perform such duties and only such duties as are specifically set forth in this Agreement. Neither the Depositor nor the Servicer nor the Special Servicer shall be obligated to monitor or supervise the performance by the Trustee, the Custodian or the Certificate Administrator of its duties hereunder. In case a Servicer Termination Event or Special Servicer Termination Event has occurred (which has not been cured or waived), the Trustee, subject to the provisions of Section 7.3, shall exercise such of the rights and powers vested in it by this Agreement, and shall use the same degree of care and skill in their exercise, as a prudent institution would exercise or use under the circumstances in the conduct of such institution’s own affairs. Any permissive right of the Trustee or the Certificate Administrator set forth in this Agreement shall not be construed as a duty. The Trustee (or the Servicer or the Special Servicer on its behalf) shall have the power to exercise all the rights of a holder of the Whole Loan on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (or, if a Companion Loan Holder is an Other Securitization Trust, the related Other Depositor or the trustee for the Other Securitization Trust) subject to the terms of the Mortgage Loan Documents and the Co-Lender Agreement.

(b)                     Subject to Sections 8.2(a) and 8.3, each of the Trustee, the Custodian and the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee, the Custodian or the Certificate Administrator that are specifically required to be furnished to it pursuant to any provision of this Agreement, shall examine, or cause to be examined, such instruments to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein. If any such instrument is found on its face not to conform to the requirements of this Agreement in a material manner, the Trustee, the Custodian or the Certificate Administrator, as applicable, shall make a request to the Depositor to have the instrument corrected, and if the instrument is not corrected to the Trustee’s, the Custodian’s or the Certificate Administrator’s reasonable satisfaction, the Trustee, the Custodian or the Certificate Administrator shall provide notice thereof to the Certificateholders and the RR Interest Owners. Neither the Trustee, the Custodian nor the Certificate Administrator shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer, or the Special Servicer and accepted by the Trustee or the Certificate Administrator, as the case may be, in good faith, pursuant to this Agreement.

(c)                     Subject to Section 8.3, no provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act, its own willful misconduct or bad faith, provided, however, that:

(i)                The Trustee, the Certificate Administrator and the Custodian’s duties and obligations shall be determined solely by the express provisions of this Agreement, the Trustee and the Custodian shall not be liable except for the performance of such duties and obligations as are specifically set forth in regard to such party in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, the Custodian or the Certificate Administrator and each of the Trustee, the Custodian and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee, the Custodian and/or the Certificate Administrator (including those provided pursuant to Section 10.1) and conforming to the requirements of this Agreement which it reasonably believes in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

(ii)                the Trustee, the Custodian and the Certificate Administrator shall not be liable for an error of judgment made in good faith by a Responsible Officer of the Trustee, the Custodian or the Certificate Administrator, unless it shall be proved that the Trustee, the Custodian or the Certificate Administrator or such Responsible Officer, as applicable, was negligent in ascertaining the pertinent facts;

(iii)               the Trustee, the Custodian and the Certificate Administrator shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Agreement or at the direction of Holders of Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, the Custodian or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee, the Custodian or the Certificate Administrator, under this Agreement;

(iv)              the Trustee, the Custodian and the Certificate Administrator shall not be charged with knowledge of any failure by the Servicer or the Special Servicer to comply with any of their respective obligations referred to in Section 7.1 or any other act or circumstance upon the occurrence of which the Trustee, the Custodian or the Certificate Administrator, as applicable, may be required to take action unless a Responsible Officer of the Trustee, the Custodian or the Certificate Administrator, as applicable, obtains actual knowledge of such failure, act or circumstance or the Trustee, the Custodian or the Certificate Administrator, as applicable, receives written notice of such failure from the Servicer, the Special Servicer, the Depositor, the Mortgage Loan Borrower or Holders of the Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Certificates.

(v)               subject to the other provisions of this Agreement and without limiting the generality of Sections 8.1 and 8.2, the Trustee shall have no duty except in the capacity as a successor Servicer or successor Special Servicer (A) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing thereof (except as set forth in Section 2.1(b)), (B) to see to any insurance, and (C) to confirm or verify the contents of any reports or certificates of the Servicer or the Special Servicer delivered to the Trustee or the Certificate Administrator pursuant to this Agreement reasonably believed by the Trustee or the Certificate Administrator to be genuine and to have been signed or presented by the proper party or parties; and

(vi)              for all purposes under this Agreement, the Trustee shall not be required to take any action with respect to, and neither the Certificate Administrator or Trustee shall be deemed to have notice or knowledge of any Mortgage Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge thereof or shall have received written notice thereof. In the absence of receipt of such notice and such actual knowledge otherwise obtained, the Trustee and the Certificate Administrator may conclusively assume that there is no Mortgage Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event.

(d)                     None of the provisions contained in this Agreement shall in any event require the Trustee, the Custodian or the Certificate Administrator to (i) expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers hereunder if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, or (ii) perform, or be responsible for the manner of performance of, any of the obligations of the Servicer or the Special Servicer under this Agreement, except with respect to the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer or the Special Servicer in accordance with the terms of this Agreement. Notwithstanding anything contained herein, none of the Trustee, the Custodian or the Certificate Administrator shall be responsible or have liability in connection with the duties assumed by the Authenticating Agent, 17g-5 Information Provider, and the Certificate Registrar hereunder, unless the Trustee, the Custodian or the Certificate Administrator is acting in any such capacity hereunder; provided, further, that in any such capacity the Trustee and the Certificate Administrator shall have all of the rights, protections and indemnities provided to it as Trustee and the Certificate Administrator hereunder, as applicable.

In no event shall the Certificate Administrator, the Custodian or Trustee be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond the Certificate Administrator’s or Trustee’s control, including, but not limited to force majeure or acts of God.

(e)                     The Servicer, the Special Servicer or the Trustee may at any time request from the Certificate Administrator written confirmation of whether a Control Termination Event or Consultation Termination Event occurred during the previous calendar year and the Certificate Administrator shall deliver such confirmation, based on information in its possession, to the requesting party within 15 days of such request.

Section 8.2.          Certain Matters Affecting the Trustee and the Certificate Administrator. (a)  Except as otherwise provided in Section 8.1:

(i)                each of the Trustee, the Custodian and the Certificate Administrator may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, direction of the Depositor, Officer’s Certificate, auditor’s certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee, the Custodian or the Certificate Administrator, as applicable, shall not have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)                each of the Trustee, the Custodian and the Certificate Administrator may consult with any nationally recognized counsel, and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with the written advice of such counsel or such Opinion of Counsel;

(iii)               neither the Trustee, the Custodian nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder, or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders or the RR Interest Owners, pursuant to the provisions of this Agreement, unless such Certificateholders or RR Interest Owner shall have offered to the Trustee, the Custodian or the Certificate Administrator reasonable security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities, including reasonable legal fees, which may be incurred therein or thereby; provided, however, that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of a Servicer Termination Event or Special Servicer Termination Event, as the case may be (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)               the right of the Trustee, the Custodian or the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and such party shall not be answerable for other than its negligence or willful misconduct in the performance of any such act;

(v)               none of the Trustee, the Custodian or the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(vi)               prior to the occurrence of a Servicer Termination Event or Special Servicer Termination Event hereunder of which a Responsible Officer of the Trustee has actual knowledge and after the curing or waiver of such Servicer Termination Event or Special Servicer Termination Event that may have occurred, the Trustee shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein (except as specifically required by this Agreement) or to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the outstanding Certificates; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require indemnity satisfactory to it against such costs, expenses or liabilities as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Trust pursuant to Section 3.4(c) in the event that such investigation relates to a Servicer Termination Event or Special Servicer Termination Event, if such an event shall have occurred and is continuing, and otherwise by the Certificateholders requesting the investigation;

(vii)             each of the Trustee, the Custodian and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys selected by it with due care;

(viii)            none of the Trustee, the Custodian or the Certificate Administrator shall be required to post any kind of bond or surety in connection with the execution and performance of its duties hereunder, and in no event shall the Trustee, the Custodian or the Certificate Administrator be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee, the Custodian or the Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage;

(ix)               the Certificate Administrator and its Affiliates are permitted to receive additional compensation that could be deemed to be in the Certificate Administrator’s economic self-interest for (i) serving as investment advisor, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation shall not be an amount that is reimbursable or payable by the Trust or any other party pursuant to this Agreement;

(x)                nothing herein shall require the Trustee, the Custodian or the Certificate Administrator to act in any manner that is contrary to applicable law;

(xi)               except as otherwise expressly provided in this Agreement, the Trustee and the Certificate Administrator shall have no obligation to monitor or otherwise enforce compliance by the Sponsors with the Credit Risk Retention Rule; and

(xii)              nothing herein shall be construed as an obligation for any party to this Agreement to advise a Certificateholder with respect to its rights and protections relative to the Trust.

(xiii)             Except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, National Association acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association, acting in any other capacity hereunder, except, in the case of either clause (a) or (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers; provided, however, (a) the knowledge of employees performing special custodial functions shall not be imputed to employees performing Certificate Administrator or Servicer functions and (b) the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions, and the knowledge of employees performing master servicing functions shall not be imputed to employees performing special servicing functions.

(b)                    Following the Closing Date, none of the Trustee, the Custodian or the Certificate Administrator shall accept any contribution of assets to the Trust Fund not specifically contemplated by this Agreement.

(c)                     All rights or actions under this Agreement or under any of the Certificates, enforceable by the Trustee or the Certificate Administrator may be enforced by such party without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee or the Certificate Administrator, as applicable, shall be brought in its name for the benefit of all the Holders of such Certificates and the RR Interest Owners, subject to the provisions of this Agreement.

(d)                     In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), the Trustee, the Custodian and the Certificate Administrator are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Custodian or the Certificate Administrator, as applicable. Accordingly, each of the parties agrees to provide to the Trustee and the Certificate Administrator, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and the Certificate Administrator to comply with Applicable Laws.

(e)                      Each of the Trustee, the Certificate Administrator and Custodian shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as the Trustee, Certificate Administrator or Custodian, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Certificate Registrar, the 17g-5 Information Provider and Authenticating Agent) as if such right, protection, immunity and indemnity was set forth herein expressly for the benefit of the Certificate Administrator, Custodian or Trustee in each such capacity, mutatis mutandis.

Section 8.3.          None of the Trustee, the Custodian or the Certificate Administrator is Liable for the Certificates, the RR Interest or the Trust Loan. The recitals contained herein and in the Certificates (other than the signature and authentication of the Certificate Administrator on the Certificates) shall not be taken as the statements of the Certificate Administrator or the Trustee and the Trustee and the Certificate Administrator assume no responsibility for their correctness. The Certificate Administrator and the Trustee make no representations as to the validity or sufficiency of this Agreement, the Certificates, the RR Interest or of the Trust Loan or related documents except as expressly set forth herein. The Certificate Administrator and the Trustee shall not be liable for any action or failure to take any action by the Depositor, the Servicer or the Special Servicer hereunder or any action or failure to take any action by the Sponsors under the Loan Purchase Agreement, including, without limitation, in connection with (i) any failure of the Sponsors to properly prepare each Assignment of the Mortgage, assignment of the Collateral Security Document and UCC-3 financing statements pursuant to the Loan Purchase Agreement or (ii) the any failure of the

Special Servicer or any sub-servicer, agent of or counsel to the Special Servicer to conduct a Foreclosure in accordance with the terms of this Agreement and applicable law, and neither the Trustee nor the Certificate Administrator shall be required to take any action in connection with any of the foregoing matters referred to in clauses (i) and (ii) above (except to the extent otherwise expressly required pursuant to this Agreement). The Certificate Administrator and the Trustee shall not at any time have any responsibility or liability for or with respect to the legality, ownership, title, validity or enforceability of the Mortgage or Collateral Security Documents or the Whole Loan, or the perfection, sufficiency and priority of the Mortgage or Collateral Security Documents or the maintenance of any such perfection and priority, or for or with respect to the efficacy of the Trust Fund or its ability to generate the payments to be distributed to the Certificateholders and the RR Interest Owners under this Agreement, including, without limitation, the existence, condition and ownership of the Property; the existence and enforceability of any hazard insurance thereon; the validity of the assignment of the Trust Loan to the Trust; the performance or enforcement of the Trust Loan (other than with respect to the Servicer or Special Servicer, if the Trustee shall assume the duties of the Servicer and/or Special Servicer, respectively, pursuant to Section 7.2 and then only to the extent of the obligations of the Servicer or Special Servicer, as applicable, hereunder); the compliance by the Depositor, the Mortgage Loan Borrower, the Servicer or the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation made under this Agreement or in any related document prior to the Trustee’s or the Certificate Administrator’s, as applicable, receipt of notice or actual knowledge by a Responsible Officer of any noncompliance therewith or any breach thereof; any investment of monies by or at the direction of the Servicer or the Special Servicer or any loss resulting therefrom; the failure of the Servicer or the Special Servicer or any sub-servicer to act or perform any duties required of it hereunder; or any action by the Certificate Administrator or the Trustee taken at the direction of the Servicer or the Special Servicer (other than with respect to the Trustee if the Trustee shall assume the duties of the Servicer or the Special Servicer, respectively); provided, however, that the foregoing shall not relieve the Certificate Administrator or the Trustee of its obligation to perform its duties under this Agreement. Except with respect to a claim based on either the Certificate Administrator’s or the Trustee’s negligent action, negligent failure to act or willful misconduct (or such other standard of care as may be provided herein with respect to any particular matter), no recourse shall be had for any claim based on any provisions of this Agreement, the Certificates, the RR Interest, the Mortgage, the Property, the Collateral Security Documents or the Trust Loan or assignment thereof against the Certificate Administrator or the Trustee in its respective individual capacity, and neither the Certificate Administrator nor the Trustee shall have any personal obligation, liability or duty whatsoever to any Certificateholder, any RR Interest Owner or any other Person with respect to any such claim, and any such claim shall be asserted solely against the Trust Fund or any indemnitor who shall furnish indemnity as provided in this Agreement. Neither the Certificate Administrator nor the Trustee shall have any responsibility for filing any financing or continuation statements in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement (unless, with respect to the Trustee, the Trustee shall have become the successor Servicer or Special Servicer). Neither the Certificate Administrator nor the Trustee shall be accountable for the use or application by the Depositor of any of the Certificates or the RR Interest or of the proceeds of such Certificates or the RR Interest or for the use or application of any funds paid to the Servicer or the Special Servicer, as applicable, in respect of the Trust Loan deposited into the Collection Account (except to the extent that the Collection Account or such other account is held by the Certificate Administrator or the Trustee in their commercial capacity), or for investment of such amounts (other than investments made with the Certificate Administrator in their commercial capacity).

The Trustee and the Certificate Administrator, by reason of the action or inaction of its directors, officers, members, managers, partners, employees or agents shall have no liability to the Trust or the Certificateholders, the RR Interest Owners and the Companion Loan Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement or for actions taken or not taken at the direction of Certificateholders, the RR Interest Owners, the Companion Loan Holders in accordance with this Agreement or the Co-Lender Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Trustee, the Certificate Administrator or any such Person against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence of the Trustee, the Certificate Administrator or any such Person. The Trustee, the Certificate Administrator and any of its respective directors, officers, members, managers, partners, employees, Affiliates, agents or Controlling Persons shall be indemnified by the Trust Fund pursuant to Section 3.4(c) out of amounts on deposit in the Collection Account, and held harmless against any loss, liability, claim, demand or expense incurred in connection with or related to the Trustee’s or the Certificate Administrator’s performance of its powers and duties under this Agreement (including, without limitation, performance under Section 8.1 hereof), the Trust Loan, the Property, the Certificates or the RR Interest; provided, however, that this provision shall not protect the Trustee, the Certificate Administrator or any such Person against any breach of its representations or warranties made in this Agreement or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence of the Trustee, the Certificate Administrator or any such Person. The indemnification provided hereunder shall survive the resignation or removal of the Trustee or the Certificate Administrator and the termination of this Agreement. Anything herein to the contrary notwithstanding, the Trustee shall be responsible for its acts or failure to act as Servicer and/or Special Servicer during the time the Trustee is serving as such pursuant and subject to the terms of this Agreement.

Section 8.4.          Trustee, Custodian and Certificate Administrator May Own Certificates. The Trustee and the Certificate Administrator in their individual or any other capacity may become the owner or pledgee of Certificates with the same rights, powers, and privileges as it would have if they were not the Trustee or the Certificate Administrator.

Section 8.5.          Trustee’s and Certificate Administrator’s Fees and Expenses. The Trustee and the Certificate Administrator shall be entitled to the Trustee Fee and the Certificate Administrator Fee (excluding the portion of the Certificate Administrator Fee that represents the Trustee Fee, which is payable to the Trustee), respectively payable pursuant to Section 3.4(c). The Certificate Administrator shall pay a portion of the Certificate Administrator Fee to the Trustee as the Trustee Fee. The Certificate Administrator Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Certificate Administrator’s and the Trustee’s sole form of compensation for all services rendered by each entity in the execution of the trust hereby created and in the exercise and performance of any of the powers and duties of the Certificate Administrator and the Trustee hereunder. No Trustee Fee or Certificate Administrator Fee shall be payable with respect to any Companion Loan. The Trustee and the Certificate Administrator shall be entitled to be reimbursed for all reasonable expenses and disbursements incurred or made by the Trustee or the Certificate Administrator, as applicable, in accordance with any of the provisions of this Agreement (including the fees and expenses of its counsel and of all Persons not regularly in its employ), provided such cost would qualify as an “unanticipated expense incurred by the REMIC” within the meaning of the REMIC Provisions, except any such expense, disbursement or advance as may arise from its negligence, willful misconduct or bad faith or which is expressly the responsibility of a Certificateholder or Certificateholders or RR Interest Owner hereunder, all of which reimbursements to be paid from amounts deposited into the Collection Account pursuant to Section 3.4(c); provided, however, that neither the Trustee nor the Certificate Administrator shall refuse to perform any of their obligations hereunder solely as a result of the failure to be paid any fees and expenses so long as payment of such fees and expenses are reasonably assured to it. The Trustee and the Certificate Administrator shall provide the Servicer with an invoice, on or prior to each Mortgage Loan Payment Date, setting forth the actual expenses incurred in connection with the performance of its duties hereunder for which it seeks payment or reimbursement. Notwithstanding any other provision of this Agreement, neither the Trustee nor the Certificate Administrator shall be entitled to reimbursement from the Trust for an expense incurred under this Agreement in connection with the performance of its ordinary and regularly recurring duties hereunder unless such reimbursement is expressly provided for herein or otherwise permitted hereunder.

Section 8.6.          Eligibility Requirements for the Trustee, the Custodian and the Certificate Administrator; Errors and Omissions Insurance. (a)  Each of the Trustee, the Custodian and the Certificate Administrator hereunder shall at all times:

(i)                be a corporation, association or trust company organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement;

(ii)                have a combined capital and surplus of at least $50,000,000;

(iii)              have a rating on its unsecured long-term debt of at least “A” by S&P or otherwise acceptable to S&P and Morningstar as confirmed by receipt of a Rating Agency Confirmation; provided that the Trustee may maintain a rating of at least “BBB” by S&P if the Servicer maintains a short-term rating of “A-2” by S&P and a long-term unsecured debt rating of “A” by S&P;

(iv)              be subject to supervision or examination by federal or state authority; and

(v)               in the case of the Trustee, not be an Affiliate of the Servicer or the Special Servicer (except during any period when the Trustee has assumed the duties of the Servicer and/or Special Servicer pursuant to Section 7.2).

If a corporation, association or trust company publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such entity shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee or the Certificate Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust, the Trustee or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.7, (ii) pay such tax from its own funds and continue as Trustee or the Certificate Administrator, as applicable, or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee or the Certificate Administrator, as applicable, shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.7.

(b)                     The Trustee, the Custodian and the Certificate Administrator shall each obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Trustee’s, the Custodian’s or the Certificate Administrator’s, as applicable, directors, officers and employees acting on behalf of the Trustee, the Custodian or the Certificate Administrator, as applicable, in connection with its activities under this Agreement. Such insurance policy shall protect the Trustee, the Custodian and the Certificate Administrator, as applicable, against losses, forgery, theft, embezzlement, fraud, errors and omissions of such covered persons. The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Trustee, the Custodian or the Certificate Administrator, as applicable. In the event that any such bond or policy ceases to be in effect, the Trustee, the Custodian or the Certificate Administrator, as applicable, shall obtain a comparable replacement bond or policy.

Section 8.7.          Resignation and Removal of the Trustee, the Custodian or the Certificate Administrator. Each of the Trustee, the Custodian and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by (i) giving written notice of resignation to the Depositor, the Mortgage Loan Borrower, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar (if other than the Certificate Administrator), the Companion Loan Holders and subject to Section 10.16 and Section 10.17, the Rating Agency and by mailing notice of resignation by first class mail, postage prepaid, to the Certificateholders at their addresses appearing on the Certificate Register and the RR Interest Owners, not less than 30 days before the date specified in such notice when, subject to Section 8.8, such resignation is to take effect, and (ii) acceptance by a successor Trustee, successor Custodian or successor Certificate Administrator appointed by the Depositor in accordance with Section 8.8 meeting the qualifications set forth in Section 8.6. Upon such notice of resignation, the Depositor shall be required to use its reasonable best efforts to promptly appoint a successor Trustee, Custodian or Certificate Administrator, as applicable. If no successor Trustee, Custodian or Certificate Administrator shall have been so appointed and shall have accepted appointment within 120 days after the giving of such notice of resignation, the resigning Trustee, Custodian or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Trustee, Custodian or Certificate

Administrator, as applicable, and any expenses associated with such petition shall be an expense of the Trust.

If at any time any of the following occur: (x) the Trustee, Custodian or Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.6 and shall fail to resign after written request for the Trustee’s or the Certificate Administrator’s resignation by the Depositor, the Servicer or the Special Servicer, as applicable; (y) the Trustee, the Custodian or the Certificate Administrator shall materially default in the performance of its obligations under this Agreement; or (z) if at any time the Trustee, the Custodian or the Certificate Administrator shall become incapable of action, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee, the Custodian or the Certificate Administrator or of either of their property shall be appointed, or any public officer shall take charge or control of the Trustee, the Custodian or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation then, in any such case, (1) the Depositor may remove the Trustee, the Custodian or the Certificate Administrator, as applicable, and appoint a successor Trustee, Custodian or Certificate Administrator, as applicable, by written instrument, in duplicate, executed by an authorized officer of the Depositor, one copy of which instrument shall be delivered to the Trustee, the Custodian or the Certificate Administrator, as applicable, so removed and one copy to the successor Trustee, Custodian or Certificate Administrator, as applicable, or (2) any Certificateholder or any RR Interest Owner who has been a bona fide Certificateholder or RR Interest Owner for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee, the Custodian or the Certificate Administrator and the appointment of a successor Trustee, Custodian or Certificate Administrator, as applicable. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee, Custodian or Certificate Administrator, as applicable, which removal and appointment shall become effective upon acceptance of appointment by the successor Trustee, Custodian or Certificate Administrator, as applicable, as provided in Section 8.8. The successor Trustee, Custodian or Certificate Administrator, as applicable, so appointed by such court shall immediately and without further act be superseded by any successor Trustee, Custodian or Certificate Administrator, as applicable, appointed by the Certificateholders as provided below within one year from the date of appointment by such court. Holders of Certificates evidencing, in the aggregate, not less than a majority of the Voting Rights of the outstanding Certificates, may at any time remove the Trustee, the Custodian or the Certificate Administrator upon 30 days’ written notice and appoint a successor Trustee, Custodian or Certificate Administrator, as applicable, by written instrument or instruments, in triplicate, signed by such Holders or their attorney-in-fact duly authorized, one complete set of which instrument or instruments shall be delivered to the Depositor (with a copy to the Servicer and Special Servicer and the Mortgage Loan Borrower), one complete set to the Trustee, the Custodian or the Certificate Administrator, as applicable, so removed and one complete set to the successor(s) so appointed; provided that such Certificateholders shall pay all the reasonable costs and expenses of the Certificate Administrator and Trustee, as applicable, necessary to effect the transfer of the rights and obligations of the Certificate Administrator or Trustee, as applicable, to a successor. Subject to Section 10.17, notice of any removal of the Trustee, the Custodian or the Certificate Administrator and acceptance of appointment by the successor Trustee, the Custodian or the Certificate Administrator shall be given to the Companion Loan Holders and the Rating Agency by the successor Trustee, the Custodian or the Certificate Administrator, as applicable. No removal of the Trustee, the Custodian or the Certificate Administrator shall be effective until all reasonable fees, costs, expenses and Advances (including interest thereon) have been paid to the Trustee or Certificate Administrator, as applicable, in full.

Any resignation or removal of the Trustee, Custodian or Certificate Administrator shall not become effective until acceptance of the appointment by the successor Trustee, Custodian or Certificate Administrator, as applicable, as provided in Section 8.8. Except as provided in Section 2.11 to the contrary, the Trustee, Custodian or Certificate Administrator shall be required to bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust and the Rating Agency in connection with any removal for cause or resignation of such Trustee, Custodian or Certificate Administrator.

Section 8.8.         Successor Trustee or Successor Certificate Administrator. Any successor Trustee, Custodian or Certificate Administrator appointed as provided in Section 8.7 shall execute, acknowledge and deliver to the Depositor, the Servicer, the Special Servicer and to its predecessor trustee or certificate administrator an instrument (i) accepting such appointment hereunder and (ii) making the representations and warranties of the Trustee, the Custodian or the Certificate Administrator, as applicable, as provided in Section 2.3 and Section 2.7, respectively, and thereupon the resignation or removal of the predecessor trustee, custodian or certificate administrator shall become effective and such successor Trustee, Custodian or Certificate Administrator, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or certificate administrator herein. The predecessor Certificate Administrator shall deliver or cause to be delivered to the successor Certificate Administrator, as applicable, the Mortgage File and related documents and statements held by it hereunder, and the Depositor, the Servicer, the Special Servicer and the predecessor trustee or certificate administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee, Custodian or Certificate Administrator all such rights, powers, duties and obligations.

No successor Trustee, Custodian or Certificate Administrator shall accept appointment as provided in this Section unless at the time of such acceptance such successor Trustee or Certificate Administrator shall be eligible under the provisions of Section 8.6 and its appointment shall not result in the qualification, downgrading, or withdrawal of the current rating of any Class of the Certificates (prior to the resignation or termination of the Trustee or Certificate Administrator).

Upon acceptance of appointment by a successor Trustee, Custodian or Certificate Administrator as provided in this Section, the successor Trustee, Custodian or Certificate Administrator shall mail notice of the succession of such trustee or certificate administrator hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register, the RR Interest Owners, the Depositor, the Mortgage Loan Borrower, the Companion Loan Holders and the Rating Agency.

Section 8.9.          Merger or Consolidation of the Trustee, the Custodian or the Certificate Administrator. Any Person into which the Trustee, the Custodian or the Certificate Administrator may be merged or converted or with which either may be consolidated or any

Person resulting from any merger, conversion or consolidation to which the Trustee, the Custodian or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, the Custodian or the Certificate Administrator shall be the successor of the Trustee, the Custodian or the Certificate Administrator, as applicable, hereunder; provided that such Person shall be eligible under the provisions of Section 8.6, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10.      Appointment of Co-Trustee or Separate Trustee. (a)  At any time or times, for any purpose, including the purpose of meeting any legal requirements of any jurisdiction in which any part of the Property may at the time be located or in which any action of the Trustee may be required to be performed or taken, the Trustee, the Depositor or the Holders of Certificates evidencing, in the aggregate, a majority of the Voting Rights of the outstanding Certificates, by an instrument in writing signed by it or them, may appoint one or more individuals or corporations to act as separate trustee or separate trustees or co-trustees, acting jointly with the Trustee, of all or any part of the Property, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Trustee to act. The fees and expenses of any separate trustee or co-trustee shall be paid by the Trust Fund pursuant to Section 3.4(c).

(b)                     The Trustee shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully conferring such title, rights or duties to such separate trustee or separate trustees or co-trustee, it, he, she or they shall be vested with such title to the Property or any part thereof, and with such rights, powers, duties and obligations as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Trustee, or the Trustee and such separate trustee or separate trustees or co-trustees jointly with the Trustee subject to all the terms of this Agreement, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Trustee, its attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its behalf and in its, her or his name. In the event that any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Property and all assets, property, rights, powers, duties and obligations of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

(c)                      All provisions of this Agreement which are for the benefit of the Trustee and Certificate Administrator shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 8.10, and to the Trustee and Certificate Administrator in each capacity that it may assume hereunder, including without limitation, its capacity as Custodian, 17g-5 Information Provider, Certificate Registrar and Authenticating Agent, as applicable.

(d)                    Every co-trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Trustee shall act, subject to the following provisions and conditions: (i) all powers, duties, obligations and rights conferred upon the Trustee in respect of the receipt, custody, investment and payment of monies shall be exercised solely by the Trustee; (ii) all other rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed and exercised or performed by the Trustee and such co-trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or trustees; (iii) no power hereby given to, or exercisable by, any such co-trustee or separate trustee shall be exercised hereunder by such co-trustee or separate trustees except jointly with, or with the consent of, the Trustee and (iv) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustees hereunder.

If, at any time, the Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Trustee shall execute and deliver all instruments and agreements necessary or proper to remove any co-trustee or separate trustee. Notwithstanding the foregoing, the appointment of a co-trustee or separate trustee by the Trustee shall not relieve the Trustee of its obligations, duties, or responsibilities in any way or to any degree.

(e)                     Any request, approval or consent in writing by the Trustee to any co-trustee or separate trustee shall be sufficient warrant to such co-trustee or separate trustee, as the case may be, to take such action as may be so required, approved or consented to.

(f)                      Notwithstanding any other provision of this Section 8.10, the powers of any co-trustee or separate trustee shall not exceed those of the Trustee hereunder, and such co-trustee or separate trustee must meet the eligibility requirements set forth in Section 8.6.

Section 8.11.      Appointment of Authenticating Agent. (a) The Certificate Administrator may appoint an agent or agents which shall be authorized to act on behalf of the Certificate Administrator to authenticate Certificates (each such agent, an “Authenticating Agent”), and Certificates so authenticated shall be entitled to the benefits of this Agreement and shall be valid and obligatory for all purposes as if authenticated by the Certificate Administrator hereunder. Wherever a reference is made in this Agreement to the authentication and delivery of Certificates by the Certificate Administrator or the Certificate Administrator’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Certificate Administrator by an Authenticating Agent and a certificate of authentication executed on behalf of the Certificate Administrator by an Authenticating Agent. Each Authenticating Agent shall, at all times, be a corporation or association organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such law to act as Authenticating Agent, having a combined capital and surplus of not less than $15,000,000, authorized under such laws to do trust business and subject to supervision or examination by federal or state authorities. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If, at any time, an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section. The initial Authenticating Agent shall be the Certificate Administrator.

(b)                     Any Person into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such Person shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

(c)                     An Authenticating Agent may resign at any time by giving at least 30 days’ advance written notice thereof to the Certificate Administrator, the Servicer or Special Servicer, as applicable, and the Depositor. The Certificate Administrator may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent, the Servicer or Special Servicer, as applicable, and the Depositor. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Certificate Administrator may appoint a successor Authenticating Agent and shall mail written notice of such appointment by first class mail, postage prepaid to all Certificateholders as their names and addresses appear in the Certificate Register and the RR Interest Owners. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

Section 8.12.      Indemnification by the Trustee, the Custodian and the Certificate Administrator. The Trustee, the Custodian and the Certificate Administrator, as applicable, shall indemnify and hold harmless the Trust, the Companion Loan Holders, the Servicer, the Special Servicer, the Depositor, the Retaining Sponsor (but only in the case of the Certificate Administrator and with respect to Section 5.2(f) and Section 5.3(e)), and each other from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Trust, the Companion Loan Holders, the Servicer, the Special Servicer, the Depositor or the Retaining Sponsor, as applicable, that arise out of or are based upon (i) a breach by the Trustee, the Custodian or the Certificate Administrator, as applicable, of its representations and warranties under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Trustee, the Custodian or the Certificate Administrator, as applicable, in the performance of its obligations under this Agreement or its negligent disregard of its obligations and duties under this Agreement.

Section 8.13.      Certificate Administrator and Servicer Not Responsible for Inconsistent Payment Information. In connection with any Distribution Date and a voluntary prepayment or the payment at maturity by the Mortgage Loan Borrower of the Whole Loan or any portion thereof, the Certificate Administrator shall report the amount of such prepayment or payment to the Depository based on information received from the Servicer or Special Servicer in reliance on notices received from the Mortgage Loan Borrower. In the event of any inconsistencies in payments or prepayments made by the Mortgage Loan Borrower with the previously delivered notices by the Mortgage Loan Borrower, all costs and expenses incurred as a result of a failure by the Mortgage Loan Borrower to make any such payments or prepayment, shall be paid by the Mortgage Loan Borrower in accordance with the Mortgage Loan Agreement provided that the amount of payment reported to the Depository by the Certificate Administrator was consistent with the information received from the Servicer or Special Servicer. If the Mortgage Loan Borrower fails to do so, such costs and expenses shall be reimbursed to the Certificate Administrator and to the Servicer or Special Servicer, as applicable, by the Trust pursuant to Section 3.4(c) from funds on deposit in the Collection Account. Neither the Certificate Administrator, the Servicer nor the Special Servicer shall be liable for any inability or delay of the Depository to make a distribution as a result of such inconsistencies. Notwithstanding the foregoing, the Certificate Administrator shall notify the Depository on the Remittance Date or as soon as reasonably possible of any such inconsistencies.

Section 8.14.      Access to Certain Information. (a)  The Certificate Administrator shall afford to any Privileged Person (including the Controlling Class Representative) and to the Office of the Comptroller of the Currency, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or any RR Interest Owner, access to any documentation regarding the Trust Loan or the other assets of the Trust Fund that are in its possession or within its control (or, upon request, make copies thereof available to any Privileged Person at the reasonable cost and expense of such Privileged Person). Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator.

(b)                     The Certificate Administrator shall make available to Privileged Persons, via the Certificate Administrator’s Website, the following items (to the extent such items were prepared by or delivered to the Certificate Administrator in a readable, uploadable, un-corrupted and un-locked electronic format):

(i)                The following “deal documents”:

(A)             the Offering Circular and any other disclosure document relating to the Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)              this Agreement, each sub-servicing agreement delivered to the Certificate Administrator since the Closing Date (if any), the Loan Purchase Agreement and any amendments and exhibits hereto or thereto; and

(C)              the CREFC® Loan Setup File delivered to the Certificate Administrator by the Servicer.

(ii)                The following “periodic reports”:

(A)             all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.4(b); and

(B)              all CREFC® Reports prepared by, or delivered to, the Certificate Administrator pursuant to Section 3.18(a) other than (1) the CREFC® Loan Setup File and (2) the CREFC® Special Servicer Loan File;

(iii)                The following “additional documents”:

(A)             summaries of Asset Status Reports delivered to the Certificate Administrator pursuant to Section 3.10;

(B)              all inspection reports delivered to the Certificate Administrator pursuant to Section 3.22;

(C)              all Appraisals delivered to the Certificate Administrator pursuant to Section 3.7(a); and

(D)             the CREFC® Appraisal Reduction Template;

(iv)                The following “special notices” tab on the Certificate Administrator’s Website:

(A)            any notice of final payment on the Certificates or the RR Interest delivered to the Certificate Administrator pursuant to Section 4.1(e);

(B)             any notice of termination of the Servicer or the Special Servicer delivered to the Certificate Administrator pursuant to Section 7.1(c);

(C)             any notice of a Servicer Termination Event or Special Servicer Termination Event delivered to the Certificate Administrator pursuant to Section 7.1(b);

(D)             any notice of a Control Appraisal Period or, to the extent the Certificate Administrator has received written notice that such Consultation Termination Event or Control Termination Event has occurred or ceased to exist, Consultation Termination Event or Control Termination Event, as determined each month after the Certificate Administrator complies with its obligation to prepare the related Distribution Date Statement pursuant to Section 4.4;

(E)              any notice of resignation of the Trustee or the Certificate Administrator and any notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator pursuant to Section 8.7;

(F)              any and all Officer’s Certificates and other evidence delivered to the Certificate Administrator to support the Servicer’s or the Trustee’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, pursuant to Section 3.23(f);

(G)             any Special Notice delivered to the Certificate Administrator pursuant to Section 5.6;

(H)             any assessment of compliance delivered to the Certificate Administrator pursuant to Section 11.8;

(I)               any attestation report delivered to the Certificate Administrator pursuant to Section 11.9;

(J)               any amendment to this Agreement; and

(K)             any notice or document provided to the Certificate Administrator by the Depositor or the Servicer directing the Certificate Administrator to post same as a “special notice”;

(v)                the “U.S. Risk Retention Special Notices” tab, which shall include, to the extent provided to the Certificate Administrator by or on behalf of the Retaining Sponsor, any notice of noncompliance of the applicable Credit Risk Retention Rule by DBRI (or its MOA, DBNY) or JPMCB (or its MOA), as a retaining originator, as and to the extent the Retaining Sponsor is required under the Credit Risk Retention Rule;

(vi)                the “Investor Q&A Forum” pursuant to Section 4.5(a); and

(vii)                solely to Certificateholders, Beneficial Owners of Certificates and the RR Interest Owners, the “Investor Registry” pursuant to Section 4.5(b).

In lieu of the tabs or headings otherwise described above, the Certificate Administrator shall be authorized to use such other headings and labels as it may reasonably determine from time to time.

The Certificate Administrator shall, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described in clause (v) above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

In connection with providing, or causing to be provided, access to or copies of the items described in the preceding paragraph pursuant to this Section 8.14(b), the Certificate Administrator shall require: (a) in the case of Certificateholders and the RR Interest Owners, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates or an RR Interest Owner and will keep such information confidential (except that such Certificateholder or such RR Interest Owner may provide such information to its auditors, legal counsel and regulators and to any other Person that holds or is contemplating the purchase of any Certificate or the RR Interest or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (b) in the case of a prospective purchaser of a Certificate or the RR Interest or an interest therein or a licensed or registered investment advisor acting on behalf of such purchaser, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or the RR Interest or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates or the RR Interest and will otherwise keep such information confidential.

The Certificate Administrator shall, in addition to posting the applicable notices on the “Special Notices” tab described in clause (iv) above and the “U.S. Risk Retention Special Notices” tab described in clause (v) above, include a fixed statement in the Distribution Date Statement that special notices and risk retention notices, if any can be found on the “Special Notices” and “U.S. Risk Retention Special Notices” tab, respectively.

Upon delivery by the Depositor to the 17g-5 Information Provider (in an electronic format mutually agreed upon by the Depositor and the 17g-5 Information Provider) of information designated by the Depositor as having been previously made available to NRSROs by the Depositor (the “Pre-Closing 17g-5 Information”), the 17g-5 Information Provider shall make such Pre-Closing 17g-5 Information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant this Section 8.14(b). The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-Closing 17g-5 Information or any other information on the 17g-5 Information Provider’s Website to any designee or other third party.

Except as otherwise provided in this Agreement and subject to Section 6.3(a), the Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement. The Certificate Administrator shall not be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 8.14(b) unless such information was produced by the Certificate Administrator. The obligations of the Certificate Administrator to provide access to those certain documents, information and other items described in this Section 8.14 shall extend only to those such documents, information and other items actually in possession of the Certificate Administrator. The Certificate Administrator may deny any of the foregoing Privileged Persons access to confidential information with respect to which the Certificate Administrator is restricted from disclosing by applicable law.

(c)                     The Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also make available through its website or otherwise, any CREFC® Reports and any additional information relating to the Whole Loan, the Property or the Mortgage Loan Borrower, for review by any Privileged Person, and subject to Section 10.16 and Section 10.17, the Rating Agency, in each case except to the extent doing so is prohibited by this Agreement, applicable law or by the Mortgage Loan Documents. Each of the Servicer and Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor and the Certificate Administrator, enter into an Investor Certification or other confidentiality agreement acceptable to the Servicer or Special Servicer, as the case may be, and (B) acknowledge that the Servicer or the Special Servicer may contemporaneously provide such information to any other Privileged Person. In addition, to the extent access to such information is provided via the Servicer’s or the Special Servicer’s website, the Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the items described in this Section 8.14(c) to current and prospective Certificateholders or the RR Interest Owners the form of confidentiality agreement used by the Servicer or the Special Servicer, as applicable, shall require: (a) in the case of a Certificateholder or an RR Interest Owner or a licensed or registered investment advisor acting on behalf of such Certificateholder or RR Interest Owner, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates or is an RR Interest Owner and will keep such information confidential (except that such Certificateholder or such RR Interest Owner may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or the RR Interest or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (b) in the case of a prospective purchaser of Certificates or interests therein or the RR Interest or a licensed or registered investment advisor acting on behalf of such prospective purchaser, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or the RR Interest or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates or the RR Interest and will otherwise keep such information confidential.

Except as otherwise provided in this Agreement and subject to Section 6.3(a), neither the Servicer nor the Special Servicer shall be liable for the dissemination of information in accordance with this Agreement. Neither the Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 8.14(c) unless such information was produced by the Servicer or Special Servicer, as applicable.

(d)                     The Certificate Administrator shall maintain at its offices (and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available) for review by any Privileged Person originals or copies of the following items (to the extent such items are in the Certificate Administrator’s possession):

(i)            the Offering Circular;

(ii)           this Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date (if any), the Loan Purchase Agreement and any amendments and exhibits hereto or thereto;

(iii)          all Distribution Date Statements and all CREFC® Reports actually delivered or otherwise made available to Certificateholders and the RR Interest Owners pursuant to Section 4.4(a) of this Agreement since the Closing Date;

(iv)          any assessment of compliance delivered to the Certificate Administrator pursuant to Section 11.8;

(v)           any attestation report delivered to the Certificate Administrator pursuant to Section 11.9;

(vi)         the most recent inspection report prepared by or on behalf of the Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator in pursuant to Section 3.22 of this Agreement;

(vii)         any and all notices and reports delivered to the Certificate Administrator with respect to the Property as to which the environmental testing contemplated by Section 3.12(d) of this Agreement revealed that neither of the conditions set forth in clauses (i) and (ii) thereof was satisfied;

(viii)        the Mortgage File, including any and all modifications, waivers and amendments of the terms of the Whole Loan entered into or consented to by the Servicer or the Special Servicer and delivered to the Certificate Administrator pursuant to Section 3.24 of this Agreement;

(ix)          the summary of any Final Asset Status Report delivered to the Certificate Administrator pursuant to Section 3.10(h) of this Agreement;

(x)            the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator for the Property, together with the other information specified in Section 3.18 of this Agreement;

(xi)          any and all Officer’s Certificates and other evidence delivered to the Certificate Administrator to support the Trustee’s or the Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xii)         notice of termination or resignation of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee (and appointments of successors thereto);

(xiii)         all Special Notices;

(xiv)        any Appraisals, environmental site assessments, property condition assessments and seismic reports relating to the Property; and

(xv)         any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A.

The Certificate Administrator shall provide, or cause to be provided, copies of any and all of the foregoing items upon reasonable written request of any of the parties set forth in the previous sentence at the reasonable expense of the requesting party.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

Article 9

TERMINATION

Section 9.1.          Termination. (a)  The respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Custodian, the Certificate Administrator and the Trustee created hereby (other than (i) any obligations of the parties hereto under this Article 9, (ii) the obligation of the Certificate Administrator to make certain payments to

Certificateholders and the RR Interest Owners after the final Distribution Date, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and (iii) the indemnification rights and obligations of the parties hereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to this Section 9.1 following the later of (i) the final payment on the Certificates and the RR Interest or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to any intercreditor agreement or this Agreement, as applicable) or the liquidation or abandonment of the Property; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof. Upon termination of the Trust pursuant to clause (i) of the immediately preceding sentence, the Custodian shall release or cause to be released to the Servicer, at the address provided in Section 10.4 of this Agreement or to such other address designated by the Servicer in writing, any Mortgage Files remaining in its possession. In connection with a termination of the Trust under this Article 9, the Custodian shall execute all assignments, endorsements and other instruments furnished to it by the Servicer or Special Servicer, as applicable, as shall be necessary to effectuate the transfer of the Whole Loan, the Foreclosed Property and any other collateral for the Whole Loan, as applicable.

(b)                    On the final Distribution Date, all amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders or the RR Interest Owners, shall be applied generally as described in Section 4.1 .

(c)                     Notice of any termination, specifying the final Distribution Date (which shall be a date that would otherwise be a Distribution Date) upon which the Certificateholders of any Class may surrender their Certificates to the Certificate Administrator for payment of the final distribution and cancellation, shall be given promptly by the Certificate Administrator by letter to Certificateholders and the RR Interest Owners mailed as soon as practicable specifying (A) the final Distribution Date upon which final payment of the Certificates and the RR Interest shall be made upon presentation and surrender of Certificates at the office or agency of the Certificate Administrator therein designated, (B) the amount of any such final payment and (C) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Certificate Administrator therein specified.

Section 9.2.          Additional Termination Requirements. In connection with any termination pursuant to Section 9.1 other than final payment on the Trust Loan, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Certificate Administrator has obtained at the expense of the Trust, an Opinion of Counsel that any other manner of terminating either the Lower-Tier REMIC or the Upper-Tier REMIC will not subject the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC to federal income tax:

(i)                Within eighty-nine (89) days prior to the final Distribution Date, the Certificate Administrator shall designate the first day of the 90-day liquidation period of the Lower-Tier REMIC and the Upper-Tier REMIC which shall be specified in a notice from the Certificate Administrator to the Certificateholders as soon as practicable prior to such final Distribution Date, and shall specify such date in the final tax return of each such Trust REMIC;

(ii)               At or after the time of adoption of such plan of complete liquidation and at or prior to the final scheduled Distribution Date, the Servicer shall sell any remaining assets (other than cash) of the Trust Fund and credit the proceeds thereof to the Trust Fund; and

(iii)              At or after such time as the proceeds from the disposition of the remaining assets of the Trust Fund shall have been credited to the Trust Fund, the Certificate Administrator shall cause all remaining amounts held (A) as part of the Lower-Tier REMIC to be distributed to the Certificate Administrator as holder of the Uncertificated Lower-Tier Interests and to the Holders of the Class R Certificates (in respect of the Class LT-R Interest) in accordance with Section 4.1(c) and (B) as part of the Upper-Tier REMIC to be distributed to the Holders of the Non-RR Certificates, the RR ABS Interest Owners and the Class R Certificates (in respect of the Class UT-R Interest) in accordance with Section 4.1(a) and Section 4.1(h).

Section 9.3.          Trusts Irrevocable. Except as expressly provided herein, all trusts created hereby are irrevocable.

Article 10

MISCELLANEOUS PROVISIONS

Section 10.1.      Amendment. (a)  This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, as applicable:

(i)                to correct any inconsistency, defect or ambiguity in this Agreement or to correct any manifest error in any provision of this Agreement;

(ii)               to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the RR Interest, the Trust or this Agreement to correct or supplement any of its provisions which may be inconsistent with any other provisions in this Agreement, or to correct any error;

(iii)               to change the timing and/or nature of deposits in the Collection Account, the Distribution Account or the Foreclosed Property Account, provided that (A) the Remittance Date may in no event be later than the Business Day prior to the related Distribution Date and (B) (1) the change would not adversely affect in any material respect the interests of any Certificateholder, any RR Interest Owner or any Companion Loan Holder, as evidenced by an Opinion of Counsel (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) a Rating Agency Confirmation is

obtained (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator);

(iv)               to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate or the RR Interest is outstanding, or to avoid or minimize the risk of imposition of any tax on the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting the amendment or if the requesting party is the Certificate Administrator or the Trustee, at the expense of the Trust) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or any RR Interest Owner or (B) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)               to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates; provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee; provided, further, that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)              to make any other provisions with respect to matters or questions arising under this Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder, any RR Interest Owner or any Companion Loan Holder not consenting to such amendment, as evidenced by (a) an Opinion of Counsel (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the Trustee or the Certificate Administrator is the requesting party) and (b) a Rating Agency Confirmation (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator;

(vii)             to amend or supplement any provision of this Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by the Rating Agency; provided that such amendment does not adversely affect in any material respect the interests of any Certificateholder, any RR Interest Owner or any Companion Loan Holder;

(viii)            to modify the provisions of this Agreement with respect to reimbursement of Nonrecoverable Advances if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not cause the Upper-Tier REMIC or the Lower-Tier

REMIC to fail to qualify as a REMIC, as evidenced by an Opinion of Counsel (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the Trustee or the Certificate Administrator is the requesting party) and (c) a Rating Agency Confirmation (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) is obtained;

(ix)               to modify the procedures set forth in this Agreement relating to Exchange Act Rule 17g-5 or Rule 15Ga-1 compliance; and

(x)                to modify, eliminate or add to any of this Agreement’s provisions in the event the Credit Risk Retention Rule or any other rules or regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal in each case with the consent of the RR ABS Interest Owners.

Notwithstanding the foregoing, no such amendment to this Agreement contemplated by this Section 10.1(a) shall be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under this Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under this Agreement of a Risk Retention Consultation Party without the consent of such Risk Retention Consultation Party, (iii) change in any manner the obligations or rights of the Sponsors under the Loan Purchase Agreement or this Agreement without the consent of the Sponsors or (iv) change in any manner the obligations or rights of the Initial Purchasers without the consent of the Initial or (iv) adversely affect the Companion Loan Holders in its capacity as such without its consent Purchasers.

(b)                     This Agreement may also be amended by the parties to this Agreement with the consent of the RR ABS Interest Owners (if adversely affected by such amendment) and the consent of the Holders of Certificates of each Class adversely affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of the Certificates or the RR Interest Owners, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate without the consent of the holder of such Certificate or on the RR Interest without the consent of the RR Interest Owners; (2) alter in any manner the liens on any collateral securing payments of the Whole Loan; (3) alter the obligations of the Servicer or the Trustee to make an Advance or alter the Accepted Servicing Practices; (4) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under this Agreement; (5) adversely affect the Controlling Class Representative or the Risk Retention Consultation Parties without the consent of 100% of the Controlling Class Certificateholders or the RR ABS Interest Owners, respectively; (6) adversely affect any Companion Loan Holder in its capacity as such without its consent; or (7) amend this Section 10.1.

(c)                      Notwithstanding the foregoing, no amendment to this Agreement may be made that (i) would cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes (as may be evidenced by an Opinion of Counsel), (ii) would cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code or (iii) changes in any manner the obligations of the Sponsors under the Loan Purchase Agreement without the consent of the Sponsors, and the Trustee, Servicer, Special Service or Certificate Administrator may, but will not be obligated to, enter into any amendment to this Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, Servicer, Special Servicer or Certificate Administrator under this Agreement.

(d)                     It shall not be necessary for the consent of Certificateholders or the RR Interest Owners under this Section 10.1 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders and the RR Interest Owners shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

(e)                     Notwithstanding the foregoing, no amendment may be made to this Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the party requesting the amendment, or at the Trust Fund’s expense if the Trustee or the Certificate Administrator is the requesting party) to the effect that the amendment is authorized or permitted under this Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee or any other specified person in accordance with the amendment, will not result in an Adverse REMIC Event or cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code.

(f)                      Promptly after the execution of any amendment to this Agreement or any amendment to the Loan Purchase Agreement, the Certificate Administrator shall post a copy of such amendment on the Certificate Administrator’s Website and furnish written notification of the substance of such amendment to each Certificateholder, each RR Interest Owner, each Risk Retention Consultation Party, the Depositor, the Servicer, the Special Servicer, the Initial Purchasers, the Companion Loan Holders and, subject to Section 10.17, the Rating Agency.

(g)                     In the event that neither the Depositor nor any successor thereto is in existence, any amendment under this Section 10.1 shall be effected with the consent of the Trustee, the Certificate Administrator and the Servicer or Special Servicer, as applicable, and, to the extent required by this Section 10.1, the required Certificateholders and the RR Interest Owners.

(h)                     Unless otherwise specified in Section 10.1(a), the costs and expenses associated with any such amendment, including without limitation, Opinions of Counsel and a Rating Agency Confirmations, shall be borne by the party requesting such amendment (or, if such amendment is required by the Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in

Section 10.1(a) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator), then at the expense of the Depositor and, if neither the Depositor nor any successor thereto is in existence, the Trust Fund).

Section 10.2.      Recordation of Agreement; Counterparts. (a)  This Agreement or an abstract hereof, if acceptable by the applicable recording office, is subject to recordation in all appropriate public offices for real property records in the county in which the Property subject to the Mortgage is situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee or the Certificate Administrator at the expense of the Trust upon its receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders and the RR Interest Owners in the Trust.

(b)                     For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 10.3.       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND Any claim, controversy or dispute arising under or related to this AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER AND AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.4.      Notices. All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of any Class of Certificates held in registered, definitive form shall be deemed to have been given upon being sent by first class mail, postage prepaid) as follows:

If to the Trustee, to:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: CMBS Trustee – MOFT 2020-ABC

with a copy to:

E-mail: cmbstrustee@wilmingtontrust.com

If to the Certificate Administrator, to:

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045 1951

Attention: Corporate Trust Services (CMBS)

MOFT Trust 2020-ABC

With a copy to:

Email: Trustadministrationgroup@wellsfargo.com and cts.cmbs.bond.admin@wellsfargo.com

With respect to transfers or releases of the Class RR Certificates or the RR

Interest during the Risk Retention Period:

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Risk Retention Custody (CMBS) – MOFT 2020-ABC

With a copy to:

Email: riskretentioncustody@wellsfargo.com

With respect to any certificate transfer services for Certificates other than with respect to the Class RR Certificates during the Risk Retention Period:

Wells Fargo Bank, National Association

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services: MOFT 2020-ABC

With respect to the Custodian:

Wells Fargo Bank, National Association

1055 10th Ave SE

Minneapolis, Minnesota 55414

Attn: Document Custody Group MOFT Trust 2020-ABC

With a copy to:

Email: cmbscustody@wellsfargo.com

If to the Depositor, to:

GS Mortgage Securities Corporation II

200 West Street

New York, New York 10282

Attention: Leah Nivison

Email: leah.nivison@gs.com

With a copy to: gs-refgsecuritization@gs.com

with copies to:

GS Mortgage Securities Corporation II

200 West Street

New York, New York 10282

Attention: Brian Bolton

Email: brian.a.bolton@gs.com and gs-refgsecuritization@gs.com

If to the Servicer, to:

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

Three Wells Fargo

MAC D1050-084, 401 South Tryon Street, 8th Floor

Charlotte, North Carolina 28202

Attention: MOFT 2020-ABC Asset Manager

Fax Number: (704) 715-0036

Email: commercial.servicing@wellsfargo.com

with copies to:

Wells Fargo Bank, National Association Legal Department

301 S. College St., TW-30

Charlotte, North Carolina 28202

Attention: Commercial Mortgage Servicing Legal Support

Fax Number: (704) 383-0353

Reference: MOFT 2020-ABC

with any notice relating to the Rating Agency Q&A Forum & DOC Request Tool:

RAInvRequests@wellsfargo.com

with any notice relating to the Investor Q&A Forum:

REAM_InvestorRelations@wellsfargo.com

with copies to:

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, North Carolina 28202

Attention: Stacy G. Ackermann

Fax Number: (704) 353-3190

If to the Special Servicer, to:

CWCapital Asset Management LLC

7501 Wisconsin Avenue, Suite 500 West

Bethesda, Maryland 20814

Attention: Legal Department (MOFT 2020-ABC)

with a copy to:

Email: CWCAMnoticesMOFT2020-ABC@cwcapital.com

If to the Retaining Sponsor, to:

Goldman Sachs Mortgage Company

200 West Street

New York, New York 10282

Attention: Leah Nivison

Email: leah.nivison@gs.com

With a copy to: gs-refgsecuritization@gs.com

with copies to:

Goldman Sachs Mortgage Company

200 West Street

New York, New York 10282

Attention: Brian Bolton

Email: brian.a.bolton@gs.com and gs-refgsecuritization@gs.com

If to the Risk Retention Consultation Parties:

(i)              Goldman Sachs Mortgage Company

200 West Street

New York, New York 10282

Attention: Leah Nivison

Email: leah.nivison@gs.com

with a copy to:

Brian Bolton

200 West Street

New York, New York 10282

E-mail: brian.a.bolton@gs.com

with a copy to:

E-mail: gs-refgsecuritization@gs.com

(ii)            German American Capital Corporation

60 Wall Street

New York, New York 10005

Attention: Helaine Kaplan

Email: lainie.kaye@db.com

with a copy via email to:

cmbs.requests@db.com

with a copy to:

German American Capital Corporation

60 Wall Street

New York, New York 10005

Attention: General Counsel

Facsimile no.: (646) 736-5721

Email: cmbs.requests@db.com

(iii)           JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

E-mail: US_CMBS_Notice@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, National Association

4 New York Plaza, 21st Floor

New York, New York 10004-2413

Attention: SPG Legal

Email: US_CMBS_Notice@jpmorgan.com

If to the initial Directing Holder, to:

Angelo, Gordon & Co., L.P.

245 Park Avenue

New York, New York 10167

Attention: CMBS

Email: CMBS@angelogordon.com

If to any Certificateholder, to:

the address set forth in the Certificate Register

If to the Mortgage Loan Borrower:

at the respective addresses therefor set forth in the Mortgage Loan Agreement or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

Section 10.5.      Notices to the Rating Agency. The Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall not provide any information regarding the Trust Fund to the Rating Agency upon receipt of a request by the Rating Agency therefor but shall, upon receipt of a reasonable request for information pertaining to this transaction, to the extent such party has or can obtain such information without unreasonable effort or expense, provide such information to the 17g-5 Information Provider in accordance with the procedures set forth in Section 10.16 and Section 10.17; provided, that the 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such information shall not constitute a Servicer Termination Event or Special Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agency required hereunder shall be in writing.

Any notices to the Rating Agency shall be sent to the following address:

Morningstar Credit Ratings, LLC.

4 World Trade Center

48th Floor

150 Greenwich Street

New York, NY 10007

Attention: CMBS Surveillance – Group Head

Email: cmbsratings@morningstar.com

Section 10.6.      Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof or of the RR Interest or the rights of the RR Interest Owners.

Section 10.7.      Limitation on Rights of Certificateholders and the RR Interest Owners. The death or incapacity of any Certificateholder or any RR Interest Owner shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s or RR Interest Owner’s legal representative or heirs to claim an accounting or to take any action or to commence any proceeding in any court for a petition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder or RR Interest Owner, solely by virtue of its status as a Certificateholder or an RR Interest Owner, shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders or the RR Interest Owners from time to time as partners or members of an association; nor shall any Certificateholders or the RR Interest Owners be under any liability to any third party by reason of any action by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder or RR Interest Owner, solely by virtue of its status as a Certificateholder or an RR Interest Owner, shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of a Servicer Termination Event or Special Servicer Termination Event, as the case may be, and of the continuance thereof, as herein before provided, and unless the Holders of Certificates aggregating not less than 25% of the Voting Rights of the Certificates shall also have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder and each RR Interest Owner with every other Certificateholder, RR Interest Owner and the Trustee, that no one or more Holders of Certificates or the RR Interest Owners shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates or the RR Interest Owners, or to obtain or seek to obtain priority over or preference to any other such Holder or RR Interest Owner except as provided herein with respect to entitlement to payments or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders and the RR Interest Owners. For the protection and enforcement of the provisions of this Section, each and every Certificateholder, the RR Interest Owners and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 10.8.      Certificates and RR Interest Nonassessable and Fully Paid. The Certificateholders and the RR Interest Owners shall not be personally liable for obligations of the Trust Fund, the interests in the Trust Fund represented by the Certificates and the RR Interest shall be nonassessable for any reason whatsoever, and the Certificates, upon due authentication thereof by the Certificate Administrator pursuant to this Agreement, are and shall be deemed fully paid.

Section 10.9.       Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 10.10.    No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

Section 10.11.    Actions of Certificateholders and the RR Interest Owners. (a)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders and/or the RR Interest Owners may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders and such RR Interest Owners in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee or Certificate Administrator and, where required, to the Depositor, the Servicer or the Special Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee, the Depositor, the Servicer and the Special Servicer if made in the manner provided in this Section.

(b)                     The fact and date of the execution of any Certificateholder or RR Interest Owner of any such instrument or writing may be proved in any reasonable manner which the Trustee or Certificate Administrator deems sufficient.

(c)                     Any request, demand, authorization, direction, notice, consent, waiver, or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Certificate Administrator, the Depositor, the Servicer or the Special Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)                     The Certificate Administrator and the Trustee may require additional proof of any matter referred to in this Section as it shall deem reasonably necessary.

Section 10.12.  Successors and Assigns. The rights and obligations of any party hereto shall not be assigned (except pursuant to Sections 6.2, 6.4, 8.7 or 8.9 hereof) by such party without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the 17g-5 Information Provider and the Trustee and their respective permitted successors and assigns. No Person other than a party to this Agreement, the Initial Purchasers and any Certificateholder and the RR Interest Owners shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically agree that (i) each Sponsor shall be a third-party beneficiary of this Agreement with respect to any provisions relating to the such Sponsor, (ii) unless it is the Mortgage Loan Borrower or an Affiliate thereof, the Companion Loan Holders shall be a third-party beneficiary of this Agreement with respect to the rights afforded it under this Agreement, (iii) each Other Depositor and Other Exchange Act Reporting Party shall be third-party beneficiary of this Agreement with respect to its rights under Article 11, and (iv) no Mortgage Loan Borrower, property manager or other party to the Whole Loan is an intended third-party beneficiary of this Agreement (provided that the Mortgage Loan Borrower shall be entitled to notices to the extent expressly provided herein).

Section 10.13.  Acceptance by Authenticating Agent, Certificate Registrar. The Certificate Administrator hereby accepts its appointment as Authenticating Agent and Certificate Registrar and agrees to perform the obligations required to be performed by it in each such capacity pursuant to the terms of this Agreement.

Section 10.14.  Streit Act. Any provisions required to be contained in this Agreement by Section 126 and/or Section 130-k or Article 4-A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, however, that to the extent that such Section 126 and/or 130-k shall not have any effect, and if said Section 126 and/or Section 130-k should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 and/or Section 130-k shall cease to have any further effect upon the provisions of this Agreement. In a case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4-A of the New York Real Property Law, such mandatory provisions of said Article 4-A shall prevail, provided that if said Article 4-A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4-A shall cease to have any further effect upon the provisions of this Agreement.

Section 10.15.  Assumption by Trust of Duties and Obligations of the Sponsors Under the Mortgage Loan Documents. The Trustee on behalf of the Trust as assignee of the Trust Loan and the Certificate Administrator, the Servicer and Special Servicer hereby acknowledge that, subject to Section 10.18, the Trust assumes all of the rights and obligations of the Sponsors as lender under the Mortgage Loan Documents and agrees to be bound thereby, and in accordance with the terms thereof. Such acknowledgement on behalf of the Trust is made by the Trustee in the exercise of the powers and authority conferred and vested in it and is intended for the purpose of binding only the Trust. Nothing contained in this Section shall be construed as creating any liability on the part of the Trustee, individually or personally, it being agreed that all liabilities and obligations being acknowledged as assumed are solely those of the Trust, and under no circumstances shall the Trustee be liable personally for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement, any Mortgage Loan Document or any related document.

Section 10.16.  Notice to the Rating Agency. (a) The Certificate Administrator shall use its commercially reasonable efforts to promptly provide notice to the 17g-5 Information Provider by e-mail with respect to each of the following of which a Responsible Officer of the Certificate Administrator has actual knowledge, and the 17g-5 Information Provider shall promptly upload such notice or information to the 17g-5 Information Provider’s Website. Information shall be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (New York time) or, if received after 2:00 p.m. (New York time), on the next Business Day by 12:00 p.m. (New York time):

(i)                any material change or amendment to this Agreement or the Mortgage Loan Agreement;

(ii)               the occurrence of any Mortgage Loan Event of Default that has not been cured;

(iii)              the merger, consolidation, resignation or termination of the Servicer, Special Servicer, the Certificate Administrator or the Trustee;

(iv)               any notice of a Servicer Termination Event or Special Servicer Termination Event delivered pursuant to Section 7.1(b) and any notice of the termination of the Servicer or the Special Servicer and appointment of a successor to the Servicer or the Special Servicer delivered pursuant to Section 7.3(a);

(v)              each Sponsor’s repurchase of its related Sponsor Percentage Interest in the Trust Loan pursuant to Section 2.2 and Section 2.9;

(vi)              the final payment to any Class of Certificateholders or the RR Interest Owners;

(vii)             any change in the location of the Distribution Account;

(viii)            any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Servicer;

(ix)               any change in the lien priority of the Trust Loan; and

(x)               each Distribution Date Statement described in Section 4.4(a) and the CREFC® Reports.

(b)                    The Servicer or the Special Servicer shall promptly furnish to the 17g-5 Information Provider by e-mail copies of the following (to the extent not already delivered or made available pursuant to the terms of this Agreement), and the 17g-5 Information Provider shall promptly upload such documents to the 17g-5 Information Provider’s Website. Information shall be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (New York time) or, if received after 2:00 p.m. (New York time), on the next Business Day by 12:00 p.m. (New York time):

(i)                each of its annual statements as to compliance described in Section 11.8;

(ii)               each of its annual independent public accountants’ servicing reports described in Section 11.9;

(iii)              upon request, a copy of each operating and other financial statements or occupancy report to the extent such information is required to be delivered under the Whole Loan and to the extent such information is collected by the Servicer or the Special Servicer pursuant to this Agreement;

(iv)             upon request, each inspection report prepared in connection with any inspection conducted pursuant to Section 3.22; and

(v)            upon request, each appraisal obtained pursuant to Section 3.7.

Section 10.17.  Exchange Act Rule 17g-5 Procedures. (a)  Except as otherwise provided in Section 10.16 or this Section 10.17 or otherwise in this Agreement or as required by law, none of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall provide any information directly to, or communicate with, either orally or in writing, the Rating Agency regarding the Certificates, the RR Interest or the Trust Loan relevant to the Rating Agency’s surveillance of the Certificates, the RR Interest or the Trust Loan, including, but not limited to, providing responses to inquiries from the Rating Agency regarding the Certificates, the RR Interest or the Trust Loan relevant to the Rating Agency’s surveillance of the Certificates. To the extent that the Rating Agency makes an inquiry or initiates communications with the Servicer, the Special Servicer, the Certificate Administrator or the Trustee regarding the Certificates, the RR Interest or the Trust Loan relevant to the Rating Agency’s surveillance of the Certificates, all responses to such inquiries or communications from the Rating Agency shall be made in writing by the responding party and shall be provided to the 17g-5 Information Provider who shall post such written response to the 17g-5 Information Provider’s Website. Information shall be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (New York time) or, if received after 2:00 p.m. (New York time), on the next Business Day by 12:00 p.m. (New York time).

If the Rating Agency requests access to the 17g-5 Information Provider’s Website, access shall be granted by the 17g-5 Information Provider on the same Business Day provided that such request is made prior to 2:00 p.m., New York time on such Business Day, or, if received after 2:00 p.m., New York time, on the following Business Day.

(b)                    To the extent that any of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee is required to provide any information to, or communicate with, the Rating Agency in accordance with its obligations under this Agreement, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, shall provide such information or communication to the 17g-5 Information Provider by e-mail, which the 17g-5 Information Provider shall upload to the 17g-5 Information Provider’s Website. Information shall be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (New York time) or, if received after 2:00 p.m. (New York time), on the next Business Day by 12:00 p.m. (New York time). The foregoing shall include any Rating Agency Confirmation request made pursuant to this Agreement, which shall be in writing, with a cover letter indicating the nature of the request and shall include all information the requesting party believes is reasonably necessary for the Rating Agency to make its decision.

(c)                     The Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be permitted (but shall not be required) to orally communicate with the Rating Agency; provided that such party summarizes the information provided to the Rating Agency in such communication in writing and provides the 17g-5 Information Provider with such written summary in accordance with the procedures set forth in herein on the same day such communication takes place; provided that the summary of such oral communications shall not be attributed to the Rating Agency the communication was with. The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider's Website in accordance with the procedures set forth herein. The 17g-5 Information Provider shall notify any party that delivers information to the 17g-5 Information Provider under this Agreement that such information was received and that it has been posted. The 17g-5 Information Provider shall notify each Person that has signed up for access to the 17g-5 Information Provider's Website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider's Website and such notice shall specifically identify such document in the subject line or otherwise in the body of the email. The 17g-5 Information Provider shall send such notice to such Person's email address provided by and used by such Person for the purpose of accessing the 17g-5 Information Provider's Website, including a general email address if such general email address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit M hereto.

Any information required to be delivered to the 17g-5 Information Provider by any party under this Agreement shall be delivered to it via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “MOFT Trust 2020-ABC” and an identification of the type of information being provided in the body of such electronic mail, or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider.

The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website. The 17g-5 Information Provider has not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the 17g-5 Information Provider’s Website to the extent such information was not produced by the 17g-5 Information Provider (in such capacity as the 17g-5 Information Provider).

Access will be provided by the 17g-5 Information Provider to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit M hereto. Questions regarding delivery of information to the 17g-5 Information Provider may be directed to 17g5informationprovider@wellsfargo.com. In the event that any report, statement, document, file or other data to be delivered to the 17g-5 Information Provider under this Agreement is too large in its electronic form to be delivered via email, such report, statement, document, file or other data may be uploaded to an alternate location provided by the 17g-5 Information Provider, and the party uploading such report, statement, document, file or other data shall notify the 17g-5 Information Provider via email that such report, statement, document, file or other data has been so uploaded and is ready for posting to the 17g-5 Information Provider’s Internet Website.

In connection with the delivery by the Servicer or the Special Servicer, as applicable, to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider's Website pursuant to this Agreement, the Servicer or the Special Servicer, as applicable, may, but is not obligated to, send such information, report, notice or other document to the Rating Agency following the earlier of (i) receipt of notification from the 17g-5 Information Provider that such information, report, notice or document has been posted to the 17g-5 Information Provider’s Website and (ii) two Business Days following delivery to the 17g-5 Information Provider.

(d)                    Each of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee (each, an “Indemnifying Party”) hereby expressly agrees to indemnify and hold harmless the Depositor and its respective officers, directors, shareholders, members, managers, employees, agents, Affiliates and controlling persons, and the Trust Fund (each, an “Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses), joint or several, to which any such Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, pursuant to a third-party claim, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon (i) such Indemnifying Party’s breach of Section 10.16 or Section 10.17(a), Section 10.17(b), and Section 10.17(c), as applicable, or (ii) a determination by the Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such breach referred to in clause (i) above by the applicable Indemnifying Party, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred.

(e)                     None of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee shall have any liability for (i) the 17g-5 Information Provider’s failure to post on the 17g-5 Information Provider’s Website information provided by the

Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee in accordance with the terms of this Agreement, (ii) any malfunction or disabling of the 17g-5 Information Provider’s Website or (iii) such party’s failure to perform any of its obligations under this Agreement regarding providing information or communication to the Rating Agency that are required to be performed after the 17g-5 Information Provider posts the related information or communication if the 17g-5 Information Provider fails to notify such party that it has posted such information or communication on the 17g-5 Information Provider’s Website.

(f)                     None of the foregoing restrictions in this Section 10.17 prohibit or restrict oral or written communications, or providing information, between the Servicer or the Special Servicer, on the one hand, and the Rating Agency, on the other hand, with regard to (i) the Rating Agency’s review of the ratings it assigns to the Servicer or the Special Servicer, as applicable, (ii) the Rating Agency’s approval of the Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) the Rating Agency’s evaluation of the Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, however, that the Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates, the RR Interest or the Trust Loan to the Rating Agency in connection with such review and evaluation by the Rating Agency unless: (x) borrower, property or deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website or (z) the Rating Agency confirms in writing that it does not intend to use such information in undertaking credit rating surveillance with respect to any Class of Certificates; provided, however, that the Rating Agency may use information delivered under this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement or any other confidentiality agreement to which the Rating Agency is subject) or comprised of information collected by the Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 10.17(f).

The 17g-5 Information Provider shall maintain the 17g-5 Information Provider’s Website in accordance with Exchange Act Rule 17g-5(a)(3)(iii).

Section 10.18.  Cooperation with the Sponsors with Respect to Rights Under the Mortgage Loan Agreement. It is expressly agreed and understood that, notwithstanding the assignment of the Mortgage Loan Documents, it is expressly intended that the Sponsors get the benefit of the provisions of any section of the Mortgage Loan Agreement or securitization cooperation agreement related to indemnification of the lender and/or its Affiliates with respect to any securitization of the Whole Loan. Therefore, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and Trustee hereby agree to cooperate with the Sponsors with respect to the benefits of the provisions of any section of the Mortgage Loan Agreement or securitization cooperation agreement related to indemnification of the lender and/or its Affiliates with respect to any securitization of the Trust Loan with respect to securitization indemnification, including, without limitation, reassignment to the Sponsors of such sections, but no other portion of the Mortgage Loan Documents, to permit the Sponsors and their respective Affiliates to enforce such provisions for their benefit. To the extent that the Trustee is required to execute any document facilitating an assignment under this Section 10.18, such document shall be in form and substance reasonably acceptable to the Trustee.

Article 11

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.1.      Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article 11 of this Agreement is, among other things, to facilitate compliance by any Other Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. Except as expressly required by Section 11.7, Section 11.8 and Section 11.9, the Depositor shall not, and no Other Depositor may, exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor, or any Other Depositor, in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, and any Companion Loan Securities, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, any Other Depositor and any Other Exchange Act Reporting Party, as applicable, to deliver to the Depositor or Other Depositor, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, any Other Depositor or any Other Exchange Act Reporting Party, as applicable, to permit any Other Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, the Special Servicer, the Custodian and the Trustee, as applicable, and any Sub-Servicer, or the servicing of the Whole Loan, reasonably believed by the Depositor or any Other Depositor, as applicable, in good faith to be necessary in order to effect such compliance.

Section 11.2.      Succession; Sub-Servicers; Subcontractors. (a)  For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 11.7 of this Agreement), in connection with the succession to the Servicer and Special Servicer or any Sub-Servicer as servicer or sub-servicer (to the extent such Sub-Servicer is a Servicing Function Participant and a “servicer” meeting the criteria contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Servicer and Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer and Special Servicer or any such Sub-Servicer, the Servicer or Special Servicer, as applicable (depending on whether such succession involves it or one of its Sub-Servicers), shall provide (other than in the case of a succession pursuant to an appointment under Section 7.1 or Section 7.2, in which case the successor servicer or successor special servicer, as applicable, shall provide) to any Other Depositor as to which the applicable Companion Loan is affected, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement (and as long as such notice is not given by a successor servicer or successor special servicer appointed under Section 7.1 or Section 7.2), and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor and each such Other Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to each such Other Depositor, all information relating to such successor servicer reasonably requested by any such Other Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)                    For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Special Servicer and any Sub-Servicer (each of the Servicer and the Special Servicer and each Sub-Servicer, for purposes of this Section 11.2(b) and Section 11.2(c), a “Servicing Party”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicing Party shall promptly upon request provide to any Other Depositor as to which the applicable Companion Loan is affected, a written description (in form and substance satisfactory to each such Other Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicing Party during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicing Party shall cause any Subcontractor utilized by such Servicing Party that is determined to be a Servicing Function Participant to comply with the provisions of Section 11.8 and Section 11.9 of this Agreement to the same extent as if such Subcontractor were such Servicing Party. Such Servicing Party shall obtain from each such Subcontractor (or, in the case of each Sub-Servicer set forth on Exhibit AA, shall use commercially reasonable efforts to obtain from such Sub-Servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 11.8 and Section 11.9 of this Agreement, in each case, as and when required to be delivered.

(c)                     For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicing Party engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicing Party shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicing Party determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the applicable Companion Loan is affected, of any such Sub-Servicer and Subservicing Agreement. No Subservicing Agreement shall be effective until five (5) Business Days after such written notice is received by the Depositor, the Certificate Administrator and each such Other Depositor. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable each Other Exchange Act Reporting Party as to which the applicable Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)                     For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator, as applicable, shall notify the Depositor and each Other Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 11.6 of this Agreement) and shall furnish pursuant to Section 11.6 of this Agreement to each Other Depositor in writing and in form and substance reasonably satisfactory to the Depositor and each Other Depositor, all information reasonably necessary for each Other Exchange Act Reporting Party to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

Section 11.3.      Other Securitization Trust’s Filing Obligations. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer, the Special Servicer and the Trustee shall (and shall cause (or, in the case of each Sub-Servicer set forth on Exhibit AA, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with each Other Depositor in connection with the satisfaction of each Other Securitization Trust’s reporting requirements under the Exchange Act.

Section 11.4.      Form 10-D Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, within one Business Day after the related Distribution Date (using commercially reasonable efforts), but in no event later than noon (New York City time) on the third Business Day after the related Distribution Date, (i) the parties as set forth on Exhibit Y-1 to this Agreement, shall be required to provide to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, and (ii) the parties listed on Exhibit Y-1 to this Agreement shall include with such Additional Form 10-D Disclosure application to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit AA, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit Y-4 to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Y-1 to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. Information delivered to the Certificate Administrator hereunder should be delivered by email to trustadministrationgroup@wellsfargo.com. Neither the Trustee nor the Certificate Administrator shall have any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Y-1 of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor shall be responsible for any reasonable expenses incurred by the Trustee or Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

Section 11.5.      Form 10-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than March 1st, commencing in 2021, (i) the parties listed on Exhibit Y-2 to this Agreement shall be required to provide (and with respect to any Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act Reporting purposes, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in house legal department of such party), in EDGAR compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit Y-2 hereto applicable to such party, and (ii) the parties listed on Exhibit Y-2 to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit AA, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit Y-4 to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Y-2 hereto of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.

Section 11.6.      Form 8-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), within one Business Day after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”) (using commercially reasonable efforts), but in no event later than 1:00 p.m. (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit Y-3 to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit AA, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Depositor and each Other Exchange Act Reporting Party to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Depositor, each such Other Exchange Act Reporting Party and such providing parties, any Form 8-K Disclosure Information described on Exhibit Y-3 to this Agreement as applicable to such party, if applicable, and (ii) the parties listed on Exhibit Y-3 to this Agreement shall include with such Form 8-K Disclosure Information applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit Y-3, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit Y-4. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Y-3 of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information.

Section 11.7.      Annual Compliance Statements. On or before March 1st of each year, commencing in 2021, each of the Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Whole Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Custodian and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit AA with which it has entered into a servicing relationship with respect to the Whole Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each such Servicing Function Participant and each of the Servicer, Special Servicer, the Trustee and the Custodian, a “Certifying Servicer”) to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website) the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website), as applicable, pursuant to Section 8.14(b)) or Section 10.17, the Trustee the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement or the applicable sub-servicing agreement, as applicable, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement or the applicable sub-servicing agreement, as applicable, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such Officer’s Certificate, the Depositor (and, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and

Other Exchange Act Reporting Party) may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Servicing Function Participant with which the Servicer or the Special Servicer, as applicable, has entered into a servicing relationship with respect to the Trust Loan or the Companion Loans in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each such Certifying Servicer that serviced the Trust Loan or a Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered. Copies of all Officer’s Certificates delivered pursuant to this Section 11.7 shall be made available to any Privileged Person by the Certificate Administrator by posting such compliance report to the Certificate Administrator’s Website pursuant to Section 8.14(b).

Section 11.8.      Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 1st of each year, commencing in 2021, the Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Whole Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Custodian and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), each at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit AA with which it has entered into a servicing relationship with respect to the Whole Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each Servicer, the Special Servicer, the Custodian, the Trustee and any Servicing Function Participant, as the case may be, a “Reporting Servicer”) to the Certificate Administrator and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website), as applicable, pursuant to Section 8.14(b)) or Section 10.17, the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), a report on an assessment of compliance with the Applicable Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Applicable Servicing Criteria, (B) a statement that such Reporting Servicer used the Applicable Servicing Criteria to assess compliance with the Applicable Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of the end of and for the preceding calendar year, including, if there has been any material instance of noncompliance with the Applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof and (D) a statement that a registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 11.8 shall be provided to any Certificateholder, upon the written request therefor, by the Certificate Administrator. At all times that the Servicer and Special Servicer are the same entity, the Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB. At all times that the Custodian and

Trustee are the same entity, such entity may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Each such report shall be addressed to the Depositor and each Other Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Applicable Servicing Criteria. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such report, the Depositor and each Other Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Applicable Servicing Criteria.

(b)                     On the Closing Date, the Servicer, the Special Servicer, the Trustee and the Custodian each acknowledge and agree that Exhibit L hereto sets forth the Applicable Servicing Criteria for such party.

(c)                      No later than 10 Business Days after the end of each fiscal year for the Trust, the Servicer, the Special Servicer, and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer, the Special Servicer and the Custodian shall notify the Certificate Administrator, the Depositor, each Other Exchange Act Reporting Party and each Other Depositor as to the name of each Servicing Function Participant utilized by it, in each case, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Servicer, the Special Servicer submit their assessments pursuant to Section 11.8(a) of this Agreement, such parties, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 11.9) of each Servicing Function Participant engaged by it. The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)                     In the event the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Custodian or the Trustee is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a Sub-Servicer set forth on Exhibit AA hereto, shall use commercially reasonable efforts to cause) any Servicing Function Participant engaged by it to provide (and the Servicer, the Special Servicer, the Custodian and the Trustee shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant to provide) an annual assessment of compliance pursuant to this Section 11.8, coupled with an attestation as required in Section 11.9 in respect of the period of time that the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Custodian or the Trustee was subject to this Agreement or the period of time that the Servicing Function Participant was subject to such other servicing agreement.

Section 11.9.      Annual Independent Public Accountants’ Servicing Report. On or before March 1st of each year, commencing in 2021, the Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Custodian and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), each at its own expense, shall cause (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit AA with which it has entered into a servicing relationship with respect to the Whole Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) a registered public accounting firm (which may also render other services to the Servicer, the Special Servicer, the Custodian, the Trustee or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website pursuant to Section 8.14(b)), the Depositor, the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website pursuant to Section 10.17), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Applicable Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria was fairly stated in all material respects, or it is not expressing an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each accountant’s attestation report required hereunder shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of all statements delivered pursuant to this Section 11.9 shall be made available to any Privileged Person by the Certificate Administrator posting such statement on the Certificate Administrator’s Website pursuant to Section 8.14(b).

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of such report from the Servicer, the Special Servicer, the Custodian, the Trustee or any Servicing Function Participant, the Depositor and each Other Depositor may review the report and, if applicable, consult with the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Custodian or the Trustee as to the nature of any defaults by the Servicer, the Special Servicer, the Trustee or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Trust Loan or any Companion Loan, as the case may be, in the fulfillment of any of the Servicer’s, the Special Servicer’s, the Custodian’s, the Trustee’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub-servicing agreement.

Section 11.10.  Significant Obligor. If an Other Depositor has notified the Servicer in writing that a Property is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization Trust that includes such Companion

Loan and of the distribution date under the Other Pooling and Servicing Agreement, the Servicer shall, if the Servicer is in receipt of (i) the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year), beginning with the first calendar quarter following receipt of such notice from the Other Depositor, or (ii) the updated financial statements of such “significant obligor” for any calendar year, beginning with the calendar year following such notice from the Other Depositor, deliver to the Other Depositor and trustee for the Other Securitization Trust, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of such “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the Servicer in accordance with CREFC® guidelines or (B) if such financial statement receipt occurs less than twelve (12) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of such “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the Mortgage Loan Borrower in such financial statement.

If the Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten Business Days after the date such financial information is required to be delivered under the Mortgage Loan Documents, the Servicer shall notify the Other Depositor with respect to such Other Securitization Trust that includes the related Companion Loan (and shall cause each applicable sub-servicing agreement to require any related Sub-Servicer to notify such Other Depositor) that it has not received them. The Servicer shall use efforts consistent with Accepted Servicing Practices (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the Mortgage Loan Borrower under the Mortgage Loan Documents.

The Servicer shall (and shall cause each applicable sub-servicing agreement to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Mortgage Loan Borrower to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Other Securitization Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization Trust. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 11.11.  Sarbanes-Oxley Backup Certification. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer, the Special Servicer, the Custodian and the Trustee shall provide (and with respect to any other Servicing Function Participant of such party, shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization Trust (the “Certifying Person”) no later than March 1st of the year following the year to which the Form 10-K of such Other Securitization Trust relates or, if March 1st is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit Z, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 11.1 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

Section 11.12.  Indemnification. Each of the Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Trustee shall indemnify and hold harmless the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such indemnified party arising out of (i) an actual breach by the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, of its obligations under this Article 11, (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as applicable, in the performance of such obligations or (iii) delivery of any Deficient Exchange Act Deliverable regarding such party and delivered by or on behalf of such party (as identified in clause (y) of the definition of “Deficient Exchange Act Deliverable”).

The Servicer, the Special Servicer, the Custodian and the Trustee shall cause each Servicing Function Participant of such party that is not a Sub-Servicer set forth on Exhibit AA (and with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit AA, shall use commercially reasonable efforts to cause such Servicing Function Participant) to indemnify and hold harmless the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports pursuant to the applicable sub-servicing agreement, (ii) negligence, bad faith or willful misconduct its part in the performance of such obligations, (iii) any failure by a Servicing Party (as defined in Section 11.2(b)) to identify a Servicing Function Participant pursuant to Section 11.2(c) or (iv) delivery of any Deficient Exchange Act Deliverable regarding such party and delivery by or on behalf of such party (as identified in clause (y) of the definition of “Deficient Exchange Act Deliverable”).

If the indemnification provided for in, or contemplated by, either of the prior two paragraphs is unavailable or insufficient to hold harmless the Depositor, any Other Depositor or any employee, director or officer of the Depositor or any Other Depositor, then the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Additional Servicer or other

Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article 11 (or breach of its obligations under the applicable sub-servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith.

The Servicer, the Special Servicer, the Custodian and the Trustee shall cause each Servicing Function Participant of such party that is not a Sub-Servicer set forth on Exhibit AA (and with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit AA, shall use commercially reasonable efforts to cause such Servicing Function Participant) to agree to the foregoing indemnification and contribution obligations. This Section 11.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer, the Special Servicer or the Certificate Administrator.

Section 11.13.  Amendments. This Article 11 may be amended by the parties hereto pursuant to Section 10.1 of this Agreement for purposes of complying with Regulation AB, the Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

Section 11.14.  Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor or any Other Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article 11; provided that such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment.

Section 11.15.  Termination of Sub-Servicing Agreements. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer and the Trustee, as applicable, shall (i) cause each Sub-Servicing Agreement to which it is a party to entitle the Depositor or any Other Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable Sub-Servicer to any deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article 11 and (ii) promptly notify the Depositor and any Other Depositor following any failure of the applicable Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article 11. The Depositor and any Other Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion. The rights of the Depositor and any Other Depositor to terminate a Sub-Servicing Agreement as aforesaid shall not limit any right the Servicer or the Trustee, as applicable, may have to terminate such Sub-Servicing Agreement.

Section 11.16.  Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan. (a)  Any other provision of this Article 11 to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article 11, in connection with the requirements contained in this Article 11 that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Exchange Act Reporting Party of any Other Securitization Trust that includes a Companion Loan, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Exchange Act Reporting Party (i) until the Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once), and each such party shall be entitled to rely on such notice, setting forth the contact information for such Person(s) and, except as regards the deliveries and cooperation contemplated by Section 11.7, Section 11.8 and Section 11.9 of this Agreement, stating that such Other Securitization Trust is subject to the reporting requirements of the Exchange Act, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered; provided that if Exchange Act reporting is being requested, such Other Depositor or Other Exchange Act Reporting Party is only required to provide a single written notice to such effect. Any reasonable cost and expense (including, but not limited to, reasonable attorneys’ fees) of the Servicer, Special Servicer, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization Trust. The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization Trust as to whether applicable law requires the delivery of the items identified in this Article 11 to such Other Depositor and Other Exchange Act Reporting Party of such Other Securitization Trust prior to providing any of the reports or other information required to be delivered under this Article 11 in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article 11 with respect to such Other Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation will be required in connection with any delivery of the items contemplated by Section 11.7, Section 11.8 and Section 11.9 of this Agreement. Such confirmation shall be deemed given if the Other Depositor or Other Exchange Act Reporting Party for the Other Securitization Trust provides a written statement to the effect that the Other Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Exchange Act Reporting Party and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization Trust.

(b)                     Each of the Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall, upon reasonable prior written request given in accordance with the terms of Section 11.16(a) above, and subject to a right of the Servicer, Special Servicer, the Certificate Administrator or Trustee, as the case may be, to review and approve such disclosure materials, permit the Companion Loan Holders to use such party’s description contained in the Offering Circular (updated as appropriate by the Servicer, the Special Servicer, Certificate Administrator

or Trustee, as applicable, at the reasonable cost of the Other Depositor) for inclusion in the disclosure materials relating to any securitization of a Companion Loan.

(c)                      The Servicer, the Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 11.16(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the Other Depositor and any underwriters with respect to any securitization transaction that includes a Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 11.16(b) with respect to such party, substantially identical to those, if any, delivered by the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Offering Circular and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, or their respective legal counsel, as the case may be, and sufficient to comply with Regulation AB). None of the Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall be obligated to deliver any such item with respect to the securitization of a Companion Loan if it did not deliver a corresponding item with respect to this Trust.

Article 12

REMIC ADMINISTRATION

Section 12.1.      REMIC Administration. (a)  The parties intend that each of the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of each of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a REMIC, and the provisions hereof shall be interpreted consistently with this intention.

(b)                     The Certificate Administrator shall make or cause to be made an election on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC to treat the segregated pool of assets constituting such Trust REMIC as a REMIC under the Code. Each such election shall be made on IRS Form 1066 or other appropriate federal tax or information return for the taxable year ending on the last day of the calendar year in which the Certificates are issued.

(c)                      The Closing Date is hereby designated as the “Startup Day” of each of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The “latest possible maturity date” of the Non-RR Certificates, the RR ABS Interests and the Uncertificated Lower-Tier Interests for the purposes of Section 860G(a)(1) of the Code is the date that is the Rated Final Distribution Date.

(d)                     The Certificate Administrator shall prepare or cause to be prepared and timely produced to the Trustee to sign (and the Trustee shall timely sign) and file or cause to be filed with the IRS, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, an application for a taxpayer identification number for such Trust REMIC on IRS Form SS-4 or obtain such number by other permissible means. Within thirty days of the Closing Date, the Certificate Administrator shall furnish or cause to be furnished to the IRS, on IRS Form 8811 or as otherwise may be required by the Code, the name, title and address of the Persons that Holders of the Certificates may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of each of the Lower-Tier REMIC and the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within ten (10) Business Days of the Closing Date to provide any information reasonably requested by the Servicer or the Certificate Administrator and necessary to make such filing). The Certificate Administrator shall be responsible for the preparation of the related IRS Form W-9, if such form is requested. The Trustee shall be entitled to rely on the information contained therein, and is hereby directed to execute such IRS Form W-9; provided, however, the Certificate Administrator shall also be directed to execute such IRS Form W-9 (in lieu of the Trustee) if permitted by IRS regulations.

(e)                      The Certificate Administrator shall pay without any right of reimbursement the ordinary and usual expenses in connection with the preparation, filing and mailing of tax information reports and returns that are incurred by it in the ordinary course of its business, but extraordinary or unusual expenses, costs or liabilities incurred in connection with its tax-related duties under this Agreement, including without limitation any expenses, costs or liabilities associated with audits or any administrative or judicial proceedings with respect to the Lower-Tier REMIC or the Upper-Tier REMIC that involve the IRS or state tax authorities, shall be reimbursable from the Trust Fund.

(f)                      The Certificate Administrator shall prepare, or cause to be prepared, timely furnish or cause to be furnished to the Trustee to sign (and the Trustee shall timely sign), and the Certificate Administrator shall file or cause to be filed all federal, state and local income or franchise or other tax and information returns for each of the Lower-Tier REMIC and the Upper-Tier REMIC as the direct representative for such Trust REMIC. Except as provided in Section 12.1(e), the expenses of preparing and filing such returns shall be borne by the Certificate Administrator. The Depositor shall provide on a timely basis to the Certificate Administrator or its designee such information with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC as is in its possession, and is reasonably requested by the Certificate Administrator to enable it to perform its obligations under this subsection, and the Certificate Administrator shall be entitled to rely on such information in the performance of its obligations hereunder.

(g)                     The Certificate Administrator shall perform on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC all reporting and other tax compliance duties that are the responsibility of such Trust REMIC under the Code, the REMIC Provisions, or other compliance guidance issued by the IRS or any state or local taxing authority. Among its other duties, the Certificate Administrator shall provide (i) to the IRS or other Persons (including, but not limited to, the transferor of a Class R Certificate to a Disqualified Organization or to an agent that has acquired a Class R Certificate on behalf of a Disqualified Organization) such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Disqualified Organization and (ii) to the Certificateholders such information or reports as are required by the Code or REMIC Provisions. The Depositor shall provide on a timely basis (and in no event later than 30 days after the Certificate Administrator’s request) to the Certificate Administrator or its designee such information with respect to each of the

Lower-Tier REMIC and the Upper-Tier REMIC as is in its possession and is reasonably requested in writing by the Certificate Administrator to enable it to perform its obligations under this subsection.

(h)                     The Certificate Administrator shall be the “partnership representative” (within the meaning of Section 6223 of the Code, of the Upper-Tier REMIC and the Lower-Tier REMIC. By acceptance of the Class R Certificates, the Class R Certificateholders agree, on behalf of themselves and all successor holders of such Class R Certificates, to such designation.

(i)                      The Certificate Administrator, the Holders of the Class R Certificates, the Servicer and the Special Servicer shall perform their obligations under this Agreement and the REMIC Provisions in a manner consistent with the status of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC.

(j)                      None of the Certificate Administrator, any Holder of the Class R Certificates, the Servicer or the Special Servicer shall take any action or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to take any action, within their respective control and the scope of their specific respective duties under this Agreement that, under the REMIC Provisions, could reasonably be expected to (i) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or (ii) unless permitted under Section 12.2(a), result in the imposition of a tax upon either the Lower-Tier REMIC or the Upper-Tier REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on prohibited contributions as defined in Section 860G(d) of the Code (any such result in clause (i) or (ii), an “Adverse REMIC Event”)) unless (A) the Certificate Administrator and the Servicer have received a Nondisqualification Opinion (at the expense of the party seeking to take such action or of the Trust Fund if taken for the benefit of the Certificateholders) with respect to such action or (B) the Certificate Administrator and the Servicer have received an opinion (at the expense of the party seeking to take such action or of the Trust Fund if taken for the benefit of the Certificateholders) to the effect that such action will not cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC and that no tax will actually be imposed.

(k)                     Any and all federal, state and local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC or its assets or transactions, including, without limitation, “prohibited transaction” taxes as defined in Section 860F of the Code, and any tax on contributions imposed by Section 860G(d) of the Code, shall be paid from the Collection Account; provided that the Servicer, upon two (2) days prior written notice, shall remit from the Collection Account to the Certificate Administrator the amount of any such tax that the Certificate Administrator notifies the Servicer is due; provided, further, if such taxes shall have been imposed on account of the willful misconduct, bad faith or negligence of any party hereto, or in connection with the breach of any representation or warranty made by any party hereto in this Agreement, then such taxes shall be paid by such party.

(l)                       The Certificate Administrator shall, for federal income tax purposes, maintain books and records with respect to the Lower-Tier REMIC and the Upper-Tier REMIC on a calendar year and on an accrual basis. Notwithstanding anything to the contrary contained herein or in the Mortgage Loan Documents (but subject to Section 1.3), all amounts collected on the Trust Loan shall, for federal income tax purposes, be allocated first to interest due and payable on the Trust Loan (including interest on overdue interest) other than Default Interest. The books and records must be sufficient concerning the nature and amount of the investments of the Lower-Tier REMIC and the Upper-Tier REMIC to show that such Trust REMIC has complied with the REMIC Provisions.

(m)                   None of the Certificate Administrator, the Trustee, the Servicer or the Special Servicer shall enter into any arrangement by which either the Lower-Tier REMIC or the Upper-Tier REMIC will receive a fee or other compensation for services.

(n)                     In order to enable the Certificate Administrator to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Certificate Administrator within ten (10) days after the Closing Date, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes on the valuations and offering prices of the Certificates, including, without limitation, the yield, issue prices, pricing prepayment assumption and projected cash flows of the Non-RR Certificates and the Class R Certificates, as applicable, and the projected cash flows on the Trust Loan. Thereafter, the Depositor, the Trustee, the Servicer and the Special Servicer shall provide to the Certificate Administrator, promptly upon request therefor, any such additional information or data that the Certificate Administrator may, from time to time, reasonably request in order to enable the Certificate Administrator to perform its duties as set forth herein. The Certificate Administrator is hereby directed to use any and all such information or data provided by the Trustee, the Depositor, the Servicer and the Special Servicer in the preparation of all federal, state or local income, franchise or other tax and information returns and reports for each of the Lower-Tier REMIC and the Upper-Tier REMIC to Certificateholders as required herein. The Depositor hereby indemnifies the Certificate Administrator for any losses, liabilities, damages, claims or expenses of the Certificate Administrator arising from any errors or miscalculations of the Certificate Administrator pursuant to this Section 12.1 that result from any failure of the Depositor to provide or to cause to be provided, accurate information or data to the Certificate Administrator (but not resulting from the methodology employed by the Certificate Administrator) on a timely basis and such indemnifications shall survive the termination of this Agreement and the termination of the Certificate Administrator.

The Certificate Administrator agrees that all such information or data so obtained by it shall be regarded as confidential information and agrees that it shall use its best reasonable efforts to retain in confidence, and shall ensure that its officers, employees and representatives retain in confidence, and shall not disclose, without the prior written consent of the Depositor, any or all of such information or data, or make any use whatsoever (other than for the purposes contemplated by this Agreement) of any such information or data without the prior written consent of the Depositor, unless such information is generally available to the public (other than as a result of a breach of this Section) or is required by law or applicable regulations to be disclosed.

Section 12.2.      Foreclosed Property. (a)  The parties hereto acknowledge and understand that if the Trust Fund were to acquire the Property as Foreclosed Property and were to own and operate that Property in a manner consistent with the manner in which the Property is currently owned and operated by the Mortgage Loan Borrower, through a Successor Manager, some portion or all of the income derived in the Lower-Tier REMIC from such Foreclosed Property may be considered “net income from foreclosure property” for purposes of Section 860G(c) of the Code and subject to tax at normal corporate income tax rates.

In determining whether to acquire and hold the Foreclosed Property, the Special Servicer, acting on behalf of the Trust hereunder, shall take these circumstances into account and shall only acquire such Foreclosed Property if it determines, in its reasonable judgment (after, consultation with counsel, at the expense of the Trust Fund), that either (i) there is a commercially feasible alternative method of administering such Foreclosed Property that would not result in such tax, e.g., a net lease that results in Rents from Real Property or (ii) the likely recovery with respect to operating the Foreclosed Property on behalf of the Trust Fund, after taking into account any such taxes that might be imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC, will exceed the likely recovery to the Trust Fund and the Companion Loan Holders if the Trust Fund were to net lease the Foreclosed Property or were not to acquire and hold the Foreclosed Property. If the Trust Fund acquires the Foreclosed Property, the Special Servicer, acting on behalf of the Trust, if the Manager would not be considered an Independent Contractor, shall either renegotiate the applicable Management Agreement or replace the Manager with a Successor Manager (as appropriate and to the extent permitted under such Management Agreement) so that the Foreclosed Property would be considered to be operated by an Independent Contractor. If, after making the foregoing reasonable efforts, the Special Servicer determines that it is in the best interests of Certificateholders, the Companion Loan Holders on a net after-tax basis to operate the Foreclosed Property in a manner such that the Lower-Tier REMIC or Upper-Tier REMIC shall receive, based upon an Opinion of Counsel, “net income from foreclosure property” under the REMIC Provisions, the Special Servicer shall maintain or cause to be maintained such records of income and expense as to enable such amounts to be computed accurately, and shall pay or retain or cause to be paid or retained from Foreclosure Proceeds such amounts as are necessary to pay such tax or, to the extent such amounts are insufficient, from the Collection Account pursuant to Section 3.4.

Without limiting the generality of the foregoing, the Special Servicer shall not, to the extent within its power:

(i)                permit the Trust Fund to enter into, renew or extend any New Lease with respect to the Foreclosed Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)                permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)               authorize or permit any construction on the Foreclosed Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvements was completed before default on the Trust Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)               Directly Operate, other than through an Independent Contractor, or allow any other Person to Directly Operate, other than through an Independent Contractor, the Foreclosed Property on any date more than ninety (90) days after its acquisition date.

(b)                     The Special Servicer, acting on behalf of the Trustee hereunder, shall make reasonable efforts to sell the Foreclosed Property for its fair market value in accordance with Section 3.15. In any event, however, the Special Servicer, acting on behalf of the Trustee hereunder, shall dispose of the Foreclosed Property as soon as is practicable but in no event later than the close of the third calendar year following the year in which the Acquisition Date occurs unless the Special Servicer, on behalf of the Trust, has received (or has not been denied) an extension of time (an “Extension”) by the IRS to sell such Foreclosed Property or an opinion of counsel to the effect that the holding by the Trust of the Foreclosed Property for an additional specified period will neither result in the imposition of taxes on “prohibited transactions” of the Trust Fund as defined in Section 860F of the Code, nor cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, in which event such period shall be extended by such additional specified period, with the expenses of obtaining any such extension of time being an expense of the Trust Fund. If the Special Servicer, on behalf of the Trust, has received (or has not been denied) such Extension, then the Special Servicer, acting on behalf of the Trust hereunder, shall continue to attempt to sell the Foreclosed Property for its fair market value for such longer period as such Extension permits (the “Extended Period”). If the Special Servicer, acting on behalf of the Trust, has not received such an Extension and the Special Servicer, acting on behalf of the Trust hereunder, is unable to sell the Foreclosed Property, within the foregoing period or if the Special Servicer, acting on behalf of the Trust hereunder, has received such an Extension, and the Special Servicer, acting on behalf of the Trust hereunder, is unable to sell the Foreclosed Property within the Extended Period, the Special Servicer shall, before the end of the above-referenced period or the Extended Period, as the case may be, auction the Foreclosed Property to the highest bidder (which may be the Special Servicer) in accordance with Accepted Servicing Practices.

(c)                     Within thirty (30) days of the sale of a Foreclosed Property, the Special Servicer shall provide to each of the Certificate Administrator and the Trustee a statement of accounting for the Foreclosed Property, including, without limitation, (i) the date the related Property was acquired in foreclosure or by deed in lieu of foreclosure, (ii) the date of disposition of such Foreclosed Property, (iii) the gross sale price and related selling and other expenses, (iv) accrued interest calculated from the date of acquisition to the disposition date, and (v) such other information as the Certificate Administrator and/or Trustee may reasonably request.

Section 12.3.      Prohibited Transactions and Activities. The Special Servicer, on behalf of the Trust Fund, shall not permit the sale or disposition of the Trust Loan at a time when the Trust Loan is not the subject of a breach of a representation or is not in default or default with respect thereto is not reasonably foreseeable (except in a disposition pursuant to (i) the bankruptcy or insolvency of the Lower-Tier REMIC or (ii) the termination of the Lower-Tier REMIC in a “qualified liquidation” as defined in Section 860F(a)(4) of the Code), nor acquire any assets for either the Lower-Tier REMIC or the Upper-Tier REMIC (other than Foreclosed Property), nor sell or dispose of any investments in the Collection Account or Distribution Account for gain, nor receive any amount representing a fee or other compensation for services, nor accept any contributions to either the Lower-Tier REMIC or the Upper-Tier REMIC (other than a cash contribution during the three-month period beginning on the Startup Day), unless it has received an Opinion of Counsel (at the expense of the Person requesting it to take such action) to the effect that such disposition, acquisition, substitution or acceptance will not (a) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC, or adversely affect the status of the Non-RR Certificates and the RR ABS Interests as representing regular interests therein, (b) affect the distribution of interest or principal on the Certificates, (c) result in the encumbrance of the assets transferred or assigned to either the Lower-Tier REMIC or the Upper-Tier REMIC (except pursuant to the provisions of this Agreement), or (d) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to a tax on “prohibited transactions” or “prohibited contributions” pursuant to the REMIC Provisions.

Section 12.4.      Indemnification with Respect to Certain Taxes and Loss of REMIC Status.

(a)                      If either the Lower-Tier REMIC or the Upper-Tier REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or a tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the willful misconduct, bad faith or negligent performance by the Certificate Administrator of its duties and obligations specifically set forth herein, or by reason of the Certificate Administrator’s negligent disregard of its obligations and duties thereunder, the Certificate Administrator shall indemnify the Trust against any and all losses, claims, damages, liabilities or expenses (“Losses”) resulting therefrom; provided, however, the Certificate Administrator shall not be liable for any such Losses attributable to the action or inaction of the Servicer, the Special Servicer, the Depositor, or the Holders of the Class R Certificates nor for any such Losses resulting from misinformation provided by the Holders of the Class R Certificates, the Servicer, the Special Servicer, or the Depositor, on which the Certificate Administrator has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of successor Holders of the Class R Certificates at law or in equity.

If either the Lower-Tier REMIC or the Upper-Tier REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or a tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the willful misconduct, bad faith or negligent performance of the Servicer or the Special Servicer in the performance of its duties and obligations set forth herein, or by reason of the Servicer’s or Special Servicer’s negligent disregard of its obligations and duties thereunder, the Servicer or the Special Servicer, as the case may be, shall indemnify the Trust Fund against any and all losses resulting therefrom; provided, however, the Servicer or the Special Servicer, as the case may be, shall not be liable for any such losses attributable to the action or inaction of the Certificate Administrator, the Depositor, the Holders of the Class R Certificates nor for any such losses resulting from misinformation provided by the Certificate Administrator, the Depositor or the Holders of the Class R Certificates on which the Servicer or the Special Servicer, as the case may be, has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of any successor Holders of the Class R Certificates at law or in equity.

[signature pageS follow]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

GS MORTGAGE SECURITIES CORPORATION II, as Depositor

By:	/s/ Leah Nivision
Name: Leah Nivision Title: Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Servicer

By:	/s/ Nachette Hadden
Name: Nachette Hadden Title: Director

CWCAPITAL ASSET MANAGEMENT LLC, as Special Servicer

By:	/s/ Brian Hanson
Name: Brian Hanson Title: Managing Director

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Dorri Costello
Name: Dorri Costello Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,as Certificate Administrator and Custodian

By:	/s/ Amy Mofsenson
Name: Amy Mofsenson Title: Vice President

MOFT 2020-ABC TRUST AND SERVICING AGREEMENT

STATE OF New York	)
) ss.:
COUNTY OF New York	)

On this 19 day of February, 2020, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Leah Nivison, to me known who, by me duly sworn, did depose and acknowledge before me and say the s/he resides at                                                 ; that s/he is the CEO of GS Mortgage Securities Corporation II, a Delaware corporation, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Megan Cvinar
NOTARY PUBLIC in and for the
State of

Megan Cvinar
Notary Public, State of New York
Reg. No. 01CV6385946
Qualified in New York County
My Commission Expires 01/14/2023

My Commission expires:

MOFT 2020-ABC TRUST AND SERVICING AGREEMENT

STATE OF NORTH CAROLINA	)
) ss.:
COUNTY OF MECKLENBURG	)

On this 21 day of February, 2020, personally appeared before me Nachette Hadden, to me known (or proved to me on the basis of satisfactory evidence) to be the Director of Wells Fargo Bank, National Association, a national banking association, that executed the within and foregoing instrument, and acknowledged that said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument, and that by her signature on the instrument the entity upon behalf of which she acted, executed the instrument.

/s/ Erica L. Smith
Notary Public

ERICA L. SMITH NOTARY PUBLIC MECKLENBURG COUNTY, NC North Carolina My Commission Expires 07-20-2022
[SEAL]
My Commission expires:

MOFT 2020-ABC TRUST AND SERVICING AGREEMENT

STATE OF MARYLAND	)
) ss.:
COUNTY OF MONTGOMERY	)

On the 19th day of February, 2020, before me, the undersigned, a Notary Public in and for said State of Maryland, duly commissioned and sworn, personally appeared Brian Hanson, to me known who, by me duly sworn, did depose and acknowledge before me and say that he works at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, MD 20814; that he is the Managing Director of CWCapital Asset Management LLC, a Delaware limited liability company, the entity described in and that executed the foregoing instrument; and that he signed his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Deanna L Dawson
NOTARY PUBLIC in and for the
State of Maryland
[SEAL]

My commission expires:

DEANNA L DAWSON
Notary Public-Maryland
Prince George’s County
My Commission Expires
October 10, 2021

MOFT 2020-ABC TRUST AND SERVICING AGREEMENT

STATE OF DELAWARE	)
) ss.:
COUNTY OF NEW CASTLE	)

On the 19th day of February, 2020, before me, the undersigned, a Notary Public in and for the State of Delaware, duly commissioned and sworn, personally appeared Dorri Costello, to me known who, by me duly sworn, did depose and acknowledge before me and say that she resides at 1100 North Market Street, Wilmington, DE 19801; that she is the Vice President of Wilmington Trust, National Association, a national banking association, the entity described in and that executed the foregoing instrument; and that he signed his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Christina Bader
NOTARY PUBLIC in and for the
State of Delaware
[SEAL]

My commission expires:

CHRISTINA M BADER NOTARY PUBLIC STATE OF DELAWARE My Commission Expires MARCH 22, 2020

MOFT 2020-ABC TRUST AND SERVICING AGREEMENT

STATE OF New York	)
) ss.:
COUNTY OF New York	)

On the 18th day of February, 2020, before me, the undersigned, a Notary Public in and for the said State of New York, duly commissioned and sworn, personally appeared Amy Mofsenson, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he is the Vice President of Wells Fargo Bank, National Association, a national banking association, the entity described in and that that executed the foregoing instrument and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

JANET M. JOLLEY	/s/ Janet M. Jolley
Notary Public, State of New York	NOTARY PUBLIC in and for the
No. 01JO6121000	State of
Qualified in Kings County
Commission Expires Jan. 3, 2021

[SEAL]

My commission expires:

MOFT 2020-ABC TRUST AND SERVICING AGREEMENT

EXHIBIT A-1

FORM OF CLASS A CERTIFICATES

CLASS A

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE GUARANTOR, THE MORTGAGE LOAN BORROWER, THE COMPANION LOAN HOLDERS, THE

1  Temporary Regulation S Global Certificate legend.

2  Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

3  Global Certificate legend.

Exhibit A-1-1

SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE INITIAL PURCHASERS, THE SPONSORS, THE RISK RETENTION CONSULTATION PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR

Exhibit A-1-2

USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR A NON EXEMPT VIOLATION OF SIMILAR LAW).

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-1-3

MOFT TRUST 2020-ABC
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2020-ABC, CLASS A

Pass-Through Rate: 3.3580%
First Distribution Date: March 12, 2020
Aggregate Initial Certificate Balance of the Class A Certificates: $63,555,000		Rated Final Distribution Date: February 2042
CUSIP:	55317B AA5[4] U6072B AA0[5] 55317B AB3[6]	Initial Certificate Balance of this Certificate:	$[______][QIB] $[______][Reg S] $[______][IAI]
ISIN:	US55317BAA52[7] USU6072BAA09[8] US55317BAB36[9]
Common Code:	212711535[10] 212711543[11]
No.: A-[1]

This certifies that [Cede & Co.]12 is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class A Certificates. The Trust Fund consists primarily of six notes secured by certain Collateral held in trust by the Certificate Administrator on behalf of the Trustee issued by a special purpose entity evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the

4  For Rule 144A Certificates.

5  For Regulation S Certificates.

6  For IAI Certificates.

7  For Rule 144A Certificates.

8  For Regulation S Certificates.

9  For IAI Certificates.

10  For Rule 144A Certificates.

11  For Regulation S Certificates.

12  For Global Certificate only.

Exhibit A-1-4

Trust and Servicing Agreement are the Class X-A, Class B, Class C, Class D, Class E, Class RR and Class R Certificates (collectively with the Class A Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the RR Interest.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as servicer, CWCapital Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as custodian and as certificate administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date, commencing in March 2020 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the calendar month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest, any Prepayment Fees then distributable, if any, and any other amounts distributable to the Class A Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that the Certificate Administrator has received appropriate wire transfer instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between the terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

Exhibit A-1-5

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee, without the consent of any of the Certificateholders, the RR Interest Owners or Companion Loan Holders, in certain circumstances specified in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the RR ABS Interest Owners (if adversely affected by such amendment) and with the consent of the Holders of Certificates of each Class adversely affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of the Certificates or the RR Interest Owners, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate without the consent of the Holder of such Certificate or on the RR Interest without the consent of the RR Interest Owners; (2) alter in any manner the liens on any Collateral securing payments of the Whole Loan; (3) alter the obligations of the Servicer or the Trustee to make an Advance or alter Accepted Servicing Practices; (4) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under the Trust and Servicing Agreement; (5) adversely affect the Controlling Class Representative or the Risk Retention Consultation Parties without the consent of 100% of the Controlling Class Certificateholders or the RR ABS Interest Owners, respectively; or (6) amend the Section 10.1 of the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that (i) would cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes (as may be evidenced by an Opinion of Counsel), (ii) would cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code or (iii) changes in any manner the obligations of the Sponsors under the Loan Purchase Agreement without the consent of the Sponsors, and the Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, Servicer,

Exhibit A-1-6

Special Servicer, Certificate Administrator or Custodian under the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the party requesting the amendment, or at the Trust Fund’s expense if the Trustee or the Certificate Administrator is the requesting party) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee or any other specified person in accordance with the amendment, will not result in an Adverse REMIC Event or cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Depositor and the Trustee created thereby with respect to the Certificates (other than (i) any obligations of the parties to the Trust and Servicing Agreement pursuant to Article 9 of the Trust and Servicing Agreement, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders and the RR Interest Owners after the final Distribution Date, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and (ii) the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 9 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the RR Interest or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to any intercreditor agreement or the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Property; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement. Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-1-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class A Certificates referred to in the Trust and Servicing Agreement.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-1-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

Exhibit A-1-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

________________________________

________________________________

________________________________

Date: __________________

Signature by or on behalf of
Assignor(s):

_________________________

Taxpayer Identification Number: _________

Exhibit A-1-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:
_____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-1-11

EXHIBIT A-2

FORM OF CLASS X-A CERTIFICATES

CLASS X-A

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE MORTGAGE LOAN BORROWER, THE GUARANTOR, THE COMPANION LOAN HOLDERS, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE

1  Temporary Regulation S Global Certificate legend.

2  Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

3  Global Certificate legend.

Exhibit A-2-1

TRUSTEE, THE INITIAL PURCHASERS, THE SPONSORS, THE RISK RETENTION CONSULTATION PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS A CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT.

THIS CLASS X-A CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FIDUCIARY

Exhibit A-2-2

RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR A NON EXEMPT VIOLATION OF SIMILAR LAW).

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-2-3

MOFT TRUST 2020-ABC
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2020-ABC, CLASS X-A

Pass-Through Rate: Variable IO4
First Distribution Date: March 12, 2020
Aggregate Initial Notional Amount of the Class X-A Certificates: $63,555,000		Rated Final Distribution Date: February 2042
CUSIP:	55317B AC1[5] U6072B AB8[6] 55317B AD9[7]	Initial Notional Amount of this Certificate:	$[______][QIB] $[______][Reg S] $[______][IAI]
ISIN:	US55317BAC19[8] USU6072BAB81[9] US55317BAD91[10]
Common Code:	212711527[11] 212711560[12]
No.: X-A-[1]

This certifies that [Cede & Co.]13 is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class X-A Certificates. The Trust Fund consists primarily of six notes secured by certain Collateral held in trust by the Certificate Administrator on behalf of the Trustee issued by a special purpose entity evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions

4  The Initial Pass-Through Rate on the Class X-A Certificates is approximately 0.1187%.

5  For Rule 144A Certificates.

6  For Regulation S Certificates.

7  For IAI Certificates.

8  For Rule 144A Certificates.

9  For Regulation S Certificates.

10  For IAI Certificates.

11  For Rule 144A Certificates.

12  For Regulation S Certificates.

13  For Global Certificate only.

Exhibit A-2-4

and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class B, Class C, Class D, Class E, Class RR and Class R Certificates (collectively with the Class X-A Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the RR Interest.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as servicer, CWCapital Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as custodian and as certificate administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date, commencing in March 2020 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the calendar month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest, any Prepayment Fees then distributable, if any, and any other amounts distributable to the Class X-A Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that the Certificate Administrator has received appropriate wire transfer instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between the terms specified

Exhibit A-2-5

in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee, without the consent of any of the Certificateholders, the RR Interest Owners or Companion Loan Holders, in certain circumstances specified in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the RR ABS Interest Owners (if adversely affected by such amendment) and with the consent of the Holders of Certificates of each Class adversely affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of the Certificates or the RR Interest Owners, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate without the consent of the Holder of such Certificate or on the RR Interest without the consent of the RR Interest Owners; (2) alter in any manner the liens on any Collateral securing payments of the Whole Loan; (3) alter the obligations of the Servicer or the Trustee to make an Advance or alter Accepted Servicing Practices; (4) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under the Trust and Servicing Agreement; (5) adversely affect the Controlling Class Representative or the Risk Retention Consultation Parties without the consent of 100% of the Controlling Class Certificateholders or the RR ABS Interest Owners, respectively; or (6) amend the Section 10.1 of the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that (i) would cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes (as may be evidenced by an Opinion of Counsel), (ii) would cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code or (iii) changes in any manner the obligations of the Sponsors under the Loan Purchase Agreement without the consent of the Sponsors, and the

Exhibit A-2-6

Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian under the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the party requesting the amendment, or at the Trust Fund’s expense if the Trustee or the Certificate Administrator is the requesting party) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee or any other specified person in accordance with the amendment, will not result in an Adverse REMIC Event or cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Depositor and the Trustee created thereby with respect to the Certificates (other than (i) any obligations of the parties to the Trust and Servicing Agreement pursuant to Article 9 of the Trust and Servicing Agreement, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders and the RR Interest Owners after the final Distribution Date, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and (ii) the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 9 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the RR Interest or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to any intercreditor agreement or the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Property; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement. Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-2-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class X-A Certificates referred to in the Trust and Servicing Agreement.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-2-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange	Notional Amount Prior to Exchange	Notional Amount Exchanged	Type of Certificate Exchanged for	Remaining Notional Amount Following Such Exchange	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

Exhibit A-2-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

________________________________

________________________________

________________________________

Date: __________________

Signature by or on behalf of
Assignor(s):

_________________________

Taxpayer Identification Number: _________

Exhibit A-2-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:
_____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-2-11

EXHIBIT A-3

FORM OF CLASS B CERTIFICATES

CLASS B

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE GUARANTOR, THE MORTGAGE LOAN BORROWER, THE COMPANION LOAN HOLDERS, THE

1  Temporary Regulation S Global Certificate legend.

2  Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

3  Global Certificate legend.

Exhibit A-3-1

SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE INITIAL PURCHASERS, THE SPONSORS, THE RISK RETENTION CONSULTATION PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS B CERTIFICATE IS SUBORDINATED TO THE CLASS A CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA)

Exhibit A-3-2

OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR A NON EXEMPT VIOLATION OF SIMILAR LAW).

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-3-3

MOFT TRUST 2020-ABC
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2020-ABC, CLASS B

Pass-Through Rate: Net Trust Loan Rate[4]
First Distribution Date: March 12, 2020
Aggregate Initial Certificate Balance of the Class B Certificates: $63,061,000		Rated Final Distribution Date: February 2042
CUSIP:	55317B AE7[5] U6072B AC6[6] 55317B AF4[7]	Initial Certificate Balance of this Certificate:	$[______][QIB] $[______][Reg S] $[______][IAI]
ISIN:	US55317BAE74[8] USU6072BAC64[9] US55317BAF40[10]
Common Code:	212711578[11] 212711551[12]
No.: B-[1]

This certifies that [Cede & Co.]13 is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class B Certificates. The Trust Fund consists primarily of six notes secured by certain Collateral held in trust by the Certificate Administrator on behalf of the Trustee issued by a special purpose entity evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and

4  The initial approximate Pass-Through Rate as of the Closing Date is 3.4767%.

5  For Rule 144A Certificates.

6  For Regulation S Certificates.

7  For IAI Certificates.

8  For Rule 144A Certificates.

9  For Regulation S Certificates.

10  For IAI Certificates.

11  For Rule 144A Certificates.

12  For Regulation S Certificates.

13  For Global Certificate only.

Exhibit A-3-4

conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class C, Class D, Class E, Class RR and Class R Certificates (collectively with the Class B Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the RR Interest.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as servicer, CWCapital Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as custodian and as certificate administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date, commencing in March 2020 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the calendar month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest, any Prepayment Fees then distributable, if any, and any other amounts distributable to the Class B Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that the Certificate Administrator has received appropriate wire transfer instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between the terms specified

Exhibit A-3-5

in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee, without the consent of any of the Certificateholders, the RR Interest Owners or Companion Loan Holders, in certain circumstances specified in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the RR ABS Interest Owners (if adversely affected by such amendment) and with the consent of the Holders of Certificates of each Class adversely affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of the Certificates or the RR Interest Owners, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate without the consent of the Holder of such Certificate or on the RR Interest without the consent of the RR Interest Owners; (2) alter in any manner the liens on any Collateral securing payments of the Whole Loan; (3) alter the obligations of the Servicer or the Trustee to make an Advance or alter Accepted Servicing Practices; (4) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under the Trust and Servicing Agreement; (5) adversely affect the Controlling Class Representative or the Risk Retention Consultation Parties without the consent of 100% of the Controlling Class Certificateholders or the RR ABS Interest Owners, respectively; or (6) amend the Section 10.1 of the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that (i) would cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes (as may be evidenced by an Opinion of Counsel), (ii) would cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code or (iii) changes in any manner the obligations of the Sponsors under the Loan Purchase Agreement without the consent of the Sponsors, and the

Exhibit A-3-6

Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian under the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the party requesting the amendment, or at the Trust Fund’s expense if the Trustee or the Certificate Administrator is the requesting party) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee or any other specified person in accordance with the amendment, will not result in an Adverse REMIC Event or cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Depositor and the Trustee created thereby with respect to the Certificates (other than (i) any obligations of the parties to the Trust and Servicing Agreement pursuant to Article 9 of the Trust and Servicing Agreement, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders and the RR Interest Owners after the final Distribution Date, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and (ii) the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 9 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the RR Interest or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to any intercreditor agreement or the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Property; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement. Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-3-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class B Certificates referred to in the Trust and Servicing Agreement.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-3-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

Exhibit A-3-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

________________________________

________________________________

________________________________

Date: __________________

Signature by or on behalf of
Assignor(s):

_________________________

Taxpayer Identification Number: _________

Exhibit A-3-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:
_____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-3-11

EXHIBIT A-4

FORM OF CLASS C CERTIFICATES

CLASS C

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE GUARANTOR, THE MORTGAGE LOAN BORROWER, THE COMPANION LOAN HOLDERS, THE

1  Temporary Regulation S Global Certificate legend.

2  Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

3  Global Certificate legend.

Exhibit A-4-1

SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE INITIAL PURCHASERS, THE SPONSORS, THE RISK RETENTION CONSULTATION PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS C CERTIFICATE IS SUBORDINATED TO THE CLASS A AND CLASS B CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER

Exhibit A-4-2

PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-4-3

MOFT TRUST 2020-ABC
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2020-ABC, CLASS C

Pass-Through Rate: Net Trust Loan Rate[4]
First Distribution Date: March 12, 2020
Aggregate Initial Certificate Balance of the Class C Certificates: $68,324,000		Rated Final Distribution Date: February 2042
CUSIP:	55317B AG2[5] U6072B AD4[6] 55317B AH0[7]	Initial Certificate Balance of this Certificate:	$[______][QIB] $[______][Reg S] $[______][IAI]
ISIN:	US55317BAG23[8] USU6072BAD48[9] US55317BAH06[10]
Common Code:	212711594[11] 212711608[12]
No.: C-[1]

This certifies that [Cede & Co.]13 is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class C Certificates. The Trust Fund consists primarily of six notes secured by certain Collateral held in trust by the Certificate Administrator on behalf of the Trustee issued by a special purpose entity evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and

4  The initial approximate Pass-Through Rate as of the Closing Date is 3.4767%.

5  For Rule 144A Certificates.

6  For Regulation S Certificates.

7  For IAI Certificates.

8  For Rule 144A Certificates.

9  For Regulation S Certificates.

10  For IAI Certificates.

11  For Rule 144A Certificates.

12  For Regulation S Certificates.

13  For Global Certificate only.

Exhibit A-4-4

conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class D, Class E, Class RR and Class R Certificates (collectively with the Class C Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the RR Interest.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as servicer, CWCapital Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as custodian and as certificate administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date, commencing in March 2020 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the calendar month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest, any Prepayment Fees then distributable, if any, and any other amounts distributable to the Class C Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that the Certificate Administrator has received appropriate wire transfer instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between the terms specified

Exhibit A-4-5

in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee, without the consent of any of the Certificateholders, the RR Interest Owners or Companion Loan Holders, in certain circumstances specified in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the RR ABS Interest Owners (if adversely affected by such amendment) and with the consent of the Holders of Certificates of each Class adversely affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of the Certificates or the RR Interest Owners, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate without the consent of the Holder of such Certificate or on the RR Interest without the consent of the RR Interest Owners; (2) alter in any manner the liens on any Collateral securing payments of the Whole Loan; (3) alter the obligations of the Servicer or the Trustee to make an Advance or alter Accepted Servicing Practices; (4) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under the Trust and Servicing Agreement; (5) adversely affect the Controlling Class Representative or the Risk Retention Consultation Parties without the consent of 100% of the Controlling Class Certificateholders or the RR ABS Interest Owners, respectively; or (6) amend the Section 10.1 of the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that (i) would cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes (as may be evidenced by an Opinion of Counsel), (ii) would cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code or (iii) changes in any manner the obligations of the Sponsors under the Loan Purchase Agreement without the consent of the Sponsors, and the

Exhibit A-4-6

Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian under the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the party requesting the amendment, or at the Trust Fund’s expense if the Trustee or the Certificate Administrator is the requesting party) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee or any other specified person in accordance with the amendment, will not result in an Adverse REMIC Event or cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Depositor and the Trustee created thereby with respect to the Certificates (other than (i) any obligations of the parties to the Trust and Servicing Agreement pursuant to Article 9 of the Trust and Servicing Agreement, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders and the RR Interest Owners after the final Distribution Date, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and (ii) the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 9 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the RR Interest or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to any intercreditor agreement or the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Property; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement. Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-4-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class C Certificates referred to in the Trust and Servicing Agreement.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-4-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

Exhibit A-4-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

________________________________

________________________________

________________________________

Date: __________________

Signature by or on behalf of
Assignor(s):

_________________________

Taxpayer Identification Number: _________

Exhibit A-4-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:
_____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-4-11

EXHIBIT A-5

FORM OF CLASS D CERTIFICATES

CLASS D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE GUARANTOR, THE MORTGAGE LOAN BORROWER, THE COMPANION LOAN HOLDERS, THE

1  Temporary Regulation S Global Certificate legend.

2  Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

3  Global Certificate legend.

Exhibit A-5-1

SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE INITIAL PURCHASERS, THE SPONSORS, THE RISK RETENTION CONSULTATION PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS D CERTIFICATE IS SUBORDINATED TO THE CLASS A, CLASS B AND CLASS C CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER

Exhibit A-5-2

PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-5-3

MOFT TRUST 2020-ABC
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2020-ABC, CLASS D

Pass-Through Rate: Net Trust Loan Rate[4]
First Distribution Date: March 12, 2020
Aggregate Initial Certificate Balance of the Class D Certificates: $71,820,000		Rated Final Distribution Date: February 2042
CUSIP:	55317B AJ6[5] U6072B AE2[6] 55317B AK3[7]	Initial Certificate Balance of this Certificate:	$[______][QIB] $[______][Reg S] $[______][IAI]
ISIN:	US55317BAJ61[8] USU6072BAE21[9] US55317BAK35[10]
Common Code:	212711586[11] 212711624[12]
No.: D-[1]

This certifies that [Cede & Co.]13 is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class D Certificates. The Trust Fund consists primarily of six notes secured by certain Collateral held in trust by the Certificate Administrator on behalf of the Trustee issued by a special purpose entity evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and

4  The initial approximate Pass-Through Rate as of the Closing Date is 3.4767%.

5  For Rule 144A Certificates.

6  For Regulation S Certificates.

7  For IAI Certificates.

8  For Rule 144A Certificates.

9  For Regulation S Certificates.

10  For IAI Certificates.

11  For Rule 144A Certificates.

12  For Regulation S Certificates.

13  For Global Certificate only.

Exhibit A-5-4

conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class C, Class E, Class RR and Class R Certificates (collectively with the Class D Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the RR Interest.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as servicer, CWCapital Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as custodian and as certificate administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date, commencing in March 2020 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the calendar month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest, any Prepayment Fees then distributable, if any, and any other amounts distributable to the Class D Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that the Certificate Administrator has received appropriate wire transfer instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between the terms specified

Exhibit A-5-5

in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee, without the consent of any of the Certificateholders, the RR Interest Owners or Companion Loan Holders, in certain circumstances specified in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the RR ABS Interest Owners (if adversely affected by such amendment) and with the consent of the Holders of Certificates of each Class adversely affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of the Certificates or the RR Interest Owners, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate without the consent of the Holder of such Certificate or on the RR Interest without the consent of the RR Interest Owners; (2) alter in any manner the liens on any Collateral securing payments of the Whole Loan; (3) alter the obligations of the Servicer or the Trustee to make an Advance or alter Accepted Servicing Practices; (4) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under the Trust and Servicing Agreement; (5) adversely affect the Controlling Class Representative or the Risk Retention Consultation Parties without the consent of 100% of the Controlling Class Certificateholders or the RR ABS Interest Owners, respectively; or (6) amend the Section 10.1 of the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that (i) would cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes (as may be evidenced by an Opinion of Counsel), (ii) would cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code or (iii) changes in any manner the obligations of the Sponsors under the Loan Purchase Agreement without the consent of the Sponsors, and the

Exhibit A-5-6

Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian under the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the party requesting the amendment, or at the Trust Fund’s expense if the Trustee or the Certificate Administrator is the requesting party) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee or any other specified person in accordance with the amendment, will not result in an Adverse REMIC Event or cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Depositor and the Trustee created thereby with respect to the Certificates (other than (i) any obligations of the parties to the Trust and Servicing Agreement pursuant to Article 9 of the Trust and Servicing Agreement, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders and the RR Interest Owners after the final Distribution Date, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and (ii) the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 9 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the RR Interest or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to any intercreditor agreement or the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Property; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement. Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-5-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class D Certificates referred to in the Trust and Servicing Agreement.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-5-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

Exhibit A-5-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

________________________________

________________________________

________________________________

Date: __________________

Signature by or on behalf of
Assignor(s):

_________________________

Taxpayer Identification Number: _________

Exhibit A-5-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:
_____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-5-11

EXHIBIT A-6

FORM OF CLASS E CERTIFICATES

CLASS E

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE GUARANTOR, THE MORTGAGE LOAN BORROWER, THE COMPANION LOAN HOLDERS, THE

1  Temporary Regulation S Global Certificate legend.

2  Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

3  Global Certificate legend.

Exhibit A-6-1

SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE INITIAL PURCHASERS, THE SPONSORS, THE RISK RETENTION CONSULTATION PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS E CERTIFICATE IS SUBORDINATED TO THE CLASS A, CLASS B, CLASS C AND CLASS D CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER

Exhibit A-6-2

PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-6-3

MOFT TRUST 2020-ABC
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2020-ABC, CLASS E

Pass-Through Rate: Net Trust Loan Rate[4]
First Distribution Date: March 12, 2020
Aggregate Initial Certificate Balance of the Class E Certificates: $44,840,000		Rated Final Distribution Date: February 2042
CUSIP:	55317B AL1[5] U6072B AF9[6] 55317B AM9[7]	Initial Certificate Balance of this Certificate:	$[______][QIB] $[______][Reg S] $[______][IAI]
ISIN:	US55317BAL18[8] USU6072BAF95[9] US55317BAM90[10]
Common Code:	212711632[11] 212711616[12]
No.: E-[1]

This certifies that [Cede & Co.]13 is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class E Certificates. The Trust Fund consists primarily of six notes secured by certain Collateral held in trust by the Certificate Administrator on behalf of the Trustee issued by a special purpose entity evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and

4  The initial approximate Pass-Through Rate as of the Closing Date is 3.4767%.

5  For Rule 144A Certificates.

6  For Regulation S Certificates.

7  For IAI Certificates.

8  For Rule 144A Certificates.

9  For Regulation S Certificates.

10  For IAI Certificates.

11  For Rule 144A Certificates.

12  For Regulation S Certificates.

13  For Global Certificate only.

Exhibit A-6-4

conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class C, Class D, Class RR and Class R Certificates (collectively with the Class E Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the RR Interest.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as servicer, CWCapital Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as custodian and as certificate administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date, commencing in March 2020 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the calendar month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest, any Prepayment Fees then distributable, if any, and any other amounts distributable to the Class E Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that the Certificate Administrator has received appropriate wire transfer instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between the terms specified

Exhibit A-6-5

in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee, without the consent of any of the Certificateholders, the RR Interest Owners or Companion Loan Holders, in certain circumstances specified in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the RR ABS Interest Owners (if adversely affected by such amendment) and with the consent of the Holders of Certificates of each Class adversely affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of the Certificates or the RR Interest Owners, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate without the consent of the Holder of such Certificate or on the RR Interest without the consent of the RR Interest Owners; (2) alter in any manner the liens on any Collateral securing payments of the Whole Loan; (3) alter the obligations of the Servicer or the Trustee to make an Advance or alter Accepted Servicing Practices; (4) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under the Trust and Servicing Agreement; (5) adversely affect the Controlling Class Representative or the Risk Retention Consultation Parties without the consent of 100% of the Controlling Class Certificateholders or the RR ABS Interest Owners, respectively; or (6) amend the Section 10.1 of the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that (i) would cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes (as may be evidenced by an Opinion of Counsel), (ii) would cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code or (iii) changes in any manner the obligations of the Sponsors under the Loan Purchase Agreement without the consent of the Sponsors, and the

Exhibit A-6-6

Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian under the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the party requesting the amendment, or at the Trust Fund’s expense if the Trustee or the Certificate Administrator is the requesting party) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee or any other specified person in accordance with the amendment, will not result in an Adverse REMIC Event or cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Depositor and the Trustee created thereby with respect to the Certificates (other than (i) any obligations of the parties to the Trust and Servicing Agreement pursuant to Article 9 of the Trust and Servicing Agreement, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders and the RR Interest Owners after the final Distribution Date, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and (ii) the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 9 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the RR Interest or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to any intercreditor agreement or the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Property; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement. Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-6-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class E Certificates referred to in the Trust and Servicing Agreement.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-6-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

Exhibit A-6-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

________________________________

________________________________

________________________________

Date: __________________

Signature by or on behalf of
Assignor(s):

_________________________

Taxpayer Identification Number: _________

Exhibit A-6-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:
_____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-6-11

EXHIBIT A-7

FORM OF CLASS RR CERTIFICATES

CLASS RR

THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, HEDGING AND PLEDGING PURSUANT TO THE CREDIT RISK RETENTION RULES. THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH THE TRANSFER REQUIREMENTS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. THE CERTIFICATE REGISTRAR SHALL REFUSE TO REGISTER THE TRANSFER OF THIS CERTIFICATE UNLESS SUCH TRANSFER IS IN ACCORDANCE WITH SECTION 5.3(i) OF THE TRUST AND SERVICING AGREEMENT.

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE TERMINATION OF THE RISK RETENTION PERIOD: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

1  Temporary Regulation S Global Certificate legend.

2  Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

Exhibit A-7-1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE GUARANTOR, THE MORTGAGE LOAN BORROWER, THE COMPANION LOAN HOLDERS, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE INITIAL PURCHASERS, THE SPONSORS, THE RISK RETENTION CONSULTATION PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF

3  Global Certificate legend.

Exhibit A-7-2

REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-7-3

MOFT TRUST 2020-ABC
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2020-ABC, CLASS RR

Pass-Through Rate: RR ABS Interest Rate[4]
First Distribution Date: March 12, 2020
Aggregate Initial Certificate Balance of the Class RR Certificates: $3,690,000		Rated Final Distribution Date: February 2042
CUSIP:	55317B AQ0[5] U6072B AH5[6] 55317B AR8[7]	Initial Certificate Balance of this Certificate:	$[______][QIB] $[______][Reg S] $[______][IAI]
ISIN:	US55317BAQ05[8] USU6072BAH51[9] US55317BAR87[10]
No.: RR-[1]

This certifies that [____] is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class RR Certificates. The Trust Fund consists primarily of six notes secured by certain Collateral held in trust by the Certificate Administrator on behalf of the Trustee issued by a special purpose entity evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class C, Class D, Class E and Class R Certificates (collectively with the Class RR Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the RR Interest.

4  Subject to change in accordance with the Trust and Servicing Agreement.

5  For Rule 144A Certificates.

6  For Regulation S Certificates.

7  For IAI Certificates.

8  For Rule 144A Certificates.

9  For Regulation S Certificates.

10  For IAI Certificates.

Exhibit A-7-4

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as servicer, CWCapital Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as custodian and as certificate administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date, commencing in March 2020 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the calendar month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest, any Prepayment Fees then distributable, if any, and any other amounts distributable to the Class RR Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that the Certificate Administrator has received appropriate wire transfer instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between the terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated

Exhibit A-7-5

transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee, without the consent of any of the Certificateholders, the RR Interest Owners or Companion Loan Holders, in certain circumstances specified in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the RR ABS Interest Owners (if adversely affected by such amendment) and with the consent of the Holders of Certificates of each Class adversely affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of the Certificates or the RR Interest Owners, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate without the consent of the Holder of such Certificate or on the RR Interest without the consent of the RR Interest Owners; (2) alter in any manner the liens on any Collateral securing payments of the Whole Loan; (3) alter the obligations of the Servicer or the Trustee to make an Advance or alter Accepted Servicing Practices; (4) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under the Trust and Servicing Agreement; (5) adversely affect the Controlling Class Representative or the Risk Retention Consultation Parties without the consent of 100% of the Controlling Class Certificateholders or the RR ABS Interest Owners, respectively; or (6) amend the Section 10.1 of the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that (i) would cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes (as may be evidenced by an Opinion of Counsel), (ii) would cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code or (iii) changes in any manner the obligations of the Sponsors under the Loan Purchase Agreement without the consent of the Sponsors, and the Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian under the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first

Exhibit A-7-6

received an Opinion of Counsel (at the expense of the party requesting the amendment, or at the Trust Fund’s expense if the Trustee or the Certificate Administrator is the requesting party) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee or any other specified person in accordance with the amendment, will not result in an Adverse REMIC Event or cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Depositor and the Trustee created thereby with respect to the Certificates (other than (i) any obligations of the parties to the Trust and Servicing Agreement pursuant to Article 9 of the Trust and Servicing Agreement, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders and the RR Interest Owners after the final Distribution Date, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and (ii) the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 9 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the RR Interest or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to any intercreditor agreement or the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Property; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement. Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-7-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

 Certificate of Authentication

This is one of the Class RR Certificates referred to in the Trust and Servicing Agreement.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-7-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

Exhibit A-7-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

________________________________

________________________________

________________________________

Date: __________________

Signature by or on behalf of
Assignor(s):

_________________________

Taxpayer Identification Number: _________

Exhibit A-7-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:
_____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-7-11

EXHIBIT A-8

FORM OF CLASS R CERTIFICATES

CLASS R

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER SPONSOR, THE GUARANTOR, THE MORTGAGE LOAN BORROWER, THE COMPANION LOAN HOLDERS, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE INITIAL PURCHASERS, THE SPONSORS, THE RISK RETENTION CONSULTATION PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO SECTION 4975 OF THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE

Exhibit A-8-1

DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.3 OF THE TSA, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS MULTIPLE “NONECONOMIC RESIDUAL INTERESTS”, AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E 1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

Exhibit A-8-2

MOFT TRUST 2020-ABC
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2020-ABC, CLASS R

Percentage Interest: 100%
Cut-off Date: February 6, 2020
CUSIP:	55317B AN7[1] U6072B AG7[2] 55317B AP2[3]
ISIN:	US55317BAN73[4] USU6072BAG78[5] US55317BAP22[6]
No.: R-[1]

This certifies that [_____] is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class R Certificates. The Trust Fund consists primarily of six notes secured by certain Collateral held in trust by the Certificate Administrator on behalf of the Trustee issued by a special purpose entity evidencing a fixed rate loan (the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X-A, Class B, Class C, Class D, Class E and Class RR Certificates (collectively with the Class R Certificates, the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the RR Interest.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as servicer, CWCapital Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as custodian

1  For Rule 144A Certificates.

2  For Regulation S Certificates.

3  For IAI Certificates.

4  For Rule 144A Certificates.

5  For Regulation S Certificates.

6  For IAI Certificates.

Exhibit A-8-3

and as certificate administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents the “residual interest” in two “real estate mortgage investment conduits,” as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator shall be the “partnership representative” (within the meaning of Section 6223 of the Code) of the Upper-Tier REMIC and the Lower-Tier REMIC. By acceptance of the Class R Certificates, the Class R Certificateholders agree, on behalf of themselves and all successor holders of such Class R Certificates, to such designation.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date, commencing in March 2020 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the calendar month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest, any Prepayment Fees then distributable, if any, and any other amounts distributable to the Class R Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that the Certificate Administrator has received appropriate wire transfer instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator. In the case of any conflict between the terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

Exhibit A-8-4

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee, without the consent of any of the Certificateholders, the RR Interest Owners or Companion Loan Holders, in certain circumstances specified in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee with the consent of the RR ABS Interest Owners (if adversely affected by such amendment) and with the consent of the Holders of Certificates of each Class adversely affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the Holders of the Certificates or the RR Interest Owners, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate without the consent of the Holder of such Certificate or on the RR Interest without the consent of the RR Interest Owners; (2) alter in any manner the liens on any Collateral securing payments of the Whole Loan; (3) alter the obligations of the Servicer or the Trustee to make an Advance or alter Accepted Servicing Practices; (4) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under the Trust and Servicing Agreement; (5) adversely affect the Controlling Class Representative or the Risk Retention Consultation Parties without the consent of 100% of the Controlling Class Certificateholders or the RR ABS Interest Owners, respectively; or (6) amend the Section 10.1 of the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that (i) would cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes (as may be evidenced by an Opinion of Counsel), (ii) would cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code or (iii) changes in any manner the obligations of the Sponsors under the Loan Purchase Agreement without the consent of the Sponsors, and the Trustee, Servicer, Special Servicer, Certificate Administrator or Custodian may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, Servicer,

Exhibit A-8-5

Special Servicer, Certificate Administrator or Custodian under the Trust and Servicing Agreement. Notwithstanding the foregoing, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the party requesting the amendment, or at the Trust Fund’s expense if the Trustee or the Certificate Administrator is the requesting party) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee or any other specified person in accordance with the amendment, will not result in an Adverse REMIC Event or cause any REMIC related to any Companion Loan Securities to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Depositor and the Trustee created thereby with respect to the Certificates (other than (i) any obligations of the parties to the Trust and Servicing Agreement pursuant to Article 9 of the Trust and Servicing Agreement, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders and the RR Interest Owners after the final Distribution Date, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and (ii) the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 9 of the Trust and Servicing Agreement following the later of (i) the final payment on the Certificates and the RR Interest or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to any intercreditor agreement or the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Property; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement. Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-8-6

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class R Certificates referred to in the Trust and Servicing Agreement.

Dated: February 26, 2020

Wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-8-7

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

Exhibit A-8-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

________________________________

________________________________

________________________________

Date: __________________

Signature by or on behalf of
Assignor(s):

_________________________

Taxpayer Identification Number: _________

Exhibit A-8-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:
_____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-8-10

EXHIBIT B

FORM OF REQUEST FOR RELEASE
(for Custodian)

Loan Information
Name of Mortgagor:
Custodian
Name:	Wells Fargo Bank, National Association
Address:	1055 10th Avenue SE Minneapolis, Minnesota 55414 Attention: Document Custody Group MOFT Trust 2020-ABC
Custodian Mortgage File No.:
Depositor
Name:	GS Mortgage Securities Corporation II
Address:	200 West Street, New York, New York 10282
Certificates:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC

The undersigned [Servicer] [Special Servicer] hereby requests delivery from Wells Fargo Bank, National Association, as custodian (the “Custodian”), for the Holders of MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Trust and Servicing Agreement, dated as of February 26, 2020, among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator (the “Trust and Servicing Agreement”).

( )	Note dated [ ], in the original principal sum of $________, made by _______, payable to, or endorsed to the order of, the Trustee.

( )	Mortgage(s) recorded on ____________ as instrument no. ________ in the County Recorder’s Office of the County of _________, State of ___________ in book/reel/docket ___________ of official records at page/image ________.

Exhibit B-1

( )	Deed of Trust(s) recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )	Deed to Secure Debt recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )	Other documents, including any amendments, assignments or other assumptions of the Notes or Mortgage.

( )        ___________________________

( )        ___________________________

( )        ___________________________

( )        ___________________________

The undersigned [Servicer] [Special Servicer] hereby acknowledges and agrees as follows:

(1)       The [Servicer] [Special Servicer] shall hold and retain possession of the Documents in trust on behalf of the Custodian for the benefit of the Certificateholders, solely for the purposes provided in the Trust and Servicing Agreement.

(2)       The [Servicer] [Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [Servicer] [Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Trust and Servicing Agreement.

(3)       The [Servicer] [Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Whole Loan has been liquidated or the Whole Loan has been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Trust and Servicing Agreement.

(4)       The Documents, coming into the possession or control of the [Servicer] [Special Servicer] shall at all times be earmarked for the account of the Custodian, and the [Servicer] [Special Servicer] shall keep the Documents separate and distinct from all other property in the [Servicer’s] [Special Servicer’s] possession, custody or control.

Exhibit B-2

[SERVICER][SPECIAL SERVICER]

By:
Name:
Title:

Date: _________

Exhibit B-3

EXHIBIT C

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.3(c) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a “U.S. person” within the meaning of Rule 902(k) of Regulation S;

*  Select appropriate depository.

Exhibit C-1

(2)       the offer and sale of the Certificates was made in an “offshore transaction” within the meaning of Rule 902(h) of Regulation S;

(3)       no “directed selling efforts” have been made by the Transferor, an affiliate of the Transferor, or any person acting on behalf of the Transferor or any such affiliate in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit C-2

EXHIBIT D

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(d) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Global Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a “U.S. person” within the meaning of Rule 902(k) of Regulation S;

(2)       the offer and sale of the Certificates was made in an “offshore transaction” within the meaning of Rule 902(h) of Regulation S;

Exhibit D-1

(3)       no “directed selling efforts” have been made by the Transferor, an affiliate of the Transferor, or a person acting on behalf of the Transferor or any such affiliate in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: GS Mortgage Securities Corporation II

Exhibit D-2

EXHIBIT E

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S GLOBAL CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.3(e) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

*  Select appropriate depository.

Exhibit E-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit E-2

EXHIBIT F

FORM OF CERTIFICATION TO BE GIVEN BY
BENEFICIAL OWNER OF TEMPORARY
REGULATION S GLOBAL CERTIFICATE

(Exchanges pursuant to
Section 5.3(f) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Global Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Global Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Global Certificate of the Class specified above issued under the Trust and Servicing Agreement certifies that it is not a “U.S. person” as defined in Rule 902(k) of Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

*  Select, as applicable.

Exhibit F-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Custodian, the Certificate Administrator, the Trustee and the Initial Purchasers.

Dated:
By:	________________________________ as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

Exhibit F-2

EXHIBIT G

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a “U.S. person” within the meaning of Rule 902(k) of Regulation S;

*  Select appropriate depository.

Exhibit G-1

(2)        the offer and sale of the Certificates was made in an “offshore transaction” within the meaning of Rule 902(h) of Regulation S;

(3)       no “directed selling efforts” have been made by the Transferor, an affiliate of the Transferor, or any person acting on behalf of the Transferor or any such affiliate in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Custodian, the Certificate Administrator, the Trustee and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: GS Mortgage Securities Corporation II

Exhibit G-2

EXHIBIT H

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Global Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a “U.S. person” within the meaning of Rule 902(k) of Regulation S;

(2)       the offer and sale of the Certificates was made in an “offshore transaction” within the meaning of Rule 902(h) of Regulation S;

Exhibit H-1

(3)       no “directed selling efforts” have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Custodian, the Certificate Administrator, the Trustee and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.

Exhibit I-1

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Custodian, the Certificate Administrator, the Trustee and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit I-2

EXHIBIT J-1

FORM OF INVESTMENT REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers (CMBS) – MOFT Trust 2020-ABC

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Attention: Leah Nivison
With a copy to: gs-refgsecuritization@gs.com

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.3 of the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator, on behalf of the holders of the MOFT Trust 2020-ABC, Commercial Mortgage Pass Through Certificates, Series 2020-ABC (the “Certificates”) in connection with the transfer by [             ] (the “Seller”) to the undersigned (the “Purchaser”) of $_____ aggregate Certificate Balance of Class [ ] Certificates, in certificated fully registered form (such registered interest, the “Certificate”). Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

[For Institutional Accredited Investors only] 1. The Purchaser is an institutional “accredited investor” (an “Institutional Accredited Investor”, i.e., an entity meeting the requirements of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and the Purchaser and any accounts for which the Purchaser is acting are each able to bear the economic risk of our or its investment. The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is an Institutional Accredited Investor) as

Exhibit J-1-1

to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

[For Qualified Institutional Buyers only] 1. The Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A (“Rule 144A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.       The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer to (i) “qualified institutional buyers” in transactions under Rule 144A, or (ii) Institutional Accredited Investors pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws (including applicable state and foreign securities laws), and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Non-Book Entry Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

3.       The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

4.       The Purchaser has reviewed the applicable Offering Circular dated February 19, 2020, relating to the Certificates (the “Offering Circular”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

5.       The Purchaser hereby undertakes to be bound by the terms and conditions of the Trust and Servicing Agreement in its capacity as an owner of a Non-Book Entry Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.       The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.3 of the Trust and Servicing Agreement.

Exhibit J-1-2

7.       Check one of the following:

[_]       The Purchaser is a “U.S. Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

[_]       The Purchaser is not a “U.S. Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s). The Purchaser has attached hereto (i) a duly executed IRS Form W-8BEN or W-8BEN-E (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment, (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business or (iv) a duly executed copy of IRS Form W-8EXP. The Purchaser agrees to provide to the Certificate Registrar updated IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY, IRS Form W-8ECI or IRS Form W-8EXP, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 7, “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

Please make all payments due on the Certificates:**

(a)       by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number:

Institution:

**  select (a) or (b).

Exhibit J-1-3

(b)       by mailing a check or draft to the following address:

___________________________________________________

___________________________________________________

___________________________________________________

Very truly yours,

[Insert Name of Purchaser]

By:
Name:
Title:

Dated: ________________, 20__

Exhibit J-1-4

EXHIBIT J-2

FORM OF AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) AND 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC (the “Certificates”) issued pursuant to the Trust and Servicing Agreement, dated February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator.

STATE OF	)
	)	ss.:
COUNTY OF	)

Capitalized terms not defined herein shall have the meaning ascribed to them in the Trust and Servicing Agreement.

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.       I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.       The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “Trust REMIC”) designated as the “Lower-Tier REMIC” and “Upper-Tier REMIC,” respectively, relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.       The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or

Exhibit J-2-1

nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a “Disqualified Organization” is any of the following: (i) the United States, a State, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (iii) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (iv) rural electric and telephone cooperatives described in Code Section 1381(a)(2) or (v) any other Person so designated by the Certificate Registrar based upon an opinion of counsel to the effect that any transfer to such Person may cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States”, “State” and “International Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions thereto.

4.       The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.       The Purchaser is a Permitted Transferee. For the purpose hereof, a “Permitted Transferee” is any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Person or (e) a U.S. Person with respect to which income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Person.

6.       No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.       The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Person.

8.       Check the applicable paragraph:

[_] The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

Exhibit J-2-2

(i)       the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)       the present value of the expected future distributions on such Class R Certificate; and

(iii)       the present value of the anticipated tax savings associated with holding such Class R Certificate as the related Trust REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

[_] The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)       the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)       at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a Person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)       the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Treasury Regulations Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)       the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

[_] None of the above.

9.       The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

Exhibit J-2-3

10.       The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

11.       The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer to any Person that does not provide an affidavit and agreement in substantially the same form as this affidavit and agreement or as to which the Purchaser has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee.

12.       The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.       The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.       The Purchaser has reviewed the provisions of Section 5.3 of the Trust and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.       The Purchaser consents to the designation of the Certificate Administrator as the “partnership representative” of the Lower-Tier REMIC and the Upper-Tier REMIC pursuant to Section 11.1 of the Trust and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name:
Title:

By:
Name:
Title:

Exhibit J-2-4

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the
State of _______________

[SEAL]

My Commission expires:

Exhibit J-2-5

EXHIBIT J-3

FORM OF TRANSFEROR LETTER

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class R

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)       No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)       The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Trust and Servicing Agreement as Exhibit J-2. The Transferor has no actual knowledge that the Transferee is not a Permitted Transferee (as defined in such Transfer Affidavit and Agreement) and has no actual knowledge or reason to know that the Transferee’s representations in such Transfer Affidavit and Agreement are false.

(3)       The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that

Exhibit J-3-1

the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:

Exhibit J-3-2

EXHIBIT J-4

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF THE RR INTEREST

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

9062 Old Annapolis Road

Columbia, Maryland 21045
Attention: Risk Retention Custody (CMBS) – MOFT Trust 2020-ABC

Goldman Sachs Mortgage Company,
as Retaining Sponsor

200 West Street
New York, New York 10282
Attention: Leah Nivison

With a copy to: gs-refgsecuritization@gs.com

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

With a copy to: gs-refgsecuritization@gs.com

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC (the “Certificates”) issued pursuant to the Trust and Servicing Agreement (the “Trust and Servicing Agreement”), dated as of February 26, 2020, among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator

Ladies and Gentlemen:

[_____] (the “Transferee”) hereby certifies, represents and warrants to each of the addressees hereto:

1.	[[_____] (the “Transferor”) is transferring $[_____] RR Interest Balance of the RR Interest to [______] (the “Transferee”).] [The [_____] (the “Transferor”) is transferring $[_____] RR Interest Balance of the RR Interest to [_____] (the “Transferee”) that is a Permitted Lender in a repurchase transaction.] [The [_____] (the “Transferor”) is granting a security interest in the RR Interest to [_____] (the “Transferee”) that is a Permitted Lender.]
2.	The transfer or the pledge contemplated in Paragraph 1 (a “Transfer”) is in compliance with the Trust and Servicing Agreement.

Exhibit J-4-1

3.	The Transferee is aware that the Certificate Registrar will not recognize any Transfer of any portion of the RR Interest by the Transferor unless the Transferee, or the Transferee’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Transferee expressly agrees that it will not consummate any such Transfer if it knows or believes that any representation contained in such certificate is false.
4.	The Transferee is not and will not become an employee benefit plan or other plan that is subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or a governmental plan (as defined in Section 3(42) of ERISA) or other plan that is subject to any federal, state, local or non-U.S. law that is, to a material extent, similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code (each, a “Plan”), or any person acting on behalf of any such Plan or using the assets of a Plan to purchase the RR Interest.
5.	Check one of the following:
[_]	The Transferee certifies, represents and warrants to each of the addressees hereto that:
A.	The Transferee is the Sponsor or a “majority-owned affiliate”, as such term is defined in the Credit Risk Retention Rule (a “Majority-Owned Affiliate”) of the Sponsor;
B.	The Transferee is not acquiring the RR Interest as a nominee, trustee or agent for any person that is not the Sponsor or a Majority-Owned Affiliate of the Sponsor;
C.	If the Transferee is a Majority-Owned Affiliate of the Sponsor, for so long as it retains its interest in the RR Interest, it will remain a Majority-Owned Affiliate of the Sponsor; and
D.	The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of the RR Interest will satisfy the risk retention requirements of the Sponsor, in its capacity as “sponsor” under the Credit Risk Retention Rule.
[_]	The Transferee certifies, represents and warrants to each of the addressees hereto that:
A.	The Transferee is a Permitted Lender;
B.	It is not acquiring an interest in the RR Interest as a nominee, trustee or agent for any person that is not a Permitted Lender, and that for

Exhibit J-4-2

so long as it retains its interest in the RR Interest, it will remain a Permitted Lender; and

C.	The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of an interest in the RR Interest will satisfy the risk retention requirements of the Sponsor, in its capacity as “Sponsor” under the Credit Risk Retention Rule.

6.                  Check one of the following:

[_]       The Transferee is a “U.S. Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

[_]       The Transferee is not a “U.S. Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s). The Transferee has attached hereto (i) a duly executed IRS Form W-8BEN or W-8BEN-E (or successor form), which identifies such Transferee as the beneficial owner of the Certificate(s) and states that such Transferee is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment, (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business or (iv) a duly executed copy of IRS Form W-8EXP. The Transferee agrees to provide to the Certificate Registrar updated IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY, IRS Form W-8ECI or IRS Form W-8EXP, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 6, “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

7.                  All distributions to be made to the Transferee pursuant to the Trust and Servicing Agreement should be made to:

Exhibit J-4-3

[INSERT WIRE TRANSFER INFORMATION]

Bank:

Account No.:

Attention:
Ref:

ABA No.:

8.                  Any communications to the Transferee pursuant to the Trust and Servicing Agreement should be provided to:

[INSERT CONTACT INFORMATION]

[NAME]
[ADDRESS]

Fax number:

Telephone:

E-mail:

Capitalized terms used but not defined herein have the meanings assigned thereto in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Transferee has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEREE]

By:
Name:
Title:

Exhibit J-4-4

EXHIBIT J-5

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF THE RR INTEREST

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Risk Retention Custody – MOFT 2020-ABC

Goldman Sachs Mortgage Company,
as Retaining Sponsor

200 West Street
New York, New York 10282
Attention: Leah Nivison
With a copy to: gs-refgsecuritization@gs.com

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison
With a copy to: gs-refgsecuritization@gs.com

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC (the “Certificates”) issued, and the RR Interest created, pursuant to the Trust and Servicing Agreement (the “Trust and Servicing Agreement”), dated as of February 26, 2020, among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator

Ladies and Gentlemen:

[_____] (the “Transferor”) hereby certifies, represents and warrants to each of the addressees hereto:

1.	[[_____] (the “Transferor”) is transferring $[_____] RR Interest Balance of the RR Interest to [______] (the “Transferee”).] [The [_____] (the “Transferor”) is transferring $[_____] RR Interest Balance of the RR Interest to [_____] (the “Transferee”) that is a Permitted Lender in a repurchase transaction.] [The [_____] (the “Transferor”) is granting a security interest in the RR Interest to [_____] (the “Transferee”) that is a Permitted Lender.]

Exhibit J-5-1

2.	The transfer or the pledge contemplated in Paragraph 1 (a “Transfer”) is in compliance with the Trust and Servicing Agreement.
3.	The Transferor is aware that the Certificate Registrar will not recognize any Transfer of any portion of the RR Interest by the Transferor unless the Transferor, or the Transferor’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Transferor expressly agrees that it will not consummate any such Transfer if it knows or believes that any representation contained in such certificate is false.
4.	Check one of the following:
[_]	[The Transferor is the Sponsor,] and the Transferor certifies, represents and warrants to you that:
A.	The Transferee is the Sponsor or a “majority-owned affiliate”, as such term is defined in the Credit Risk Retention Rule (a “Majority-Owned Affiliate”) of the Sponsor; and
B.	To the Transferor’s knowledge, the Transferee is not acquiring the RR Interest as a nominee, trustee or agent for any person that is not the Sponsor or a Majority-Owned Affiliate of the Sponsor.
[_]	The Transferee certifies, represents and warrants to each of the addressees hereto that:
A.	The Transferee is a Permitted Lender; and
B.	To the knowledge of the Transferor, the Transferee is not acquiring an interest in the RR Interest as a nominee, trustee or agent for any person that is not a Permitted Lender, and that for so long as it retains its interest in the RR Interest, it will remain a Permitted Lender.
5.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Trust and Servicing Agreement as Exhibit J-4. The Transferor does not know or believe that any representation contained therein is false.

All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

Exhibit J-5-2

[TRANSFEROR]

By:
Name:
Title:

Exhibit J-5-3

EXHIBIT J-6

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF THE CLASS RR CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Risk Retention Custody – MOFT 2020-ABC

Goldman Sachs Mortgage Company,
as Retaining Sponsor

200 West Street
New York, New York 10282
Attention: Leah Nivison
With a copy to: gs-refgsecuritization@gs.com

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison
With a copy to: gs-refgsecuritization@gs.com

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC (the “Certificates”) issued, and the RR Interest created, pursuant to the Trust and Servicing Agreement (the “Trust and Servicing Agreement”), dated as of February 26, 2020, among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator

Ladies and Gentlemen:

[_____] (the “Transferee”) hereby certifies, represents and warrants to each of the addressees hereto:

1.	[[_____] (the “Transferor”) is transferring $[_____] Certificate Balance of the Class RR Certificates to [______] (the “Transferee”).] [The [_____] (the “Transferor”) is transferring $[_____] Certificate Balance of the Class RR Certificates to [_____] (the “Transferee”) that is a Permitted Lender in a repurchase transaction.] [The [_____] (the “Transferor”) is granting a security interest in the Class RR Certificates to [_____] (the “Transferee”) that is a Permitted Lender.]

Exhibit J-6-1

2.	The transfer or the pledge contemplated in Paragraph 1 (a “Transfer”) is in compliance with the Trust and Servicing Agreement.
3.	The Transferee is aware that the Certificate Registrar will not recognize any Transfer of any portion of the Class RR Certificates by the Transferor unless the Transferee, or the Transferee’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Transferee expressly agrees that it will not consummate any such Transfer if it knows or believes that any representation contained in such certificate is false.
4.	If the Purchaser is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the Class RR Certificates, (a) all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the Class RR Certificates and (b) the acquisition of the Class RR Certificates will be effected through Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC or an affiliate thereof.
5.	The Transferee is not and will not become (i) an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state, local or non-U.S. law (“Similar Law”) that is, to a material extent, similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code (each, a “Plan”), or (ii) any Person acting on behalf of any such Plan or using the assets of any such Plan, other than an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of Certificate(s) by such insurance company would be exempt from the prohibited transaction provisions of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 or, in the case of a Plan subject to Similar Law, where the acquisition, holding and disposition of any such Certificate will not constitute or otherwise result in a non-exempt violation of Similar Law.
6.	Check one of the following:
[_]	The transfer will occur during the Risk Retention Period, and the Transferee certifies, represents and warrants to each of the addressees hereto that:
A.	The Transferee is the Sponsor or a “majority-owned affiliate”, as such term is defined in the Credit Risk Retention Rule (a “Majority-Owned Affiliate”) of the Sponsor;
B.	The Transferee is not acquiring the Class RR Certificates as a nominee, trustee or agent for any person that is not the Sponsor or a Majority-Owned Affiliate of the Sponsor;
C.	It hereby makes each representation set forth in Section 5(b) of the Credit Risk Retention Agreement.

Exhibit J-6-2

D.	If the Transferee is a Majority-Owned Affiliate of the Sponsor, for so long as it retains its interest in the Class RR Certificates, it will remain a Majority-Owned Affiliate of the Sponsor; and
E.	The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of the Class RR Certificates will satisfy the risk retention requirements of the Sponsor, in its capacity as [“sponsor”][“originator”] under the Credit Risk Retention Rule.
[_]	The transfer will occur after the termination of the Risk Retention Period and the Retaining Sponsor’s signature is not required.
[_]	The Transferee certifies, represents and warrants to each of the addressees hereto that:
A.	The Transferee is a Permitted Lender;
B.	It is not acquiring an interest in the Class RR Certificates as a nominee, trustee or agent for any person that is not a Permitted Lender, and that for so long as it retains its interest in the Class RR Certificates, it will remain a Permitted Lender; and
C.	The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of an interest in the Class RR Certificates will satisfy the risk retention requirements of the Sponsor, in its capacity as “Sponsor” under the Credit Risk Retention Rule.
7.	Check one of the following:

[_]       The Transferee is a “U.S. Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

[_]       The Transferee is not a “U.S. Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s). The Transferee has attached hereto (i) a duly executed IRS Form W-8BEN or W-8BEN-E (or successor form), which identifies such Transferee as the beneficial owner of the Certificate(s) and states that such Transferee is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment, (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business or (iv) a duly executed copy of IRS Form W-8EXP. The Transferee agrees to provide to the Certificate Registrar updated IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY, IRS Form W-

Exhibit J-6-3

8ECI or IRS Form W-8EXP, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 7, “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

8.	All distributions to be made to the Transferee pursuant to the Trust and Servicing Agreement should be made to:

[INSERT WIRE TRANSFER INFORMATION]

Bank:

Account No.:

Attention:
Ref:

ABA No.:

9.	Any communications to the Transferee pursuant to the Trust and Servicing Agreement should be provided to:

[INSERT CONTACT INFORMATION]

[NAME]
[ADDRESS]

Fax number:

Telephone:
E-mail:

All capitalized terms used but not defined herein have the respective meanings assigned thereto in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Transferee has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

Exhibit J-6-4

[TRANSFERee]

By:
Name:
Title:

[RETAINING SPONSOR]

By:
Name:
Title:

Exhibit J-6-5

EXHIBIT J-7

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF THE CLASS RR CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Risk Retention Custody – MOFT 2020-ABC

Goldman Sachs Mortgage Company,
as Retaining Sponsor

200 West Street
New York, New York 10282
Attention: Leah Nivison
With a copy to: gs-refgsecuritization@gs.com

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison
With a copy to: gs-refgsecuritization@gs.com

[EACH OTHER HOLDER OF A CLASS RR CERTIFICATE]

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC (the “Certificates”) issued, and the RR Interest created, pursuant to the Trust and Servicing Agreement (the “Trust and Servicing Agreement”), dated as of February 26, 2020, among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator

Ladies and Gentlemen:

[_____] (the “Transferor”) hereby certifies, represents and warrants to each of the addressees hereto:

1.	[[_____] (the “Transferor”) is transferring $[_____] Certificate Balance of the Class RR Certificates to [______] (the “Transferee”).] [The [_____] (the “Transferor”) is transferring $[_____] Certificate Balance of the Class RR Certificates to [_____] (the “Transferee”) that is a Permitted Lender in a repurchase transaction.] [The [_____] (the “Transferor”) is

Exhibit J-7-1

granting a security interest in the Class RR Certificates to [_____] (the “Transferee”) that is a Permitted Lender.]

2.	The transfer or the pledge contemplated in Paragraph 1 (a “Transfer”) is in compliance with the Trust and Servicing Agreement.
3.	The Transferor is aware that the Certificate Registrar will not recognize any Transfer of any portion of the Class RR Certificates by the Transferor unless the Transferor, or the Transferor’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Transferor expressly agrees that it will not consummate any such Transfer if it knows or believes that any representation contained in such certificate is false.
4.	Check one of the following:
[_]	The transfer will occur during the Risk Retention Period, and [the Transferor is the Sponsor,] and the Transferor certifies, represents and warrants to you that:
A.	The Transferee is the Sponsor or a “majority-owned affiliate”, as such term is defined in the Credit Risk Retention Rule (a “Majority-Owned Affiliate”) of the Sponsor; and
B.	To the Transferor’s knowledge, the Transferee is not acquiring the Class RR Certificates as a nominee, trustee or agent for any person that is not the Sponsor or a Majority-Owned Affiliate of the Sponsor.
[_]	The transfer will occur after the termination of the Risk Retention Period and the Retaining Sponsor’s signature is not required.
[_]	The Transferee certifies, represents and warrants to each of the addressees hereto that:
A.	The Transferee is a Permitted Lender; and
B.	To the knowledge of the Transferor, the Transferee is not acquiring an interest in the Class RR Certificates as a nominee, trustee or agent for any person that is not a Permitted Lender, and that for so long as it retains its interest in the Class RR Certificates, it will remain a Permitted Lender.
5.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Trust and Servicing Agreement as Exhibit J-6. The Transferor does not know or believe that any representation contained therein is false.

All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement.

Exhibit J-7-2

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEROR]

By:
Name:
Title:

[RETAINING SPONSOR]

By:
Name:
Title:

Exhibit J-7-3

EXHIBIT J-8

FORM OF REQUEST OF RETAINING SPONSOR CONSENT FOR RELEASE OF THE CLASS RR CERTIFICATES WHILE THE CREDIT RISK RETENTION RULE IS IN EFFECT

TO BE SENT BY ELECTRONIC MAIL TO THE CERTIFICATE ADMINISTRATOR AND THE APPLICABLE RETAINING SPONSOR BY THE HOLDER OF THE CLASS RR CERTIFICATES

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Risk Retention Custody – MOFT 2020-ABC
with a copy to:
Email: RiskRetentionCustody@wellsfargo.com

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison
With a copy to: gs-refgsecuritization@gs.com

Goldman Sachs Mortgage Company

200 West Street

New York, New York 10282

Attention: Leah Nivison

With a copy to: gs-refgsecuritization@gs.com

Re:	MOFT 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC

Ladies and Gentlemen:

This is delivered to you in connection with the release (the “Release”) of $[____] aggregate Certificate Balance of the Class RR Certificates from the Class RR Certificates Safekeeping Account [for a transfer or other actions, other than due to the termination of the Credit Risk Retention Rule].

The Certificates were issued pursuant to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement.

Exhibit J-8-1

The Holder of the Class RR Certificates hereby requests your written consent to the Release.

Sincerely,

[Holder of the CLASS RR CERTIFICATES]

By:
Name:
Title:

CONSENT TO RELEASE: [RETAINING SPONSOR]

By:
Name:
Title:

GS Mortgage Securities Corporation II, as Depositor

By:
Name:
Title:

Exhibit J-8-2

EXHIBIT J-9

FORM OF REQUEST OF RETAINING SPONSOR CONSENT FOR RELEASE OF THE CLASS RR CERTIFICATES AFTER THE TERMINATION OF THE CREDIT RISK RETENTION RULE

[Date]

FOR A RELEASE TO BE SENT BY ELECTRONIC MAIL TO THE CERTIFICATE ADMINISTRATOR BY CLASS RR CERTIFICATEHOLDER [WITH COPIES TO RETAINING SPONSOR]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Risk Retention Custody – MOFT 2020-ABC

Email: RiskRetentionCustody@wellsfargo.com

FOR A RELEASE TO BE SENT BY ELECTRONIC MAIL TO THE RETAINING SPONSOR BY WELLS FARGO

Goldman Sachs Mortgage Company,
as Retaining Sponsor

Email: leah.nivison@gs.com

Email: brian.a.bolton@gs.com

Email: gs-refgsecuritization@gs.com

GS Mortgage Securities Corporation II,
as Depositor

Email: leah.nivison@gs.com

Email: brian.a.bolton@gs.com

Email: gs-refgsecuritization@gs.com

Cadwalader, Wickersham & Taft, LLP

200 Liberty Street

New York, New York 10281

Attention: Lisa Pauquette
Email: lisa.pauquette@cwt.com

Re:	MOFT 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the release (the “Release”) of $[_____] aggregate Certificate Balance of the Class RR Certificates from the Class RR Certificates

Exhibit J-9-1

Safekeeping Account, in connection with the termination of the Credit Risk Retention Rule, [and in connection with a request to convert such Class RR Certificate to a Global Certificate pursuant to the enclosed transfer certificate].

The Certificates were issued pursuant to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement.

The Class RR Certificateholder hereby requests your written consent to the Release in connection with the termination of the Credit Risk Retention Rule [and conversion to a Global Certificate].

IMPORTANT NOTICE: IF YOU FAIL TO RESPOND TO THE CERTIFICATE ADMINISTRATOR IN WRITING AT THE CONTACT INFORMATION SET FORTH BELOW WITHIN 10 BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REQUEST, THEN THE RELEASE WILL BE DEEMED TO HAVE BEEN APPROVED BY YOU UNDER THE TRUST AND SERVICING AGREEMENT.

Exhibit J-9-2

The contact information of the Certificate Administrator is:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: MOFT Trust 2020-ABC
Email: riskretentioncustody@wellsfargo.com

Sincerely,

[CLASS RR CERTIFICATEHOLDER]

By:
Name:
Title:

CONSENT TO RELEASE:

GOLDMAN SACHS MORTGAGE COMPANY, a New York Limited Partnership

By:
Authorized Representative

Exhibit J-9-3

EXHIBIT K-1

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER RELATED PARTIES (AND/OR THE RISK RETENTION CONSULTATION PARTIES)

[Date]

Wells Fargo Bank, National Association,
as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

In accordance with the requirements for obtaining certain information under, or the exercise of Voting Rights pursuant to, the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is either (a) a certificateholder, a beneficial owner or a prospective purchaser of the Class ___ Certificates, (b) the Controlling Class Representative1 or (c) a repurchasing Sponsor, a Risk Retention Consultation Party or a Companion Loan Holder.

2.       The undersigned is not a Borrower Related Party or is a Risk Retention Consultation Party.

3.       The undersigned has received a copy of the final Offering Circular.2

4.       The undersigned is requesting access pursuant to the Trust and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Trust and Servicing Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside

1  Only required if (i) the Controlling Class Representative is not a Certificateholder and (ii) no Consultation Termination Event or Control Termination Event is in effect.

2  Not required for a prospective purchaser.

Exhibit K-1-1

persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned shall be fully liable for any breach of this certificate by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

By:
Name:
Title:
Company:
Phone:

Exhibit K-1-2

EXHIBIT K-2

FORM OF INVESTOR CERTIFICATION FOR BORROWER RELATED PARTIES (FOR PERSONS OTHER THAN THE RISK RETENTION CONSULTATION PARTIES)

[Date]

Wells Fargo Bank, National Association,
as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

In accordance with the requirements for obtaining certain information under, or the exercise of Voting Rights pursuant to, the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is either (a) a certificateholder or a beneficial owner, (b) a prospective purchaser of the Class ___ Certificates, (c) the Controlling Class Representative1 or (d) a Companion Loan Holder.

2.       The undersigned is a Borrower Related Party.

3.       The undersigned has received a copy of the final Offering Circular.2

4.       The undersigned is requesting access pursuant to the Trust and Servicing Agreement to the Distribution Date Statements (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without

1  Only required if (i) the Controlling Class Representative is not a Certificateholder and (ii) no Consultation Termination Event or Control Termination Event is in effect.

2  Not required for a prospective purchaser.

Exhibit K-2-1

the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned shall be fully liable for any breach of this certificate by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

By:
Name:
Title:
Company:
Phone:

Exhibit K-2-2

EXHIBIT K-3

FORM OF INVESTOR CERTIFICATION FOR EXERCISING VOTING RIGHTS

[Date]

Wells Fargo Bank, National Association,
as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – MOFT Trust 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

In accordance with the requirements for the exercise of Voting Rights pursuant to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a [certificateholder] [beneficial owner] of the Class ___ Certificates.

2.       The undersigned has received a copy of the Offering Circular.

3.       The undersigned is not a Borrower Related Party.

4.       The undersigned intends to exercise Voting Rights under the Trust and Servicing Agreement and certifies that (please check one of the following):

___	The undersigned is the Depositor, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee.
___	The undersigned is an Affiliate of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee and hereby certifies to the existence of an Affiliate Ethical Wall between it and the Depositor, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable.

___ The undersigned is not the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or an Affiliate of the foregoing.

5.       The undersigned shall be fully liable for any breach of this certificate by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Servicer, the Special

Exhibit K-3-1

Servicer, the Certificate Administrator and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and [shall be deemed to have] caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

__________________________________________

[Certificateholder] [Beneficial Owner]

By:
Name:
Title:
Company:
Phone:

Exhibit K-3-2

EXHIBIT K-4

Form of Certification of the CONTROLLING CLASS REPRESENTATIVE

[Date]

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo

MAC D1050-084, 401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: MOFT 2020-ABC Asset Manager
Fax Number: (704) 715-0036

Email: commercial.servicing@wellsfargo.com

Wells Fargo Bank, National Association,

as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – MOFT Trust 2020-ABC

Email: trustadministrationgroup@wellsfargo.com;

cts.cmbs.bond.admin@wellsfargo.com

CWCapital Asset Management LLC 7501 Wisconsin Avenue, Suite 500 West Bethesda, Maryland 20814 Attention: Legal Department (MOFT 2020-ABC) Email: CWCAMnoticesMOFT2020-ABC@cwcapital.com

Re: MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, Class [__]

In accordance with Section 6.5 of the Trust and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Controlling Class Representative.

2.       The undersigned is not a Borrower Related Party.

3.       If the undersigned becomes a Borrower Related Party with respect to the Whole Loan, the undersigned agrees to and shall deliver the certification attached as Exhibit K-2 to the Trust and Servicing Agreement.

4.       [For use with any party other than the initial Controlling Class Representative] The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Trust and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

Exhibit K-4-1

5.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Controlling Class Representative

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit K-4-2

EXHIBIT K-5

Form of Certification of the risk retention consultation PARTIES

[Date]

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo

MAC D1050-084, 401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: MOFT 2020-ABC Asset Manager
Fax Number: (704) 715-0036

Email: commercial.servicing@wellsfargo.com

Wells Fargo Bank, National Association,

as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – MOFT Trust 2020-ABC

Email: trustadministrationgroup@wellsfargo.com;

cts.cmbs.bond.admin@wellsfargo.com

CWCapital Asset Management LLC 7501 Wisconsin Avenue, Suite 500 West Bethesda, Maryland 20814 Attention: Legal Department (MOFT 2020-ABC) Email: CWCAMnoticesMOFT2020-ABC@cwcapital.com	Wells Fargo Bank, National Association as Certificate Registrar 600 South 4th Street, 7th Floor, MAC: N9300-070 Minneapolis, Minnesota 55479 Attention: Certificate Transfers (CMBS) – MOFT 2020-ABC

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, RR ABS Interests

In accordance with Section 6.5 of the Trust and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as a Risk Retention Consultation Party.

2.       [For use with any party other than an initial Risk Retention Consultation Party] The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Trust and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

3.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

Exhibit K-5-1

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[RISK RETENTION CONSULTATION PARTY]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit K-5-2

EXHIBIT L

APPLICABLE SERVICING CRITERIA

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). For the avoidance of doubt, for purposes of this Exhibit L, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by a Servicer or Special Servicer.

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Servicer Special Servicer Custodian
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Servicer Special Servicer
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	N/A
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Servicer Trustee[1]
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Servicer Special Servicer

1  Only to the extent that the Trustee was required to make an Advance pursuant to the Trust and Servicing Agreement during the applicable calendar year.

Exhibit L-1

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Servicer Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Servicer Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	N/A
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	N/A
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	N/A
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	N/A
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Servicer Special Servicer Custodian
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Servicer Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Servicer

Exhibit L-2

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Servicer and Special Servicer are the same entity, the Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

At all times that the Custodian and/or Trustee are the same entity, such entity may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Exhibit L-3

EXHIBIT M

FORM OF NRSRO CERTIFICATION

[Date]

Wells Fargo Bank, National Association,

as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045
Attention: Corporate Trust Services MOFT Trust 2020-ABC

Attention: MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC

In accordance with the requirements for obtaining certain information pursuant to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.                  The undersigned is a Rating Agency hired by the Depositor to provide ratings on the Certificates; or

2.                  The undersigned, a Nationally Recognized Statistical Rating Organization (as defined under Section 3(a)(62) of the Exchange Act);

(a)	has provided the Depositor with the appropriate certifications under Exchange Act 17g-5(e);
(b)	has access to the Depositor's 17g-5 website; and
(c)	agrees that the confidentiality agreement attached as Annex A hereto shall be applicable to the undersigned with respect to information obtained from the Depositor's 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider's Website.

3.                  The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

Exhibit M-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Date:

Very truly yours,

[NRSRO Name]

By:
Name:
Title:
Phone:
E-mail:

Exhibit M-2

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with [_____] (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC (the “Certificates”) pursuant to the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator, and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Trust and Servicing Agreement, including the [section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Trust and Servicing Agreement)]. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y) any of the terms, conditions or other facts with respect to the transactions contemplated by the Trust and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

•	was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined below) in violation of this Confidentiality Agreement;
•	was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or
•	is independently developed by the NRSRO without reference to any Confidential Information.

Exhibit M-3

Information to Be Held in Confidence.

You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

You will treat the Confidential Information as private and confidential. Subject to the terms herein, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

•	disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;
•	solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5),post the Confidential Information to the NRSRO’s password protected website; and
•	use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable

Exhibit M-4

assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

Violations of this Confidentiality Agreement.

The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

Exhibit M-5

Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

[_____________]

Exhibit M-6

EXHIBIT N

FORM OF LIMITED POWER OF ATTORNEY

RECORDING REQUESTED BY:

[_____________]
[_____________]
[_____________]
Attention: [_____________]

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Wilmington Trust, National Association, a national banking association, incorporated and existing under the laws of the United States, having its usual place of business at 1100 North Market Street, Wilmington, Delaware 19890, as trustee (the “Trustee”) pursuant to that Trust and Servicing Agreement dated as of February 26, 2020 (the “Agreement”) among GS Mortgage Securities Corporation II, as depositor, Wells Fargo Bank, National Association, as servicer (in such capacity, the “Servicer”), CWCapital Asset Management LLC, as special servicer (the “Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator and as custodian and the Trustee, hereby constitutes and appoints the [Servicer][Special Servicer], by and through the [Servicer][Special Servicer]’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with the mortgage loan (the “Trust Loan”) serviced by the [Servicer][Special Servicer] and the property (“[REO] Property”) administered by the [Servicer][Special Servicer] pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items 1 through 12 below with respect to the Trust Loan and the [REO] Property; provided, however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required or permitted under the Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.	The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing the Whole Loan.
2.	The modification or re-recording of a Mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting the Mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that (i) said modification or re-recording, in either instance, does not adversely affect the lien of the Mortgage or deed of trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

Exhibit N-1

3.	The subordination of the lien of a Mortgage or deed of trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.
4.	The conveyance of the property to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.
5.	The completion of loan assumption agreements.
6.	The full satisfaction/release of a Mortgage or deed of trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Trust Note.
7.	The assignment of any Mortgage or deed of trust and the related Trust Note, in connection with the repurchase of the Trust Loan secured and evidenced thereby.
8.	The full assignment of the Mortgage or deed of trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Trust Note.
9.	The full enforcement of and preservation of the Trustee’s interests in the Trust Notes, Mortgage or deeds of trust, and in the proceeds thereof, by way of, including but not limited to, foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and the deed of trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of deed in lieu of foreclosure;

f.	the filing, prosecution and defense of claims, and to appear on behalf of the Trustee, in bankruptcy cases affecting the Trust Notes, Mortgage or deeds of trust;

g.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

Exhibit N-2

h.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions; and

i.	the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, deed of trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.
10.	With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:
a.	listing agreements;
b.	purchase and sale agreements;
c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;
d.	escrow instructions; and
e.	any and all documents necessary to effect the transfer of property.
11.	The modification or amendment of escrow agreements established for repairs to the mortgaged property or reserves for replacement of personal property.
12.	The execution and delivery of the following:

a.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, deed of trust or other security document in the related Mortgage File or the Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and

c.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by the Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the Property, REO Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the Property (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of the Property or the replacement of asset managers) or REO Property, documents exercising any or all of the rights, powers and privileges granted or provided to the holder of the Trust Loan under the related loan

Exhibit N-3

documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Property or REO Property, instruments relating to the custody of any collateral that now secures or hereafter may secure the Trust Loan and any other consents.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of the date set forth below.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the [Servicer][Special Servicer] has the power to delegate its rights or obligations under the Agreement, the [Servicer][Special Servicer] also has the power to delegate the authority given to it by Wilmington Trust, National Association, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The [Servicer][Special Servicer]'s attorneys-in-fact shall have no greater authority than that held by the [Servicer][Special Servicer].

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the Trustee under the Agreement, or (iii) be construed to grant the [Servicer][Special Servicer] the power to initiate or defend any suit, litigation or proceeding in the name of Wilmington Trust, National Association except as specifically provided for herein. If the [Servicer][Special Servicer] receives any notice of suit, litigation or proceeding in the name of Wilmington Trust, National Association, then the [Servicer][Special Servicer] shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to the [Servicer][Special Servicer] under the Agreement or to allow the [Servicer][Special Servicer] to take any action with respect to the Mortgage, deed of trust or Trust Notes not authorized by the Agreement.

The [Servicer][Special Servicer] hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the negligent use, or negligent or willful misuse, of this Limited Power of Attorney by the [Servicer][Special Servicer]. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

Exhibit N-4

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, Wilmington Trust, National Association, as Trustee for MOFT Trust 2020-ABC, Commercial Mortgage Pass Through Certificates, Series 2020-ABC has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

Wilmington Trust, National Association,

as Trustee, for MOFT Trust 2020-ABC, Commercial Mortgage Pass Through Certificates, Series 2020-ABC

By:________________________________________

Name:

Title:

Exhibit N-5

Witness:

____________________

Witness:

_____________________

State of Delaware}

County of ________}

On ________________________, before me, _________________________________Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Delaware that the foregoing paragraph is true and correct.

Witness my hand and official seal.

_________________________________

Notary signature

Exhibit N-6

EXHIBIT O

FORM OF ERISA REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Transfer Services – MOFT Trust 2020-ABC

Wilmington Trust, National Association,
as Trustee

1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee – MOFT 2020-ABC

[Transferor]

[______]

[______]

Attention: [______]

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase $_____________ initial [Certificate Balance][RR Interest Balance] of MOFT Trust 2020-ABC, Commercial Mortgage Pass Through Certificates, Series 2020-ABC, [Class [_], CUSIP No. [____] (the “Certificates”)][the RR Interest], [issued][created] pursuant to that certain Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Trust and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you that, with respect to the [Class C][Class D][Class E][Class R][Class RR] Certificates [RR Interest], the Purchaser is not and will not be either (i) an employee benefit plan or other plan that is subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other

Exhibit O-1

plan that is subject to any federal, state, local or non-U.S. law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or (ii) any Person acting on behalf of any such Plan or using the assets of any such Plan, other than, in the case of a [Class C][Class D][Class E][Class RR] Certificate, an insurance company general account purchasing and holding the Certificate under circumstances that meet all of the requirements of Sections I and III of Prohibited Transaction Class Exemption 95-60 or in the case of a Plan subject to Similar Law, where the acquisition, holding and disposition of any such Certificate by such Plan will not constitute or otherwise result in a non-exempt violation of Similar Law.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____, ____.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Exhibit O-2

EXHIBIT P

FORM OF NOTICE TO PARTIES OF A CONTROL TERMINATION EVENT / CONSULTATION TERMINATION EVENT

[Date]

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo

MAC D1050-084, 401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: MOFT 2020-ABC Asset Manager
Fax Number: (704) 715-0036
Email: commercial.servicing@wellsfargo.com

CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Legal Department (MOFT 2020-ABC)
Email: CWCAMnoticesMOFT2020-ABC@cwcapital.com

Wells Fargo Bank, National Association
as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: MOFT Trust 2020-ABC

Email: trustadministrationgroup@wellsfargo.com;

cts.cmbs.bond.admin@wellsfargo.com

Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC

THIS NOTICE IDENTIFIES THE AFFILIATION OF THE CONTROLLING CLASS REPRESENTATIVE OR A HOLDER OF THE MAJORITY OF THE CONTROLLING CLASS WITH A BORROWER RELATED PARTY RELATING TO THE MOFT TRUST 2020-ABC, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2020-ABC, REQUIRING ACTION BY YOU AS THE RECIPIENT PURSUANT TO SECTION 6.5(C) OF THE TRUST AND SERVICING AGREEMENT.

In accordance with Section 6.5(c) of the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Agreement”), between GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

Exhibit P-1

1.                  The undersigned is [the Controlling Class Representative] [a holder of [__]% of the Controlling Class, by Certificate Balance,] as of the date hereof.

2.                  The undersigned has become a Borrower Related Party with respect to the Trust Loan.

3.                  If the undersigned is either (a) a holder of 50% or more of the Controlling Class or (b) the Controlling Class Representative then each of the recipients to this notice are hereby notified that a Consultation Termination Event and a Control Termination Event is hereby deemed to occur with respect to the Trust Loan.

4.                  The undersigned agrees to indemnify and hold harmless each party to the Agreement, the Initial Purchasers and the Trust Fund from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any information made available to Privileged Persons.

5.                  The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

6.                  The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

Capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Controlling Class Representative] [a Controlling Class Certificateholder]

By:
Name:
Title:
Phone:
Email:
Address

Exhibit P-2

EXHIBIT Q

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Vendor Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com

In connection with the MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is an employee or agent of Bloomberg Financial Markets, L.P., CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management Inc., Markit Group Limited or Thomson Reuters, a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.       The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.       The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor, and any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor's 17g-5 Website shall also be applicable to information obtained from CTSLink.

4.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement, dated as of February 26, 2020, among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit Q-1

[                        ]

By:
Name:
Title:
Company:
Phone:

Exhibit Q-2

EXHIBIT R

BENEFICIAL HOLDER INFORMATION FORM

For Holders of:

MOFT Trust 2020-ABC:__________________________________

Please complete the following and return to:

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Certificate Transfers (CMBS) – MOFT 2020-ABC

TrustAdministrationGroup@wellsfargo.com

Please check one.

___	Beneficial Owner. The undersigned hereby represents and warrants that it is a beneficial owner of the Certificates, that the undersigned is authorized to provide direction for their pro rata portion owned and that such power has not been granted nor assigned to any other party or person.
___	Nominee or Advisor. The undersigned hereby represents and warrants that it is a nominee or advisor for the beneficial owner, that the undersigned is authorized to provide direction for their pro rata portion owned and that such power has not been granted nor assigned to any other party or person.

CLASS: _______________

CUSIP:                                                                 ORIGINAL FACE AMOUNT: $

NOMINEE NAME:

NOMINEE BANK (DTC Participant # if Applicable):

(The following information is important to facilitate conference calls, if needed)

Beneficiary Company Name:

Contact Name:

Address:

Phone:                                                                              Facsimile:

E-mail:

Signature: __________________________________            Date: ______________

Exhibit R-1

EXHIBIT S

[RESERVED]

Exhibit S-1

EXHIBIT T

[RESERVED]

Exhibit T-1

EXHIBIT U

FORM OF CERTIFICATE ADMINISTRATOR RECEIPT OF CLASS RR CERTIFICATES

[DATE]

GS Mortgage Securities Corporation II 200 West Street New York, New York 10282 Attention: Leah Nivison With a copy to: gs-refgsecuritization@gs.com	Goldman Sachs Mortgage Company 200 West Street New York, New York 10282 Attention: Leah Nivison With a copy to: gs-refgsecuritization@gs.com
Deutsche Bank AG, New York Branch 60 Wall Street New York, New York 10005 Attention: Lainie Kaye Email: Lainie.Kaye@db.com
Re:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC

In accordance with Section 5.2(f) of the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), the Certificate Administrator hereby acknowledges receipt and possession of and further agrees that it will hereafter hold in the Class RR Certificates Safekeeping Account $3,690,000 of Class RR Certificates in the form of a Definitive Certificate (CUSIP [__]; Certificate No. RR-1), for the benefit of Deutsche Bank AG, New York Branch, the initial Holder of the Class RR Certificates, as the registered holder thereof. A copy of the Class RR Certificate is attached as Exhibit A-7 to the Trust and Servicing Agreement. Payments on the Class RR Certificates will be made to the registered holder thereof in accordance with the Trust and Servicing Agreement and pursuant to the below wire instructions.

[INSERT WIRE TRANSFER INFORMATION]

Bank:

Account No.:

Attention:

Ref:
ABA No.:

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement.

[SIGNATURE PAGE TO FOLLOW]

Exhibit U-1

Wells Fargo Bank, National Association, as Certificate Administrator for the Holders of the MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC, and the RR Interest Owners

By:
Name:
Title:

Exhibit U-2

EXHIBIT V

[RESERVED]

Exhibit V-1

EXHIBIT W

FORM OF CUSTODIAL CERTIFICATION / EXCEPTION REPORT

[DATE]

[All Parties to Trust and Servicing Agreement]
[Applicable Sponsor]
[Each Initial Purchaser]

Re:	Trust and Servicing Agreement (“Trust and Servicing Agreement”) relating to MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC

Ladies and Gentlemen:

In accordance with the provisions of Section 2.2(b) of the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator, the undersigned hereby certifies that, with respect to the Trust Loan, and subject to the exceptions noted in the schedule of exceptions attached hereto, (i) all documents referred to in Section 2.1(b) of the Trust and Servicing Agreement are in its possession; (ii) the recordation/filing contemplated by Section 2.1(b) of the Trust and Servicing Agreement has been completed (based solely on receipt by the undersigned of the particular recorded/filed documents); and (iii) all documents received by the undersigned or the Custodian with respect to the Trust Loan have been reviewed by the undersigned or the Custodian on behalf of the undersigned and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgage Loan Borrower), (B) appear to have been executed (where appropriate), (C) purport to relate to the Trust Loan and (D) purport to be recorded or filed (as applicable) and have not been torn, mutilated or otherwise defaced, and appear on their faces to relate to the Trust Loan.

The undersigned makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any such documents contained in the Mortgage File, or (ii) the collectability, insurability, effectiveness or suitability of the Trust Loan.

The Custodian's review of the Mortgage File and its certification with respect thereto shall not be deemed to constitute "due diligence services" or a "third party due diligence report" as such terms are defined in Rule 17g-10 and 15Ga-2, respectively, promulgated by the

Exhibit W-1

Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Trust and Servicing Agreement. This Certificate is subject in all respects to the terms of the Trust and Servicing Agreement.

Wells Fargo Bank, National Association, as Custodian

By:
Name:
Title:

Exhibit W-2

EXHIBIT X-1

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Attention: Leah Nivison
With a copy to: gs-refgsecuritization@gs.com

Attention:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Depositor, that:

1.       The Transferor is the lawful owner of the right to receive the Excess Servicing Fees with respect to the Whole Loan for which _________________ is the Servicer (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.       Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess

Exhibit X-1-1

Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By: __________________________

Name: __________________________

Title: __________________________

Exhibit X-1-2

EXHIBIT X-2

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Attention: Leah Nivison
With a copy to: gs-refgsecuritization@gs.com

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo

MAC D1050-084, 401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: MOFT 2020-ABC Asset Manager
Fax Number: (704) 715-0036

Email: commercial.servicing@wellsfargo.com

Attention:	MOFT Trust 2020-ABC, Commercial Mortgage Pass-Through Certificates, Series 2020-ABC

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Servicer, that:

1.       The Transferee is acquiring the right to receive Excess Servicing Fees with respect to the Whole Loan as to which __________________ is the applicable Servicer (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

Exhibit X-2-1

2.       The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, the Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit X-1 to the Trust and Servicing Agreement, and (B) each of the Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit X-2 to the Trust and Servicing Agreement.

3.       The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.17 of the Trust and Servicing Agreement, which provisions it has carefully reviewed.

4.       Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.       The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Trust and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Whole Loan, and (e) all related matters that it has requested.

6.       The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice

Exhibit X-2-2

as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7.       The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Trust and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8.       The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Trust and Servicing Agreement except as set forth in Section 3.17 of the Trust and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Trust and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

Exhibit X-2-3

EXHIBIT Y-1

ADDITIONAL FORM 10-D DISCLOSURE

Solely in the event that a Companion Loan is included in an Other Securitization which is subject to the Exchange Act reporting requirements of Regulation AB, the parties identified in the “Party Responsible” column are obligated pursuant to Section 11.4 of the Trust and Servicing Agreement to disclose to each Other Depositor and Other Exchange Act Reporting Party to which such information is relevant for Exchange Act reporting purposes any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular and prospectus related to an Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from the Offering Circular or such prospectus), in the absence of specific written notice to the contrary from the Depositor or the Loan Seller. Each of the Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the prospectus related to an Other Securitization Trust and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the Servicer or the Special Servicer, as the case may be. For this Series 2020-ABC Trust and Servicing Agreement, and any Other Securitization Trust, each of the Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information Any information required by Item 1121 of Regulation AB which is NOT included on the Distribution Date Statement

Certificate Administrator

Depositor

Servicer
(only with respect to Item 1121(a)(12)
as to non-Specially Serviced Loans)

Special Servicer
(only with respect to Item 1121(a)(12)
as to Specially Serviced Loans)

Exhibit Y-1-1

Item 2: Legal Proceedings per Item 1117 of Regulation AB	(i) All parties to the Trust and Servicing Agreement (as to themselves), (ii) any other Reporting Servicer (as to itself), (iii) the Trustee, the Servicer and the Special Servicer as to the Trust (in the case of the Servicer and the Special Servicer, to be reported by the party controlling such litigation), (iv) each Sponsor as to itself and as to each 1110(b) originator and 1100(d)(1) party relating to a Mortgage Loan sold by such Sponsor to the Depositor, (v) the Depositor (as to any party under Item 1100(d)(1) of Regulation AB)
Item 3: Sale of Securities and Use of Proceeds	Depositor
Item 4: Defaults Upon Senior Securities	Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	Certificate Administrator
Item 6: Significant Obligors of Pool Assets	Servicer (excluding information for which the Special Servicer is the “Party Responsible”) Special Servicer (as to REO Properties)
Item 8: Significant Enhancement Provider Information	Depositor
Item 9: Other Information	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 10: Exhibits	Certificate Administrator (as to the Distribution Date Statement) Depositor

Exhibit Y-1-2

EXHIBIT Y-2

ADDITIONAL FORM 10-K DISCLOSURE

Solely in the event that a Companion Loan is included in an Other Securitization which is subject to the Exchange Act reporting requirements of Regulation AB, the parties identified in the “Party Responsible” column are obligated pursuant to Section 11.5 of the Trust and Servicing Agreement to disclose to each Other Depositor and Other Exchange Act Reporting Party to which such information is relevant for Exchange Act reporting purposes any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular and prospectus related to an Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from the Offering Circular or such prospectus), in the absence of specific written notice to the contrary from the Depositor or the Loan Seller. Each of the Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the prospectus related to an Other Securitization Trust and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the applicable Servicer or Special Servicer, as the case may be. For this Series 2020-ABC Trust and Servicing Agreement, and any Other Securitization Trust, each of the Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	Depositor
Item 9B: Other Information	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 15: Exhibits, Financial Statement Schedules	Certificate Administrator Depositor

Exhibit Y-2-1

Additional Item: Disclosure per Item 1117 of Regulation AB	(i) All parties to the Trust and Servicing Agreement (as to themselves), (ii) any other Reporting Servicer (as to itself), (iii) the Trustee, the Certificate Administrator, the Servicer, the Depositor and the Special Servicer as to the Trust (in the case of the Servicer, the Depositor and the Special Servicer, to be reported by the party controlling such litigation), (iv) each Sponsor as to itself and as to each 1110(b) originator and 1100(d)(1) party relating to a Mortgage Loan sold by such Sponsor to the Depositor, (v) the Depositor (as to any party under Item 1100(d)(1) of Regulation AB)
Additional Item: Disclosure per Item 1119 of Regulation AB	(i) All parties to the Trust and Servicing Agreement as to themselves (in the case of the Servicer, only as to 1119(a) affiliations with Significant Obligors identified in the Trust and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer or a sub-servicer described in 1108(a)(3) and, in the case of the Special Servicer, only as to 1119(a) affiliations with Significant Obligors identified in the Trust and Servicing Agreement, the Trustee, the Certificate Administrator, the Servicer or a sub-servicer described in 1108(a)(3)), (ii) the Depositor (as to the Trust), (iii) each Sponsor as to itself and as to each 1110(b) originator and 1100(d)(1) party relating to a Mortgage Loan sold by such Sponsor to the Depositor, (iv) the Depositor as to the enhancement or support provider, (v) the Depositor (as to any party under Item 1100(d)(1) of Regulation AB)
Additional Item: Disclosure per Item 1112(b) of Regulation AB	Servicer (excluding information for which the Special Servicer is the “Party Responsible”) Special Servicer (as to REO Properties)
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	Depositor

Exhibit Y-2-2

EXHIBIT Y-3

FORM 8-K DISCLOSURE INFORMATION

Solely in the event that a Companion Loan is included in an Other Securitization which is subject to the Exchange Act reporting requirements of Regulation AB, the parties identified in the “Party Responsible” column are obligated pursuant to Section 11.6 of the Trust and Servicing Agreement to report to each Other Depositor and Other Exchange Act Reporting Party to which such information is relevant for Exchange Act reporting purposes the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular and prospectus related to an Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from the Offering Circular or such prospectus), in the absence of specific written notice to the contrary from the Depositor or the Loan Seller. Each of the Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the prospectus related to an Other Securitization Trust and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the applicable Servicer or Special Servicer, as the case may be. For this Series 2020-ABC Trust and Servicing Agreement, and any Other Securitization Trust, each of the Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement

Servicer, Special Servicer and the Trustee (in the case of the Servicer, Special Servicer and the Trustee, only as to agreements it is a party to or entered into on behalf of the Trust)
Certificate Administrator (other than as to agreements to which the Depositor (and no other party to the Trust and Servicing Agreement) is a party)

Depositor

Exhibit Y-3-1

Item 1.02- Termination of a Material Definitive Agreement

Servicer, Special Servicer and the Trustee (in the case of the Servicer, Special Servicer and the Trustee, only as to agreements it is a party to or entered into on behalf of the Trust)

Certificate Administrator (other than as to agreements to which the Depositor (and no other party to the Trust and Servicing Agreement) is a party)
Depositor

Item 1.03- Bankruptcy or Receivership	Depositor Each Sponsor as to itself
Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	Depositor Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders	Certificate Administrator
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	Depositor
Item 6.01- ABS Informational and Computational Material	Depositor
Item 6.02- Change of Servicer, Special Servicer or Trustee	Servicer (as to itself or a servicer retained by it) Special Servicer (as to itself or a servicer retained by it) Trustee Certificate Administrator Depositor
Item 6.03- Change in Credit Enhancement or External Support	Depositor Certificate Administrator
Item 6.04- Failure to Make a Required Distribution	Certificate Administrator
Item 6.05- Securities Act Updating Disclosure	Depositor
Item 7.01- Regulation FD Disclosure	Depositor
Item 8.01	Depositor
Item 9.01	Depositor

Exhibit Y-3-2

EXHIBIT Y-4

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association,
as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045
Attention: Corporate Trust Services MOFT Trust 2020-ABC

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [11.4] [11.5] [11.6] of the Trust and Servicing Agreement, dated as of February 26, 2020 (the “Trust and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Custodian and as Certificate Administrator, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                       ], phone number: [                       ]; email address: [                       ].

[NAME OF PARTY],

as [role]

By:___________________________

Name:

       Title:

cc: Depositor

Exhibit Y-4-1

EXHIBIT Z

FORM OF BACKUP CERTIFICATION

MOFT Trust 2020-ABC (the “Trust”)

I, [identify the certifying individual], a [identify position] of [identify party], as [identify role] under that certain Trust and Servicing Agreement dated as of February 26, 2020 (the “Trust and Servicing Agreement”), entered into between GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Servicer, CWCapital Asset Management LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Certificate Administrator, paying agent and custodian, on behalf of the [identify role], certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports required to be submitted by the [identify role] to the applicable Other Exchange Act Reporting Party pursuant to the Trust and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Reports”) have been submitted by the [identify role] to the Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;
2.	Based on my knowledge, the [identify role] information contained in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;
3.	I am, or an officer under my supervision is, responsible for reviewing the activities performed by the [identify role] under the Trust and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the [identify role], and except as disclosed in the compliance certificate delivered by the [identify role] under Section 11.7 of the Trust and Servicing Agreement, the [identify role] has fulfilled its obligations under the Trust and Servicing Agreement in all material respects in the year to which such report applies;
4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [identify role] with respect to the Trust’s fiscal year _____ have been provided all information relating to the [identify role] assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

Exhibit Z-1

5.	The report on assessment of compliance with servicing criteria applicable to the [identify role] for asset-backed securities with respect to the [identify role] or any Servicing Function Participant retained by the [identify role] and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Trust and Servicing Agreement.

Date:

[IDENTIFY PARTY]

By:
Name:
Title:

Exhibit Z-2

EXHIBIT AA

INITIAL SUB-SERVICERS

None

Exhibit AA-1